Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

CRANE HARBOR ACQUISITION CORP.,

XANADU QUANTUM TECHNOLOGIES LIMITED,

AND

XANADU QUANTUM TECHNOLOGIES INC.

DATED AS OF November 3, 2025

-i-

(continued)

-ii-

(continued)

		Page

Section 6.18	Newco Equity Incentive Plan	69
Section 6.19	Crane Harbor Continuance	69
Section 6.20	Subscription Agreements	69
ARTICLE 7 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT		70
Section 7.1	Conditions to the Obligations of the Parties	70
Section 7.2	Other Conditions to the Obligations of Crane Harbor	71
Section 7.3	Other Conditions to the Obligations of the Company and Newco	71
Section 7.4	Frustration of Closing Conditions	72
ARTICLE 8 TERMINATION		72
Section 8.1	Termination	72
Section 8.2	Effect of Termination	73
ARTICLE 9 ALTERNATE TRANSACTION		75
Section 9.1	Alternate Transaction	76
ARTICLE 10 MISCELLANEOUS		76
Section 10.1	Non-Survival	76
Section 10.2	Acknowledgements	76
Section 10.3	Entire Agreement; Assignment	77
Section 10.4	Amendment	77
Section 10.5	Notices	78
Section 10.6	Governing Law	79
Section 10.7	Fees and Expenses	79
Section 10.8	Construction; Interpretation	79
Section 10.9	Exhibits and Schedules	80
Section 10.10	Parties in Interest	80
Section 10.11	Severability	80
Section 10.12	Counterparts; Electronic Signatures	80
Section 10.13	Knowledge of Company; Knowledge of Crane Harbor	80
Section 10.14	No Recourse	80
Section 10.15	Extension; Waiver	79
Section 10.16	WAIVER OF JURY TRIAL	79
Section 10.17	Submission to Jurisdiction.	79
Section 10.18	Remedies	80
Section 10.19	Trust Account Waiver	80

EXHIBITS

Exhibit A	Company Arrangement Resolution
Exhibit B	Plan of Arrangement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Investor and Registration Rights Agreement
Exhibit E	Form of Transaction Support Agreement
Exhibit F	Articles of Amendment of Newco
Exhibit G	Newco By-laws
Exhibit H	Crane Harbor Articles of Continuance
Exhibit I	Crane Harbor By-laws Proposal

SCHEDULES
Schedule A	Pre-Closing Reorganization

-iii-

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 3, 2025, is made by and among Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”), Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (“Newco”), and Xanadu Quantum Technologies Inc., a corporation continued under the Business Corporations Act (Ontario) (the “Company”). Crane Harbor, the Company and Newco shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Crane Harbor is a blank check company incorporated as a Cayman Islands exempted company on January 2, 2025 and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, pursuant to the Governing Documents of Crane Harbor, Crane Harbor is required to provide an opportunity for its shareholders to have their outstanding Crane Harbor Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Crane Harbor Shareholder Approval;

WHEREAS, as of the date of this Agreement, Crane Harbor Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), owns 7,333,333 Crane Harbor Class B Shares, representing 100% of the issued and outstanding Crane Harbor Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Crane Harbor, the Company and Newco are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, prior to the Crane Harbor Continuance, (a) the Sponsor has agreed to waive any adjustment to the conversion ratio set forth in the Governing Documents of Crane Harbor or any other anti-dilution or similar protection with respect to the Crane Harbor Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), and (b) an aggregate of 7,333,333 shares of Crane Harbor Class B Shares held by the Sponsor, together with its direct and indirect investors and other investors, will be exchanged for Subordinate Voting Shares in the Crane Harbor Exchange and pursuant to the Plan of Arrangement (the “Retained Promote Shares”), and on the fourth (4th) anniversary of the Closing Date (the “Vesting Term”) (i) 550,000 of the Retained Promote Shares shall be forfeited for no consideration if the Share Price is not at least $12.50 per Subordinate Voting Share for twenty (20) trading days within any thirty (30) consecutive trading day period during the Vesting Term, and (ii) 550,000 additional Retained Promote Shares shall be forfeited for no consideration if the Share Price is not at least $15.00 per Subordinate Voting Share for twenty (20) trading days within any thirty (30) consecutive trading day period during the Vesting Term; provided, however, that in the event of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving Newco, (B) a sale of all or substantially all of the assets of Newco, or (C) any other transaction or series of related transactions as a result of which the holders of Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding Subordinate Voting Shares of Newco or its successor entity, in any case, during the Vesting Term, then, immediately prior to the consummation of such transaction, any and all Retained Promote Shares shall become fully vested and shall no longer be subject to forfeiture under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached hereto as Exhibit C (the “Subscription Agreement” and collectively, the “Subscription Agreements”), with Newco, pursuant to which, among other things, the PIPE Investors have agreed, subject to the Closing occurring, to subscribe for and purchase, and Newco has agreed that in accordance with the terms of the Plan of Arrangement, Newco will issue and sell (i) to the PIPE Investors, the number of Subordinate Voting Shares provided for in the applicable Subscription Agreement in exchange for the purchase price set forth therein, and (ii) to Sponsor, its members or their respective Affiliates, the number of Subordinate Voting Shares provided for in its Subscription Agreement in exchange for a purchase price of $6,250,000.00 (the aggregate purchase price under the Subscription Agreements, the “PIPE Financing Amount”, and the equity financing under the Subscription Agreements hereinafter referred to as, the “PIPE Financing”), on the terms and subject to the conditions set forth in the Subscription Agreements;

WHEREAS, on or prior to the Crane Harbor Continuance Date, Crane Harbor shall complete the Crane Harbor Shareholder Redemption prior to the Crane Harbor Continuance;

WHEREAS, on the Crane Harbor Continuance Date but prior to the Closing Date, Crane Harbor shall be continued from the Companies Act (Cayman Islands) to the Business Corporations Act (Ontario) (the “OBCA”) (the “Crane Harbor Continuance”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the Closing Date, the Company shall complete the Pre-Closing Reorganization; WHEREAS, on the Closing Date, in accordance with the terms of the Plan of Arrangement, the PIPE Financing shall be consummated;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, Newco will acquire all of the outstanding shares of each of Crane Harbor and the Company, and, as a result, (1) each issued and outstanding Crane Harbor Share (including Crane Harbor Shares received in consideration for the exercise of all Crane Harbor Share Rights pursuant to the Plan of Arrangement) shall be exchanged for one Subordinate Voting Share, provided that no fractional Subordinate Voting Shares shall be issued (the “Crane Harbor Exchange”), and (2) each issued and outstanding Company Preferred Share and Company Voting Common Share shall be exchanged for a Multiple Voting Share and each Company Non-Voting Common Share shall be exchanged for a Subordinate Voting Share (collectively, the “Company Exchange”, together with the Crane Harbor Exchange and the transactions contemplated in this Agreement, the Plan of Arrangement and the Ancillary Documents, collectively, the “Transactions”);

WHEREAS, at the Closing, the Sponsor and certain Company Shareholders will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Investor and Registration Rights Agreement”), pursuant to which, among other things, (a) the Sponsor will have certain rights to nominate directors to the board of directors of Newco following the Closing and (b) the Sponsor and such Company Shareholders will (i) agree not to effect any sale or distribution of any Equity Securities of Newco held by any of them during the lock-up period described therein and (ii) be granted certain registration rights with respect to their respective Equity Securities of Newco, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of Crane Harbor (the “Crane Harbor Board”) has (a) determined that the Transactions are in the best interests of Crane Harbor and its shareholders, (b) approved this Agreement, the Ancillary Documents to which Crane Harbor is or will be a party and the Transactions and (c) resolved to recommend, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Crane Harbor Continuance) by the holders of Crane Harbor Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company has (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions, and (c) resolved to recommend, among other things, that the Company Shareholders vote in favor of the Company Arrangement Resolution; and

WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to Crane Harbor a transaction support agreement, substantially in the form attached hereto as Exhibit E (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder agrees to approve the Transactions, consents to the entering into and execution by the Company of this Agreement and agrees to, among other things, support and vote in favor of the Company Arrangement Resolution.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Crane Harbor SEC Reports” has the meaning set forth in Section 5.6.

“Adjournment Proposal” has the meaning set forth in Section 6.9.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, (a) the Affiliates of the Sponsor shall be deemed to include Crane Harbor Non-Controlled Affiliates and their Affiliates and (b) any portfolio company or entity managed or controlled by any investment vehicle owned or managed by Crane Harbor Non-Controlled Affiliates and their Affiliates shall not be considered an Affiliate of Crane Harbor.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by Crane Harbor in respect of the PIPE Financing.

“Aggregate Exercise Price” means the aggregate exercise price of (a) all Company Options and (b) all Company Warrants, in each case converted to its U.S. dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate five (5) Business Days prior to the Closing Date, and rounding the resulting exercise price up to the nearest whole cent.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum (without duplication) of (i) the aggregate cash proceeds available for release to Crane Harbor from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Crane Harbor Shareholder Redemptions), (ii) the unrestricted cash on the balance sheet of Crane Harbor as of the Closing, and (iii) the Aggregate Closing PIPE Proceeds, minus (b) the sum (without duplication) of (i) the Unpaid Crane Harbor Expenses and the Unpaid Crane Harbor Liabilities and (ii) the Company Expenses; provided, that, for purposes of calculating the Aggregate Transaction Proceeds, the Company Expenses shall not exceed the sum of the (A) Unpaid Crane Harbor Expenses plus (B) the Unpaid Crane Harbor Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.8.

“Ancillary Documents” means the Plan of Arrangement, the Investor and Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Letter of Transmittal, the Transaction Support Agreements, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed by the Parties in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), as amended, (b) the Corruption of Foreign Public Officials Act (Canada), (c) the anti-corruption provisions of the Criminal Code (Canada), (d) any applicable Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (e) any other applicable anti-bribery or anti-corruption Laws of any jurisdiction related to combatting bribery and corruption.

“Anti-Money Laundering Laws” means any applicable anti-money laundering and terrorist financing Laws in all applicable jurisdictions, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, including without limitation, the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Parts II.1 and XII.1 of the Criminal Code (Canada); the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), 18 U.S.C. §§ 1956-1957, and regulations and guidance thereunder.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Crane Harbor, Newco and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” has the meaning set forth in the Plan of Arrangement.

“Audited Company Financial Statements” has the meaning set forth in Section 3.4(a).

“BCA Proposal” has the meaning set forth in Section 6.9.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Toronto, Ontario are open for the general transaction of business.

“Canadian Prospectus” means the preliminary and final non-offering prospectus of Newco filed with the Ontario Securities Commission to become a “reporting issuer” (within the meaning of applicable Canadian Securities Laws) in the Province of Ontario.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

“CASL” means the Personal Information Protection and Electronic Documents Act (SC 2000, c 5), An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (SC 2010 c 23).

“CBA” has the meaning set forth in Section 3.14(e).

“Change in Recommendation” has the meaning set forth in Section 6.9.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, and (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Filing” has the meaning set forth in Section 6.5(b).

“Closing Press Release” has the meaning set forth in Section 6.5(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets or business of the Company and its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), or (b) any equity investment in the Company or any of its controlled Affiliates pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company or any of its controlled Affiliates immediately following such transaction. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including the PIPE Financing) shall constitute a Company Acquisition Proposal.

“Company Allocation Schedule” has the meaning set forth in Section 2.8(a)(i).

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement substantially in the form attached to this Agreement as Exhibit A, which may be considered, at the Company’s election and in accordance with the Interim Order, at a Company Shareholders Meeting or by way of resolution in writing in accordance with the OBCA and the Company Shareholders Agreements.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended (including by those certain articles of amendment dated April 20, 2022).

“Company Certificates” has the meaning set forth in Section 2.9(a).

“Company Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Company Common Shares” means common shares of the Company, issuable in series, of which the first series is designated “Voting Common Shares” (the “Company Voting Common Shares”) and the second series is designated “Non-Voting Common Shares” (the “Company Non-Voting Common Shares”).

“Company D&O Persons” has the meaning set forth in Section 6.14(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Crane Harbor by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each outstanding Company Option, restricted share unit, share appreciation, phantom equity, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under any Company Equity Plan.

“Company Equity Plan” means, collectively, (a) the Stock Option Plan dated as of January 15, 2017, as amended; (b) the 2017 Equity Incentive Plan, dated as of October 30, 2017, as amended; (c) the 2018 Equity Incentive Plan dated as of April 6, 2018, as amended; and (d) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Exchange” has the meaning set forth in the recitals to this Agreement.

“Company Exchange Consideration” means an aggregate number of Newco Shares equal to (i) the sum of (A) the Equity Value plus (B) the Aggregate Exercise Price divided by (ii) $10.00.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document; provided that, notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Crane Harbor Expenses or Crane Harbor Liabilities.

“Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Common Shares issued and outstanding immediately prior to the Closing including the aggregate number of Company Common Shares issuable upon conversion of any issued and outstanding Company Preferred Shares based on the then applicable conversion ratio; (b) the aggregate number of Company Common Shares issuable upon exercise or settlement of all issued and outstanding Company Equity Awards (whether vested or unvested), including Company Equity Awards exercised or settled prior to or in connection with the Closing; and (c) the aggregate number of Company Common Shares issuable upon exercise of the Company Warrants.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), and Section 3.1(b) (Organization and Qualification), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.5(b) (Consents and Requisite Governmental Approvals; No Violations), Section 3.8 (No Company Material Adverse Effect), and Section 3.17 (Brokers).

“Company Licensed Intellectual Property” means Intellectual Property Rights that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (a) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyber attack, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change in the quantum computing industry generally, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (g) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, (j) the imposition of or increase in tariffs or trade wars, (k) the taking of any action required by the terms of this Agreement or any Ancillary Document, (l) any actions taken or omitted to be taken by a Group Company at the written request or with the prior written consent of Crane Harbor, or (m) any material breach of this Agreement or any Ancillary Document by Crane Harbor; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate and solely to the extent of such disproportionate adverse effect.

“Company Meeting Materials” means, if applicable, the notice of the Company Shareholders Meeting and sufficient information regarding the Transaction to allow Company Shareholders to form a reasoned judgment thereon, to be sent to the Company Shareholders in connection with the approval of the Company Arrangement Resolution, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised (whether vested or unvested), whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Per Share Consideration” means the number of Newco Shares equal to (a) the Company Exchange Consideration divided by (b) the number of Company Fully Diluted Shares.

“Company Preferred Shares” means shares of the Company designated as “Series 1 Seed Preferred Shares,” “Series 2 Seed Preferred Shares,” “Series 3 Seed Preferred Shares,” “Series A Preferred Shares,” “Series B Preferred Shares” or “Series C Preferred Shares” pursuant to the Company Articles of Incorporation.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Required Approval” means approval of the Company Arrangement Resolution by the affirmative vote of the holders of not less than two-thirds of the Company Shares, voting together as a single class.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shareholders Agreements” means (a) the Fourth Amended and Restated Investors’ Rights Agreement, by and among the Company, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022, (b) the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022 and (c) the Fourth Amended and Restated Voting Agreement, by and among the Company and Shareholders (as defined therein), dated as of April 20, 2022.

“Company Shareholders Meeting” means, if applicable, the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that may be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Warrants” means, collectively the SFTrust Warrants and the RBC Warrant.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of July 25, 2025, by and between the Company and Crane Harbor.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Crane Harbor” has the meaning set forth in the introductory paragraph to this Agreement.

“Crane Harbor Acquisition Proposal” means (a) any transaction or series of related transactions under which Crane Harbor or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s), or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (b) any equity, debt or similar investment in Crane Harbor or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including the PIPE Financing) shall constitute a Crane Harbor Acquisition Proposal.

“Crane Harbor By-laws Proposal” has the meaning set forth in Section 6.9.

“Crane Harbor Board” has the meaning set forth in the recitals to this Agreement.

“Crane Harbor Board Recommendation” has the meaning set forth in Section 6.9.

“Crane Harbor Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Crane Harbor Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Crane Harbor Class A Shares” means Crane Harbor’s Class A ordinary shares, $0.0001 par value.

“Crane Harbor Class B Shares” means Crane Harbor’s Class B ordinary shares, $0.0001 par value.

“Crane Harbor Continuance” has the meaning set forth in the recitals to this Agreement.

“Crane Harbor Continuance Date” means the date on which the Crane Harbor Continuance occurs.

“Crane Harbor Continuance Proposal” has the meaning set forth in Section 6.9.

“Crane Harbor D&O Persons” has the meaning set forth in Section 6.13(a).

“Crane Harbor Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Crane Harbor on the date of this Agreement.

“Crane Harbor Exchange” has the meaning set forth in the recitals to this Agreement.

“Crane Harbor Exchange Consideration” means an aggregate number of Subordinate Voting Shares equal to the sum of (i) the number of Crane Harbor Shares outstanding and (ii) the number of Crane Harbor Shares issuable upon the exercise of the Crane Harbor Share Rights outstanding.

“Crane Harbor Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Crane Harbor in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including the PIPE Financing), including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Crane Harbor and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Crane Harbor pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Crane Harbor Expenses shall not include any Company Expenses.

“Crane Harbor Financial Statements” means all of the financial statements of Crane Harbor included in the Crane Harbor SEC Reports.

“Crane Harbor Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.8 (Trust Account), Section 5.11 (No Crane Harbor Material Adverse Effect) and Section 5.20 (Brokers).

“Crane Harbor Group Company” and “Crane Harbor Group Companies” mean, collectively, Crane Harbor and its Subsidiaries.

“Crane Harbor Information” has the meaning set forth in Section 2.4(d).

“Crane Harbor Liabilities” means, as of any determination time, the aggregate amount of Liabilities of Crane Harbor that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, Crane Harbor Liabilities shall not include any Crane Harbor Expenses.

“Crane Harbor Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Crane Harbor; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Crane Harbor Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (a) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes, or proposed changes in or changes or proposed changes in interpretation of any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Crane Harbor operates, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 5.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties), (g) any failure by Crane Harbor to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, (j) the imposition of or increase in tariffs or trade wars, (k) the taking of any action required by the terms of this Agreement or any Ancillary Document, (l) any actions taken or omitted to be taken by Crane Harbor at the written request or with the prior written consent of the Company, (m) any material breach of this Agreement or any Ancillary Document by the Company, or (n) any matter set forth on Section 1.1 of the Crane Harbor Disclosure Schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or (h) may be taken into account in determining whether a Crane Harbor Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Crane Harbor relative to other “Crane Harbors” operating in the industries in which Crane Harbor operates.

“Crane Harbor New Class A Shares” means Crane Harbor’s Class A Common Shares after giving effect to the Crane Harbor Continuance.

“Crane Harbor New Class B Shares” means Crane Harbor’s Class B Common Shares after giving effect to the Crane Harbor Continuance.

“Crane Harbor Non-Controlled Affiliates” has the meaning set forth in Section 6.7(b).

“Crane Harbor Non-Party Affiliates” means, collectively, each Crane Harbor Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Crane Harbor Related Party (other than, for the avoidance of doubt, Crane Harbor). As it relates to Crane Harbor, the term “Non-Party Affiliates” means “Crane Harbor Non-Party Affiliates.”

“Crane Harbor Related Party” has the meaning set forth in Section 5.21.

“Crane Harbor Related Party Transactions” has the meaning set forth in Section 5.21.

“Crane Harbor SEC Reports” has the meaning set forth in Section 5.6.

“Crane Harbor Share Rights” means the right to receive one tenth (1/10) of one Crane Harbor Class A Share, subject to adjustment, upon the terms and conditions in the Share Rights Agreement.

“Crane Harbor Share Rightsholders” means, collectively, the holders of Crane Harbor Share Rights as of any determination time prior to the Closing.

“Crane Harbor Shareholders” means, collectively, the holders of Crane Harbor Shares as of any determination time prior to the Closing.

“Crane Harbor Shareholder Approval” means (i) with respect to the BCA Proposal, Crane Harbor By-laws Proposal and the Adjournment Proposal, the affirmative vote of the holders of at least a majority of the Crane Harbor Shares present in person or represented by proxy and entitled to vote at the Crane Harbor Shareholders Meeting, in each case, in accordance with the Governing Documents of Crane Harbor and applicable Law and (ii) with respect to the Crane Harbor Continuance Proposal and the Plan of Arrangement Proposal, the affirmative vote of the holders of at least two-thirds of the Crane Harbor Shares present in person or represented by proxy and entitled to vote at the Crane Harbor Shareholders Meeting, in each case, in accordance with the Governing Documents of Crane Harbor and applicable Law.

“Crane Harbor Shareholder Redemption” means the redemption by Crane Harbor of all or a portion of the Crane Harbor Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise), as set forth in Governing Documents of Crane Harbor.

“Crane Harbor Shareholders Meeting” has the meaning set forth in Section 6.9.

“Crane Harbor Shares” means (a) prior to the consummation of the Crane Harbor Continuance, collectively, the Crane Harbor Class A Shares and the Crane Harbor Class B Shares, and (b) from and after the consummation of the Crane Harbor Continuance, collectively, the Crane Harbor New Class A Shares and Crane Harbor New Class B Shares. Any reference to the Crane Harbor Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition as the context so requires.

“Crane Harbor Tax Counsel” has the meaning set forth in Section 6.6(b).

“Disclosed Personal Data” means Personal Data subject to Canadian Privacy Laws that either Party receives or discloses to the other Party in connection with this Agreement.

“Disclosing Party” has the meaning set forth on Section 6.3(c).

“Disclosure Requirements” has the meaning set forth in Section 6.3(c).

“Dissent Rights” has the meaning set forth in the Plan of Arrangement.

“DPA” has the meaning set forth in Section 3.23.

“Employee Benefit Plan” means any employee benefit plan, program, agreement or arrangement, including any bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity- based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control, employee loan, educational assistance, sick pay, expatriate benefit, vacation plans or arrangements and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured, provided that an Employee Benefit Plan shall not include any statutory plans maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of Hazardous Substance, the protection of the environment, or the protection of human health or safety (to the extent relating to exposure to Hazardous Substances).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $3,000,000,000.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including but not limited to (1) the Export and Import Permits Act (Canada), the regulations thereunder, and the customs and import Laws administered by the Canada Border Services Agency, and (2) the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.9(a).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 182 of the OBCA, approving the Arrangement, as such order may be amended by the Court with the consent of Crane Harbor, Newco and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of Crane Harbor, Newco and the Company.

“Final Order Submission” has the meaning set forth in Section 2.5.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.5(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Generative AI Tools” has the meaning set forth in SectionSection 3.13(j).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. or Canadian corporation are its certificate or articles of incorporation and all amendments thereto and, as the case may be, its articles of amendments, articles of amalgamations and all amendments thereto and its by-laws, the “Governing Documents” of a U.S. or Canadian limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, territorial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), self-regulatory organization or stock exchange.

“Group Company” and “Group Companies” mean, collectively, the Company and its Subsidiaries.

“Group Company Privacy Requirements” has the meaning set forth in Section 3.21(a).

“GST/HST” means all goods and services Tax and harmonized sales Tax imposed under Part IX of the Excise Tax Act (Canada) and any other similar value added or sales Tax imposed under the Law of any jurisdiction.

“Hazardous Substance” means any material, substance, waste or other pollutant or contaminant that is regulated by, or for which standards of conduct may be imposed or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, noise, odor, mold, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under IFRS or GAAP as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Initial Board” has the meaning set forth in Section 6.16(a).

“Intellectual Property Rights” means all intellectual property rights of every kind and nature existing from time to time, however denominated, throughout the world, under common law or equity, whether registered or not, including: (a) patents and patent applications, industrial designs and design patent rights, integrated circuit topographies, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions, or registrations of any of the foregoing, the right to file applications, and any other right or protection under any patent law or other invention or discovery law or other similar laws (collectively, “Patents”); (b) rights in trademarks, service marks, certification marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, all applications, registrations, extensions and renewals of any of the foregoing, the right to file applications, and any other right or protection under any trademark law, passing off, unfair competition law or other similar laws (collectively, “Marks”); (c) copyrights, moral rights, sui generis rights in technical databases, technical data, design rights, and mask work rights, whether or not published and whether or not copyrightable, the right to file applications, and all registrations, applications renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); and (d) rights in confidential information, know-how, and Trade Secrets.

“Intended Tax Treatment” has the meaning set forth in Section 6.6(a)(i).

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 182 of the OBCA, as the same may be amended by the Court with the consent of Crane Harbor, Newco and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company, Newco and Crane Harbor.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended, and the regulations made thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor and Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 10.19.

“IT Systems” means all computer systems, Software and hardware, communication systems, servers and network equipment and databases (including those that are used to Process data), in each case of the foregoing to the extent comprising any information technology Software, hardware or system, and including any outsourced systems, in each case, to the extent owned, licensed or leased by Crane Harbor or a Group Company, as applicable.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, provincial, territorial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, Order, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal in the form or forms mutually agreed to by each of Crane Harbor, the Exchange Agent and the Company (in any case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Mandatory Disclosure” has the meaning set forth in Section 6.3(c).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.20.

“Material Permits” has the meaning set forth in Section 3.6.

“Material Vendors” has the meaning set forth in Section 3.20.

“Minimum Cash Condition” has the meaning set forth in Section 7.3(d).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiple Voting Shares” means the multiple voting shares in the capital of Newco.

“Nasdaq” means the Nasdaq Global Market.

“Newco” has the meaning set forth in the recitals to this Agreement.

“Newco Equity Incentive Plan” has the meaning set forth in Section 6.18.

“Newco Shares” means, collectively, the Multiple Voting Shares and the Subordinate Voting Shares.

“OBCA” has the meaning set forth in the recitals to this Agreement.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity having jurisdiction over such matter.

“Owned Software” has the meaning set forth in Section 3.13(i).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, consents, orders or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) the non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, and (g) Liens listed and described on Section 1.1 of the Company Disclosure Schedules.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data in any Group Company’s or Crane Harbor’s, as applicable, possession, custody or control, that constitutes “personal information”, “personally identifiable information” or “personal data” or is within the meaning of any similarly defined term under applicable Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, Newco and Crane Harbor, each acting reasonably.

“Pre-Closing Crane Harbor Holders” means the holders of Crane Harbor Shares at any time prior to the Crane Harbor Continuance.

“Pre-Closing Reorganization” means the transactions to be undertaken and completed by the Company and certain Company Shareholders prior to Closing as set out in Schedule A, as amended from time to time prior to Closing.

“Privacy Laws” means any applicable Laws governing the processing of Personal Data, including but not limited to, in each case to the extent applicable to the relevant Personal Data, CASL, CAN-SPAM Act, California Consumer Privacy Act, federal, provincial or state data security Laws, and federal, provincial or state data breach notification Laws.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, cause of action, complaint, charge, proceeding, investigation, inquiry, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes” or “Processed”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on data or on sets of data, or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 10.19.

“Proxy Statement” means the proxy statement of Crane Harbor relating to the transactions contemplated by this Agreement and the Ancillary Documents.

“Public Shareholders” has the meaning set forth in Section 10.19.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“RBC Warrant” means the warrants to purchase Company Non-Voting Common Shares evidenced by the warrant certificate issued by the Company in favor of Royal Bank of Canada, dated as of May 23, 2023.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing the Proxy Statement.

“Representatives” means, with respect to any Person, such Person’s Subsidiaries and its and such Subsidiaries’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rollover Equity Awards” means an equity award with respect to Newco Shares that is outstanding on the day following the Closing Date and that is received in exchange for a Company Equity Award upon disposition and cancellation of such Company Equity Award in accordance with the Plan of Arrangement.

“Rollover Warrants” means a warrant with respect to Newco Shares that is outstanding on the day following the Closing Date and that is received in exchange for a Company Warrant upon disposition and cancellation of such Company Warrant in accordance with the Plan of Arrangement.

“Sanctions Laws” means all applicable economic or financial sanctions Laws, including those administered by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, any other agency of the U.S. government, (b) the government of Canada, or (c) applicable anti-boycott measures.

“Sanctioned Person” means any person, organization or vessel (a) designated on any sanctions-related list of designated persons, including, to the extent applicable, the OFAC list of Specially Designated Nationals and Blocked Persons, the OFAC Foreign Sanctions Evaders List, the OFAC Sectoral Sanctions Identifications List, the Bureau of Industry and Security (“BIS”) Entity List, the BIS Military End-User List, and/or listed by Canada under the regulations to the Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), the United Nations Act (Canada), the Regulations Establishing a List of Entities under the Criminal Code (Canada), or any other similar Canadian law, or on any additional list of targeted persons issued under the applicable Sanctions Laws of the U.S., Canada, or any other country, (b) that is, or is part of, a government of a Sanctioned Territory, (c) 50% or more owned or otherwise controlled by, or acting on behalf of, any of the foregoing, (d) with whom it is otherwise prohibited to transact under any Sanctions Laws.

“Sanctioned Territory” means any country or territory subject to a comprehensive embargo under applicable Sanctions Laws including Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Crane Harbor Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws, including the applicable securities laws in each of the provinces of Canada (excluding Quebec), and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket rulings and orders, instruments, rulings and notices of the regulatory authorities in such provinces.

“Security Incident” means any breach of security leading to the unauthorized access to or misuse, disclosure, modification, or destruction of any Personal Data.

“SFTrust Warrants” means, collectively, (i) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favor of SFTrust Holdings, LLC dated as of January 15, 2018, (ii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favor of SFTrust Holdings, LLC dated as of July 8, 2019, and (iii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favor of SFTrust Holdings, LLC dated as of October 21, 2021.

“Share Price” means, for any applicable trading day, the closing price of the Subordinate Voting Shares on the Nasdaq.

“Share Rights Agreement” means the Share Rights Agreement, by and between Crane Harbor and Trustee, dated as of April 24, 2025.

“Signing Filing” has the meaning set forth in Section 6.5(b).

“Signing Press Release” has the meaning set forth in Section 6.5(b).

“Software” shall mean any and all computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subordinate Voting Share” means the subordinate voting shares in the capital of Newco.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Tax” means (a) any U.S., Canadian or other non-U.S. federal, state, local, provincial or territorial income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, GST/HST, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes, duties, fees, charges, imposts, or assessments of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, instalments of tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and (b) any Liability for any amounts of the type described in clause (a) of another Person by operation of Law (including under Treasury Regulations Section 1.1502-6 or analogous U.S. state or local or non-U.S. Law), as a transferee or successor, or as a result of any Tax sharing, indemnification or similar agreement.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, reassessment, suit, dispute, claim, or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means returns, information returns, elections, notices, designations, statements, declarations, claims for refund, and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any schedules and attachments thereto and any amendments thereof.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Trade Secrets” means confidential business, technical and proprietary information that: (a) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts to maintain its secrecy.

“Transaction Proposals” has the meaning set forth in Section 6.9.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Trust Account” has the meaning set forth in Section 10.19.

“Trust Account Released Claims” has the meaning set forth in Section 10.19.

“Trust Agreement” has the meaning set forth in Section 5.8.

“Trustee” has the meaning set forth in Section 5.8.

“TSX” means the Toronto Stock Exchange.

“Unaudited Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Unpaid Crane Harbor Expenses” means the Crane Harbor Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Crane Harbor Liabilities” means the Crane Harbor Liabilities as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Vesting Term” has the meaning set forth in the recitals to this Agreement.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar applicable foreign, state or local Laws.

“Weedbrook Share” has the meaning set forth in Section 4.2(a).

ARTICLE 2

THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

Section 2.1 The Arrangement. On the terms and subject to the conditions hereof, the Company, Newco and Crane Harbor shall proceed to effect the Arrangement under Section 182 of the OBCA beginning at the Arrangement Effective Time, on the terms contained in the Plan of Arrangement.

Section 2.2 The Interim Order.

(a) No later than three (3) Business Days after the filing with the SEC of the Registration Statement, the Company, Newco and Crane Harbor shall apply in a manner reasonably acceptable to the Parties pursuant to Section 182 of the OBCA and will cooperate to prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(i) that the Transaction Support Agreements have been duly executed by each of the Supporting Company Shareholders;

(ii) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting or from whom approval in writing of the Company Arrangement Resolution shall be sought, as applicable;

(iii) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(iv) that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting, if applicable;

(v) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi) that, if applicable. the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court;

(vii) that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting or in writing will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, as applicable;

(viii) that proxies in respect of the Company Required Approval may be delivered to the Company up to the deadline specified in the Company Meeting Materials, as may be waived in the Company’s discretion;

(ix) for the grant of Dissent Rights as contemplated in the Plan of Arrangement and the affirmation of the waiver of such Dissent Rights by the Company Shareholders in accordance with the Company Shareholders Agreements;

(x) for the class of Persons to whom notice is to be provided in respect of the Crane Harbor Shareholders Meeting and for the manner in which such notice is to be provided;

(xi) that the required level of approval for the Plan of Arrangement Proposal shall be the Crane Harbor Shareholder Approval;

(xii) that, in all other respects, the terms, restrictions and conditions of the Governing Documents of Crane Harbor, including quorum requirements and all other matters, shall apply in respect of the Crane Harbor Shareholders Meeting;

(xiii) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(xiv) that the Crane Harbor Shareholders Meeting may be adjourned or postponed from time to time by Crane Harbor in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court;

(xv) that the record date for the Crane Harbor Shareholders entitled to notice of and to vote at the Crane Harbor Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Crane Harbor Shareholders Meeting;

(xvi) that proxies in respect of the Crane Harbor Shareholder Approval may be delivered to the Company up to the deadline specified in the information circular delivered by Crane Harbor to the Crane Harbor Shareholders, as may be waived in Crane Harbor’s discretion; and

(xvii) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

Section 2.3 Company Approval of the Company Arrangement Resolution.

(a) Subject to the terms of this Agreement, the Interim Order and the provision of the Crane Harbor Information, the Company shall, at its election, either request in writing or convene and conduct the Company Shareholders Meeting, in each instance, in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order as late as three (3) Business Days after the filing with the SEC of the Registration Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting, as applicable, without the prior written consent of Crane Harbor (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with Crane Harbor in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to Crane Harbor of the Company Shareholders Meeting and allow Crane Harbor’s Representatives and legal counsel to attend the Company Shareholders Meeting, in each instance, as applicable. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Meeting Materials to vote any discretionary or blank proxy submitted by shareholders in favor of such action, as applicable, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution. If determined appropriate by the Company, the Company shall solicit and diligently pursue from Company Shareholders consents in writing for the Company Arrangement Resolution and after reasonable effort has been made to obtain such consents, exercise any available rights under the Company Shareholders Agreements necessary to confirm approval in writing of the Company Arrangement Resolution.

(b) The Company shall provide Crane Harbor with (i) updates with respect to the aggregate tally of the proxies or consents received by the Company in respect of the Company Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, (iii) the right to demand postponement or adjournment of the Company Shareholders Meeting, as applicable, if, based on the tally of proxies, the Company will not receive the Company Required Approval in respect of the Company Arrangement Resolution; provided, that the Company Shareholders Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Termination Date or (B) ten (10) days from the date of the first Company Shareholders Meeting, and (iv) the right to review and comment on all communications sent to Company Shareholders in connection with the Arrangement (provided that if Crane Harbor decides to exercise such right, it must be exercised in an expeditious manner).

Section 2.4 The Company Meeting Materials.

(a) The Company shall promptly prepare and complete, in good faith consultation with Crane Harbor, the Company Meeting Materials together with any other documents required by applicable Law in connection with the Company Shareholders Meeting, if applicable, and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Meeting Materials and such other documents to be sent to each Company Shareholder and other person as required by the Interim Order and applicable Law.

(b) The Company shall ensure that the Company Meeting Materials (i) comply with the Governing Documents of the Company, the Interim Order and applicable Law, (ii) do not contain any Misrepresentation, except with respect to Crane Harbor Information included in the Company Meeting Materials, which Crane Harbor will ensure does not contain a Misrepresentation, (iii) provide the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting or approved in writing, and (iv) state any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(c) The Company shall, subject to the terms of this Agreement, ensure that the Company Meeting Materials include a statement that the board of directors of the Company has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution.

(d) Crane Harbor shall assist the Company in the preparation of the Company Meeting Materials, including obtaining and furnishing to the Company any information with respect to Crane Harbor required to be included under applicable Laws in the Company Meeting Materials (the “Crane Harbor Information”), and ensuring that the Crane Harbor Information does not contain any Misrepresentation. The Company shall give Crane Harbor and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Meeting Materials and other related documents, and shall accept the reasonable comments made by Crane Harbor and its counsel, and agrees that all information relating to Crane Harbor included in the Company Meeting Materials must be in a form and content reasonably satisfactory to Crane Harbor.

(e) Each Party shall promptly notify the other Parties if it becomes aware that the Company Meeting Materials contain a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

Section 2.5 The Final Order. The Company, Newco and Crane Harbor shall take all steps necessary or desirable to submit the Arrangement to the Court (the “Final Order Submission”) and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable, but in any event not later than the later of (a) three (3) Business Days after the date on which the Company Arrangement Resolution is passed either at the Company Shareholders Meeting or in writing, as provided for in the Interim Order and (b) three (3) Business Days after the receipt of the Crane Harbor Shareholder Approval.

Section 2.6 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company, Newco and Crane Harbor shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide such Party’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of Crane Harbor, the Company and Newco and its applicable legal counsel; (iii) provide each other Party copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with such other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that no Party shall be required to agree or consent to any increase or variation in the form of the exchange consideration under the Transactions or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits such Party’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, a Party is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, each other Party; and (vii) not object to legal counsel to Crane Harbor, the Company or Newco making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such Party advises the other of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement, each Party will cooperate with, and assist the other Parties, in seeking the Interim Order and the Final Order, including by providing, on a timely basis, any information reasonably required or requested to be supplied by a Party in connection therewith.

Section 2.7 Closing Transactions. The Company Exchange and Crane Harbor Exchange shall occur upon the terms and subject to the conditions set forth in the Plan of Arrangement. The closing of Transactions, including the Company Exchange and Crane Harbor Exchange in accordance with the Plan of Arrangement, (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 10.12 as promptly as reasonably practicable, but in no event shall the Closing occur on a date which is later than the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”) or at such other place, date and/or time as Crane Harbor and the Company may agree in writing.

Section 2.8 Allocation Schedule.

(a) No later than five (5) Business Days prior to the Closing Date:

(i) the Company shall deliver to Crane Harbor (and Crane Harbor shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Company Allocation Schedule”) setting forth (A) the number of Company Shares held by each Company Shareholder and the number of Company Shares subject to each (x) Company Equity Award and (y) Company Warrant held by each holder thereof and, in the case of each Company Option or Company Warrant, the exercise price thereof, (B) (x) the number of Multiple Voting Shares and Subordinate Voting Shares, as applicable, that will be subject to each Rollover Equity Award or Rollover Warrant, which shall be determined by multiplying the number of Company Shares subject to the corresponding Rollover Equity Award or Rollover Warrant, as applicable, immediately prior to the Closing by the Company Per Share Consideration and rounding the resulting number down to the nearest whole number of Newco Shares and (y) in the case a Rollover Equity Award issued in exchange for a Company Option or a Company Warrant, the exercise price of such Rollover Equity Award or Rollover Warrant, which shall be determined by dividing the exercise price per Company Share subject to the corresponding Company Equity Award or Company Warrant, as applicable, immediately prior to the Closing by the Company Per Share Consideration, (C) the portion of the exchange consideration allocated to each Company Shareholder, determined in the manner determined under the Plan of Arrangement, and (D) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (A), (B) and (C) is, and will be as of immediately prior to the Closing, true and correct in all respects and in accordance with the last sentence of this Section 2.8(a)(i). The Company will review any comments to the Allocation Schedule provided by Crane Harbor or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by Crane Harbor or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) the aggregate number of Newco Shares that each Company Shareholder will have a right to receive pursuant to the Plan of Arrangement will be rounded down to the nearest whole share, (y) in no event shall the aggregate number of Newco Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares, Company Equity Awards and Company Warrants exceed the Company Exchange Consideration and (z) the Allocation Schedule (and the calculations or determinations therein) shall be prepared in accordance with any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreements, the Company Equity Plan, the Company Warrants and any other Contract to which the Company is a party or bound to the extent applicable thereto; and

(ii) Crane Harbor shall deliver to the Company (and the Company shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Crane Harbor Allocation Schedule”) setting forth (A) the number of Crane Harbor Shares held by each Crane Harbor Shareholder and the number of outstanding Crane Harbor Share Rights held by each holder thereof, (B) the portion of the Crane Harbor Exchange Consideration allocated to each Crane Harbor Shareholder and each Crane Harbor Share Rightsholder, determined in the manner determined under the Plan of Arrangement, and (C) a certification, duly executed by an authorized officer of Crane Harbor, that the information delivered pursuant to clauses (A) and (B) is, and will be as of immediately prior to the Closing, true and correct in all respects and in accordance with the last sentence of this Section 2.8(a)(ii). The Company will review any comments to the Allocation Schedule provided by Crane Harbor or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by Crane Harbor or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) the aggregate number of Subordinate Voting Shares that each Crane Harbor Shareholder and each Crane Harbor Share Rightsholder will have a right to receive pursuant to the Plan of Arrangement will be rounded down to the nearest whole share, and (y) the Crane Harbor Allocation Schedule (and the calculations or determinations therein) shall be prepared in accordance with any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreements, the Share Rights Agreement, the Company Equity Plan, the Company Warrants and any other Contract to which the Company is a party or bound to the extent applicable thereto.

(b) The Parties, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Company Allocation Schedule and Crane Harbor Allocation Schedule, respectively. The Company Allocation Schedule and Crane Harbor Allocation Schedule may not be modified after delivery to the other Party except pursuant to a written instruction, with certification from an authorized representative of the Company or Crane Harbor, as applicable, that such modification is true and correct. The Parties and the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Company Allocation Schedule or Crane Harbor Allocation Schedule.

Section 2.9 Exchange Agent.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Newco shall appoint an exchange agent reasonably acceptable to the other Parties (such acceptance, not to be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) certificates, if any, representing the Company Shares (“Company Certificates”) and each Company Share held in book-entry form on the securities register of the Company immediately prior to the Closing, in either case, for the portion of the Company Exchange Consideration issuable in respect of such Company Shares pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement, and (ii) certificates, if any, representing the Crane Harbor Shares or Crane Harbor Share Rights and each Crane Harbor Share or Crane Harbor Share Right held in book-entry form on the securities register of Crane Harbor immediately prior to the Closing, in either case, for the portion of the Crane Harbor Exchange Consideration issuable in respect of such Crane Harbor Shares or Crane Harbor Share Rights pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders. At least three (3) Business Days prior to the Closing Date, Crane Harbor shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the holders of Crane Harbor Shares and Crane Harbor Share Rights.

(c) In accordance with the Plan of Arrangement, Newco shall deposit or cause to be deposited with the Exchange Agent for the benefit of the Company Shareholders, Crane Harbor Shareholders and Crane Harbor Share Rightsholders and for exchange in accordance with this Agreement evidence of Newco Shares representing the Company Exchange Consideration and Crane Harbor Exchange Consideration issuable pursuant to the Plan of Arrangement.

Section 2.10 Withholding. Notwithstanding anything in this Agreement to the contrary, Crane Harbor, Newco, the Group Companies and the Exchange Agent shall be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts payable or otherwise deliverable to any Person pursuant to the Arrangement or this Agreement such Taxes, source deductions and other amounts as are required to be deducted and withheld under applicable Tax Law; provided, that if a Party and the Exchange Agent, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, other than any withholding on amounts treated as compensation for Tax purposes, then the Party shall (a) provide written notice to the other Parties as soon as reasonably practicable after such determination and (b) consult and cooperate with the other Parties reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of Crane Harbor, the Group Companies, Newco, and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to Crane Harbor, Newco, a Group Company or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and Crane Harbor, Newco, the Group Company or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. However, none of Crane Harbor, the Group Companies, Newco or the Exchange Agent will have or be deemed to have any fiduciary duty to any such Person and will not be liable for any loss arising out of any sale of shares, including any loss relating to the manner or timing of such sales, the prices at which the shares are sold or otherwise. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.11 Section 85 Election. If requested by a Company Shareholder, Newco agrees to execute a joint election under the provisions of subsection 85(1) of the Canadian Tax Act and the corresponding provisions of any other applicable provincial or territorial income Tax Law in respect of the transfer of the Company Shares by such Company Shareholder to Newco as part of the Company Exchange. The “elected amount” for each such election will be the amount determined by such Company Shareholder, as applicable, in compliance with the limits set out in the Canadian Tax Act or the provisions of any other applicable provincial or territorial income Tax Law. Such Company Shareholder shall be responsible for preparing the appropriate tax election forms; provided that any such election is in a form satisfactory to Newco, acting reasonably. Newco will execute and return such election within 30 days of receipt; provided, further, that Newco shall not be responsible for reviewing or otherwise ensuring the proper completion of such election (other than the accuracy of particular information in respect of Newco). Such Company Shareholder shall be solely responsible for filing such elections in a timely manner with the appropriate Governmental Entity. If a Company Shareholder subsequently determines that the desired elected amount is more or less than the elected amount indicated in a filed election form, the Company Shareholder shall prepare, the Company Shareholder and Newco shall jointly execute, and the Company Shareholder shall file the amended prescribed election form required to give effect to the foregoing, provided that the applicable Company Shareholder shall bear all Taxes, reasonable costs and expenses associated with the preparation, execution and filing of such amended election forms.

Section 2.12 Pre-Closing Reorganization.

(a) Subject to Section 2.12(b), (c) and (d), the Company and the Company Shareholders shall complete the Pre-Closing Reorganization in accordance with Schedule A prior to the Closing.

(b) Notwithstanding any other provision in this Agreement:

(i) the Company shall provide draft documents to implement the Pre-Closing Reorganization to Crane Harbor for its review and comment at least 10 Business Days prior to the implementation of the relevant step of the Pre-Closing Reorganization;

(ii) Crane Harbor shall provide comments, if any, to such draft documents within 5 Business Days after receipt of such draft documents; and

(iii) the Company shall consider in good faith any such comments provided by Crane Harbor.

(c) The Company shall provide Crane Harbor with copies of any tax elections that are required to be filed before Closing as soon as possible after such elections are filed with the appropriate Governmental Entity

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall the Pre- Closing Reorganization result in Taxes payable by the Company in respect of a taxation year of the Company that ends on or before Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 10.9, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Crane Harbor as of the date hereof and as of the Closing (except for those representations and warranties that speak solely as of a specific date, in which case as of such date) as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company, organization or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation, incorporation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company, organizational or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True, complete and correct copies of the Governing Documents of each Group Company and the Company Shareholders Agreements have been made available to Crane Harbor prior to the date of this Agreement, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company and the Company Shareholders Agreements are in full force and effect, and no Group Company is in breach or violation of any provision set forth in its Governing Documents nor is the Company in material breach of the Company Shareholders Agreements. Except as set forth on Section 3.1(b) of the Company Disclosure Schedules, there are no other shareholder agreements or other agreement or resolution among the Company and any of its shareholders (in their capacity as shareholders of the Company) to which the Company or any Subsidiary of the Company is a party other than the Company Shareholders Agreements.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(d) Except as contemplated by this Agreement or in connection with the Pre-Closing Reorganization, no steps or proceedings have been taken to authorize or require the discontinuance or dissolution or the bankruptcy, insolvency, liquidation or winding up of the Company or any Subsidiary of the Company.

(e) The Company and each Subsidiary has submitted all material notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Entity, except where the failure to do so would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true, complete and correct statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the registered owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions), and there are no Equity Securities issued or outstanding in the Company as of the date of this Agreement except as set forth therein. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Company Equity Awards and the Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules or as set forth in the Governing Documents of the Company, as of the date of this Agreement, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted share, restricted share units, phantom share, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which the Company is a party that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The outstanding Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreements, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by the Company and (iii) have been offered, sold and issued in compliance, in all material respects, with applicable Law, including applicable Securities Laws, the Company Equity Plan and/or the applicable equity award agreement. Except for the Company Shareholders Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true, complete and correct statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the registered owners thereof, and there are no Equity Securities issued or outstanding in each Subsidiary of the Company as of the date of this Agreement except as set forth therein. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted share, restricted share units, phantom share, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which any Subsidiary of the Company is a party that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company.

(d) The outstanding Equity Securities of each Subsidiary of the Company (i) were not issued in violation of the Governing Documents of such Subsidiary, and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights, call options, rights of first refusal or first offer, subscription rights, subordination rights or similar rights of any Person granted by such Subsidiary. Each outstanding Equity Security of each Subsidiary of the Company is owned 100% by the Company or another Subsidiary of the Company free and clear of all Liens (except for Permitted Liens), options, rights of first refusal and limitations on the Company’s or any Subsidiary of the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective Governing Documents.

(e) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company (other than the Company Required Approval) is necessary to authorize this Agreement or any Ancillary Documents or to consummate the Transactions. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The audited consolidated financial statements of the Company as of and for the year ended December 31, 2023 and December 31, 2024 including the notes thereto (“Audited Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein, (iii) will have been audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors, and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X, as applicable).

(b) The unaudited consolidated financial statements of the Company as of June 30, 2025 and for the six- month period ended June 30, 2025 and the related notes thereto (the “Unaudited Interim Company Financial Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods indicated therein (subject to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X as applicable).

(c) The accounts receivable of the Company and its Subsidiaries reflected on the Unaudited Interim Company Financial Statements arose in the ordinary course of business from bona fide transactions and in accordance with GAAP and none of such accounts receivable are subject to any set offs, counterclaims, credits or other offsets, and are current and collectible and will be collected in accordance with their terms and their recorded amounts, subject only to the reserve for bad debts set forth in the Company Financial Statements. The accounts payable of the Company and its Subsidiaries reflected on the Unaudited Interim Company Financial Statements arose in the ordinary course of business from bona fide transactions and in accordance with GAAP. Since the date of the Unaudited Interim Company Financial Statements, the accounts receivable and accounts payable of the Company and its Subsidiaries have arisen in the ordinary course of business from bona fide transactions.

(d) Except for Liabilities (i) set forth in Section 3.4(d) of the Company Disclosure Schedules, (ii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (iii) set forth or disclosed in the Company Financial Statements, (iv) that have arisen since the date of the Unaudited Interim Company Financial Statements in the ordinary course of business (and not as a result of a breach of any Contract by any Group Company), (v) that are incurred with the consent of Crane Harbor, or (vi) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Company does not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

(e) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Company maintains and, for all periods covered by the Company Financial Statements, have maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company, in each case in all material respects.

(f) Since the date of the Unaudited Interim Company Financial Statements and as of the date hereof, to the knowledge of the Company, no Group Company has received any written complaint, allegation, assertion or claim that there is: (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies, (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies or (iv) any claim or allegation regarding any of the foregoing.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval, authorization or permit of, or designation, declaration or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or under any applicable antitrust or other competition Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filings in connection with Canadian Securities Laws, (iv) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order or the Interim Order, and filings required pursuant to the Plan of Arrangement, (v) the Company Required Approval in respect of the Company Arrangement Resolutions, or (vi) pursuant to funding agreements with Governmental Entities, (vii) any other consents, approvals, authorizations, permits, designations, declarations, waivers, notifications or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party and, subject to receipt of the Company Required Approval and the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by this Section 3.5 nor the consummation by the Company of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents or the Company Shareholders Agreements, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party, or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of any Group Company, except, in the case of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. (i) Each Material Permit is in full force and effect in accordance with its terms, (ii) no suspension or cancellation of any Material Permits is pending or, to the knowledge of the Company, threatened in writing except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect, (iii) all fees and charges with respect to the Material Permits as of the date of this Agreement have been paid in full, and (iv) to the Company’s knowledge, neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of any Material Permit, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party other than the Employee Benefit Plans, and purchase orders (the Contracts required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract in respect of Indebtedness of any Group Company or pursuant to which a Lien (other than any Permitted Lien) is placed on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, alliance or research or development Contract that is material to the business of the Group Companies taken as a whole;

(v) any material Contract with respect to any (A) license, royalty, indemnification, covenant not to sue, immunity under, escrow, co-existence, concurrent use, consent to use, assignment, or development of any material Intellectual Property Rights (including any Contracts relating to the licensing of material Intellectual Property Rights by any of the Group Companies to a third party or by a third party to the Company), (B) other Contracts have any material effect on any of the Group Companies’ ability to own, enforce, use, license or disclose any material Company Owned Intellectual Property, in each case, other than “off-the-shelf-software” licenses, or (C) the development of any material Intellectual Property Rights, independently or jointly, by or for any Group Company, except any written contracts referred to in Section 3.13(d);

(vi) any Contract that (A) limits in any material respect the freedom of any Group Company to engage or compete in any line of business or with any Person or group of Persons or in any area or that would so limit, in any material respect, the operations of any Group Company, or following the Closing, Crane Harbor, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or that would limit, in any material respect, the operations of the Company, other than in respect of non-disclosure agreements entered into by any Group Company in the ordinary course of business;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the term of the agreement;

(viii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) or pursuant to which any Person (other than the Company or a Subsidiary of the Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $500,000;

(ix) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

(x) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi) any Contract providing for any Company Change of Control Payment;

(xii) any CBA;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $500,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company, including injunctive relief;

(xv) all Contracts that result in any Person holding an irrevocable power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective business;

(xvi) all Contracts that relate to the direct or indirect issuance, acquisition or disposition of any securities or business (whether by merger, issuance or sale of stock, sale of assets or otherwise) and under which there are surviving obligations of the Company or any Subsidiary;

(xvii) any Contract regarding any material indemnification obligations incurred or provided by any Group Company other than in the ordinary course of business; and

(xviii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $500,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the term of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or material default under, any Material Contract nor has any Material Contract been canceled by any other party, (iii) to the Company’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any Group Company’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (iv) the Company has delivered or made available to Crane Harbor true, complete and accurate copies of each Material Contract, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, subject to any confidentiality restrictions imposed by any Material Contract, (v) the Company and the Subsidiaries have not received any written or, to the knowledge of the Company, oral claim of default under any such Material Contract, and (vi) as of the date hereof, no Group Company has received written, or to the Company’s knowledge, oral, notice of termination, cancellation, modification or non-renewal of any Material Contract.

Section 3.8 Absence of Changes. During the period beginning on June 30, 2025 and ending on the date of this Agreement, no Company Material Adverse Effect has occurred, and except as otherwise reflected in the Company Financial Statements or as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, the Group Companies have conducted its business in the ordinary course in all material respects.

Section 3.9 Litigation. There is (and since December 31, 2022, there has been) no Proceeding pending or, to the Company’s knowledge, threatened by or against any Group Company that, if adversely decided or resolved, would reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Neither the Group Companies nor any of their respective properties or assets are subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts, and since December 31, 2022 has conducted, its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true, complete and correct list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have made available to Crane Harbor true, complete and correct copies of the material documents pursuant to which the plan is maintained, funded and administered including, as applicable, (i) the most recent plan text and amendments, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recently prepared actuarial valuation report, (iv) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (v) the most recent employee booklet.

(b) No Group Company has any Liabilities to provide any post-retirement health or life insurance or other welfare-type benefits to any Person other than to the extent required by any applicable Laws. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any liability, penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in all material respects in accordance with the terms of the Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies.

(f) None of the Employee Benefit Plans is, nor do the Group Companies have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Canadian Tax Act, (ii) a “retirement compensation arrangement”, as defined as subsection 248(1) of the Canadian Tax Act, or (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada.

(g) Each Employee Benefit Plan that is required to be registered or intended to be tax exempt in a jurisdiction outside of the United States has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained, in all material respects, in good standing, to the extent applicable, with each Governmental Entity. To the knowledge of the Company, no fact or circumstance exists that could reasonably be expected to adversely affect the preferential tax treatment ordinarily accorded to any such Employee Benefit Plan.

(h) All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits; Canada Pension Plan and Quebec Pension Plan contributions; unemployment insurance premiums; workers’ compensation premiums and assessments) have, in all material respects, been timely made.

Section 3.12 Environmental Matters.

(a) None of the Group Companies have received any written notice, report, Order, communication or other information from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, failure to comply in any material respect with, or material Liability under, any Environmental Laws.

(b) Except as would not have a Company Material Adverse Effect:

(i) the Group Companies are (and, since December 31, 2022, have been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits that are required pursuant to Environmental Laws for the ownership or occupation of their facilities and the operation of their business;

(ii) there is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company with respect to the Group Companies’ compliance with or liability pursuant to Environmental Laws and to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of a material Proceeding under applicable Environmental Laws;

(iii) there has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group Companies under Environmental Law;

(iv) to the knowledge of the Company, none of the properties currently leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws;

(v) there have been no Hazardous Substances generated by the Group Companies that have been disposed of or come to rest at any site not in conformity with Environmental Laws;

(vi) to the knowledge of the Company, there are no underground storage tanks located on, no polychlorinated biphenyls or PCB-containing equipment used or stored on, and no Hazardous Substance stored on, any site operated by the Group Companies, except for the storage of hazardous waste in compliance with Environmental Laws;

(vii) the Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise knowingly become subject to any Liabilities of any other Person under Environmental Law; and

(viii) the Group Companies have made available to Crane Harbor copies of all material written environmental reports, environmental audits, environmental permits, engineering studies, environmental studies and assessments and all other material environmental, health and safety documents that are in any Group Company’s possession or control since December 31, 2022 relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Except as listed on Section 3.13(a) of the Company Disclosure Schedules: (A) none of the Company Owned Intellectual Property has been developed with the assistance or use of any funding from any Governmental Entity, university, college, research institute or other educational institution, where, as a result, such Governmental Entity, university, college, research institute or other educational institution has or may claim any rights, title or interest in or to such Company Owned Intellectual Property; (B) no individual who was involved in, or who contributed to, the creation or development of any material Company Owned Intellectual Property has performed services for a Governmental Entity, university, college, research institute or other educational institution in a manner that would affect any material Company Owned Intellectual Property; and (C) the Group Companies are not and have never been a member or promoter of, or a contributor to, any industry standards body or similar organization or entity in a manner that requires the Group Companies to grant or offer to any Person any license or right to any material Company Owned Intellectual Property.

(i) Section 3.13(a)(i) of the Company Disclosure Schedules sets forth a true, complete and correct list of all currently issued or pending Company Registered Intellectual Property. Section 3.13(a)(i) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the owner(s) (and for patents and patent applications, the named inventor(s)), (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(ii) Section 3.13(a)(ii) of the Company Disclosure Schedules sets forth a true, complete and correct list of all Software that is material to the Group Companies’ current development of any Company Owned Intellectual Property, and for each item, a list of any Contracts related to such Software.

(iii) Except as disclosed in Section 3.13(a)(iii) of the Company Disclosure Schedules, there are no royalty payments, license fees or other sums currently owing by the Group Companies to any other Person in respect of any Intellectual Property Rights (excluding “off-the-shelf software”).

(b) Since December 31, 2022, (i) no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except as set out in Section 3.13(b) of the Company Disclosure Schedules and (ii) no Group Company has received notice of any Proceedings pending related to any of the Company Registered Intellectual Property, including notice of any such litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, notification of third party rights, or cancellation proceedings pending that relate to such Company Registered Intellectual Property.

(c) Except as provided at Section 3.13(c) of the Company Disclosure Schedules, the Group Companies exclusively own all right, title and interest in and to the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect, subject to and to the extent permitted by applicable Laws, no Group Company is limited in any way in which it may choose to commercialize, exploit, use, adapt, modify, improve, associate or otherwise deal with any Company Owned Intellectual Property. For each item of material Company Owned Intellectual Property, each inventor, author, and other contributor that contributed to the development of such material Company Owned Intellectual Property has signed a written present assignment of all of their Intellectual Property Rights to a Group Company. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person. Other than with respect to pending applications, the Company Registered Intellectual Property is, to the Company’s knowledge, subsisting, valid and enforceable. To the Company’s knowledge, none of the material Company Owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies. Except for any lapsed or abandoned applications, the Group Companies have taken commercially reasonable steps designed to (A) identify, record, manage, protect, assert, and enforce the Group Companies’ rights in and to the Company Registered Intellectual Property and (B) properly maintain the Company Owned Intellectual Property in accordance with applicable Laws.

(d) Except as would not be reasonably expected to have a Company Material Adverse Effect, all employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Right for or on behalf of any Group Company have executed and delivered to a Group Company a written contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Group Companies disclosed to such Person by the Group Companies, and (ii) the assignment by such Person to a Group Company of all such Intellectual Property Rights authored, invented, created, improved, modified or developed, as applicable, by such Person in the course of their employment or other engagement with such Group Company.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has taken commercially reasonable steps designed to safeguard and maintain the secrecy of any Trade Secrets owned by any Group Company and any other confidential information, including of a third party, currently or historically used by or otherwise under the custody or control of any Group Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has not disclosed any Trade Secrets to any other Person unless such disclosure was under an appropriate written non-disclosure Contract containing reasonable limitations on use, reproduction and disclosure. To the Company’s knowledge, since December 31, 2022, there has been no violation or unauthorized access to or disclosure of any Trade Secrets of any Group Company.

(f) Except as would not be expected to have a Company Material Adverse Effect, to the Company’s knowledge, the conduct and operation of the business of the Group Companies (i) does not infringe, misappropriate or otherwise violate, and (ii) since December 31, 2018, has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person.

(g) Except as would not be expected to have a Company Material Adverse Effect, to the Group Companies’ knowledge, since December 31, 2018, no Person is or was infringing, misappropriating, or otherwise violating any Company Owned Intellectual Property or any Company Licensed Intellectual Property exclusively licensed to any Group Company. Since December 31, 2018, no Group Company has made or threatened any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(h) As of the date of this Agreement and except as would not reasonably be expected to have a Company Material Adverse Effect: (i) there is no Proceeding pending against any Group Company and there has been no such Proceeding since December 31, 2018 and (ii) no Group Company has received any written communications since December 31, 2018, in each case of (i) and (ii), (A) alleging that a Group Company infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (B) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, the Group Companies possess all source code, object code, and other documentation and materials necessary to compile (if subject to compilation) and operate the Group Companies’ proprietary Software that is owned or purported to be owned by the Group Companies (“Owned Software”). Except as provided at Section 3.13(j) of the Company Disclosure Schedules, the source code of the Group Companies’ Owned Software has not been delivered to or disclosed to any third party.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, the Group Companies (A) use all generative artificial intelligence technology (“Generative AI Tools”) in material compliance with applicable Laws and applicable terms governing such use (including each end user license agreement, terms of use, or other terms that govern the Group Companies’ use of Generative AI Tools), (B) have not made available any Personal Data or Trade Secrets of the Group Companies in any prompts or inputs into any Generative AI Tools, except in cases where the providers of such Generative AI Tools are subject to contractual obligations not to: (i) use such prompts or inputs to train the machine learning or algorithm of such Generative AI Tools; (ii) make such data, prompts or inputs available to any third party; and (iii) not to use such data, prompts or inputs for any purpose other than the generation of output to the user and for the benefit of the Group Company, (C) have not used Generative AI Tools to develop any Company Owned Intellectual Property, (D) have used and implemented commercially reasonable practices and procedures designed to ensure that any output generated by a Generative AI Tool has been tested for inaccuracy, and (E) ensure that any Software or other output created (in whole or in part) by the use of Generative AI Tools is subject to human review prior to use or publication, and Software output is subject to a code review process before such Software is used or implemented, including scans for security vulnerabilities.

Section 3.14 Labor and Employment Matters.

(a) The Group Companies are and since December 31, 2022 have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of individual independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all applicable employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(b) Section 3.14(b) of the Company Disclosure Schedules sets forth a list of any Contract (i) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other individual service provider of a Group Company whose annual base salary (or, in the case of an individual independent contractor, annual base compensation) is in excess of $200,000, or (ii) providing for any Company Change of Control Payment.

(c) Since December 31, 2022, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of or unpaid wages or other compensation for services to their current or former officers, directors, employees and individual independent contractors (including salaries, overtime, wage premiums, commissions, fees or bonuses) under applicable Law, Contract or Company policy, or any penalty, fines, Taxes, interest or other sums for failure to comply with any of the foregoing, or (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any current or former employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or individual independent contractors or other individual service providers of each Group Company, except as has not resulted in material Liability to the Group Companies, taken as a whole.

(d) Since December 31, 2022, there has been no “mass layoff”, “mass termination” or “plant closing” as defined by applicable Laws, including WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(e) No Group Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group (each, a “CBA”) nor is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. There are no CBAs or any other labor-related agreements or arrangements that pertain to any of the employees of the Group Companies, and no employees of the Group Companies are represented by any labor union, labor organization, works council, employee delegate, representative or employee collective group with respect to their employment with the Group Companies.

(f) Since December 31, 2022, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice complaints or charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Group Company. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of any Group Company by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of any Group Company.

(g) To the Company’s knowledge, since December 31, 2022, (i) no labor union, works council, other labor organization, or group of employees of any Group Company has made a demand for recognition, and there are no representation proceedings presently pending, to the knowledge of the Company, or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (ii) to the knowledge of the Company, there have been no labor organizing activities with respect to any employees of any Group Company. No trade union has applied to have any Group Company declared a common or related employer pursuant to the employment standards legislation or any similar legislation in any jurisdiction in which any Group Company carries on business.

(h) To the knowledge of the Company, no current or former employee or individual independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

(i) To the knowledge of the Company, no (i) current employee with aggregate annual compensation in excess of $200,000, nor (ii) any executive officer of the Company, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

(j) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees of the Group Companies has occurred within the past twelve (12) months or is currently contemplated, planned or announced by the Group Companies.

(k) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of any Group Company, that, if known to the public, would bring such Group Company into material disrepute.

(l) No employee of any Group Company has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(m) No audit of a Group Company by a Governmental Entity is being conducted, or to the knowledge of the Company is pending, in respect of any foreign workers.

(n) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation since December 31, 2022 and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Group Company’s accident cost experience in respect of its business.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement including (i) the names of the insurer, the principal insured and each named insured that is the Company or any Subsidiary, (ii) the policy number, (iii) the period of coverage, and (iv) the premium most recently charged. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true, complete and correct copies of all such policies have been made available to Crane Harbor. Neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums, making of any claims or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification, under the policy. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has duly and timely withheld all material amounts of Taxes required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Tax Authority such amounts required to have been withheld, collected and paid.

(c) Each Group Company has duly and timely collected all amounts on account of any sales or transfer Taxes, including GST/HST, required by Law to be collected by it and has duly and timely remitted to the appropriate Tax Authority any such amounts required by Law to be remitted by it. All material input tax credits claimed by the Group Companies pursuant to the Excise Tax Act (Canada) have been properly, correctly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada).

(d) Each Group Company that is required by Law to do so is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to GST/HST.

(e) No Group Company is currently the subject of a Tax Contest. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(f) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(g) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., state, or local income Tax Law), private letter rulings, advanced tax rulings, advance pricing agreements, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(h) No Group Company will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business, (vi) a reserve taken in a taxation year ending on or before the Closing Date outside of the ordinary course of business, or (vii) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non- U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law).

(i) The unpaid Taxes of the Group Companies (i) for all periods ending on or before the date of the Latest Balance Sheet do not, in the aggregate, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(j) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local Tax Law). No Group Company has entered into, participated or engaged in any transactions which are subject to the reporting requirements under section 237.3 of the Canadian Tax Act or the notification requirements under section 237.4 of the Canadian Tax Act, or the reporting or notification requirements under similar provisions of any other applicable provincial or territorial Law.

(k) No Group Company has made an “excessive eligible dividend election” as defined in subsection 89(1) of the Canadian Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital stock.

(l) No Group Company has made a capital dividend election under subsection 83(2) of the Canadian Tax Act in an amount which exceeds the amount in its capital dividend account at the time of such election.

(m) No Group Company has received any material refund of Taxes, Tax credit, deduction or subsidy under the Canadian Tax Act or similar provincial provisions to which it was not entitled.

(n) There are no Liens for Taxes on any assets of the Group Companies or any Equity Securities of any Group Company other than Permitted Liens.

(o) No Group Company was a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(p) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than another Group Company) under Section 160 of the Canadian Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local Law), or as a transferee or successor.

(q) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(r) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for Canadian or U.S. federal income Tax purposes.

(s) Each Group Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(t) The Company was incorporated under the Canada Business Corporations Act and has continued and exists under pursuant to the OBCA, and is treated as a foreign corporation for United States federal income tax purposes.

(u) The Company has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(v) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(w) To the knowledge of the Company, there are no facts or circumstances that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(x) Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(y) At no time in the 60-month period ending on the Closing Date will the Company Shares have derived more than 50% of their value from one or any combination of the properties described in subparagraphs (d)(i) to (d)(iv) of the "taxable Canadian property" definition in subsection 248(1) of the Canadian Tax Act.

(z) There are no circumstances which have existed or exist and resulted in or shall result in, the application of any of sections 17, 79, 79.1 or 80 to 80.04, inclusive, of the Canadian Tax Act (or any similar provision under any applicable provincial Law) to any Group Company at any time on or prior to Closing. No Group Company has any material unpaid amounts prior to Closing that may be required to be included in income under Section 78 of the Canadian Tax Act at any time on or after Closing.

(aa) The Company is a “taxable Canadian corporation” as that term is defined in the Canadian Tax Act.

(bb) The Company is not a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, and is not expected to be a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for the taxable year of the Company that includes the Closing Date.

(cc) There are no Company Shares that were issued in connection with the performance of services and subject to vesting for which a valid and timely election under Section 83(b) of the Code was not made. The Company has delivered to Crane Harbor correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS service center with respect to any Company Share that was initially subject to a vesting arrangement issued by the Company to any of its employees, non-employee directors, consultants, or other service providers.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 10.7), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation. The Company has provided true, complete and correct copies of all such Contracts between the Group Companies and the persons identified in Section 3.17 of the Company Disclosure Schedules.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property or is obligated to acquire any real property other than real property acquired by a Group Company after the date of this Agreement that is either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b).

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true, complete and correct list (including street addresses) of all real property leased and sub-leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True, complete and correct copies of all such Real Property Leases, together with all amendments, have been made available to Crane Harbor. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases. No party, other than the Company or its Subsidiaries, as applicable, has any right to use or occupy the Leased Real Properties or any portion thereof. None of the Company nor any of its Subsidiaries has received written notice of any current or proposed condemnation proceeding or agreements for taking in lieu of condemnation with respect to any portion of the Leased Real Properties. None of the Company or any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Real Property Leases. There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Leased Real Properties by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Personal Property. Each Group Company is the beneficial owner of and has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, free of all Liens, except for Permitted Liens, all of the material assets and properties of the Group Companies reflected in the Company Financial Statements as owned by the Group Companies or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with any of the Group Companies entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) the Company Shareholders Agreements and agreements related to the issuance or grant of Equity Securities, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, customer, lender, partner, lessor, lessee or other material business relation of any Group Company, (C) has a beneficial interest in any Material Contract or (D) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”. The Company and the Subsidiaries of the Company have not, in the past two (2) years, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any of the Subsidiaries of the Company.

Section 3.20 Customers and Suppliers. Section 3.20 of the Company Disclosure Schedules sets forth a true, complete and correct list of (a) the top ten customers of the Group Companies (the “Material Customers”) based on the gross sales for the fiscal year ended on December 31, 2024, attributable thereto and (b) the top ten suppliers of the Group Companies for the fiscal year ended on December 31, 2024 (the “Material Vendors”). As of the date hereof, no Material Customer nor Material Vendor has (i) cancelled or otherwise terminated any contract with any Group Company prior to expiration of the contract term, (ii) returned, or to the Company’s knowledge, threatened to return, a substantial amount of products, goods and services purchased from, or sold to, any Group Company, or (iii) provided written, or to the Company’s knowledge, oral, notice to the Group Companies that such Material Customer or Material Vendor, as applicable, intends to cease being a customer or supplier, as applicable, or materially reduce the amount of or change the terms with respect to goods or services such Material Customer purchases from the Group Companies or such Material Vendor supplies to the Group Companies.

Section 3.21 Data Privacy and Security.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has, at all times since December 31, 2022, complied with all applicable: (A) Privacy Laws, (B) Group Company’s written policies and notices regarding Personal Data, and (C) Group Company’s legally binding obligations with respect to Personal Data under any Contracts or industry standards to which the relevant Group Company purports to adhere (including, as applicable, the Payment Card Industry Data Security Standard) (clauses (A), (B), and (C) collectively, “Group Company Privacy Requirements”).

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has, at all times since December 31, 2022, implemented and maintained commercially reasonable (taking into account the sensitivity of the Personal Data) administrative, technical and organizational safeguards designed to protect the confidentiality, integrity and availability of the Personal Data in its possession, custody, or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and designed to detect any of the foregoing. To the knowledge of the Company, any third party who has Processed Personal Data for and on behalf of the Group Companies since December 31, 2022, has not done so in material violation of applicable Privacy Laws.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2022, (i) to the knowledge of the Company, there have been no Security Incidents involving any Personal Data in the possession, custody, or control of the Group Companies or Processed by at the direction of and on behalf of the Group Companies that would in each instance require notification to any Person or Governmental Entity pursuant to any applicable Group Company Privacy Requirements (“Group Company Security Incident”); and (ii) the Group Companies have not provided and, to the Company’s knowledge, have not been legally required under applicable Group Company Privacy Requirements to provide any notices to any Person or Governmental Entity in connection with any such Group Company Security Incident. Since December 31, 2022, the Group Companies have not received any written notice of any material threatened, pending, or actual investigations or inquiries from any Governmental Entity or written notice of other material threatened, pending, or actual claims by any Person by or before any Governmental Entity, in each case related to the Group Companies’ violation of any applicable Group Company Privacy Requirements, nor, to the Company’s knowledge, has any Group Company been charged with the violation of, or alleged to have violated, any applicable Privacy Laws.

(d) No Group Company is subject to any applicable Group Company Privacy Requirements that, following and because of the Closing, would prohibit the relevant Group Company from Processing any Personal Data in substantially the same manner in which the relevant Group Company Processed such Personal Data immediately prior to the Closing. To the knowledge of the Company, the Transactions contemplated by this Agreement will not violate such applicable Group Company Privacy Requirements.

(e) Each Group Company owns or has a license to use the relevant Company IT Systems as reasonably necessary to operate the business of the relevant Group Company as currently conducted. To the Company’s knowledge, the relevant Group Companies have taken commercially reasonable precautions designed to protect, as applicable, the confidentiality, integrity and security of the material Company IT Systems, including commercially reasonable disaster recovery and business continuity arrangements. As of the date hereof, all Company IT Systems are to the knowledge of the Company, (i) free from any “Trojan horse”, material “virus”, “ransomware”, or other material malicious code, material defect, material bug, or material programming, material design or material documentation error and (ii) in reasonably good working condition to effectively perform all material information technology operations necessary for the operation of the business (except for ordinary wear and tear). To the Company’s knowledge, since December 31, 2022 there have not been any material failures or breakdowns of any Company IT Systems.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, the Company Owned Intellectual Property and the Company Licensed Intellectual Property are sufficient for the operation of the business as currently conducted by the Group Companies; provided, however that the foregoing shall not be deemed to be a representation or warranty regarding (i) non-infringement, misappropriation or violation of any Intellectual Property Rights of any other Person, or (ii) ownership of or licenses to the relevant Company IT Systems that are reasonable necessary to operate the business of the Group Companies as currently conducted, which matters are addressed in Sections 3.13(f) and 3.21(e) respectively.

Section 3.22 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) For the past five years prior to the date of this Agreement, neither the Group Companies nor any of their directors or officers, nor, to the Company’s knowledge, any of their employees, agents, or other third- party representatives acting for or on behalf of any of the foregoing is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a Sanctioned Person.

(b) For the past five years prior to the date of this Agreement, the Group Companies have not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(c) For the past five years prior to the date of this Agreement, neither the Group Companies nor any of their directors or officers nor, to the Company’s knowledge, any of their employees, agents, or any third- party representatives acting for or on behalf of any of the foregoing has, in contravention of any applicable Anti- Corruption Laws, directly or indirectly, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments, or any thing of value, to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with applicable Law, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment or any thing of value under any applicable Anti-Corruption Laws.

(d) For the past five years prior to the date of this Agreement, none of the Group Companies has, to the Company’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

Section 3.23 CFIUS Foreign Person Status.

Except for Company Shareholders who are “excepted investors” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), no “foreign persons” who are Company Shareholders at Closing will be afforded any of the following within the meaning of the DPA immediately following Closing: (a) access to any “material nonpublic technical information” in the possession of the Company or Newco; (b) membership or observer rights on the board of directors or equivalent governing body of the Company or Newco or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Company or Newco; (c) any “involvement,” other than through the voting of shares, in the Company’s or Newco’s “substantive decisionmaking” regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company or Newco; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of the Company or Newco.

Section 3.24 Outbound Investment Security Program Status.

The Group Companies, neither collectively nor individually, are a “covered foreign person” within the meaning of 31 C.F.R. Part 850, as implemented or revised from time to time.

Section 3.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement or Proxy Statement will, when the Registration Statement is declared effective or when the Proxy Statement is mailed to the Pre-Closing Crane Harbor Holders or at the time of the Crane Harbor Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contains any Misrepresentation; provided, however, that the Company makes no representation with respect to any forward looking statements, or information derived from third party sources which the Company believes to be accurate, supplied by or on behalf of the Group Companies for inclusion in, or relating to information to be included in the Registration Statement and Proxy Statement.

Section 3.26 Board Approval.

The board of directors of the Company (including any required committee or subgroup of such board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Transactions are in the best interests of the Company and the Company Shareholders and resolved to recommend, among other things, that the Company Shareholders vote in favor of the Company Arrangement Resolution.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO NEWCO

Newco hereby represents and warrants to the Company and Crane Harbor as of the date hereof and as of the Closing as follows:

Section 4.1 Organization and Qualification.

(a) Newco is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Business Corporations Act (Ontario). Newco has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a material adverse effect.

(b) True, complete and correct copies of the Governing Documents of Newco have been made available to Crane Harbor and the Company prior to the date of this Agreement as in effect as of the date of this Agreement. The articles of amendment of Newco to be implemented prior to Closing are appended at Exhibit F and the by-laws of Newco to be implemented prior to Closing are appended at Exhibit G. The Governing Documents of Newco are in full force and effect, and Newco is not in breach or violation of any provision set forth in its Governing Documents. There are no other shareholder agreements or other agreement or resolution between Newco and its sole shareholder (in their capacity as shareholder of Newco).

(c) Newco is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect.

Section 4.2 Capitalization of Newco.

(a) The authorized capital of Newco consists of an unlimited number of Multiple Voting Shares, an unlimited number of Subordinate Voting Shares and an unlimited number of preferred shares issuable in series. Except for the one (1) Multiple Voting Share issued to Christian Weedbrook (the “Weedbrook Share”), there are no other shares in the capital of Newco issued and outstanding or any other outstanding Equity Securities of Newco. The Weedbrook Share is duly authorized and validly issued, fully paid and non-assessable. The Newco Shares issuable pursuant to the Transactions have been or will prior to Closing be validly authorized and will, upon issuance in accordance with this Agreement, be validly issued as fully paid and non-assessable shares in the capital of Newco.

(b) The Weedbrook Share (i) was not issued in violation of the Governing Documents of Newco, (ii) was not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by Newco, and (iii) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. There are no voting trusts, proxies or other Contracts to which Newco is a party with respect to the voting or transfer of the Newco Shares.

(c) There are no outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Newco to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Newco.

(d) Newco does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and Newco is not a partner or a member of any partnership, limited liability company or joint venture.

Section 4.3 Authority. Newco has the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which each is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement, the Ancillary Documents to which Newco is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of Newco. This Agreement and each Ancillary Document to which Newco is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by Newco and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of Newco (assuming that this Agreement and the Ancillary Documents to which Newco is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Newco in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.4 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval, authorization or permit of, or designation, declaration or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Entity is required on the part of Newco with respect to Newco’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which Newco is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filings in connection with Canadian Securities Laws, (iv) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order or the Interim Order, and filings required pursuant to the Plan of Arrangement, (v) pursuant to funding agreements with Governmental Entities, or (vi) any other consents, approvals, authorizations, permits, designations, declarations, waivers, notifications or filings, the absence of which would not have a material adverse effect.

(b) Neither the execution, delivery or performance by Newco of this Agreement nor the Ancillary Documents to which Newco is or will be a party and, subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by this Section 4.4 nor the consummation by Newco of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of Newco, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any material contract to which Newco is a party or (B) any material permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which Newco or any of its properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of Newco, except, in the case of clauses (ii) through (iv) above, as would not have a material adverse effect or prevent, materially delay or materially impair the ability of Newco to timely consummate the Transactions.

Section 4.5 PIPE Investment.

(a) As of the date of this Agreement, other than the Subscription Agreements, there are no other agreements, side letters or arrangements between Newco and any PIPE Investor relating to any Subscription Agreement that could materially and adversely affect the obligation of such PIPE Investor to subscribe for Subordinate Voting Shares in accordance with the terms and conditions of such PIPE Investor’s Subscription Agreement. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Newco, enforceable in accordance with its terms. As of the date of this Agreement, to the knowledge of Newco, no Subscription Agreement has been withdrawn, terminated or amended in writing in any respect. As of the date of this Agreement, Newco is not and, with the giving of notice, the lapse of time or both, would not be in default under any Subscription Agreement.

(b) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by Newco (including, from and after the Closing) to any PIPE Investor in respect of the PIPE Financing, except as set forth in the Subscription Agreements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO THE CRANE HARBOR PARTIES

(a) Subject to Section 10.9, except as set forth on the Crane Harbor Disclosure Schedules, or (b) except as set forth in any Crane Harbor SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Crane Harbor hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows:

Section 5.1 Organization and Qualification.

(a) The Crane Harbor Group Companies are each an exempted company, duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. The Crane Harbor Group Companies have the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except, in the case of Crane Harbor, where the failure to have such power or authority would not have a Crane Harbor Material Adverse Effect.

(b) True, complete and correct copies of the Governing Documents of each Crane Harbor Group Company and the Crane Harbor Registration Rights Agreement have been made available to the Company prior to the date of this Agreement, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Crane Harbor Group Company are in full force and effect, and no Crane Harbor Group Company is in breach or violation of any provision set forth in their Governing Documents or in material breach of the Crane Harbor Registration Rights Agreement. Each Crane Harbor Group Company has conducted its business in compliance with its Governing Documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Crane Harbor Material Adverse Effect. There are no other shareholder agreements or other agreement or resolutions among Crane Harbor and any of its shareholders (in their capacity as shareholders of the Company) to which the Crane Harbor or any Subsidiary is a party.

(c) The Crane Harbor Group Companies are duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Crane Harbor Material Adverse Effect.

Section 5.2 Capitalization.

(a) Section 5.2(a) of the Crane Harbor Disclosure Schedules sets forth a true, complete and correct statement of the number and class or series (as applicable) of the issued and outstanding Crane Harbor Shares and the Crane Harbor Share Rights as of the date hereof. All outstanding Equity Securities of the Crane Harbor Group Companies (except to the extent such concepts are not applicable under the applicable Law of the Crane Harbor Group Companies’ jurisdiction of incorporation or other applicable Law) as of the date hereof and as of immediately prior to the consummation of the Crane Harbor Continuance are or will be duly authorized and validly issued, fully paid and non-assessable. Except for the Crane Harbor Shares and Crane Harbor Share Rights set forth on Section 5.2(a) of the Crane Harbor Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Crane Harbor Shares and the Crane Harbor Share Rights as a result of, or to give effect to, the Crane Harbor Continuance), as of the date hereof, there are and shall be no other outstanding Equity Securities of the Crane Harbor Group Companies.

(b) The outstanding Equity Securities of the Crane Harbor Group Companies (i) were not issued in violation of the Governing Documents of the Crane Harbor Group Companies, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by the Crane Harbor Group Companies and (iii) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. Except as set forth on Section 5.2(b) of the Crane Harbor Disclosure Schedules, there are no voting trusts, proxies or other Contracts to which the Crane Harbor Group Companies are parties with respect to the voting or transfer of Crane Harbor’s Equity Securities.

(c) Other than the Crane Harbor Share Rights and Crane Harbor Shareholder Redemptions, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Crane Harbor Group Companies to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Crane Harbor Group Companies.

(d) The Crane Harbor Group Companies do not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and the Crane Harbor Group Companies are not partners or members of any partnership, limited liability company or joint venture.

(e) The Crane Harbor Group Companies do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.

Section 5.3 Authority. The Crane Harbor Group Companies have the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which each is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the Crane Harbor Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Crane Harbor Group Companies are or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of the Crane Harbor Group Companies. This Agreement and each Ancillary Document to which the Crane Harbor Group Companies are or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Crane Harbor Group Companies and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Crane Harbor Group Companies (assuming that this Agreement and the Ancillary Documents to which the Crane Harbor Group Companies are or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Crane Harbor Group Companies in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.4 Board Approval; Vote Required. The Crane Harbor Board (including any required committee or subgroup of such board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (a) determined that the Transactions are in the best interests of Crane Harbor and its shareholders and declared it advisable, to enter into this Agreement and the Ancillary Documents to which Crane Harbor and to consummate the Transactions, (b) approved the execution, delivery and performance by Crane Harbor of this Agreement, the Ancillary Documents to which Crane Harbor is or will be a party and the Transactions (including the Crane Harbor Continuance and the Transactions), and (c) resolved to recommend, among other things, the holders of Crane Harbor Shares vote in favor of the approval of this Agreement and the transactions contemplated by this Agreement (including the Crane Harbor Continuance and the Transactions), and directed that this Agreement and the Transactions be submitted for consideration by the Crane Harbor Shareholders at the Crane Harbor Shareholders Meeting. The Crane Harbor Shareholder Approval is the only vote of the holders of any class or series of capital stock of Crane Harbor necessary to approve the Transactions.

Section 5.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Crane Harbor Group Companies with respect to the Crane Harbor Group Companies’ execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Crane Harbor Group Companies are or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) compliance with any applicable requirements of Securities Laws, (iii) such filings with and approvals of Nasdaq to permit the Crane Harbor Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) such filings with and approvals of the TSX to permit the Crane Harbor Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the TSX, (v) such filings and approvals required in connection with the Crane Harbor Continuance, (vi) the Crane Harbor Shareholder Approval, or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Crane Harbor Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Crane Harbor Group Companies of this Agreement nor the Ancillary Documents to which the Crane Harbor Group Companies are or will be a party nor the consummation by the Crane Harbor Group Companies of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Crane Harbor Group Companies’ Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Crane Harbor Group Company is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Crane Harbor Group Companies or any of its properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of the Crane Harbor Group Companies, except in the case of clauses (ii) through (iv) above, as would not have a Crane Harbor Material Adverse Effect or prevent, materially delay or materially impair the ability of the Crane Harbor Group Companies to timely consummate the Transactions.

(c) The Crane Harbor Group Companies are each a trade agreement investor within the meaning of the Investment Canada Act.

Section 5.6 SEC Filings. Crane Harbor has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, including all of the statements, forms, reports and documents filed or furnished by it in connection with and subsequent to its initial public offering, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Crane Harbor SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement, the “Additional Crane Harbor SEC Reports”). Each of the Crane Harbor SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Crane Harbor SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Crane Harbor SEC Reports or the Additional Crane Harbor SEC Reports (for purposes of the Additional Crane Harbor SEC Reports, assuming that the representation and warranty set forth in Section 3.25 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Crane Harbor SEC Reports did not contain any Misrepresentation (for purposes of the Additional Crane Harbor SEC Reports, assuming that the representation and warranty set forth in Section 3.25 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Crane Harbor SEC Reports. To the knowledge of Crane Harbor, none of the Crane Harbor SEC Reports or the Additional Crane Harbor SEC Reports is subject to ongoing SEC review or investigation.

Section 5.7 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Crane Harbor’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Crane Harbor has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Crane Harbor’s financial reporting and the preparation of Crane Harbor’s financial statements for external purposes in accordance with GAAP and (ii) Crane Harbor has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Crane Harbor is made known to Crane Harbor’s principal executive officer and principal financial officer by others within Crane Harbor.

(b) Crane Harbor has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Crane Harbor has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Crane Harbor Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Crane Harbor, threatened against Crane Harbor by Nasdaq or the SEC with respect to any intention by such entity to deregister Crane Harbor Class A Shares or prohibit or terminate the listing of Crane Harbor Class A Shares on Nasdaq. Crane Harbor has not taken any action that is designed to terminate the registration of Crane Harbor Class A Shares under the Exchange Act.

(d) The Crane Harbor SEC Reports contain true and complete copies of the applicable Crane Harbor Financial Statements. The Crane Harbor Financial Statements (i) fairly present in all material respects the financial position of Crane Harbor as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Crane Harbor Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Crane Harbor has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Crane Harbor’s assets. Crane Harbor maintains and, for all periods covered by the Crane Harbor Financial Statements, has maintained books and records of Crane Harbor in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Crane Harbor in all material respects.

(f) Since its incorporation, Crane Harbor has not received any written complaint, allegation, assertion or claim that there is (i) to Crane Harbor’s knowledge, “significant deficiency” in the internal controls over financial reporting of Crane Harbor to Crane Harbor’s knowledge, (ii) to Crane Harbor’s knowledge, a “material weakness” in the internal controls over financial reporting of Crane Harbor, or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of Crane Harbor who have a significant role in the internal controls over financial reporting of Crane Harbor.

Section 5.8 Trust Account. As of the date hereof, Crane Harbor has an amount in cash in the Trust Account equal to at least $223,843,371. The funds held in the Trust Account are (a) invested in United States government treasury obligations, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to, and in accordance with, that certain Investment Management Trust Agreement, dated as of April 24, 2025 (the “Trust Agreement”), between Crane Harbor and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Crane Harbor SEC Reports or the Additional Crane Harbor SEC Reports to be inaccurate in any material respect or, to Crane Harbor’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Crane Harbor Holders who shall have elected to redeem their Crane Harbor Class A Shares pursuant to the Governing Documents of Crane Harbor or (iii) if Crane Harbor fails to complete a business combination within the allotted time period set forth in the Governing Documents of Crane Harbor and liquidates the Trust Account, subject to the terms of the Trust Agreement, Crane Harbor (in limited amounts to permit Crane Harbor to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Crane Harbor) and then the Pre-Closing Crane Harbor Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Crane Harbor and the Trust Agreement. Crane Harbor has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Crane Harbor, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since its incorporation, Crane Harbor has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Crane Harbor Holders who have elected to redeem their Crane Harbor Class A Shares pursuant to the Governing Documents of Crane Harbor, each in accordance with the terms of and as set forth in the Trust Agreement, Crane Harbor shall have no further obligation under either the Trust Agreement or the Governing Documents of Crane Harbor to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein or in any Ancillary Document and the compliance by the Company with its obligations hereunder, Crane Harbor has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Crane Harbor on the Closing Date.

Section 5.9 Listing. The issued and outstanding Crane Harbor Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CHACU” The issued and outstanding Crane Harbor Class A Shares and Crane Harbor Share Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “CHAC” and “CHACR,” respectively. As of the date hereof, Crane Harbor has no reason to believe that the Crane Harbor Class A Shares will not continue to be listed on the Nasdaq following the Closing. There is no Proceeding pending or, to the knowledge of Crane Harbor, threatened in writing against Crane Harbor by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Crane Harbor Shares, the Crane Harbor Class A Shares or the Crane Harbor Share Rights or terminate the listing of Crane Harbor on the Nasdaq. None of Crane Harbor or any of its Affiliates has taken any action in an attempt to terminate the registration of the Crane Harbor Shares, the Crane Harbor Class A Shares or the Crane Harbor Share Rights under the Exchange Act. Crane Harbor is not in violation of any of the rules and regulations or applicable continuing listing requirements of the Nasdaq.

Section 5.10 Contracts. Section 5.10 of the Crane Harbor Disclosure Schedules lists all material Contracts to which Crane Harbor is a party or by which Crane Harbor or any of its assets or properties is bound, including without limitation any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by Crane Harbor, any Contract relating to Indebtedness of Crane Harbor, any Contract with any Person with whom Crane Harbor does not deal at arm’s length within the meaning of the Canadian Tax Act, any Contract requiring Crane Harbor to guarantee the Liabilities of any Person and any Contract regarding any material indemnification obligations incurred or provided by Crane Harbor, and full and accurate copies of all such Contracts have been provided to the Company, including any Contract providing for any Crane Harbor Change of Control Payment of the type described in clause (a) of the definition thereof. (a) Each Contract required to be listed in Section 5.10 of the Crane Harbor Disclosure Schedules is valid and binding on Crane Harbor and, to the knowledge of Crane Harbor, the counterparty thereto, and is in full force and effect, (b) Crane Harbor and, to the knowledge of Crane Harbor, the counterparties thereto are not in material breach of, or material default under, any such Contract, (c) to Crane Harbor’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of Crane Harbor’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (d) Crane Harbor has delivered or made available to the Company true, complete and accurate copies of such Contracts, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, and (e) as of the date hereof, Crane Harbor has not received written, or, to Crane Harbor’s knowledge, oral notice of termination, cancellation or non-renewal of any such Contract.

Section 5.11 Absence of Changes. Since the IPO to the date of this Agreement, no Crane Harbor Material Adverse Effect has occurred and except as otherwise reflected in the Crane Harbor Financial Statements or as expressly contemplated or permitted by this Agreement, Crane Harbor has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects.

Section 5.12 Litigation. There is (and since Crane Harbor’s incorporation, there has been) no Proceeding pending or, to Crane Harbor’s knowledge, threatened by or against Crane Harbor that, if adversely decided or resolved, would reasonably be expected to be, individually or in the aggregate, material to Crane Harbor, taken as a whole or that would prevent, materially delay or materially impair the ability of Crane Harbor to timely consummate the Transactions. None of Crane Harbor nor any of its properties or assets is subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of Crane Harbor to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by Crane Harbor pending against any other Person.

Section 5.13 Compliance with Applicable Law. Crane Harbor (a) conducts, and since its incorporation has conducted, its business in accordance with all Laws and Orders applicable to Crane Harbor and is not in violation of any such Law or Order, and (b) has not received any written communications from a Governmental Entity that alleges that Crane Harbor is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to Crane Harbor, taken as a whole.

Section 5.14 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) Since its incorporation, neither Crane Harbor nor any of its directors or officers, nor, to Crane Harbor’s knowledge, any of its employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing, is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a Sanctioned Person.

(b) Since its incorporation, Crane Harbor has not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(c) Since its incorporation, neither Crane Harbor nor any of its directors or officers, nor, to Crane Harbor’s knowledge, any of its employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws, directly or indirectly, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments, or anything of value, to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with applicable Law, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment or any thing of value under any Anti-Corruption Laws.

(d) Since its incorporation, Crane Harbor has not, to Crane Harbor’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

Section 5.15 Employees. Other than as set forth in Section 5.15 of the Crane Harbor Disclosure Schedules, Crane Harbor has never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Crane Harbor’s officers and directors in connection with activities on Crane Harbor’s behalf in an aggregate amount not in excess of the amount of cash held by Crane Harbor outside of the Trust Account, Crane Harbor has no unsatisfied liabilities with respect to any employee. Crane Harbor does not currently maintain or have any liability under any employment or employee benefit plan, program, agreement, policy or arrangement, and neither the execution and delivery of this Agreement nor the Ancillary Documents nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Crane Harbor, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Crane Harbor being classified as an “excess parachute payment” under Section 280G of the Code.

Section 5.16 Not an Investment Company. Crane Harbor is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” within the meaning of the Investment Company Act, and the rules and regulations promulgated thereunder.

Section 5.17 Business Activities; Assets. Since its incorporation, Crane Harbor has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Crane Harbor’s Governing Documents, there is no Contract binding upon Crane Harbor or to which Crane Harbor is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Crane Harbor does not own any real property. Crane Harbor does not own any material property or assets, other than its interest in the Trust Account. All property and assets owned by Crane Harbor are owned free and clear of any Lien.

Section 5.18 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 5.18 of the Crane Harbor Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Crane Harbor Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the Crane Harbor Financial Statements included in the Crane Harbor SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Crane Harbor SEC Reports in the ordinary course of business (and not as a result of a breach of any Contract by Crane Harbor), (e) that are incurred with the consent of the Company or (f) that would not reasonably be expected to be, individually or in the aggregate, material to Crane Harbor, Crane Harbor does not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto. Immediately prior to the Closing, Crane Harbor shall have no Indebtedness outstanding.

Section 5.19 Tax Matters.

(a) Crane Harbor has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws, and Crane Harbor has paid all material income and other Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Crane Harbor has duly and timely withheld all material amounts of Taxes required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Tax Authority all such amounts required to have been withheld, collected and paid.

(c) Crane Harbor has duly and timely collected all amounts on account of any sales or transfer tax required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(d) Crane Harbor is not currently the subject of a Tax Contest. Crane Harbor has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(e) Crane Harbor has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., state, or local income Tax Law), private letter rulings, advanced tax rulings, advance pricing agreements, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Crane Harbor which agreement or ruling would be effective after the Closing Date.

(g) Crane Harbor will not be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business or (vi) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non- U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law).

(h) Crane Harbor is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. income Tax Law). Crane Harbor has not entered into, participated or engaged in any transactions which are subject to the reporting requirements under section 237.3 of the Canadian Tax Act or the notification requirements under section 237.4 of the Canadian Tax Act, or the reporting or notification requirements, under similar provisions of any other applicable provincial or territorial Law.

(i) Crane Harbor has not received any material refund of Taxes, Tax credit, deduction or subsidy to which it was not entitled.

(j) There are no Liens for Taxes on any assets of Crane Harbor other than Permitted Liens.

(k) Crane Harbor was not a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l) Crane Harbor is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(m) Crane Harbor is, and has been since its formation, (i) organized under the laws of the Cayman Islands and (ii) treated as a foreign corporation for United States federal income tax purposes.

(n) Crane Harbor has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) No written claims have ever been made by any Tax Authority in a jurisdiction where Crane Harbor does not file Tax Returns that Crane Harbor is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(p) Crane Harbor does not have a permanent establishment (within the meaning of an applicable Tax treaty) nor otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(q) Crane Harbor (i) has not been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group the common parent of which was Crane Harbor or any of its current Affiliates) and (ii) does not have any Liability for the Taxes of any Person under Section 160 of the Canadian Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(r) Crane Harbor has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(s) Crane Harbor is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and Crane Harbor is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Canadian or U.S. federal income Tax purposes.

(t) There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of sections 78 or 80 to 80.04 of the Canadian Tax Act or any equivalent provincial provision to Crane Harbor at any time prior to the Closing.

(u) After the Crane Harbor Continuance Date, Crane Harbor will be a “taxable Canadian corporation” for purposes of the Canadian Tax Act.

(v) To the knowledge of Crane Harbor, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(w) There are no Crane Harbor Shares that were issued in connection with the performance of services and subject to vesting for which a valid and timely election under Section 83(b) of the Code was not made. Crane Harbor has delivered to the Company correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS service center with respect to any Crane Harbor Share that was initially subject to a vesting arrangement issued by Crane Harbor to any of its employees, non-employee directors, consultants, or other service providers.

Section 5.20 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 5.20 of the Crane Harbor Disclosure Schedules (which fees shall be the sole responsibility of Crane Harbor), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Crane Harbor or any of its Affiliates for which Crane Harbor has any obligation.

Section 5.21 Transactions with Affiliates. Section 5.21 of the Crane Harbor Disclosure Schedules sets forth all Contracts between (a) Crane Harbor, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder (including the Sponsor) or Affiliate of either Crane Harbor or the Sponsor, on the other hand (each Person identified in this clause (b), a “Crane Harbor Related Party”), other than (i) Contracts with respect to a Crane Harbor Related Party’s employment with, or the provision of services to, Crane Harbor entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing Crane Harbor Holder’s or a holder of Crane Harbor Share Rights’ status as a holder of Crane Harbor Shares or Crane Harbor Share Rights, as applicable, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Crane Harbor Related Party (A) owns any interest in any material asset used in Crane Harbor’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, lessor or lessee or other material business relation of Crane Harbor or (C) owes any material amount to, or is owed any material amount by, Crane Harbor. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.21 are referred to herein as “Crane Harbor Related Party Transactions”.

Section 5.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of Crane Harbor in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement is declared effective or when the Proxy Statement and Canadian Prospectus is mailed to the Pre-Closing Crane Harbor Holders or at the time of the Crane Harbor Shareholders Meeting and when the Canadian Prospectus is filed, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation; provided, however, that Crane Harbor makes no representation with respect to any forward looking statements or information derived from third party sources which Crane Harbor believes to be accurate supplied by Crane Harbor for inclusion in, or relating to information to be included in the Registration Statement or Proxy Statement or Canadian Prospectus.

Section 5.23 Data Privacy and Security. Except as would not reasonably be expected to have a Crane Harbor Material Adverse Effect, (i) Crane Harbor has, at all times since December 31, 2022, complied with all applicable Privacy Laws and (ii) to the knowledge of Crane Harbor, there have been no Security Incidents involving Personal Data in the possession, custody, or control of Crane Harbor, or processed by third parties on Crane Harbor’s behalf. Crane Harbor has taken commercially reasonable precautions designed to protect, as applicable, the confidentiality, integrity and security of the material Crane Harbor IT Systems. All Crane Harbor IT Systems are, to the knowledge of Crane Harbor, (i) free from any “Trojan horse”, material “virus”, “ransomware”, or other material malicious code, material defect, material bug, or material programming, material design or material documentation error and (ii) in reasonably good working condition to effectively perform all material information technology operations necessary for the operation of the business (except for ordinary wear and tear).

Section 5.24 CFIUS Foreign Person Status.

Crane Harbor (i) is not a “foreign person” within the meaning of the DPA and (ii) is not “controlled” by a foreign person within the meaning of the DPA, and Crane Harbor, the Sponsor, and the direct and indirect investors of either of the foregoing do not permit and will not permit any foreign person– whether affiliated as a limited partner or otherwise – to obtain through it any of the following within the meaning of the DPA with respect to the Company and Newco: (a) access to any “material nonpublic technical information” in the possession of the Company or Newco; (b) membership or observer rights on the board of directors of the Company or Newco or equivalent governing body of the Company or Newco or the right to nominate an individual to a position on the board of directors of the Company or Newco or equivalent governing body of the Company or Newco; (c) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of the Company or Newco regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company or Newco; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of the Company or Newco.

Section 5.25 Data Security Program Status. Crane Harbor is not a “covered person,” as defined in Executive Order 14117 and rules issued thereunder, including 28 C.F.R. Part 202, as amended from time to time.

Section 5.26 Outbound Investment Security Program Status. Crane Harbor is not a “person of a country of concern” within the meaning of 31 C.F.R. Part 850, as implemented or revised from time to time.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company, Newco and Crane Harbor.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Company, Newco and Crane Harbor shall, and shall cause their respective Subsidiaries (as applicable) to, except (w) as expressly contemplated by this Agreement, any Ancillary Document, or the Pre-Closing Reorganization, (x) as required by applicable Law or any Governmental Entity, (y) in the case of the Company only, as set forth on Section 6.1 of the Company Disclosure Schedules, or (z) as consented to in writing by, in the case of the Group Companies and Newco, Crane Harbor and in the case of Crane Harbor, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate their respective business (including, in the case of the Company, that of the Group Companies) in the ordinary course and consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organization, assets, properties and material business relations (including, in the case of the Company, those of the Group Companies), taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, in accordance with its terms, each of the Company, Newco and Crane Harbor shall, and shall cause their respective Subsidiaries (as applicable) to, except (v) as expressly contemplated by this Agreement, any Ancillary Document or the Pre-Closing Reorganization, (w) as required by applicable Law or any Governmental Entity, (x) in the case of the Company, as set forth on Section 6.1(b) of the Company Disclosure Schedules, (y) in the case of Crane Harbor, as set forth on Section 6.1(b) of the Crane Harbor Disclosure Schedules, or (z) as consented to in writing by, in the case of the Group Companies, Crane Harbor and in the case of Crane Harbor, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) not to do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Subsidiary, other than, in the case of the Company only, (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, and (B) the withholding of shares of the applicable class of capital stock of the Company in connection with the payment of Taxes or the exercise price upon the exercise or conversion of any Company Equity Awards or Company Warrants outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(ii) (A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any (A) Governing Documents, (B) in the case of the Company, the Company Shareholders Agreements, or, other than amendments of solely an administrative nature which will not impact the terms of any Rollover Equity Award, any Company Equity Plan, or (C) in the case of Crane Harbor, the Trust Agreement or the Share Rights Agreement;

(iv) (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties, other than (x) inventory or obsolete equipment in the ordinary course of business, (y) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, or (z) any non- material Intellectual Property Rights abandoned or allowed to lapse in the ordinary course of business to the extent commercially reasonable in the Company’s business judgment, (B) create, subject to or incur any Lien on any material assets or properties (other than Permitted Liens), or (C) disclose any material Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets) or any source code;

(v) (A) transfer, issue, sell or grant (1) any Equity Securities of itself or any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of itself or any Subsidiary, other than, in the case of the Company only, the issuance of shares of the applicable class of capital stock of the Company upon the exercise, vesting or conversion of any Company Equity Awards or Company Preferred Shares outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement (provided, however, that, prior to the Company Required Approval having been obtained, the Company shall be prohibited from accelerating to an earlier date the vesting of any Company Equity Awards under the terms of the applicable Company Equity Plan), (B) in the case of the Company only, consent to the transfer of any Company Shares, or (C) transfer or otherwise directly or indirectly dispose of, agree or consent to the transfer of, or subject to a Lien (other than a Permitted Lien), (1) any Equity Securities of any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of any of its Subsidiaries;

(vi) incur, create or assume any Indebtedness, other than, in the case of the Company only, ordinary course trade payables;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than, (A) in the case of the Company only, intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) in the case of the Group Companies only, except as required under the terms of any Employee Benefit Plan or Contract of any Group Company that is set forth in Section 3.11(a) of the Company Disclosure Schedules, (A) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan or any other benefit or compensation plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, other than amendments of health or welfare benefit plans

(ix) in connection with the annual renewal and reenrollment of such plans in the ordinary course of business and consistent with past practice that would not increase the aggregate cost to the Group Companies of maintaining all Employee Benefit Plans that are health or welfare plans by more than 5% in the aggregate for all such amendments, (B) make, promise or grant any salary, bonus, benefit, incentive or any other compensation increase or decrease payable to any employee at a “Director” level or above, or (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

(x) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

(xi) modify, extend, or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of any Group Company as the bargaining representative for any employees of any Group Company.

(xii) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;

(xiii) in the case of the Company only, in any calendar year (A) increase the total number of employees of the Group Companies by more than 10% on a net basis, taking into account all employees hired during such calendar year and all employees who separate from employment for any reason during such calendar year; or (B) terminate (other than for cause), the employment of a number of employees of the Group Companies that exceeds 10% of the total number of employees of the Group Companies as of the first day of such calendar year;

(xiv) in the case of Crane Harbor only, hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

(xv) make, change or revoke any material election concerning Taxes, amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability, enter into any material Tax closing agreement, settle or compromise any material Tax Contest, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax Contest, other than any such extension or waiver that is an extension of time to file a Tax Return obtained in the ordinary course of business;

(xvi) enter into any settlement, conciliation or similar Contract other than, in the case of the Company only, any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies of less than $500,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Crane Harbor or any of its Affiliates after the Closing), in the case of the Company, or on Crane Harbor, in the case of Crane Harbor;

(xvii) waive, release or assign, compromise or settle any Proceeding, other than, in the case of the Company only, the settlement of any proceeding involving only the payment of money (not covered by insurance) by any Group Company of any amount not exceeding $500,000 in the aggregate;

(xviii) authorize or incur any capital expenditures or commitments other than, in the case of the Company only, capital expenditures or commitments not exceeding $1,000,000 individually;

(xix) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

(xx) change any method of accounting in any material respect, other than changes that are made in accordance with GAAP;

(xxi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xxii) make or promise any Company Change of Control Payment or Crane Harbor Change of Control Payment, other than, in the case of the Company only, those set forth on Section 1.1 of the Company Disclosure Schedules;

(xxiii) (A) in the case of the Company only, (1) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (2) waive any material benefit or right under any Material Contract, or (3) other than in the ordinary course of business, enter into any Contract that would constitute a Material Contract, and (B) in the case of Crane Harbor only, (1) amend, modify or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms), (2) waive any material benefit or right under any material Contract, or (3) other than in the ordinary course of business, enter into any Contract;

(xxiv) in the case of the Company only, fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market; or

(xxv) agree to take any of the actions set forth in this Section 6.1(b).

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of any other Party or its respective Affiliates prior to the Closing.

Section 6.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 6.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Closing Date, Crane Harbor)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that (x) each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents and (y) each Party shall bear 50% of the HSR Act filing fee and any filing or similar fees with respect to any Foreign Antitrust Laws. Each Party shall (A) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within twenty (20) Business Days) following the date of this Agreement, (B) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any Foreign Antitrust Laws with respect to the transactions contemplated by this Agreement promptly following the date of this Agreement, and (C) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or under any Foreign Antitrust Laws. Crane Harbor shall promptly inform the Company of any substantive communication between Crane Harbor, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Crane Harbor of any substantive communication between the Company or Newco, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (x) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (y) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or under any applicable Foreign Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Crane Harbor and the Company. Nothing in this Section 6.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with the other Party’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Crane Harbor, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Crane Harbor) or Crane Harbor (in the case of the Company and Newco), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written substantive communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Any materials exchanged in connection with this Section 6.2 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of any Party, and to remove competitively sensitive material; provided, that such Party may, as it deems advisable and necessary, designate any materials provided to the other Party under this Section 6.2 as “outside counsel only.” Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of Crane Harbor, the Company, or, in the case of the Company and Newco, Crane Harbor in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of Crane Harbor, the Company and Newco, or, in the case of the Company, Crane Harbor, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Crane Harbor, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Crane Harbor, Crane Harbor or any of its Representatives (in their capacity as a representative of Crane Harbor) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Crane Harbor and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other, and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of, in the case of the Group Companies, Crane Harbor and in the case of Crane Harbor, the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.3 Confidentiality and Access to Information.

(a) The Parties acknowledge and agree that as of the date hereof, and continuing through the Closing Date and terminating thereafter, the Parties and each of their respective Affiliates and Representatives remain bound to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or in any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, each Party shall provide, or cause to be provided, to the other Party and its Representatives during normal business hours reasonable access to its and its Subsidiaries’ properties, directors, officers, books and records (in a manner so as to not interfere with normal business operations). Notwithstanding the foregoing, neither Party nor its Subsidiaries shall be required to provide to the other Party or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of such Party with respect to confidentiality, non-disclosure or privacy, or (D) jeopardize protections afforded to such Party or its Subsidiaries under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the so affected Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and Crane Harbor, any Crane Harbor Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that, each Party shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis. For the avoidance of doubt, this Section 6.3 shall not permit any Party to conduct invasive sampling or other invasive or intrusive environmental testing of any real property of another Party without the prior written consent of, in the case of the Group Companies, Crane Harbor and in the case of Crane Harbor, the Company (which may be withheld, conditioned or delayed by such Party in its sole discretion).

(c) For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Parties are permitted to disclose the Tax treatment of the transactions that are the subject of this Agreement to the extent necessary to prevent any such transaction from becoming, or from becoming part of a series of transactions that includes, a “reportable transaction” as defined in subsection 237.3(1) of the Canadian Tax Act and any comparable provision of provincial or foreign law. In addition, if at any time after the Closing Date, a Party determines, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the Canadian Tax Act) has determined, that the transactions contemplated by this Agreement are or would be subject to the reporting requirements under section 237.3 or the notification requirements under section 237.4 of the Canadian Tax Act (in this section, the “Disclosure Requirements”), that Party will promptly inform the other Party of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate in good faith to determine the applicability of such requirements. In the event that, following such cooperation, it is ultimately determined that any Party is required to file any applicable information return, notification and/or disclosure in accordance with the Disclosure Requirements (in this section, in each case, a “Mandatory Disclosure”), each Party required to file a Mandatory Disclosure (in this section, a “Disclosing Party”) shall submit to the other Party a draft of such Mandatory Disclosure at least 30 days before the date on which such Mandatory Disclosure is required by Law to be filed, and such other Party shall have the right to make reasonable comments or changes on such draft by communicating such comments or changes in writing to the Disclosing Party at least 15 days before the date on which such Mandatory Disclosure is required by Law to be filed. The Disclosing Party shall consider in good faith any such comments or changes proposed by the other Party and shall incorporate such comments or changes which the Disclosing Party determines are reasonable and in accordance with Law.

Section 6.4 Disclosed Personal Data

(a) The Parties acknowledge and agree that the Disclosed Personal Data is necessary for the Parties to determine whether to proceed with the Transactions contemplated by this Agreement and, if the determination is made to proceed with the Transactions, to complete them.

(b) Prior to the consummation of the Transactions contemplated by this Agreement, the Parties shall: (i) use or disclose any Disclosed Personal Data solely as required to (A) determine whether to proceed with the Transactions contemplated by this Agreement, (B) perform their obligations and exercise their rights under this Agreement related to the Transactions contemplated by this Agreement, (C) consummate the Transactions contemplated by this Agreement, or (D) comply with applicable Laws; (ii) not use or disclose any Disclosed Personal Data for any purpose except and only to the extent permitted or required by applicable Law; (iii) protect all Disclosed Personal Data using security safeguards appropriate to the sensitivity of the information; and (iv) within a reasonable period following (A) the consummation of the Transactions contemplated by this Agreement; (B) a decision by either or both Parties not to proceed with the Transactions contemplated by this Agreement; or (C) the Disclosed Personal Data is no longer necessary for the purposes set out in (i), destroy or return to the other Party all Disclosed Personal Data.

(c) Following the consummation of the Transactions contemplated by this Agreement, the Parties shall: (i) use or disclose the Disclosed Personal Data solely for the purposes for which the Disclosed Personal Data was collected, permitted to be used or disclosed prior to the consummation of the Transactions contemplated by this Agreement, unless consent is obtained or as otherwise permitted or required by applicable Law; (ii) protect all Disclosed Personal Data using security safeguards appropriate to the sensitivity of the information; and (iii) give effect to any withdrawal of consent required under any applicable Law.

Section 6.5 Public Announcements.

(a) Subject to Section 6.5(b), Section 2.4, Section 6.8 and Section 6.9, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby prior to the Closing without the prior written consent of, in the case of the Group Companies, Crane Harbor and in the case of Crane Harbor, the Company; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is Crane Harbor, or Crane Harbor, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4, (iii) subject to and in accordance with Section 6.2(b), to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions, or (iv) to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as (A) such announcements or communications relate solely to the status and terms (including price terms) of this Agreement and the Transactions and (B) such recipients are subject to confidentiality obligations at least as restrictive as those set forth in the Confidentiality Agreement; provided, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party Consent.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Crane Harbor prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Crane Harbor shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Crane Harbor shall consider such comments in good faith. The Company, on the one hand, and Crane Harbor, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Crane Harbor, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Crane Harbor shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.6 Tax Matters.

(a) Tax Treatment.

(i) For U.S. federal income tax purpose, the Parties intend that (A) the Crane Harbor Continuance shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) each of the Company Exchange and Crane Harbor Exchange, and other related transactions shall constitute a single integrated transaction intended to qualify as a tax-free exchange within the meaning of Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code, (collectively, the “Intended Tax Treatment”), and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all U.S. Tax Returns consistent with, and take no position inconsistent with (whether in U.S. audits, U.S. Tax Returns or otherwise with respect to U.S. federal income tax matters), the treatment described in this Section 6.6(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) Crane Harbor, the Company and Newco hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(b) If, in connection with the preparation and filing of the Registration Statement and/or Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted with respect to the U.S. Tax treatment of (i) the Crane Harbor Continuance or Crane Harbor Exchange for the Pre-Closing Crane Harbor Holders or Crane Harbor, then Crane Harbor will procure Winston & Strawn LLP or other counsel to Crane Harbor (“Crane Harbor Tax Counsel”) to deliver such tax opinions or (ii) the Company Exchange for the Company Shareholders or the Company, then the Company will procure Cooley LLP or other counsel to the Company (“Company Tax Counsel”) to deliver such tax opinions and, in either case, Crane Harbor, the Company and Newco, as applicable, shall deliver to Crane Harbor Tax Counsel or Company Tax Counsel, as applicable, customary Tax representation letters reasonably satisfactory to Crane Harbor Tax Counsel or Company Tax Counsel, as applicable, at such time or times as may be reasonably requested by Crane Harbor Tax Counsel or Company Tax Counsel, as applicable, in connection with the delivery of any such tax opinions with respect to the Tax treatment of the Transactions.

(c) For Canadian income tax purposes, the Parties intend that (i) the Company Exchange be tax-deferred for each Company Shareholder under either section 85 of the Canadian Tax Act (to the extent a Company Shareholder files a joint election under subsection 85(1) of the Canadian Tax Act with Newco) or subsection 85.1(1) of the Canadian Tax Act (to the extent that (A) the application of subsection 85.1(1) of the Canadian Tax Act is not precluded for such Company Shareholder by virtue of subsection 85.1(2) of the Canadian Tax Act, (B) such Company Shareholder holds the Company Shares as capital property for the purposes of the Canadian Tax Act, and (C) such Company Shareholder does not include a gain or loss on the disposition of the Company Shares on the Company Exchange in such Company Shareholder’s return of income for the taxation year in which the Company Exchange occurred) and (ii) subsection 7(1.4) of the Canadian Tax Act apply to the exchange of certain Company Options as described in the Plan of Arrangement. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with, the treatment described in this Section 6.6(c) unless required to do so by applicable Canadian income Tax Law.

(d) Crane Harbor, the Company or Newco, as applicable, shall promptly notify the other party in writing if, before the Closing Date, it determines that it is not reasonable for the Transactions to qualify for the Intended Tax Treatment. Following such notice, the Company or Newco may propose amendments to the terms of this Agreement that the Company or Newco believes could reasonably facilitate such qualification without adversely affecting the rights and commercial position of Crane Harbor, the Company, Newco, and their respective shareholders. In that case, Crane Harbor shall consider in good faith the proposed amendments and, if it determines in good faith that they would not result in unreasonable delay to Closing and would not adversely affect the rights or commercial position of Crane Harbor, the Company, Newco, and their respective shareholders, the Parties shall use reasonable best efforts to effect any such amendments.

(e) In the event that Crane Harbor or Newco determines after Closing that Crane Harbor or Newco is a PFIC for any taxable year, Crane Harbor of Newco, as applicable, shall use commercially reasonable efforts to provide sufficient information to Newco’s shareholders to make a timely “qualified electing fund” election within the meaning of Section 1295 of the Code with respect to Crane Harbor or Newco, as applicable.

Section 6.7 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause Newco, the other Group Companies, its controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) discuss or negotiate with any Person a Company Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 6.7); (iv) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Crane Harbor in writing promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Crane Harbor reasonably informed on a current basis of any modifications to such offer or information. Notwithstanding anything to the contrary in this Section 6.7(a), this Agreement shall not prevent the Company or its board of directors from, prior to obtaining the Company Required Approval in respect of the Company Arrangement Resolution, disclosing to Company Shareholders the receipt, existence or terms of a bona fide Company Acquisition Proposal received after the date hereof that did not result from a material breach of this Section 6.7(a).

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Crane Harbor shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Crane Harbor Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Crane Harbor Acquisition Proposal; (iii) discuss or negotiate with any Person a Crane Harbor Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 6.7), (iv) enter into any Contract or other arrangement or understanding regarding a Crane Harbor Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, an offering of any securities of Crane Harbor (or any Affiliate or successor of Crane Harbor); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Crane Harbor agrees to (A) notify the Company promptly upon receipt of any Crane Harbor Acquisition Proposal by Crane Harbor, and to describe the material terms and conditions of any such Crane Harbor Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Crane Harbor Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. Notwithstanding any other provision to the contrary contained in this Agreement, none of the provisions of this Section 6.7(b) (including without limitation any of the foregoing regarding exclusivity) shall in any way apply to or limit the activities of any non-controlled affiliate of Crane Harbor (each, a “Crane Harbor Non- Controlled Affiliate”), but only if Confidential Information (as defined in the Confidentiality Agreement) of the Company has not been, and is not, made available to any such Crane Harbor Non-Controlled Affiliate. Should any individual who is employed by a Crane Harbor Non-Controlled Affiliate receive Confidential Information (as defined in the Confidentiality Agreement) of the Company in his or her capacity as a director, officer or other representative of Crane Harbor, such individual will be bound by the terms of this Agreement applicable to Crane Harbor, but the activities of such Crane Harbor Non-Controlled Affiliate may continue without limitation as set forth herein and this Agreement shall not apply to such Crane Harbor Non-Controlled Affiliate so long as such Crane Harbor Non- Controlled Affiliate does not disclose or use any such Confidential Information (as defined in the Confidentiality Agreement) in connection with such activities and is not otherwise directed to take, or refrain from taking such actions, but such individuals.

Section 6.8 Preparation of Registration Statement and Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare and Newco shall file with the SEC, the Registration Statement which will be used to register the Newco Shares issuable pursuant to the Transactions, all in accordance with and as required by Newco’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC, Nasdaq and TSX. Each Party shall use its reasonable best efforts to (a) cause the Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies and Newco, the provision of financial statements of, and any other information with respect to, the Group Companies and Newco for all periods, and in the form, required to be included in the Registration Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC and its staff; (c) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Each Party shall promptly furnish, or cause to be furnished, to the other Parties all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.8 or for including in any other statement, filing, notice or application made by or on behalf of Newco to the SEC, Nasdaq or TSX in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.6(b). Newco shall allow Crane Harbor and its counsel to review the Registration Statement and any amendment thereto a reasonable amount of time prior to filing the Registration Statement or any amendment or supplement thereto and shall consider for inclusion in the Registration Statement and/or any amendment or supplement thereto any reasonable comments proposed by Crane Harbor. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement, then (i) such Party shall promptly inform the other Parties thereof; (ii) the Parties shall prepare an amendment or supplement to the Registration Statement and (iii) Newco shall file such amendment or supplement with the SEC. Newco and Crane Harbor shall, as promptly as reasonably practicable, advise Company of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Newco Shares for offering or sale in any jurisdiction, and the Parties shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation.

(b) As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare and Crane Harbor shall file with the SEC, the Proxy Statement which will be used for the Crane Harbor Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Crane Harbor’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq and TSX. Each Party shall use its reasonable best efforts to (a) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies and Newco, the provision of financial statements of, and any other information with respect to, the Group Companies and Newco for all periods, and in the form, required to be included in the Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC and its staff; (c) have the Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Each Party shall promptly furnish, or cause to be furnished, to the other Parties all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.8 or for including in any other statement, filing, notice or application made by or on behalf of Crane Harbor to the SEC or Nasdaq or TSX in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.6(b). Crane Harbor shall allow Newco, the Company and their counsel to review the Proxy Statement and any amendment thereto a reasonable amount of time prior to filing the Proxy Statement or any amendment or supplement thereto and shall consider for inclusion in the Proxy Statement and/or any amendment or supplement thereto any reasonable comments proposed by the Company or Newco. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then (i) such Party shall promptly inform the other Parties thereof; (ii) the Parties shall prepare an amendment or supplement to the Proxy Statement; and (iii) Crane Harbor shall mail, if appropriate, such amendment or supplement to the Pre-Closing Crane Harbor Holders. Crane Harbor shall as promptly as reasonably practicable advise Company of the time of effectiveness of the Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Crane Harbor Shares for offering or sale in any jurisdiction, and the Parties shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation.

(c) The Parties shall prepare, and Newco shall file with the Ontario Securities Commission, a preliminary Canadian Prospectus and a final Canadian Prospectus in sufficient time for Newco to become a reporting issuer in the Province of Ontario by the Closing Date. Each Party shall use its reasonable best efforts to cause each of the preliminary Canadian Prospectus and final Canadian Prospectus to comply as to form in all material respects with applicable Canadian securities Laws. The Company and Newco shall allow Crane Harbor and its counsel to review the Canadian Prospectus and any amendments thereto a reasonable amount of time prior to their respective filings and shall consider for inclusion in the Canadian Prospectus and/or any amendment or supplement thereto any reasonable comments proposed by Crane Harbor.

Section 6.9 Crane Harbor Shareholder Approval. As promptly as reasonably practicable following the time at which the Proxy Statement is declared effective under the Securities Act, Crane Harbor shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and promptly hold a meeting of its shareholders (the “Crane Harbor Shareholders Meeting”) in accordance with the Governing Documents of Crane Harbor, for the purposes of obtaining the Crane Harbor Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Crane Harbor Shareholder Redemption. Crane Harbor shall, through unanimous approval of the Crane Harbor Board, recommend to its shareholders (the “Crane Harbor Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Transactions) (the “BCA Proposal”); (ii) the approval of the Crane Harbor Continuance and the adoption of the articles of continuance in the form attached hereto as Exhibit H (the “Crane Harbor Continuance Proposal”); (iii) the approval of the Plan of Arrangement (the “Plan of Arrangement Proposal”); (iv) the confirmation of the by-laws of Crane Harbor following the Crane Harbor Continuance, in the form attached hereto as Exhibit I (the “Crane Harbor By-laws Proposal”); (v) the approval and adoption of any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (vi) the adoption and approval of a proposal for the adjournment of the Crane Harbor Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in clauses (i) through (iv) together, the “Transaction Proposals”); provided, that Crane Harbor may postpone or adjourn the Crane Harbor Shareholders Meeting, after reasonable consultation with the Company (and after taking into account the Company’s good faith input), (A) to solicit additional proxies for the purpose of obtaining the Crane Harbor Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Crane Harbor has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Crane Harbor Holders prior to the Crane Harbor Shareholders Meeting, or (D) if the holders of Crane Harbor Class A Shares have elected to redeem a number of Crane Harbor Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall Crane Harbor adjourn the Crane Harbor Shareholders Meeting for more than ten (10) Business Days later than the original date of the Crane Harbor Shareholders Meeting or to a date that is beyond the Termination Date. The Crane Harbor Board Recommendation shall be included in the Registration Statement and Proxy Statement. The Crane Harbor Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Crane Harbor Board Recommendation (a “Change in Recommendation”); provided, that the Crane Harbor Board may make a Change in Recommendation if it determines in good faith after consultation with Crane Harbor’s outside legal counsel and financial advisors that a failure to make a Change in Recommendation would be inconsistent with its fiduciary obligations under applicable Law. Crane Harbor acknowledges that its obligations hereunder to furnish the Registration Statement and Proxy Statement, convene the Crane Harbor Shareholders Meeting and solicit the Crane Harbor Shareholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of the Crane Harbor Board Recommendation in accordance with the terms hereof.

Section 6.10 Nasdaq Listing. Crane Harbor shall ensure that Crane Harbor remains listed as a public company on, and for the Crane Harbor Shares to be tradable over, Nasdaq and that, upon completion of the Crane Harbor Exchange, the Subordinate Voting Shares are listed and traded on Nasdaq. From the date hereof through the Closing, Crane Harbor shall promptly notify the Company of any communications or correspondence from the Nasdaq with respect to any potential suspension of listing or delisting action contemplated or threatened by the Nasdaq.

Section 6.11 TSX Listing. Each of Crane Harbor, the Company and Newco shall use its reasonable best efforts to cause: (a) Newco’s initial listing application with the TSX in connection with the transactions contemplated by this Agreement to have been approved; (b) Newco to satisfy all applicable initial and continuing listing requirements of the TSX; and (c) the Subordinate Voting Shares issuable in accordance with the Plan of Arrangement to be approved for listing on the TSX, subject to satisfaction of customary conditions, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. From the date hereof through the Closing, each Party shall notify the other Party of any communications or correspondence from the TSX with respect to the listing of Subordinate Voting Shares or other securities of Newco and compliance with the rules of the TSX.

Section 6.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) Crane Harbor shall make all appropriate arrangements to cause the Trustee to pay as and when due all amounts, if any, payable to the public Crane Harbor Shareholders pursuant to the Crane Harbor Shareholder Redemption prior to the Closing, (b) at the Closing, Crane Harbor shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay the amounts due to the underwriters of Crane Harbor’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to Crane Harbor (or its successor, as applicable) in accordance with the Trust Agreement, and (c) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.13 Crane Harbor Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Crane Harbor, as provided in the applicable Crane Harbor Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 6.13 of the Crane Harbor Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years. To the maximum extent permitted by applicable Law, during such six (6)-year period, Crane Harbor shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Crane Harbor Governing Documents or other applicable agreements disclosed in Section 6.13 of the Crane Harbor Disclosure Schedules as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of Crane Harbor’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of Crane Harbor (the “Crane Harbor D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Crane Harbor D&O Person was a director or officer of Crane Harbor immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither Crane Harbor nor the Company shall have any obligation under this Section 6.13 to any Crane Harbor D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Crane Harbor D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Closing, Crane Harbor shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Crane Harbor as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Crane Harbor’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Crane Harbor shall not be obligated to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by Crane Harbor prior to the date of this Agreement and, in such event, Crane Harbor shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Crane Harbor prior to the date of this Agreement.

(d) If Crane Harbor or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Crane Harbor shall assume all of the obligations set forth in this Section 6.13.

(e) The Crane Harbor D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.13 are intended to be third-party beneficiaries of this Section 6.13. This Section 6.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

Section 6.14 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 6.14 of the Company Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Crane Harbor will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, Crane Harbor shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing as disclosed in Section 6.14 of the Company Disclosure Schedules. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)- year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 6.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Crane Harbor shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Closing Date, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Crane Harbor or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Crane Harbor or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If Crane Harbor or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Crane Harbor shall assume all of the obligations set forth in this Section 6.14.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.14 are intended to be third-party beneficiaries of this Section 6.14. This Section 6.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Crane Harbor.

Section 6.15 Resignations. Prior to the Closing, all of the directors and officers of Crane Harbor shall have executed written resignations effective as of the Closing in form and substance satisfactory to each Party.

Section 6.16 Post-Closing Governance.

(a) The Parties shall take all such action within its power as may be necessary or appropriate (i) such that effective immediately after the Closing, the board of directors of Newco (the “Initial Board”) shall be appointed or elected in accordance with, and such that, as of the Closing, the Initial Board shall comply with, applicable Nasdaq and TSX rules and (ii) to designate and appoint to the Initial Board (A) at least one Person designated by the Sponsor prior to the Closing, which Person shall be subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and (B) the remaining Persons, all of whom will be designated by the Company prior to the Closing, which Persons shall be subject to Crane Harbor’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and such number of whom will be independent under applicable Law and the relevant rules and regulations of Nasdaq and TSX, such that a majority of the members of the Initial Board will be independent under applicable Law and the relevant rules and regulations of Nasdaq and TSX.

(b) The officers of the Company immediately prior to the Closing shall be, as of the Closing, the officers of Newco and Crane Harbor until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 6.17 Financials.

(a) The Company shall, as promptly as reasonably practicable, deliver to Crane Harbor (i) the Audited Company Financial Statements, (ii) the Unaudited Company Financial Statements, and (iii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Group Companies and Newco that are required to be included in the Registration Statement and Proxy Statement. All such financial statements that are required to be included in the Registration Statement and Proxy Statement (w) will fairly present in all material respects the financial position of the Group Companies and Newco as of the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (x) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year- end audit adjustments and the absence of footnotes), (y) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the auditor of the Company and Newco and (z) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company and Newco shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Newco and Crane Harbor in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and Proxy Statement, the Canadian Prospectus and any other filings to be made by Crane Harbor with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC or the Ontario Securities Commission.

Section 6.18 Newco Equity Incentive Plan. Prior to the effectiveness of the Registration Statement, the Newco board of directors shall approve and adopt an equity incentive plan in a form mutually agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company, Newco or Crane Harbor, as applicable) (the “Newco Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving an amount of Newco Shares for grant thereunder equal to fifteen percent (15%) of the Newco Shares issued and outstanding from time to time. The Rollover Equity Awards corresponding to the Company Equity Awards shall not reduce the number of Newco Shares reserved for issuance thereunder.

Section 6.19 Crane Harbor Continuance. On the Crane Harbor Continuance Date (which must occur after the receipt of the Interim Order but before the Final Order Submission), Crane Harbor shall cause the Crane Harbor Continuance to occur in accordance with Section 180 of the OBCA and Part XII of the Cayman Islands Companies Law (2020 Revision). In connection with the Crane Harbor Continuance, (i) each Crane Harbor Class A Share and each Crane Harbor Class B Share that is issued and outstanding immediately prior to the Crane Harbor Continuance shall become one Crane Harbor New Class A Share or Crane Harbor New Class B Share, respectively, and (ii) each Crane Harbor Share Right that is outstanding immediately prior to the Crane Harbor Continuance shall, from and after the Crane Harbor Continuance, represent the right to receive 1/10th of one Crane Harbor New Class A Share, subject to adjustment, on the terms and subject to the conditions set forth in the Share Rights Agreement. Crane Harbor shall in good faith consult with the Company and Newco (including sharing draft documents and other relevant information with and considering reasonable comments provided by the Company and Newco) in setting the amount of stated capital of the issued and outstanding shares of Crane Harbor immediately after the consummation of the Crane Harbor Continuance.

Section 6.20 Subscription Agreements.

(a) Newco shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the Subscription Agreements in any manner other than (a) as expressly provided for by the terms of the Subscription Agreements or (b) to reflect any permitted assignments or transfers of the Subscription Agreements by the PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Company and Crane Harbor (in each case, such consent not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Newco Shares pursuant to the Subscription Agreements, that reduces the PIPE Financing Amount or that adds additional conditions to the obligations of the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements may be rejected by the Company in its sole discretion). Newco and Crane Harbor shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, Newco shall give the Company, Crane Harbor and the Financial Advisors (as defined below) prompt (and, in any event within three (3) Business Days) written notice: (i) of any proposed amendment to any Subscription Agreement; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Newco; and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. If any Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the aggregate amount of the PIPE Financing as of the Closing is expected to be below $220,000,000, Newco shall use its commercially reasonable efforts, prior to the Closing, to procure one or more investors to enter into Subscription Agreements with Newco for the PIPE Financing in form and substance reasonably satisfactory to the Company and Newco and on the same terms and in an amount at least equal to the amount of the PIPE Financing under the Subscription Agreement(s) that have expired or been terminated, withdrawn or repudiated.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Company, Newco and Crane Harbor shall, and shall use their commercially reasonable efforts to cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including the PIPE Financing), including: (i) by providing such information and assistance as another Party or its Representatives may reasonably request; (ii) granting such access to another Party and its Representatives as may be reasonably necessary for their due diligence; (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, and due diligence sessions with respect to such financing efforts; and (iv) using its commercially reasonable efforts to deliver or, cause its Representatives to deliver, all documents that may be reasonably required by any financial advisor to the Company, Newco or Crane Harbor (the “Financial Advisors”), in form and substance reasonably satisfactory to the Financial Advisors to facilitate the PIPE Financing or the consummation of the Transactions. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Newco or Crane Harbor or their respective Representatives.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by such Party of the following conditions:

(a) the Company Required Approval of the Company Arrangement Resolution shall have been approved at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Company Arrangement Resolution shall have been delivered to Crane Harbor;

(b) the Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(c) each applicable waiting period or Consent under the HSR Act and under each Foreign Antitrust Law set forth on Section 7.1 of the Crane Harbor Disclosure Schedules relating to the transactions contemplated by this Agreement or any Ancillary Document, and any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or any Ancillary Document, shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(d) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraints or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e) the Registration Statement and Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement or Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(f) the Subordinate Voting Shares, including the Subordinate Voting Shares to be issued pursuant to the Transactions, shall have been accepted for listing on Nasdaq, or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date;

(g) the Ontario Securities Commission shall have issued a receipt for the final Canadian Prospectus;

(h) the Crane Harbor Shareholder Approval shall have been obtained;

(i) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Newco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), immediately after the Closing;

(j) the Subordinate Voting Shares to be issued pursuant to the Transactions shall have been approved for listing on the TSX;

(k) the Pre-Closing Reorganization shall have been completed; and

(l) the Crane Harbor Shareholder Redemption and the Crane Harbor Continuance shall have occurred.

Section 7.2 Other Conditions to the Obligations of Crane Harbor. The obligations of Crane Harbor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Crane Harbor of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) the Transaction Support Agreements shall continue to be in full force and effect; and

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Crane Harbor the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to Crane Harbor; and

(ii) the Investor and Registration Rights Agreement duly executed by the applicable Company Shareholders.

Section 7.3 Other Conditions to the Obligations of the Company and Newco. The obligations of the Company and Newco to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and Newco of the following further conditions:

(a) (i) the Crane Harbor Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of Crane Harbor contained in Article 5 (other than the Crane Harbor Fundamental Representations and the representations and warranties of Crane Harbor set forth in Section 5.2(a) of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Crane Harbor Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to result in, a Crane Harbor Material Adverse Effect;

(b) Crane Harbor shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Crane Harbor Material Adverse Effect has occurred that is continuing;

(d) the Aggregate Transaction Proceeds shall be equal to or greater than $150,000,000 (the “Minimum Cash Condition”);

(e) the Sponsor Letter Agreement shall continue to be in full force and effect;

(f) at or prior to the Closing, Crane Harbor shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Crane Harbor, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) are satisfied in a form and substance reasonably satisfactory to the Company; and

(ii) the Investors and Registration Rights Agreement duly executed by Crane Harbor and the Sponsor.

Section 7.4 Frustration of Closing Conditions. The Company and Newco may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2 or a breach of this Agreement. Crane Harbor may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by Crane Harbor’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2 or a breach of this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company, Newco or Crane Harbor, as follows:

(a) by mutual written consent of the Parties;

(b) by Crane Harbor, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Crane Harbor, and (ii) the Termination Date; provided, however, that Crane Harbor is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if Crane Harbor has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Crane Harbor by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either Crane Harbor or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 3, 2026 (the “Termination Date”); provided, that (i) the Termination Date shall be automatically extended for three months in the event the Court refuses to issue a Final Order in respect of the Plan of Arrangement (for any reason or no reason other than as a result of a material breach of Crane Harbor’s covenants or obligations under this Agreement or the Crane Harbor Shareholder Approval having not been obtained), (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Crane Harbor if Crane Harbor’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (iii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s or any Group Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Crane Harbor or the Company, if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable, except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(f) by either Crane Harbor or the Company if the Crane Harbor Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Crane Harbor’s shareholders have duly voted and the Crane Harbor Shareholder Approval was not obtained;

(g) by either Crane Harbor or the Company, if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law; or

(h) by the Company prior to receipt of the Crane Harbor Shareholder Approval, in the event of a Change in Recommendation.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 6.3(a), this Section 8.2, Article 10 and any corresponding definitions set forth in Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for any willful or material breach of any covenant or agreement set forth in this Agreement or fraud (involving scienter) prior to such termination.

ARTICLE 9

ALTERNATE TRANSACTION

Section 9.1 Alternate Transaction. In the event that the Court refuses to issue a Final Order in respect of the Plan of Arrangement (for any reason or no reason other than (i) as a result of (A) Crane Harbor having not performed and complied in all material respects with the covenants and agreements required to be performed by or complied with by Crane Harbor under this Agreement or (B) the Sponsor having not performed and complied in all material respects with the covenants and agreements required to be performed by or complied with by the Sponsor under the Sponsor Letter Agreement, or (ii) the Crane Harbor Shareholder Approval having not been obtained), the Parties agree:

(a) to take all actions reasonably required, and execute and deliver all related documentation (which documentation shall, in all material respects, be consistent with the terms and conditions of this Agreement (except that it will not include as a condition to closing the condition contemplated by Section 7.1(b)) and shall not impose any Liability on any securityholder of the Company in addition to those imposed under any Ancillary Document to which such securityholder is a party had the Transactions been completed other than pursuant to this Article 9) as may be mutually agreed by the Parties, each acting reasonably, in order to complete the Transactions by way of merger, amalgamation, share exchange or other form of transaction or series of transactions with Crane Harbor, the Company and the Company’s securityholders in respect of which the Supporting Company Shareholders exercise the drag-along right set out under Section 5 of the Fourth Amended and Restated Voting Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022, in accordance with the Transaction Support Agreements; and

(b) notwithstanding Section 9.1(a), no Party shall be required to comply with Section 9.1(a) if such Party in good faith, and after consultation with the other Parties, determines that such compliance would result in a material adverse Tax treatment, with respect to the Company, to the Company Shareholders (in their capacity as such) and with respect to the other Parties hereto, to each such Party’s direct or indirect owners, in each case, as compared to the Tax treatment that is expected to result from the Transactions contemplated in this Agreement (other than under Section 9.1(a)).

ARTICLE 10

MISCELLANEOUS

Section 10.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing and (b) this Article 10 and any corresponding definitions set forth in Article 1, in each case of (a) and (b), which shall survive the Closing.

Section 10.2 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective, stockholders, shareholders, partners, members and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Party (and its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Party (and its Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties set forth in Article 3 (the “Company Representations”) constitute the sole and exclusive representations and warranties of the Company (and its Subsidiaries) in connection with the Transactions; (iii) the representations and warranties set forth in Article 4 (the “Newco Representations”) constitute the sole and exclusive representations and warranties of Newco in connection with the Transactions (iv) the representations and warranties set forth in Article 5 (the “Crane Harbor Representations”) constitute the sole and exclusive representations and warranties of Crane Harbor (and its Subsidiaries); (v) except for the Company Representations by the Company, the Newco Representations by Newco, and the Crane Harbor Representations by Crane Harbor, no Party or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to either Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of either Party (or either Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of either Party (or its Subsidiaries), or the quality, quantity or condition of either Party’s or its Subsidiaries’ assets) are specifically disclaimed by the Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of either Party or its Subsidiaries); (vi) Representatives of Crane Harbor, Newco or the Company have not made, and are not making, any representation or warranty whatsoever to either Party or its Affiliates and shall not be liable in respect of the accuracy or completeness of any information provided to either Party or its Affiliates; and (vii) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Newco Representations by Newco and the Crane Harbor Representations by Crane Harbor. The foregoing does not limit any rights of any Party pursuant to any other Ancillary Document against any other Party pursuant to such Ancillary Document to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Crane Harbor understands and agrees that any assets, properties and business of the Newco, the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for (x) the Newco Representations by Newco and (y) the Company Representations by the Company, or as provided in any certificate delivered in accordance with Section 7.2(e)(i), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 10.2 shall relieve either Party of liability in the case of actual and intentional fraud committed by such Party.

(b) Effective upon Closing, except with respect to those covenants and agreements contained herein that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, actions and causes of action it may have against the other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Proceeding, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.2. Notwithstanding anything herein to the contrary, nothing in this Section 10.2(b) shall preclude either Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article 3 or Article 5 (as applicable). Each Party shall have the right to enforce this Section 10.2 on behalf of any Person that would be benefitted or protected by this Section 10.2 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 10.2 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Ancillary Document.

Section 10.3 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents including any exhibits and schedules attached hereto or thereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.3 shall be void.

Section 10.4 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.4 shall be void, ab initio.

Section 10.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the respective Parties at the following addresses:

(a)	If to Crane Harbor, to:

c/o Crane Harbor Acquisition Corp.
1845 Walnut Street, Suite 1111
Philadelphia, PA 19103
Attention: William Fradin, President and CEO
E-mail: fradin@hepcollc.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
800 Capitol Street, Suite 2400
Attention: Michael J. Blankenship
Email: mblankenship@winston.com

with a copy (which shall not constitute notice) to:

Bennett Jones LLP
4500 Bankers Hall East, 855 2nd Street SW
Calgary, AB
Canada T2P 4K7
Attn: Harinder Basra
Email: basrah@bennettjones.com

If to the Company or Newco, to:

Xanadu Quantum Technologies Inc.
777 Bay Street, Suite 2902
Toronto, Ontario M5G 2C8
Attn: Christian Weedbrook
Email: christian@xanadu.ai

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
100 King Street West
Suite 6200
Toronto, Ontario M5X 1B8
Attn: Chad Bayne; James R. Brown;

Email: cbayne@osler.com; jbrown@osler.com

with a copy (which shall not constitute notice) to:

Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111-4004
Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne
Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com; pbyrne@cooley.com or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement (except that the Cayman Islands Act shall also apply to the Crane Harbor Continuance).

Section 10.7 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Crane Harbor shall pay, or cause to be paid, all Unpaid Crane Harbor Expenses and (b) if the Closing occurs, Newco shall pay, or cause to be paid, all Unpaid Crane Harbor Expenses and all Unpaid Company Expenses.

Section 10.8 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) unless otherwise indicated, references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Crane Harbor, any documents or other materials posted to the electronic data room located at www.docsend.com under the name “Crane Harbor <> Xanadu” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 10.9 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Crane Harbor Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Crane Harbor Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Crane Harbor Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3, Article 4, or Article 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.13, Section 6.14 and the subsequent sentence of this Section 10.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 10.14 and this Section 10.10 (to the extent related to the foregoing).

Section 10.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.12 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 10.13 Knowledge of Company; Knowledge of Crane Harbor.

(a) For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry of the individuals set forth on Section 10.13(a) of the Company Disclosure Schedules.

(b) For all purposes of this Agreement, the phrase “to Crane Harbor’s knowledge” and “to the knowledge of Crane Harbor” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry of the individuals set forth on Section 10.13(b) of the Crane Harbor Disclosure Schedules.

For the avoidance of doubt, none of the individuals set forth on Section 10.13(a) of the Company Disclosure Schedules, or Section 10.13(b) of the Crane Harbor Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 10.14 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Crane Harbor (including the Sponsor), Newco or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 10.15 Extension; Waiver. At any time prior to the Closing (and in the case of Crane Harbor, prior to receipt of the Crane Harbor Shareholder Approval), (a) the Company may (i) extend the time for the performance of any of the obligations or other acts of Crane Harbor set forth herein, (ii) waive any inaccuracies in the representations and warranties of Crane Harbor set forth herein or in any document delivered by Crane Harbor or (iii) waive compliance by Crane Harbor with any of the agreements or conditions set forth herein and (b) Crane Harbor may (i) extend the time for the performance of any of the obligations or other acts of the Company or Newco set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Newco set forth herein or in any document delivered by the Company or Newco or (iii) waive compliance by the Company or Newco with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.16 WAIVER OF JURY TRIAL.

THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17 Submission to Jurisdiction. Except as it relates to the Arrangement and the Plan of Arrangement, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any other state or federal court located in the State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 10.17 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 10.5 shall be effective service of process for any such Proceeding.

Section 10.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.19 Trust Account Waiver. Reference is made to the final prospectus of Crane Harbor, filed with the SEC (File No. 333-284852) on April 25, 2025 (the “Prospectus”). The Company and Newco acknowledge and agree and understand that Crane Harbor has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Crane Harbor’s public shareholders (including overallotment shares acquired by Crane Harbor’s underwriters, the “Public Shareholders”), and Crane Harbor may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Crane Harbor entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Newco hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company and Newco, nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Crane Harbor or any of its Representatives, on the one hand, and, the Company, Newco or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company and Newco, each on its own behalf and on behalf of its controlled Affiliates and Representatives, as applicable, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Crane Harbor or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Crane Harbor or its Affiliates).

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CRANE HARBOR ACQUISITION CORP.

By:	/s/ William Fradin
Name:	William Fradin
Title:	President and Chief Executive Officer

XANADU QUANTUM TECHNOLOGIES INC.

By:	/s/ Christian Weedbrook
Name:	Christian Weedbrook
Title:	Director and CEO

XANADU QUANTUM TECHNOLOGIES LIMITED

By:	/s/ Christian Weedbrook
Name:	Christian Weedbrook
Title:	Director and CEO

[Signature Page to Business Combination Agreement]

EXHIBIT A

XANADU QUANTUM TECHNOLOGIES INC.
(the “Corporation”)

RESOLUTIONS OF THE SHAREHOLDERS AND PREFERRED MAJORITY CONSENT

RECITALS:

Arrangement

A.	The Corporation wishes to undertake the Arrangement (as defined below) as set out herein.

Preferred Majority Consent

B.	Pursuant to Section 8 of Part A of the Corporation’s Articles of Continuance (the “Articles”), the written consent of the Preferred Majority (as defined in the Articles) is required to proceed with the Arrangement.

C.	Each of the undersigned shareholders, representing the Preferred Majority for purposes of the Articles, wish to provide their consent pursuant to Section 8 of Part A of the Articles in connection with the Arrangement.

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving the Corporation, Crane Harbor Acquisition Corp. (“Crane Harbor”) and Xanadu Quantum Technologies Limited (“Newco”) pursuant to the Business Combination Agreement dated November 3, 2025, by and among the Corporation, Crane Harbor and Newco (as it has been or may be amended, modified or supplemented from time to time, the “Business Combination Agreement”), all as more particularly described and set forth in the notice and accompanying information with respect to the Arrangement (as it may be amended, modified or supplemented in accordance with the Business Combination Agreement) (the “Meeting Information”) and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.	The (i) Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement) to which the Corporation is or will be a party; (ii) actions of the directors of the Corporation in approving the Arrangement, the Business Combination Agreement and the Ancillary Documents to which the Corporation is or will be a party; and (iii) actions of the directors and officers of the Corporation in executing and delivering the Business Combination Agreement and the Ancillary Documents to which the Corporation is or will be a party (and any amendments, modifications or supplements thereto) and causing the performance by the Corporation of its obligations thereunder, in each case are hereby confirmed, ratified, authorized and approved.

3.	The plan of arrangement (as it has been or may be modified or amended in accordance with the Business Combination Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out in Appendix ● to the Meeting Information, is hereby authorized, approved and adopted.

A-1

4.	The Corporation (either alone or jointly) is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they have been or may be amended, modified or supplemented).

5.	Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of the Corporation or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of the Corporation be, and they are hereby, authorized and empowered without further notice to, or approval of, the securityholders of the Corporation (i) to amend either or both of the Business Combination Agreement and the Plan of Arrangement, in accordance with the respective terms thereof; and (ii) not to proceed with the Arrangement and any related transactions, in each case, subject to the terms of the Business Combination Agreement.

6.	Any officer or director of the Corporation be, and is hereby, authorized, empowered and directed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, for filing with the Director under the OBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Business Combination Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.	Any officer or director of the Corporation be, and is hereby, authorized, empowered and directed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

PREFERRED MAJORITY CONSENT:

8.	The undersigned holders of Preferred Shares in the capital of the Corporation, constituting the Preferred Majority for purposes of the Articles, hereby approve and consent, pursuant to Section 8 of Part A of the Articles, to all actions taken and to be taken by the Corporation in connection with the Arrangement, and the transactions contemplated thereby.

GENERAL:

9.	The approval of these resolutions is subject to the requirements of the Fourth Amended and Restated Voting Agreement dated April 20, 2022 between the Corporation and its shareholders and the requirements thereunder.

10.	These resolutions and consent may be executed in counterparts and delivered by any electronic means, including facsimile, portable document format (PDF) or DocuSign, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument, and, notwithstanding the date of execution of any such counterpart, shall be deemed passed on ●.

A-2

EXHIBIT B

PLAN OF ARRANGEMENT UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1	Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Affected Securities and the Crane Harbor Affected Securities;

“Affected Securityholders” means, collectively, the Company Affected Securityholders and the Crane Harbor Affected Securityholders;

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, Newco and Crane Harbor, each acting reasonably;

“Arrangement Effective Time” means 12:01 A.M. (Toronto time) on the Effective Date or such other time as the Company, Newco and Crane Harbor may agree upon in writing;

“Articles of Arrangement” means, collectively, the Company Articles of Arrangement and the Crane Harbor Articles of Arrangement;

“Business Combination Agreement” means the business combination agreement made as of November 3, 2025 by and among the Company, Newco and Crane Harbor, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Toronto, Ontario are open for the general transaction of business;

“Certificates of Arrangement” means, collectively, the Company Certificate of Arrangement and Crane Harbor Certificate of Arrangement;

“Company” means Xanadu Quantum Technologies Inc., a corporation continued under the OBCA;

“Company 2017 Equity Incentive Plan” means the 2017 Equity Incentive Plan of the Company, dated as of October 30, 2017, as amended from time to time;

“Company 2018 Equity Incentive Plan” means the 2018 Equity Incentive Plan of the Company, dated as of April 6, 2018, as amended from time to time;

“Company Affected Securities” means, collectively, the Company Shares, the Company Warrants and the Company Options;

“Company Affected Securityholders” means, collectively, the Company Shareholders, the Company Warrant Holders and the Company Optionholders;

“Company Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement which is to be considered at the Company Meeting or otherwise approved in writing by the requisite threshold;

“Company Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required under subsection 183(1) of the OBCA to be sent to the Director after the Final Order has been granted;

“Company Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Company Articles of Arrangement, giving effect to the Arrangement;

“Company Common Shareholders” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Common Shareholder” means any one of them;

“Company Common Shares” means, collectively, the Company Voting Common Shares and the Company Non-Voting Common Shares;

“Company Fully Diluted Shares” means the sum of (without duplication) (A) the aggregate number of Company Shares issued and outstanding immediately prior to the Arrangement Effective Time, including the aggregate Company Common Shares issuable upon conversion of any issued and outstanding Company Preferred Shares based on the then applicable conversion ratio; (B) the aggregate number of Company Common Shares issuable upon exercise or settlement of all issued and outstanding Company Options (whether vested or unvested, including Company Options exercised or settled prior to or in connection with the closing of the Arrangement; and (C) the aggregate number of Company Shares issuable upon the exercise of the Company Warrants;

“Company Meeting” means, if applicable, the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Company Arrangement Resolution or written resolution signed by the requisite threshold of Company Shareholders approving the Company Arrangement Resolution;

“Company Non-Voting Common Shareholders” means, at any time, the holders of Company Non-Voting Common Shares outstanding at such time and “Company Non-Voting Common Shareholder” means any one of them;

“Company Non-Voting Common Shares” means the series of Common Shares in the capital of the Company designated as Non-Voting Common Shares;

“Company Non-Voting Options” means the outstanding options (whether vested or unvested) to purchase Company Non-Voting Common Shares granted pursuant to a Company Plan;

“Company Optionholders” means, at any time, the holders of Company Options and “Company Optionholder” means any one of them;

“Company Options” means Company Non-Voting Options and Company Voting Options;

“Company Plans” means, collectively, the Company 2017 Equity Incentive Plan and the Company 2018 Equity Incentive Plan, and “Company Plan” means any one of them;

“Company Preferred Shareholders” means, at any time, the holders of Company Preferred Shares issued and outstanding at such time and “Company Preferred Shareholder” means any one of them;

“Company Preferred Shares” means the Preferred Shares in the capital of the Company, issuable in series, of which the first series is designated as “Series 1 Seed Preferred Shares”, the second series is designated as “Series 2 Seed Preferred Shares”, the third series is designated as “Series 3 Seed Preferred Shares”, the fourth series is designated as “Series A Preferred Shares”, the fifth series is designated as “Series B Preferred Shares” and the sixth series is designated as “Series C Preferred Shares”;

“Company Shareholder Consideration” means the Newco Multiple Voting Shares and Newco Subordinate Voting Shares to be issued to Company Common Shareholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Company Shareholders” means, at any time, the holders of Company Common Shares, Company Preferred Shares or both, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares;

“Company Transmittal Letter” means the letter of transmittal to be provided by the Company to the Company Shareholders to provide a means for the delivery of any certificates representing Company Shares to the Exchange Agent and for instructions to be given by such Company Shareholder to the Exchange Agent for the delivery of the Company Shareholder Consideration;

“Company Voting Common Shareholders” means, at any time, the holders of Company Voting Common Shares outstanding at such time and “Company Voting Common Shareholder” means any one of them;

“Company Voting Common Shares” means the series of Common Shares in the capital of the Company designated as Voting Common Shares;

“Company Voting Options” means the outstanding options (whether vested or unvested) to purchase Company Voting Common Shares granted pursuant to a Company Plan;

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them;

“Company Warrants” means, collectively, the SFTrust Warrants and the RBC Warrant;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Crane Harbor” means Crane Harbor Acquisition Corp. a corporation continued under the OBCA;

“Crane Harbor Affected Securities” means, collectively, the Crane Harbor Shares and the Crane Harbor Share Rights;

“Crane Harbor Affected Securityholders” means, collectively, the Crane Harbor Shareholders and the Crane Harbor Share Rights Holders;

“Crane Harbor Articles of Arrangement” means the articles of arrangement of Crane Harbor in respect of the Arrangement required under subsection 183(1) of the OBCA to be sent to the Director after the Final Order has been granted;

“Crane Harbor Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Crane Harbor Articles of Arrangement, giving effect to the Arrangement;

“Crane Harbor Class A Shares” means Crane Harbor’s Class A ordinary shares, $0.0001 par value;

“Crane Harbor Class B Shares” means Crane Harbor’s Class B ordinary shares, $0.0001 par value;

“Crane Harbor Consideration” means the Newco Subordinate Voting Shares to be issued to Crane Harbor Affected Securityholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Crane Harbor Share Rights” means outstanding rights issued by Crane Harbor to purchase Crane Harbor Class A Shares;

“Crane Harbor Share Rights Holders” means, at any time, the holders of Crane Harbor Share Rights issued and outstanding at such time and “Crane Harbor Share Rights Holder” means any one of them;

“Crane Harbor Shareholders” means, at any time, the holders of Crane Harbor Shares issued and outstanding at such time and “Crane Harbor Shareholder” means any one of them;

“Crane Harbor Shareholders Meeting” means the special meeting of the Crane Harbor Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Plan of Arrangement;

“Crane Harbor Shares” means, collectively, the Crane Harbor Class A Shares and the Crane Harbor Class B Shares;

“Crane Harbor Transmittal Letter” means the letter of transmittal to be provided by Crane Harbor to the Crane Harbor Affected Securityholders to provide a means for the delivery of any certificates representing Crane Harbor Shares or Crane Harbor Share Rights, as applicable, to the Exchange Agent and for instructions to be given by such Crane Harbor Affected Securityholders to the Exchange Agent for the delivery of the Crane Harbor Consideration;

“Director” means the Director duly appointed under Section 278 of the OBCA;

“Dissent Rights” means the dissent rights in respect of the Arrangement described in Section 6.1;

“Dissenting Shareholder” means a registered holder of Company Common Shares or Company Preferred Shares who has validly exercised his, her or its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Common Shares and/or Company Preferred Shares in respect of which Dissent Rights are validly exercised by such registered holder of Company Common Shares or Company Preferred Shares;

“Effective Date” means the date shown on the Certificates of Arrangement upon which, the Arrangement becomes effective;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third-party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Exchange Agent” means the Person appointed by Newco in accordance with the terms of the Business Combination Agreement;

“Exchange Ratio” means the quotient obtained by dividing (i) $3,000,000,000 by (ii) $10, and then dividing that result by (iii) the aggregate number of Company Fully Diluted Shares;

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 182(5)(f) of the OBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, territorial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), self-regulatory organization or stock exchange;

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Business Combination Agreement and made pursuant to Section 182(5) of the OBCA, in a form acceptable to each of the Company, Newco and Crane Harbor (each acting reasonably), as the same may be amended by the Court with the consent of the Company, Newco and Crane Harbor, each acting reasonably;

“Investors Rights Agreement” means the Fourth Amended and Restated Investors’ Rights Agreement, by and among the Company, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time;

“Newco” means Xanadu Quantum Technologies Limited, a corporation incorporated under the laws of the Province of Ontario;

“Newco Arrangement MVS Option” has the meaning ascribed thereto in Section 3.1(f)(i) of this Plan of Arrangement;

“Newco Arrangement MVS Warrant” has the meaning ascribed thereto in Section 3.1(g)(i) of this Plan of Arrangement;

“Newco Arrangement Option” means any Newco Arrangement MVS Option or Newco Arrangement SVS Option;

“Newco Arrangement SVS Option” has the meaning ascribed thereto in Section 3.1(f)(i) of this Plan of Arrangement;

“Newco Arrangement SVS Warrant” has the meaning ascribed thereto in Section 3.1(g)(i) of this Plan of Arrangement;

“Newco Arrangement Warrant” means any Newco Arrangement MVS Warrant or Newco Arrangement SVS Warrant;

“Newco Multiple Voting Shares” means the Multiple Voting Shares in the capital of Newco;

“Newco Subordinate Voting Shares” means the Subordinate Voting Shares in the capital of Newco;

“OBCA” means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement, or upon the direction of the Court in the Final Order with the consent of the Company, Newco and Crane Harbor, such consent not to be unreasonably withheld, conditioned or delayed;

“Plan of Arrangement Proposal” has the meaning ascribed thereto in Section 7.1 of this Plan of Arrangement;

“RBC Warrant” means the warrants to purchase Company Non-Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of Royal Bank of Canada, dated as of May 23, 2023;

“Right of First Refusal and Co-Sale Agreement” means the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time;

“SFTrust Warrants” means, collectively, (i) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of SFTrust Holdings, LLC dated as of January 15, 2018; (ii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of SFTrust Holdings, LLC dated as of July 8, 2019; and (iii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of SFTrust Holdings, LLC dated as of October 21, 2021;

“Shareholders Agreements” means, collectively, the Investors Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement;

“Subscription Agreement” means the subscription agreement entered into between certain investors and Newco;

“Tax” means (a) any U.S., Canadian or other non-U.S. federal, state, local, provincial or territorial income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, GST/HST, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes, duties, fees, charges, imposts, or assessments of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, instalments of tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and (b) any liability for any amounts of the type described in clause (a) of another Person by operation of law (including under Treasury Regulations Section 1.1502-6 or analogous U.S. state or local or non-U.S. law), as a transferee or successor, or as a result of any Tax sharing, indemnification or similar agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Voting Agreement” the Fourth Amended and Restated Voting Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time.

1.2	In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)	time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)	the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)	words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2
BUSINESS COMBINATION AGREEMENT

2.1	This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 182 of the OBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2	This Plan of Arrangement and the Arrangement will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, Crane Harbor, Newco, the Company, the Exchange Agent, and any other Person from and after the Arrangement Effective Time.

2.3	The Articles of Arrangement and the Certificates of Arrangement shall be filed and issued, respectively, with respect to the Arrangement in its entirety. The Certificates of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3.1 has become effective in the sequence and at the times set out therein.

ARTICLE 3
ARRANGEMENT

3.1	Commencing at the Arrangement Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)	at the Arrangement Effective Time, notwithstanding the terms of the Shareholders Agreements, the Shareholders Agreements will be terminated and the parties to the Shareholders Agreements will cease to have any rights or obligations under the Shareholders Agreements, provided that (i) Sections 3.1 (Agreement to Lock-up) of the Right of First Refusal and Co-Sale Agreement; (ii) Section 12.22 (Confidentiality) of the Voting Agreement; and (iii) Section 3.12 (Market Stand-Off Agreement) of the Investors Rights Agreement, together with all applicable defined terms, shall survive such termination and remain in full force and effect;

(b)	at the Arrangement Effective Time, notwithstanding the terms of any side letter, management rights, covenant agreement or similar agreement entered into between the Company and any of the Company Preferred Shareholders on or about the time each such Company Preferred Shareholder purchased Company Preferred Shares or warrants, options, convertible securities or other rights exercisable for, or convertible into, Company Preferred Shares (collectively, the “Investor Letter Agreements”, but excluding, for greater certainty, the Shareholders Agreements), the Investor Letter Agreements will be terminated and the parties to the Investor Letter Agreements will cease to have any rights or obligations under the Investor Letter Agreements;

(c)	one minute after the step in Section 3.1(b), subject to Section 6.1, each of the Company Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to the Company (free and clear of any Encumbrances) and cancelled in consideration for a debt claim against the Company for the amount determined in accordance with Section 6.1 (subject to any amounts required to be withheld in accordance with Section 5.3), and:

(i)	such Dissenting Shareholders shall cease to be the holders of such Company Shares and to have any rights as holders of such Company Shares (including for the purposes of any matter concerning the Company Shares or the Company Shareholders in the remainder of this Section 3.1), other than the right to be paid fair value for such Company Shares as set out in Section 6.1; and

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Company Shares from the registers of such Company Shares maintained by or on behalf of the Company;

(d)	one minute after the step in Section 3.1(c):

(i)	each Company Preferred Share held by a Company Preferred Shareholder (other than a Dissenting Shareholder) immediately prior to the Arrangement Effective Time will be converted into and exchanged for one Company Voting Common Share;

(ii)	such Company Preferred Shareholder will cease to have any rights as the registered holder of Company Preferred Shares (other than the right to receive the consideration contemplated by Section 3.1(d)(i)); and

(iii)	the name of such Company Preferred Shareholder will be removed as the registered holder of such Company Preferred Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Company Voting Common Shares on the applicable securities register of the Company maintained by or on behalf of the Company, and such Company Preferred Shares will be cancelled;

(e)	one minute after the steps in Section 3.1(d):

(i)	each Company Voting Common Share (including any Company Voting Common Shares issued to Company Preferred Shareholders pursuant to Section 3.1(d)(i)) held by a Company Voting Common Shareholder (other than a Dissenting Shareholder) immediately prior to effecting the steps in this Section 3.1(e) will be transferred to Newco in consideration for that number of Newco Multiple Voting Shares which is equal to the Exchange Ratio;

(ii)	each Company Non-Voting Common Share held by a Company Non-Voting Common Shareholder (other than a Dissenting Shareholder) immediately prior to effecting the steps in this Section 3.1(e) will be transferred to Newco in consideration for that number of Newco Subordinate Voting Shares which is equal to the Exchange Ratio;

(iii)	each such Company Common Shareholder referred to in clause (i) and (ii) above will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by Section 3.1(e)(i) and Section 3.1(e)(ii), as applicable, and (B) any dividends and other distributions payable in respect of the Company Common Shares as of the Arrangement Effective Time, in each case subject to any amounts required to be withheld in accordance with Section 5.3;

(iv)	the name of each such Company Common Shareholder referred to in clause (i) and (ii) above will be removed as the registered holder of such Company Common Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Newco Multiple Voting Shares or Newco Subordinate Voting Shares, as applicable, on the applicable securities register of Newco maintained by or on behalf of Newco; and

(v)	Newco will be recorded as the registered holder of such Company Common Shares so transferred and acquired in accordance with this Section 3.1(e) and will be deemed to be the legal and beneficial owner thereof free and clear of all Encumbrances;

(f)	one minute after the steps in Section 3.1(e):

(i)	(A) each Company Voting Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Company Plan) will be exchanged for an option to purchase Newco Multiple Voting Shares (each, a “Newco Arrangement MVS Option”). The Newco Arrangement MVS Option issued in exchange for such Company Voting Option may be exercised solely for Newco Multiple Voting Shares. The number of Newco Multiple Voting Shares subject to the Newco Arrangement MVS Option will be equal to the product (rounded down to the nearest whole number on a per Company Voting Option basis) of (x) the number of Company Voting Common Shares subject to such Company Voting Option immediately prior to the exchange herein and (y) the Exchange Ratio. The per share exercise price for the Newco Multiple Voting Shares issuable upon exercise of such Newco Arrangement MVS Option will be equal to the quotient obtained by dividing (1) the exercise price per Company Voting Common Share of such Company Voting Option immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price up to the nearest whole cent;

(B) each Company Non-Voting Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Company Plan) will be exchanged for an option to purchase Newco Subordinate Voting Shares (each, a “Newco Arrangement SVS Option”). The Newco Arrangement SVS Option issued in exchange for such Company Non-Voting Option may be exercised solely for Newco Subordinate Voting Shares. The number of Newco Subordinate Voting Shares subject to the Newco Arrangement SVS Option will be equal to the product (rounded down to the nearest whole number on a per Company Non-Voting Option basis) of (x) the number of Company Non-Voting Common Shares subject to such Company Non-Voting Option immediately prior to the exchange herein and (y) the Exchange Ratio. The per share exercise price for the Newco Subordinate Voting Shares issuable upon exercise of such Newco Arrangement SVS Option will be equal to the quotient obtained by dividing (1) the exercise price per Company Non-Voting Common Share of such Company Non-Voting Option immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price up to the nearest whole cent;

(C) it is intended that the provisions of subsection 7(1.4) of the Tax Act (and any corresponding provision of provincial or territorial tax legislation) apply to the exchange of Company Options for Newco Arrangement Options described in Section 3.1(f)(i). Notwithstanding Section 3.1(f)(i), if it is determined in good faith that the excess of the aggregate fair market value of the Newco Multiple Voting Shares or the Newco Subordinate Voting Shares, as applicable, subject to a Newco Arrangement Option immediately after the exchange herein over the aggregate option exercise price for such shares pursuant to the Newco Arrangement Option (such excess referred to herein as the “In the Money Amount” of the Newco Arrangement Option) would otherwise exceed the excess of the aggregate fair market value of the Company Common Shares subject to the Company Option in exchange for which the Newco Arrangement Option was issued immediately before the exchange herein over the aggregate option exercise price for such shares pursuant to the Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the exercise price under the Newco Arrangement Option will be increased (and will be deemed always to have been increased), only to the extent necessary, so that the In the Money Amount of the Newco Arrangement Option does not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act; and

(D) except as specifically provided above, following such time, each Newco Arrangement Option will, mutatis mutandis, continue to be governed by the terms of the applicable Company Plan and the terms of the stock option agreement by which the exchanged Company Option is evidenced, any restriction on the exercise of any Company Option so exchanged will continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to the exchanged Company Option will otherwise remain unchanged as a result of the exchange of such Company Option; provided however that (x) Newco’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Newco Arrangement Option; and (y) each Newco Arrangement Option will be subject to administrative procedures consistent with those in effect under Newco’s equity compensation plan; and

(ii)	with respect to each Company Option exchanged pursuant to Section 3.1(f)(i), such Company Option shall be cancelled, the holder of such Company Options will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(f)(i)), and the name of the holder thereof will be removed from the applicable securities register of the Company and added as a registered holder of Newco Arrangement Options on the applicable securities register of Newco maintained by or on behalf of Newco;

(g)	one minute after the steps in Section 3.1(f):

(i)	(A) the SFTrust Warrants outstanding immediately prior to the Arrangement Effective Time will be exchanged for warrants to purchase Newco Multiple Voting Shares (the “Newco Arrangement MVS Warrants”). The Newco Arrangement MVS Warrants issued in exchange for such SFTrust Warrants may be exercised solely for Newco Multiple Voting Shares. The number of Newco Multiple Voting Shares subject to the Newco Arrangement MVS Warrants will be equal to the product (rounded down to the nearest whole number on a per SFTrust Warrant basis) of (x) the number of Company Voting Common Shares subject to such SFTrust Warrant immediately prior to the exchange herein, and (y) the Exchange Ratio. The per share purchase price for the Newco Multiple Voting Shares issuable upon exercise of such Newco Arrangement MVS Warrant will be equal to the quotient obtained by dividing (1) the purchase price per Company Voting Common Share of such SFTrust Warrant immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting purchase price up to the nearest whole cent; and

(B) the RBC Warrant outstanding immediately prior to the Arrangement Effective Time will be exchanged for a warrant to purchase Newco Subordinate Voting Shares (the “Newco Arrangement SVS Warrant”). The Newco Arrangement SVS Warrant issued in exchange for the RBC Warrant may be exercised solely for Newco Subordinate Voting Shares. The number of Newco Subordinate Voting Shares subject to the Newco Arrangement SVS Warrant will be equal to the product (rounded down to the nearest whole number on a per RBC Warrant basis) of (x) the number of Company Non-Voting Common Shares subject to such RBC Warrant immediately prior to the exchange herein, and (y) the Exchange Ratio. The per share purchase price for the Newco Subordinate Voting Shares issuable upon exercise of such Newco Arrangement SVS Warrant will be equal to the quotient obtained by dividing (1) the purchase price per Company Non-Voting Common Share of such RBC Warrant immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting purchase price up to the nearest whole cent;

(ii)	except as specifically provided above, following such time, each Newco Arrangement Warrant will, mutatis mutandis, continue to be governed by the terms of the applicable Company Warrant, any restriction on the exercise of any Company Warrant so exchanged will continue in full force and effect and the term, exercisability and other provisions that applied to the exchanged Company Warrant will otherwise remain unchanged as a result of the exchange of such Company Warrant; provided however that Newco’s board of directors will succeed to the authority and responsibility of the Company’s board of directors with respect to each Newco Arrangement Warrant; and

(iii)	with respect to each Company Warrant exchanged pursuant to this Section 3.1(g), such Company Warrant shall be cancelled, the holder of such Company Warrant will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(g)(i)), and the name of the holder thereof will be removed from the applicable securities register of the Company and added as a registered holder of Newco Arrangement Warrants on the applicable securities register of Newco maintained by or on behalf of Newco;

(h)	one minute after the step in Section 3.1(g):

(i)	each Crane Harbor Share Right held by a Crane Harbor Share Rights Holder will be immediately exercised in consideration for one-tenth of a Crane Harbor Class A Share.

(i)	with respect to each Crane Harbor Share Right exercised pursuant to Section 3.1(h)(i), such Crane Harbor Share Right shall be cancelled, the holder of such Crane Harbor Share Right will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(i)(ii)), and the name of the holder thereof will be removed as a registered holder of Crane Harbor Share Rights and added as a registered holder of Crane Harbor Class A Shares on the applicable securities register of Crane Harbor maintained by or on behalf of Crane Harbor;

(i)	one minute after the step in Section 3.1(h):

(i)	each Crane Harbor Class A Share (including any Crane Harbor Class A Shares issued to Crane Harbor Share Rights Holders pursuant to Section (h)) and each Crane Harbor Class B Share, held by a Crane Harbor Shareholder will be transferred to Newco in consideration for one Newco Subordinate Voting Share;

(ii)	each such Crane Harbor Shareholder will cease to have any rights as a registered holder of Crane Harbor Shares other than the right to receive (A) the consideration contemplated by Section 3.1(i)(i), and (B) any dividends and other distributions payable in respect of such Crane Harbor Shares as of the Arrangement Effective Time, in each case subject to any amounts required to be withheld in accordance with Section 5.3;

(iii)	the name of each such Crane Harbor Shareholder will be removed as the registered holder of such Crane Harbor Shares from the applicable securities register of Crane Harbor maintained by or on behalf of Crane Harbor and added as a registered holder of Newco Subordinate Voting Shares on the applicable securities register of Newco maintained by or on behalf of Newco; and

(iv)	Newco will be recorded as the registered holder of such Crane Harbor Shares so transferred and acquired in accordance with this Section 3.1(i) and will be deemed to be the legal and beneficial owner thereof free and clear of all Encumbrances;

(j)	one minute after the steps in Section 3.1(i), Newco will, subject to and in accordance with the terms and conditions of the Subscription Agreements, issue such number of Newco Subordinate Voting Shares contemplated by the Subscription Agreements, in exchange for the consideration contemplated therein.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality). All Company Voting Common Shares, Newco Multiple Voting Shares and Newco Subordinate Voting Shares issued pursuant to Section 3.1 shall be deemed to be duly authorized and validly issued as fully paid and non- assessable.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1	On or prior to the Business Day preceding the Arrangement Effective Time, the Company will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Preferred Shareholders, certificates representing or evidence in book-entry form of, the Company Common Shares issuable to Company Preferred Shareholders pursuant to Section 3.1(d)(i).

4.2	On or prior to the Business Day preceding the Arrangement Effective Time, Newco will deposit or cause to be deposited with the Exchange Agent for the benefit of and to be held on behalf of the Company Shareholders and the Crane Harbor Affected Securityholders entitled to receive Newco Multiple Voting Shares or Newco Subordinate Voting Shares, as applicable, pursuant to Section 3.1(e) or Section 3.1(i), certificates representing, or evidence in book-entry form of, the Company Shareholder Consideration and the Crane Harbor Consideration.

4.3	Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.1, the Company will be fully and completely discharged from its obligation to issue Company Common Shares to Company Preferred Shareholders pursuant to Section 3.1(d)(i), and the rights of such holders will be limited to receiving, from the Exchange Agent, the Company Shareholder Consideration to which they are entitled in accordance with this Plan of Arrangement.

4.4	Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.2, Newco will be fully and completely discharged from its obligation to pay: (1) the Company Shareholder Consideration to the Company Shareholders, (2) the Crane Harbor Consideration to the Crane Harbor Affected Securityholders and the rights of such holders will be limited to receiving, from the Exchange Agent, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares, as applicable, to which they are entitled in accordance with this Plan of Arrangement.

4.5	Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents and instruments as the Exchange Agent, the Company or Newco reasonably require, the payment or delivery to which such Company Shareholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder for delivery to such Company Shareholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent, the Company or Newco reasonably require.

4.6	Until such time as a Crane Harbor Affected Securityholder deposits with the Exchange Agent a duly completed Crane Harbor Transmittal Letter, documents, certificates and instruments contemplated by the Crane Harbor Transmittal Letter and such other documents and instruments as the Exchange Agent, Crane Harbor or Newco reasonably require, the payment or delivery to which such Crane Harbor Affected Securityholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Crane Harbor Affected Securityholder, as applicable, for delivery to such Crane Harbor Affected Securityholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Crane Harbor Transmittal Letter, documents, certificates and instruments contemplated by the Crane Harbor Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent, Crane Harbor or Newco reasonably require.

4.7	Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares, a duly completed and executed Company Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, the Company or Newco may reasonably require, the holder of such surrendered certificate, or the deliverer of such Company Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares, as applicable, that such Company Shareholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.8	Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Crane Harbor Affected Securities, a duly completed and executed Crane Harbor Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, Crane Harbor or Newco may reasonably require, the holder of such surrendered certificate, or the deliverer of such Crane Harbor Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the Newco Subordinate Voting Shares that such Crane Harbor Affected Securityholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.9	If any former Company Shareholder or Crane Harbor Affected Securityholder fails to deliver to the Exchange Agent the certificates, documents or instruments required to be delivered to the Exchange Agent under this Article 4 in order for such former Company Shareholder or Crane Harbor Affected Securityholder, as applicable, to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, and any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, (i) will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to Newco or its successors for no consideration, and (ii) any certificate representing such Company Shares or Crane Harbor Shares formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Newco and will be cancelled. None of the Company, Crane Harbor or Newco, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company, Crane Harbor or Newco or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

4.10	After the Arrangement Effective Time and until surrendered as contemplated by this Article 4, each certificate or direct registration statement that immediately prior to the Arrangement Effective Time represented one or more Company Shares or one or more Crane Harbor Affected Securities will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares that such Company Shareholder or Crane Harbor Affected Securityholder, as applicable, is entitled to receive in accordance with this Article 4, subject to any amounts withheld pursuant to Section 5.3.

4.11	If any certificate or other evidence of securities that immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares or Crane Harbor Affected Securities that were exchanged pursuant to Article 3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares that such Person is entitled to receive pursuant to Article 3, deliverable in accordance with such holder’s Company Transmittal Letter or Crane Harbor Transmittal Letter, subject to Section 4.12.

4.12	When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company or Crane Harbor, Newco and the Exchange Agent in such sum as the Company, Crane Harbor, Newco and the Exchange Agent may direct or otherwise indemnify the Company, Crane Harbor, Newco and the Exchange Agent in a manner satisfactory to the Company, Crane Harbor, Newco and the Exchange Agent against any claim that may be made against the Company, Crane Harbor, Newco or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.13	In no event will any Person be entitled to a fractional Newco Multiple Voting Share or Newco Subordinate Voting Share. Where the aggregate number of Newco Multiple Voting Shares and Newco Subordinate Voting Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a Newco Multiple Voting Share or Newco Subordinate Voting Share being issuable, the number of Newco Multiple Voting Shares and Newco Subordinate Voting Shares to be received by such Person will be rounded down to the nearest whole Newco Multiple Voting Share or Newco Subordinate Voting Share and no cash or other consideration shall be paid for any fractional share eliminated by such rounding.

ARTICLE 5
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS; TAX ELECTION

5.1	From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, Crane Harbor, Newco, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

5.2	Subject to applicable escheat laws, any payment made by the Exchange Agent (or the Company, Crane Harbor or Newco, if and as applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Exchange Agent (or the Company, Crane Harbor or Newco, if and as applicable) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Arrangement Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Arrangement Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Affected Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Newco, for no consideration. None of the Company, Crane Harbor, Newco or the Exchange Agent shall be liable to any Person in respect of any assets delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.3	The Company, Crane Harbor, Newco and the Exchange Agent will be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement such Taxes and other amounts as are required to be deducted and withheld under applicable Tax Law; provided, that if Newco and the Exchange Agent, any of their respective affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, other than any withholding on amounts treated as compensation for Tax purposes, then Newco shall (a) provide written notice to the Company and Crane Harbor as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company and Crane Harbor reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Entity, such amounts will be treated for all purposes of the Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the Company, Crane Harbor, Newco and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Company, Crane Harbor, Newco and the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, Crane Harbor, Newco or the Exchange Agent will use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted will be paid to such Person. However, none of the Company, Crane Harbor, Newco or the Exchange Agent will have or be deemed to have any fiduciary duty to any such Person and will not be liable for any loss arising out of any sale of shares, including any loss relating to the manner or timing of such sales, the prices at which the shares are sold or otherwise.

5.4	If requested by a Company Shareholder, Newco agrees to execute a joint election under the provisions of subsection 85(1) of the Tax Act and the corresponding provisions of any other applicable provincial or territorial income Tax Law in respect of the transfer of the Company Common Shares by such Company Shareholder to Newco under Section 3.1(e). The “elected amount” for each such election will be the amount determined by such Company Shareholder, as applicable, in compliance with the limits set out in the Tax Act or the provisions of any other applicable provincial or territorial income Tax Law. Such Company Shareholder shall be responsible for preparing the appropriate Tax election forms; provided that any such election is in a form satisfactory to Newco, acting reasonably. Newco will execute and return such election within 30 days of receipt; provided, further, that Newco shall not be responsible for reviewing or otherwise ensuring the proper completion of such election (other than the accuracy of particular information in respect of Newco). Such Company Shareholder shall be solely responsible for filing such elections in a timely manner with the appropriate Governmental Entity. If a Company Shareholder subsequently determines that the desired elected amount is more or less than the elected amount indicated in a filed election form, such Company Shareholder shall prepare, the Company Shareholder and Newco shall jointly execute, and the Company Shareholder shall file the amended prescribed election form required to give effect to the foregoing, provided that the applicable Company Shareholder shall bear all Taxes, reasonable costs and expenses associated with the preparation, execution and filing of such amended election forms.

ARTICLE 6
DISSENT RIGHTS

6.1	Registered Company Shareholders may exercise Dissent Rights with respect to the Company Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Section 185 of the OBCA, as modified by the Interim Order, provided that registered Company Shareholders who exercise such Dissent Rights and who:

(a)	are ultimately entitled to be paid fair value for their Company Shares shall be deemed not to have participated in the transactions in Section 3.1 (other than Section 3.1(c)) or otherwise in the Arrangement and shall be paid an amount equal to such fair value by the Company (subject to any amounts withheld pursuant to Section 5.3) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Company Shareholders not exercised their Dissent Rights in respect of such Company Shares, and they shall be deemed to have transferred their Company Shares to the Company for cancellation at the time indicated in Section 3.1(c), notwithstanding the provisions of Section 185 of the OBCA; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time on the same basis as a non-dissenting holder of Company Shares and shall be entitled to receive only the consideration contemplated in Sections 3.1(d) and 3.1(e) and shall be recognized as Company Shareholders prior to the completion of the transactions in Sections 3.1(d) and 3.1(e), as applicable, (subject to any amounts withheld pursuant to Section 5.3) and otherwise under the Arrangement that such Company Shareholder would have received pursuant to the Arrangement if such Company Shareholder had not exercised Dissent Rights; provided, however, that in no case shall Newco, the Company, Crane Harbor, the Exchange Agent or any other Person be required to recognize Company Shareholders who exercise Dissent Rights as Company Shareholders after the time indicated in Section 3.1(d). In addition to any other restrictions under Section 185 of the OBCA, none of the Company Shareholders who vote or have instructed a proxyholder to vote their Company Shares in favour of the Arrangement shall be entitled to exercise Dissent Rights. The Company may assign to Newco, and Newco may assume, any or all of the Company’s obligations in respect of the Dissent Rights as part of or in connection with the Arrangement. For clarity: (a) no beneficial holder of Company Shares shall be entitled to Dissent Rights in respect of such Company Shares in respect of the Arrangement; (b) no holder of any Company Options shall be entitled to Dissent Rights in respect of any such Company Options; (c) no holder of any Company Warrants shall be entitled to Dissent Rights in respect of any such Company Warrants; and (d) in addition to any other restrictions in Section 185 of the OBCA, no person who has voted Company Shares, or instructed any proxyholder to vote such person’s Company Shares, in favour of the Company Arrangement Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement.

ARTICLE 7
AMENDMENTS

7.1	The Company, Newco and Crane Harbor may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company, Newco and Crane Harbor, each acting reasonably, (iii) be filed with the Court and, if made following the Company Shareholder approval of the Company Arrangement Resolution or Crane Harbor Shareholder approval of the Plan of Arrangement (the “Plan of Arrangement Proposal”), approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, Newco or Crane Harbor at any time prior to the Company Shareholder approval of the Company Arrangement Resolution or the Crane Harbor Shareholder approval of the Plan of Arrangement Proposal (provided that each of the other parties to the Business Combination Agreement will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Crane Harbor Shareholders Meeting or Company Meeting or approving the Company Arrangement Resolution in writing, as applicable (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholder approval of the Company Arrangement Resolution or the Crane Harbor Shareholder approval of the Plan of Arrangement Proposal will be effective only if (i) it is consented to in writing by each of the Company, Newco and Crane Harbor (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Affected Securityholders voting in the manner directed by the Court.

7.4	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by Newco, provided that it concerns a matter which, in the reasonable opinion of Newco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 8
FURTHER ASSURANCES

8.1	Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

EXHIBIT C

FORM OF INDIVIDUAL SUBSCRIPTION AGREEMENT

November 3, 2025

Xanadu Quantum Technologies Limited
777 Bay Street, Suite 2902

Toronto, Ontario M5G 2C8

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) among Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”), Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (“Newco” or the “Company”), and Xanadu Quantum Technologies, Inc., a corporation continued under the Business Corporations Act (Ontario) (the “Target”), in connection with that certain Business Combination Agreement by and among Crane Harbor, Newco and the Target, dated as of November 3, 2025 (as it may be amended, restated and/or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), Newco is seeking commitments to purchase subordinate voting shares of Newco (the “Subordinate Voting Shares”), for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by Newco prior to or concurrently with the closing of the Transaction (the “Offering”) in accordance with the terms of the Transaction Agreement. In connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Transaction Closing”), in accordance with the Transaction Agreement, among other matters, (i) Crane Harbor will be continued to the Province of Ontario, Canada and domesticate as an Ontario company existing under the Business Corporations Act (Ontario); (ii) Newco will acquire all of the outstanding shares of Crane Harbor and the Target and, as a result, each issued and outstanding share of Crane Harbor and the Target shall be exchanged for shares of Newco, resulting in Crane Harbor and the Target becoming wholly-owned subsidiaries of Newco; and (iii) the Subordinate Voting Shares of Newco will be listed for trading on each of the Nasdaq Global Market (“Nasdaq”) and the Toronto Stock Exchange. In connection with the Transaction, and in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned subscriber (“Subscriber”), and Newco agree in this subscription agreement (this “Subscription Agreement”) as follows:

1.	Subscription.

(a) Subscriber hereby irrevocably subscribes for and agrees to purchase from Newco, and Newco agrees to issue and sell to Subscriber upon payment of the Purchase Price, such number of Subordinate Voting Shares as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms and subject to the conditions provided for herein. Subscriber acknowledges and agrees that Newco reserves the right to accept or reject the Subscriber’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by Newco, and the same shall be deemed to be accepted by Newco only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Newco. If this Subscription Agreement is rejected in whole, the Subscriber and each beneficial purchaser, if any, for whom the Subscriber is acting as agent or trustee, understands that any funds, certified cheques, or bank drafts delivered by the Subscriber representing the Purchase Price for the Shares will be promptly returned to the Subscriber without deduction. If this Subscription Agreement is accepted only in part, the Subscriber understands that a cheque representing the portion of the Purchase Price for that portion of its subscription for Shares that is not accepted will be promptly delivered to the Subscriber without deduction.

2.	Closing; Delivery of Shares.

(a) The closing of the issuance and sale of the Shares contemplated hereby (the “Closing”, and the date on which the Closing actually occurs, the “Closing Date”) is contingent upon the consummation of the Transaction Closing. The Closing shall occur on the date of the Transaction Closing, at the time set forth in the plan of arrangement for the Transaction included as Exhibit B in the Transaction Agreement.

(b) Newco shall provide written notice (via email) to Subscriber (the “Closing Notice”) that Newco reasonably expects the Transaction Closing to occur on a date specified in the Closing Notice (the “Scheduled Closing Date”) that is not less than seven business days after the date of the Closing Notice, which Closing Notice shall contain Newco’s wire instructions for an escrow account (the “Escrow Account”) established by Newco with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. At least two business days prior to the Scheduled Closing Date (unless otherwise agreed to in writing by Newco), Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed (the “Aggregate Purchase Price”) by wire transfer of United States dollars in immediately available funds. The wire transfer shall identify Subscriber, and unless otherwise agreed by Newco and the Escrow Agent, the funds shall be wired from an account in Subscriber’s name. Upon the Closing, Newco shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to Newco against the issuance of and delivery to Subscriber of the Shares or as Subscriber may direct, free and clear of any liens or other restrictions whatsoever (other than those arising under (i) state or federal securities laws, (ii) the applicable securities laws in each of the provinces and territories of Canada, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket rulings and orders, instruments, rulings and notices of the regulatory authorities in such provinces and territories (“Canadian securities laws”), or (iii) those incurred by Subscriber), in book-entry form as set forth in Section 2(c) below.

(c) Promptly after the Closing, Newco shall deliver (or cause the delivery of) the Shares in book-entry form to Subscriber or as Subscriber may direct with applicable restrictive legends for the number of Shares as set forth on the signature page to Subscriber as indicated on the signature page or to a custodian designated by Subscriber, as applicable, as indicated below.

(d) The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder, and any such termination will occur solely pursuant to Section 8 below. If (i) this Subscription Agreement is terminated prior to the Closing or (ii) the Closing Date does not occur within five business days after the Scheduled Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by Newco and Subscriber, and in either case, and any funds have already been sent by Subscriber to the Escrow Account, Newco shall or shall instruct the Escrow Agent to promptly (but not later than, in the case of the preceding clause (i), two business days of such termination or, in the case of the preceding clause (ii), seven business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by Subscriber for payment of the Shares by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Closing Date to occur within such five business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Closing Date determined by Newco in good faith).

(e) Newco shall add to the stated capital account maintained for the Subordinate Voting Shares in the capital of Newco, in accordance with the provisions of subsection 24(3) of the Business Corporations Act (Ontario), an amount equal to the full amount of any consideration received by Newco for the Shares (which amount shall not be greater than that permitted to be added pursuant to such Act).

3.	Closing Conditions. In addition to the condition set forth in Section 2(a) above:

(a) The Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition;

(ii) no governmental authority of competent jurisdiction with respect to the sale of the Shares shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(iii) all material conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied (as determined in good faith by the parties to the Transaction Agreement) or waived by the parties thereto in accordance with the requirements of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing) and the Transaction Closing shall be scheduled to occur substantially concurrently with or immediately following the Closing (subject to the terms and conditions of Section 2.7 of the Transaction Agreement).

(b) The obligations of Newco to consummate the Closing are also subject to the satisfaction or valid waiver by Newco of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date;

(ii) Subscriber shall have delivered the Purchase Price to the Escrow Agent in compliance with the terms of this Subscription Agreement; and

(iii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligations of Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Newco contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Newco of each of the representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date;

(ii) no amendment, modification or waiver of the Transaction Agreement from and after the date hereof shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under this Subscription Agreement without having received the Subscriber’s prior written consent;

(iii) Newco shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iv) except where the failure to so obtain or make would not prevent Newco from consummating the transactions contemplated hereby, including the issuance and sale of the Shares to the Subscriber, all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq and the Toronto Stock Exchange and any stockholder approval required by applicable rules and regulations of Nasdaq and the Toronto Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares) required to be made in connection with the issuance and sale of the Shares shall have been obtained or made, except for (i) the filing of a report with the applicable Canadian securities regulators on Form 45- 106F1, prepared and executed in accordance with NI 45-106 (defined below) within 10 days from the date of the distribution of the Shares, accompanied by any applicable prescribed fees; (ii) the filing of a report with the Ontario Securities Commission on Form 72-503F prepared and executed in accordance with OSC Rule 72-503 – Distributions Outside of Canada within 10 days from the date of the distribution of the Shares outside of Canada; and (iii) the delivery of a copy of the investor presentation of Newco (the “Investor Presentation”) and a form of this Agreement to the Ontario Securities Commission within 10 days from the date of distribution of the Shares in the Province of Ontario;

(v) there has not occurred any Material Adverse Effect (as defined in the Transaction Agreement) since the date of this Subscription Agreement that is continuing, which the parties to the Transaction Agreement have not waived; and

(vi) the Subordinate Voting Shares shall have been approved for listing on Nasdaq.

4.	Newco Representations and Warranties. Newco represents and warrants to Subscriber that:

(a) Newco is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Business Corporations Act (Ontario). Newco has the requisite corporate power and authority to own, lease and operate its properties, if any, and carry on its businesses as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement and the Transaction Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Newco.

(b) All corporate action required to be taken by Newco’s board of directors and shareholder(s) in order to authorize Newco to enter into this Subscription Agreement and the Transaction Agreement, and to issue the Shares at the Closing, and as of the Closing, will have been taken by Newco’s board of directors and shareholders. Each of this Subscription Agreement and the Transaction Agreement has been duly authorized, executed and delivered by Newco and is enforceable against Newco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, (ii) principles of equity, whether considered at law or equity and (iii) except as rights to indemnity and contribution may be limited by applicable law.

(c) Upon Closing, the Shares will have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions created by Subscriber or imposed by applicable securities laws) in accordance with the terms of this Subscription Agreement, and will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Newco’s organizational documents, applicable law or any contract or agreement to which Newco is a party.

(d) As of the date hereof, Newco’s authorized share capital is an unlimited number of common shares, of which, there is one common share outstanding. Prior to the Closing Date, Newco’s authorized capital will consist of an unlimited number of multiple voting shares, an unlimited number of Subordinate Voting Shares and an unlimited number of preferred shares, issuable in series, of which, prior to consummation of the transactions contemplated by this Subscription Agreement and the Transaction, one multiple voting share will be outstanding. All of Newco’s outstanding shares will, as of the Closing Date, be, duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporations Act (Ontario), the articles of incorporation, any by-laws, each as may be amended, of Newco or any contract or agreement to which Newco is a party. None of the outstanding Newco shares have been issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Newco any equity interests in Newco or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, there are no shareholders’ agreements, voting trusts or other agreements or understandings to which Newco is a party or by which it is bound relating to the voting of any securities of Newco other than as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which Newco, Target or their affiliates is a party containing anti- dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of the Subscribed Shares.

(e) Assuming the accuracy of Subscriber’s representations and warranties in Section 6, the execution, delivery and performance of this Subscription Agreement and the Transaction Agreement and the consummation by Newco of the transactions that are the subject of this Subscription Agreement (including the issuance and sale of the Shares) and the Transaction Agreement in compliance herewith will be done in accordance with the rules of Nasdaq and the Toronto Stock Exchange and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco is subject, which would have a Material Adverse Effect on Newco or materially affect the validity of the Shares or the legal authority or ability of Newco to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement; (ii) any material violation of the provisions of the organizational documents of Newco; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its properties that would have a Material Adverse Effect on Newco. For purposes of this Subscription Agreement, a “Material Adverse Effect” with respect to any person means any fact, event, occurrence, change or effect that would reasonably be expected to have material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of such person.

(f) Newco has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement, including for which Subscriber would be reasonably expected to become liable (it being understood that Subscriber will effectively bear its pro rata share of any such expense indirectly as a result of its investment in Newco).

(g) Newco is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(h) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 6, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws, or, if applicable, any Canadian securities laws.

(i) At the time of issuance, the Shares will not derive more than 50% of their respective fair market value directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Income Tax Act (Canada)) (the “ITA”), (iii) timber resource properties as defined in the ITA, or (iv) options in respect of, or interests in, or for civil law rights in, property described in any of preceding clauses (i) to (iii), whether or not the property exists.

(j) On or after the date hereof, Newco, Target or their affiliates may enter into other subscription agreements or similar agreements (collectively, “Other Subscription Agreements”) with any other subscribers (collectively, “Other Subscribers”) for Subordinate Voting Shares (or other securities). Other than the Other Subscription Agreements and the Transaction Agreement, Newco has not entered into any similar agreement with any Other Subscriber in connection with the Offering. The Other Subscription Agreements reflect the same Purchase Price and no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than Subscriber hereunder, unless Subscriber has been offered the substantially similar benefits, and such Other Subscription Agreements have not been amended, modified or waived in any material respect following the date of this Subscription Agreement unless Subscriber has been offered a substantially similar amendment; however, such provision shall not apply with respect to any sale of securities of Newco or securities exchangeable for securities of Newco to a governmental entity in connection with government funding.

(k) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Newco or materially affect the validity of the Shares or the legal authority or ability of Newco to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over Newco, pending, or, to the knowledge of Newco, threatened in writing against Newco, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Newco.

(l) Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement, including the issuance of the Shares (other than (i) filings required by the Securities Act or the rules of the SEC, (ii) filings required by applicable state securities laws or applicable Canadian securities laws, (iii) the filings required in accordance with Section 7, (iv) consents required for the consummation of the Transaction as contemplated by the Transaction Agreement, (v) those required by Nasdaq and the Toronto Stock Exchange, (vi) compliance with and filings pursuant to applicable antitrust or other competition laws, and (vii) pursuant to funding agreements with governmental entities, and (viii) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Subscription Agreement that Newco reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Newco.

(m) Newco understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Subscriber.

(n) Except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect on Newco, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator with competent jurisdiction pending, or, to the knowledge of Newco, threatened in writing against Newco, or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator with competent jurisdiction outstanding against Newco.

(o) Neither Newco nor any person acting on their behalf has, directly or indirectly, at any time within the past thirty (30) calendar days, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by Newco as contemplated hereby or the other securities as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Shares pursuant to this Subscription Agreement or the other securities pursuant to the Other Subscription Agreements to be integrated with any prior offerings by Newco for purposes of the Securities Act or, any applicable stockholder approval provisions. Neither Newco nor any person acting on its behalf (other than the Placement Agents (as defined below) and their respective persons acting on their behalf in such capacity), has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Shares or the other securities, as contemplated pursuant to this Subscription Agreement to the registration provisions of the Securities Act.

(p) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Newco.

(q) Newco is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a Material Adverse Effect on Newco. Newco has not received any written communication from a governmental authority that alleges that Newco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Newco.

(r) Upon consummation of the Transaction, the Subordinate Voting Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on Nasdaq and the Toronto Stock Exchange. The Subordinate Voting Shares will be eligible for clearing through The Depository Trust Company, through its Deposit/Withdrawal At Custodian (DWAC) system, and Newco will be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Subordinate Voting Shares. Newco’s transfer agent will be a participant in DTC’s Fast Automated Securities Transfer Program.

(s) Newco is not, and immediately after receipt of payment for the Securities and the other securities and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Neither Newco nor any of its controlled affiliates (i) is, or will be at or immediately after the Closing, a person of a country of concern, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”), (ii) directly or indirectly hold, or will hold at or immediately after the Closing, a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any Covered Person, or (iii) is engaged, or has plans to engage, or will be engaged at or immediately after the Closing, directly or indirectly, in a “covered activity,” as such term is defined in 31 C.F.R. § 850.208.

5.	[Reserved].

6.	Subscriber Representations, Warranties and Covenants. Subscriber represents and warrants to Newco as follows, and makes the following covenants:

(a) Subscriber is either a U.S. investor, a Canadian investor or non-U.S. investor (including a Canadian investor) as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i), (ii) or (iii) below:

(i) Applicable to U.S. investors: At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is (x) an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto, and (y) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

(ii) Applicable to investors resident in or located in a province of Canada or subject to such securities laws (each, a “Canadian investor”): At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is and as of the Closing Date, will be (x) an “accredited investor” as defined for the purposes of Section 2.3 of National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) or Section 73.3 of the Securities Act (Ontario), as applicable as indicated in the questionnaire attached as Exhibit B hereto, or alternatively, purchasing the Shares in reliance on the “minimum amount exemption” contained in Section 2.10 of NI 45-106 (the “Minimum Amount Exemption”), (y) purchasing (or deemed to be purchasing) the Shares as principal and (z) not created, nor used, solely to purchase or hold securities as an accredited investor described in paragraph (m) of the definition of “accredited investor” in Section 1.1 of NI 45-106 or in order to rely on the Minimum Amount Exemption, as applicable. Each Canadian investor purchasing Shares in reliance on the Minimum Amount Exemption is deemed to have received notice of the legend in Exhibit B hereto.

(iii) Applicable to non-U.S. investors (including Canadian investors): Subscriber acknowledges and agrees that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). Subscriber is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. Subscriber is not relying on any statements or representations made in connection with the transactions contemplated hereby other than the representations contained in this Subscription Agreement. Subscriber acknowledges and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

(b) Subscriber acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act or applicable Canadian securities laws and that the Shares delivered at the Closing will not have been registered under the Securities Act or qualified by prospectus under applicable Canadian securities laws. Subscriber acknowledges and agrees that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. Subscriber acknowledges that the Shares will not immediately be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber acknowledges and agrees that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber in Canada or to a Canadian investor absent the qualification of such Shares by prospectus or an exemption from, or not being subject to, the prospectus requirements of applicable Canadian securities laws. Subscriber acknowledges and agrees that the Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares. If certificates representing the Shares or direct registration statements are issued to Canadian investors, such certificates or statements will bear the following legend, and if the Shares are issued in book-entry form, the Subscriber acknowledges that: “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]”.

(c) Subscriber acknowledges and agrees that Subscriber is purchasing Shares directly from Newco. Subscriber further acknowledges that, other than those representations, warranties, covenants and agreements of Newco included in this Subscription Agreement, there have been no representations, warranties, covenants and agreements made to Subscriber by Newco, Crane Harbor, the Target, , or any of their respective officers or directors or other Representatives, or any other party to the Transaction, person or entity, expressly or by implication. Except for the representations, warranties and agreements of Newco expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of Newco, Crane Harbor and the Target, including all business, legal, regulatory, accounting, credit and tax matters; provided, that neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of Newco’s representations and warranties contained herein.

(d) Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that, it has received and reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of Crane Harbor, dated as of April 24, 2025 (File No. 333-284852) (the “IPO Prospectus”), (ii) each SEC Report filed by Crane Harbor with the SEC following the filing of the IPO Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the Investor Presentation. Subscriber understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask Newco’s management questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber has conducted its own investigation of Newco, Crane Harbor, the Target and the Shares and Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of Newco, Crane Harbor, the Target, or their respective affiliates or advisors have provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement. Subscriber acknowledges that it has reviewed the documents made available to Subscriber by Newco, Crane Harbor and the Target. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, Subscriber is not relying upon any projections contained in the Investor Presentation.

(e) Subscriber became aware of the Offering of the Shares solely by means of direct contact between Subscriber and Newco, Crane Harbor or the Target, or a representative of Newco, Crane Harbor, or the Target, and the Shares were offered to Subscriber solely by direct contact between Subscriber and Newco, Crane Harbor or the Target, or a representative of the foregoing. Subscriber acknowledges that Newco represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) to Newco’s knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws, or any Canadian securities laws. Subscriber has a substantive pre-existing relationship with Newco, Crane Harbor or the Target or one or more of their respective affiliates or advisors. Neither Subscriber, nor any of its directors, officers, employees, agents, shareholders or partners, has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

(f) Subscriber acknowledges that (i) Crane Harbor, Newco or the Target and their respective Representatives hereafter may come into possession of, information regarding Crane Harbor, Newco or the Target that is material non-public information, including material facts and material changes which have not been generally disclosed, and is not known to Subscriber (“Excluded Information”), (ii) Subscriber has determined to enter into this Subscription Agreement to purchase the Shares notwithstanding Subscriber’s lack of knowledge of the Excluded Information, and (iii) none of Crane Harbor, Newco nor the Target shall have liability to Subscriber, and Subscriber hereby waives and releases any claims Subscriber may have against Crane Harbor, Newco and/or the Target, to the maximum extent permitted by law, with respect to the nondisclosure of the Excluded Information.

(g) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Investor Presentation. Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber, (iii) do not and will not violate any law, rule, regulation, agreement or other obligation by which Subscriber is bound and (iv) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Subscriber acknowledges that each of Morgan Stanley & Co. LLC, CIBC World Markets Corp., Cohen & Company Capital Markets and JonesTrading Institutional Services LLC or their respective affiliates (each, a “Placement Agent” and collectively, the “Placement Agents”) is acting as a placement agent in connection with the purchase of Subordinate Voting Shares by certain Other Subscribers that qualify as “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (9) of Regulation D under the Securities Act or under Canadian securities laws, a “permitted client” (as defined in Section 1.1 of National Instrument 31- 103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations) who are each an institutional “accredited investor” (as defined for the purposes of Section 2.3 of NI 45-106 or Section 73.3 of the Securities Act (Ontario)) or alternatively, are purchasing the Subordinate Voting Shares in reliance on the Minimum Amount Exemption. Subscriber further acknowledges that none of the Placement Agents or any of their respective affiliates is acting as placement agent to Subscriber and that no solicitation or recommendation of any type has been made by any Placement Agent to Subscriber. The Subscriber represents that: (i) it is able to sustain a complete loss on its investment in the Shares; (ii) has no need for liquidity with respect to its investment in the Shares; and (iii) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

(h) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Newco. Subscriber acknowledges specifically that the possibility of total loss of the Aggregate Purchase Price exists.

(i) In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of Newco expressly set forth in Section 4 hereof. Subscriber acknowledges and agrees that Subscriber has (i) received, reviewed and understood the offering materials made available to Subscriber in connection with the Offering, (ii) had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, (iii) had the opportunity to ask questions of and receive answers from Newco, and (iv) conducted and completed Subscriber’s own independent due diligence with respect to the Transaction.

(j) Subscriber understands and agrees that no federal, state, provincial or other agency has passed upon or endorsed the merits of the Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Disclosure Documents.

(k) [Reserved.]

(l) The execution, delivery and performance by Subscriber of this Subscription Agreement will not constitute or result in a breach or default under or conflict with any law, statute, rule or regulation applicable to Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound. The signature on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

(m) The Subscriber is not (1) a “covered person” as described in Rule 506(d)(1) under the Securities Act, or (2) subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Subscriber has exercised reasonable care to determine whether it is subject to a Disqualification Event. The acquisition of Shares by Subscriber will not subject Newco to any Disqualification Event.

(n) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to Newco.

(o) If a Canadian investor:

(i) Subscriber acknowledges that the securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the Disclosure Documents contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. Subscriber should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(ii) The funds representing the aggregate subscription price for the Shares which will be advanced by Subscriber hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (for the purposes of this paragraph, the “PCMLTFA”); or equivalent legislation in any other jurisdictions and the Subscriber acknowledges that Newco may in the future be required by law to disclose the name of the Subscriber and other information relating to this Subscription Agreement and the subscription hereunder, on a confidential basis pursuant to the PCMLTFA, or other laws or regulations. To the best of Subscriber’s knowledge (a) none of the subscription funds provided by the Subscriber (i) have been or will be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction, or (ii) are being tendered on behalf of a person (A) with whom Newco would be prohibited from dealing with under applicable money laundering, terrorist financing, economic sanctions, criminal or other similar laws or regulations, or (B) who has not been identified to Subscriber. Subscriber hereby covenants that it shall promptly notify Newco if the Subscriber discovers that any of the foregoing representations ceases to be true, and to provide Newco with appropriate information in connection therewith.

(iii) Subscriber acknowledges and represents that it is not a person identified on a list established under section 83.05 of the Criminal Code or in any regulations or orders made under (i) the United Nations Act (Canada), (ii) the Special Economic Measures Act (Canada), (iii) the Freezing Assets of Corrupt Foreign Officials Act (Canada), (iv) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), or other similar legislation or regulations enacting any economic or financial sanctions, laws, regulations, embargoes, or restrictive measures imposed, administered or enforced by Canada.

(iv) Subscriber acknowledges and consents to the fact that Newco is collecting the Subscriber’s personal information (as that term is defined under applicable privacy legislation, including, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing this Subscription Agreement and the transactions contemplated hereby. Subscriber acknowledges and consents to Newco retaining such personal information for as long as permitted or required by law or business practices. The Subscriber further acknowledges and consents to the fact that Newco or its representatives may be required by securities laws, the rules and policies of any stock exchange or the rules of the Canadian Investment Regulatory Organization or otherwise by applicable law to provide regulatory authorities with any personal information provided under this Subscription Agreement. In addition to the foregoing, the Subscriber agrees and acknowledges that Newco may use and disclose the Subscriber’s personal information as follows: (A) for internal use with respect to managing the relationships between and contractual obligations of Newco and Subscriber; (B) for use and disclosure for income tax related purposes, including, without limitation, where required by law, disclosure to the Canada Revenue Agency (C) for disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trades and similar regulatory filings; (D) for disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure; (E) for disclosure to professional advisers of Newco in connection with the performance of their professional services; (F) for disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with the Subscriber’s prior written consent; (G) for disclosure to a court determining the rights of the parties under this Subscription Agreement; or (H) for use and disclosure as otherwise required or permitted by law.

(v) Subscriber authorizes the indirect collection of certain personal information by the applicable securities regularity authority or regulator of the local Canadian jurisdiction and confirms that Subscriber has been notified by Newco: (A) that Newco will be delivering such personal information to the applicable securities regulatory authority or regulator of the local Canadian jurisdiction, including Subscriber’s full name, residential address, telephone number, email address, the number of Shares subscribed for by the Subscriber, the aggregate subscription price for such Shares, the prospectus exemption relied on, whether the Subscriber is an “insider” of Newco or a “registrant”, each as defined under Canadian securities laws, and the date of distribution of the Shares; (B) that such personal information is being collected indirectly by the applicable securities regulatory authority or regulator under the authority granted to it under Canadian securities laws; (C) that such personal information is being collected for the purpose of the administration and enforcement of Canadian securities laws; and (D) the Subscriber may contact public officials of the provincial regulatory authorities with respect to questions about the security regulatory authority’s or regulator’s indirect collection of such information. The contact information is set out in Exhibit C hereto.

(p) Subscriber has, and on each date any portion of the Aggregate Purchase Price would be required to be funded to Newco pursuant to this Subscription Agreement will have, sufficient immediately available funds to pay the Aggregate Purchase Price.

(q) Other than with respect to its affiliates, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of Newco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(r) Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Newco.

(s) Subscriber has had no contact with any Placement Agent with respect to the Shares.

(t) Subscriber acknowledges that it has no present plan or intention, and is not under any binding obligation, either on the date hereof or on the Closing, to sell, exchange or otherwise dispose of the Shares acquired pursuant to this Subscription Agreement, other than binding commitments it may have to transfer and/or pledge such Shares to a prime broker under and in accordance with its prime brokerage agreement with such broker.

(u) Subscriber acknowledges and agrees that it has not received any recommendation with respect to the Shares or the Transaction from the Placement Agents and thus will not be deemed to form a relationship with the Placement Agents in connection with its purchase of the Shares that would require the Placement Agents to treat Subscriber as a “retail customer” for purposes of Regulation Best Interest pursuant to Rule 11-1 of the Exchange Act, or a “retail investor” for purposes of Form CRS pursuant to Rule 17a-14 of the Exchange Act. Accordingly, Subscriber acknowledges and agrees that it is not entitled to the protections or disclosures required by Regulation Best Interest or Form CRS with respect to its purchase of the Shares.

7.	Registration Rights.

(a) Newco agrees that, within 30 calendar days after the Transaction Closing (the “Filing Deadline”), it will file or confidentially submit with the SEC a registration statement registering the resale of the Shares (the “Registration Statement”), and shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, and, in any event, no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Newco that it will “review” the Registration Statement) following the Filing Deadline and (ii) within 5 calendar days of receiving a notice from the SEC (orally or in writing, whichever is earlier) that such Registration Statement will not be "reviewed" or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or day on which banks are closed for business in Toronto, Ontario, or New York City, New York, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business. Newco will use its commercially reasonable efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective and free of any material misstatement or omission with respect to the Shares until the earliest of (i) the date on which Subscriber ceases to hold the Shares covered by such Registration Statement, or (ii) on the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for Newco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, Newco shall use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to Newco), as applicable, qualify the Shares for listing on the applicable stock exchange on which the Subordinate Voting Shares are then listed, and update or amend the Registration Statement as necessary to include the Shares. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of the Shares to Newco (or its successor) upon reasonable request to assist Newco in making the determination described above. Newco’s obligations to include the Shares in the Registration Statement are contingent upon Subscriber furnishing in writing such information regarding Subscriber, the securities of Newco held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by Newco to effect the registration of the Shares, and shall execute such documents in connection with such registration as Newco may reasonably request that are customary of a selling shareholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. If the SEC prevents Newco from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of Newco securities by the applicable shareholders or otherwise, (x) such Registration Statement shall register for resale such number of Newco securities which is equal to the maximum number of securities as is permitted by the SEC and (y) the number of Newco securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, Newco shall amend the Registration Statement or file a new Registration Statement (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by Newco to file the Registration Statement by the Filing Deadline shall not otherwise relieve Newco of its obligations to cause Newco to file the Registration Statement or effect the registration of the Shares set forth in this Section 7. For as long as Subscriber holds the Shares issued pursuant to this Subscription Agreement, Newco will use commercially reasonable efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as Newco remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable Subscriber to resell the Shares pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to Subscriber), as applicable.

(b) Newco shall file with the Ontario Securities Commission preliminary and final non- offering prospectuses of Newco, and obtain receipts from the Ontario Securities Commission therefor, such that Newco shall become a “reporting issuer” (within the meaning of applicable Canadian securities laws) in the Province of Ontario before the Transaction Closing.

(c) Newco shall, at its sole expense, advise Subscriber as promptly as practicable, and in any event, within two business days: (i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Newco of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Newco shall not be required to disclose the details of such event. Upon the occurrence of any event contemplated in the foregoing clause (iv), except for such times as Newco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Newco agrees that it shall, as soon as practicable, use its commercially reasonable efforts to prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Newco may delay filing or suspend the use of any such registration statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Newco or would require premature disclosure of information that could materially adversely affect Newco (each such circumstance, a “Suspension Event”); provided, that Newco agrees that it may not delay or suspend the Registration Statement on more than two occasions or for more than 45 consecutive calendar days, or more than 90 total calendar days, in each case during any consecutive 12-month period and Newco shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from Newco of the happening of any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than two business days from the date of such Suspension Event, or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives (A) (x) copies of a supplemental or amended prospectus (which Newco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from Newco that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by Newco except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as otherwise required by applicable law or subpoena. If so directed by Newco, Subscriber will deliver to Newco or destroy all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or

(ii) copies stored electronically on archival servers as a result of automatic data back-up.

(e) Subscriber may deliver written notice (an “Opt-Out Notice”) to Newco requesting that Subscriber not receive notices from Newco otherwise required by Section 7; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) Newco shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, Subscriber will notify Newco in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(e)) and the related suspension period remains in effect, Newco will so notify Subscriber, within one (1) business day of Subscriber’s notification to Newco, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(f) From and after the Closing, Newco agrees to indemnify and hold Subscriber, and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Subscriber effects or executes the resale of any Shares (collectively, the “Subscriber Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any reasonable out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Subscriber Indemnified Parties directly that are (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or (ii) caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except, in the cases of both (i) and (ii), to the extent insofar as the same are (A) caused by or contained in any information or affidavit so furnished in writing to Newco by Subscriber for use therein, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405 under the Securities Act) that was not authorized in writing by Newco, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Subscription Agreement. Notwithstanding the forgoing, Newco’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Newco (which consent shall not be unreasonably withheld, delayed or conditioned). Newco shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Newco is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party.

(g) To the extent the Subscriber is identified as a selling stockholder in the Registration Statement or any other registration statement which covers the Shares, Subscriber agrees to, severally and not jointly with any Other Subscriber in the Offering contemplated hereby or any other selling shareholders using the applicable registration statement, indemnify and hold Newco, and the officers, employees, directors, partners, members, attorneys and agents of Newco, each person, if any, who controls Newco within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Newco within the meaning of Rule 405 under the Securities Act (collectively, the “Newco Indemnified Parties”), harmless against any and all Losses incurred by Newco Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Newco by Subscriber expressly for use therein. In no event shall the liability of Subscriber under this Section 7(g) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; (c) if any of the conditions to Closing set forth in Section 3 are not satisfied or waived as of the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated as of the date of the Transaction Closing; or (d) written notice by either (x) Newco to Subscriber or (y) Subscriber to Newco if the transactions contemplated by this Subscription Agreement are not consummated on or prior to August 3, 2026; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of Sections 8 through 12 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. Newco shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by Subscriber to Newco for the Aggregate Purchase Price hereunder shall be promptly (and in any event within three (3) business days) returned to Subscriber, without any deduction for or on account of any tax withholding except as required by law, charges or set-off.

9. Trust Account Waiver. Subscriber hereby represents and warrants that it has read the IPO Prospectus and understands that Crane Harbor has established a trust account (the “Trust Account”) containing the proceeds of its IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Crane Harbor’s public shareholders (including overallotment shares acquired by Crane Harbor’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, Crane Harbor may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of Crane Harbor’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if Crane Harbor fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by amendment to Crane Harbor’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to Crane Harbor after or concurrently with the consummation of a Business Combination. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) except for redemption and liquidation rights, if any, the Subscriber and its affiliates may have in respect of any Crane Harbor Class A Shares (as defined in the Transaction Agreement) held by it or the release of proceeds from the Trust Account upon consummation of the Transaction, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, and Subscriber further waives its right to any distributions from the Trust Account with respect to the Shares in the event of Crane Harbor’s liquidation (collectively, the “Released Claims”). Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with Crane Harbor or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by Newco and Crane Harbor to induce Newco to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Newco, Crane Harbor, the Target or any of their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against Newco, Crane Harbor, the Target or any of their respective Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its affiliates commences any action or proceeding, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Newco, Crane Harbor, the Target or their respective Representatives, as applicable, shall be entitled to recover from Subscriber and its affiliates the associated legal fees and costs in connection with any such action in the event Newco, Crane Harbor, the Target or their respective Representatives, as applicable, prevails in such action or proceeding. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 9 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

10.	Miscellaneous.

(a) Newco shall use its reasonable best efforts to cause Crane Harbor, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, to file with the SEC a Current Report on Form 8-K and disseminate a press release (collectively, the “Announcement Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the Other Subscription Agreements and by Transaction Agreement. Following the filing and dissemination of the Announcement Disclosure Document, no Subscriber shall be in possession of any material non-public information concerning Newco disclosed to Subscribers by Newco or any of their subsidiaries, or any of its officers, directors, employees, affiliates or agents in connection with the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements or the Transaction Agreement. In addition, effective upon the issuance of such Announcement Disclosure Document, except as may otherwise be agreed with Subscriber, without Subscriber’s prior written consent (email being sufficient), Newco acknowledges and agrees not to provide material, non-public information to Subscriber and that any and all confidentiality or similar obligations under any agreement, whether written or oral, between Newco any of its subsidiaries or any of its officers, directors, agents, employees or affiliates on the one hand, and the Subscriber or any of its affiliates on the other hand, shall terminate and be of no further force or effect. Notwithstanding anything in this Subscription Agreement to the contrary, each of Newco, Crane Harbor or Target (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the U.S. Securities and Exchange Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and Canadian securities laws, including in connection with the filing of a Registration Statement pursuant to Section 7(a), and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the U.S. Securities and Exchange Commission or regulatory agency or under the regulations of the Nasdaq or Toronto Stock Exchange. Newco understands and confirms that Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of Newco. If Newco provides material, non- public information or confidential information or proprietary information to Subscriber without Subscriber’s written consent, Newco shall promptly file such information with the SEC pursuant to a Current Report on Form 8-K and the Subscriber shall not be subject to any duty of confidentiality contained herein with respect to such information.

(b) Neither this Subscription Agreement nor any rights or obligations that may accrue to Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by Subscriber without the prior written consent of Newco (which shall not be unreasonably withheld, conditioned or delayed), and any purported transfer or assignment without such consent shall be null and void ab initio; except, that Subscriber may assign, upon providing written notice to Newco, solely to an entity that is affiliated with Subscriber, the right to acquire the Shares hereunder; provided that any such assignment shall not relieve Subscriber from any of its obligations (or its representations and warranties) under this Subscription Agreement and upon the making of such assignment such assignee (i) shall be deemed to have made to Newco all of the representations and warranties of Subscriber contained herein (all of which shall be true and complete as of the date of such assignment and at the Closing) and (ii) shall have agreed to be bound by all of the agreements and other obligations of Subscriber hereunder pursuant to a binding agreement reasonably satisfactory to Newco (without relieving Subscriber from any such agreement or obligation).

(c) Newco may request from Subscriber such additional information as Newco may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information to Newco promptly upon such request, it being understood by Subscriber that Newco may without any liability hereunder reject Subscriber’s subscription prior to the Closing Date in the event Subscriber fails to provide such additional information requested by Newco to evaluate Subscriber’s eligibility or Newco determines that Subscriber is not eligible. On or prior to the Closing Date, Newco and Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

(d) Subscriber acknowledges that Newco, Crane Harbor, the Target, and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement as if they were made directly to them. Prior to the Closing, Subscriber agrees to promptly notify Newco if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate such that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) would not be satisfied as of the Closing. Subscriber agrees that the purchase by Subscriber of Shares from Newco will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. Each of Newco and the Subscriber acknowledges and agrees that the Target and Crane Harbor are third-party beneficiaries of the representations, warranties and covenants of Newco contained in Section 4 and the Subscriber contained in Section 6 of this Subscription Agreement, and that Crane Harbor and the Target are otherwise express third party beneficiaries of this Subscription Agreement, entitled to enforce the terms hereof against Subscriber as if they were an original party hereto. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns. Prior to the Closing, Newco agrees to promptly notify the Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in a manner that would have or would reasonably be expected to have a Material Adverse Effect on Newco.

(e) Each of Newco, Crane Harbor, and the Target is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of Newco (such consent not to be unreasonably withheld or delayed).

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, however, that no modification or waiver by Newco of the provisions of this Subscription Agreement prior to the Transaction Closing shall be effective without the prior written consent of Newco (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any right, power or privilege hereunder.

(h) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by Newco and Subscriber in connection with the Offering).

(i) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) This Subscription Agreement may be executed in two or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Newco shall be entitled to specifically enforce Subscriber’s obligations to fund the subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(l) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(m) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(n) Except where required to comply with applicable securities laws, without Subscriber’s prior written consent (which may be given via email), Newco will not use or disclose the name of Subscriber or its affiliates or advisors or any information relating to Subscriber or this Subscription Agreement, other than to Newco’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, Newco shall not use the name of Subscriber or any of its affiliates or advisors in any press release issued by Newco or Current Report on Form 8-K filed by Crane Harbor with the SEC in connection with the Transaction Agreement or the execution and delivery of this Subscription Agreement and the filing of any related documentation by Newco or Crane Harbor with the SEC and the Canadian Securities Administrators, except to the extent required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC, the Canadian Securities Administrators or regulatory agency or under Nasdaq or Toronto Stock Exchange regulations.

(o) This Subscription Agreement, and all actions or matters based hereon, or arising out of, under or in connection herewith, or any transaction contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 10(p). Nothing in this Section 10(o) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(p) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Newco:

Xanadu Quantum Technologies Limited
c/o Xanadu Quantum Technologies Inc.

777 Bay Street, Suite 2902
Toronto, Ontario M5G 2C8
Attn: Christian Weedbrook
Email: christian@xanadu.ai

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
100 King Street West

Suite 6200

Toronto, Ontario M5X 1B8

Attn: Chad Bayne; James R. Brown;

Email: cbayne@osler.com; jbrown@osler.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center
20th Floor

San Francisco, CA 94111-4004

Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne
Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com;
pbyrne@cooley.com

Notice to Subscriber shall be given to the address underneath Subscriber’s name on the signature page hereto.

(q) From and after the date hereof, Newco shall not, and shall cause each of its affiliates, representatives and agents to not, provide Subscriber or any of its affiliates, representatives or agents, with any material nonpublic information regarding Newco, any of its affiliates or any other person (“MNPI”) without the express prior written consent of such Subscriber. Newco hereby acknowledges and agrees that neither Subscriber nor any of its affiliates shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any MNPI (i) provided by, or on behalf of, Newco, any of its affiliates or any of their respective officers, directors, employees, attorneys, agents or representatives or (ii) otherwise possessed (or continued to be possessed) by Subscriber (or any affiliate, agent or representative thereof) as a result of any breach or violation of any of the covenants set forth in this Agreement. Notwithstanding anything to the contrary herein, in the event that Newco believes that a notice or communication to Subscriber or any of its affiliates, attorneys, agents or representatives contains MNPI, Newco shall, prior to the delivery of such notice or communication, so indicate to Subscriber, and such indication shall provide Subscriber the means to refuse to receive such notice or communication, and in the absence of any such indication, such Subscriber, the other holders of the Shares and their respective affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute MNPI.

(r) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement (except Exhibit D hereto), the term: (w) “trading day” shall mean any day on which the Nasdaq and Toronto Stock Exchange are open for trading; (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and Toronto, Ontario are required or are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of Crane Harbor prior to the closing of a Business Combination will include Crane Harbor’s sponsor, Crane Harbor Sponsor, LLC, a Delaware limited liability company.

(s) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(t) In connection with any sale, assignment, transfer or other disposition of Newco Subordinate Voting Shares by Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act and Canadian securities laws such that Newco Subordinate Voting Shares held by Subscriber become freely tradable and upon compliance by Subscriber with the requirements of this Subscription Agreement, if requested by Subscriber, Newco shall use commercially reasonable efforts to cause its transfer agent(s) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within three (3) trading days upon any such request therefor from Subscriber; provided, that Newco and the transfer agent(s) have timely received from Subscriber customary representations and other documentation reasonably acceptable to Newco and the transfer agent(s) in connection therewith. Subject to receipt from Subscriber by Newco and the transfer agent(s) of customary representations and other documentation reasonably acceptable in connection therewith, Subscriber may request that Newco remove any legend from the book-entry position evidencing its Shares following the earliest of such time as such Shares (i) have been or are about to be sold or transferred pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144; however, the legend required by applicable Canadian securities law shall remain for the entirety of the applicable period. If restrictive legends are no longer required for such Shares pursuant to the foregoing, Newco shall, in accordance with the provisions of this section and as soon as reasonably practicable and in any case within three trading days of any request therefor from Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent(s) irrevocable instructions that the transfer agent(s) shall make a new, unlegended entry for such book entry Shares. If the Shares are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for Newco to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares, or pursuant to an effective registration statement, Newco will cause its transfer agent to promptly remove all restrictive legends, provided that Newco and the transfer agent(s) have timely received from Subscriber customary representations and other documentation reasonably acceptable to Newco and the transfer agent(s) in connection therewith. To the extent required by the transfer agent(s), Newco shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion as soon as reasonably practicable and in any case within three trading days of the delivery of all reasonably necessary representations and other documentation from Subscriber as reasonably requested by the transfer agent. Newco shall be responsible for the fees of its transfer agent(s), the costs of any opinions of its counsel, and all DTC fees associated with such transactions.

11. Independent Nature of Investment. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Newco, Crane Harbor, the Target or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent, employee or other representative of any Other Subscriber, and neither Subscriber nor any of its agents, employees or other representatives shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights under this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

XANADU QUANTUM TECHNOLOGIES LIMITED

By:
Name:
Title:

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:

Signature of Subscriber:

Address for Notice to Subscriber:

Attention:

Email:

Telephone:

Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount:

Number of Shares:

Subscriber status (mark one):	☐ U.S. investor	☐ Non-U.S. investor

EIN Number:

[Subscriber Signature Page to Subscription Agreement]

EXHIBIT A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an "accredited investor" (an "Accredited Investor") as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the "Securities Act"), for one or more of the reasons specified below (please check all boxes that apply):

_______	(i)	A natural person whose net worth, either individually or jointly with such person's spouse or spousal equivalent, at the time of Subscriber's purchase, exceeds $1,000,000;

The term "net worth" means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of Subscriber's primary home). For the purposes of calculating joint net worth with the person's spouse or spousal equivalent, joint net worth can be the aggregate net worth of Subscriber and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

_______	(ii)	A natural person who had an individual income in excess of $200,000, or joint income with Subscriber's spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual "income," Subscriber should add to Subscriber's individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

_______	(iii)	A director or executive officer of the Company;

_______	(iv)	A natural person holding in good standing with one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities Exchange Commission ("SEC") has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

_______	(v)	A natural person who is a "knowledgeable employee" as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the "Investment Company Act"), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

_______	(vi)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______	(vii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

_______	(viii)	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the "Investment Advisers Act") or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

_______	(ix)	An insurance company as defined in Section 2(13) of the Exchange Act;

_______	(x)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

_______	(xi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

_______	(xii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

_______	(xiii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______	(xiv)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______	(xv)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_______	(xvi)	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

_______	(xvii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

_______	(xviii)	A "family office" as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

_______	(xix)	A "family client" as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

_______	(xx)	A "qualified institutional buyer" as defined in Rule 144A under the Securities Act;

_______	(xxi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

_______	(xxii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

_______	(xxiii)	Subscriber does not qualify under any of the investor categories set forth in (i) through (xxi) above.

2.1	Type of Subscriber. Indicate the form of entity of Subscriber:

☐	Individual	☐	Limited Partnership
☐	Corporation	☐	General Partnership
☐	Revocable Trust	☐	Limited Liability Company
☐	Other Type of Trust (indicate type):	☐
☐	Other (indicate form of organization):	☐

2.2.1	If Subscriber is not an individual, indicate the approximate date Subscriber entity was formed: _________________

2.2.2	If Subscriber is not an individual, initial the line below which correctly describes the application of the following statement to Subscriber's situation: Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Shares and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in Subscriber.

__________True
__________False

If the "False" line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Subscriber:

Subscriber
Name:

By:

Signatory Name:
Date:

EXHIBIT B

CANADIAN ACCREDITED INVESTOR CERTIFICATE

The undersigned (the “Investor”) (or, as the case may be, the disclosed principal on behalf of whom the Investor is contracting for) is a resident of or otherwise subject to the securities legislation of any province of Canada and is an “accredited investor”, as such term is defined in National Instrument 45-106 or subsection 73.3 of the Securities Act (Ontario), because, at the time of the purchase and sale of securities of Xanadu Quantum Technologies Limited (the “Securities”) as set forth in the agreement to which this certificate is attached, the Investor falls within one or more of the following categories:

Please select at least one of the provisions listed below by selecting the corresponding letter and including it on the signature page below.

If you are relying on the exemption in category (j), (k) or (l), you must complete and deliver the risk acknowledgment form for individual accredited investors attached as Annex A to this Exhibit B:

*see relevant definitions below*

A.	a Canadian financial institution, or a Schedule III bank (or in Ontario, (1) a bank listed in Schedule I, II or III to the Bank Act (Canada), (2) an association to which the Cooperative Credit Associations Act (Canada) applies or a central cooperative credit society for which an order has been made under subsection 473(1) of that Act, or (3) loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, financial services cooperative or credit union central or federation that is authorized by a statute of Canada or Ontario to carry on business in Canada or Ontario, as the case may be),

B.	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),
C.	a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,
D.	a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer,
E.	an individual registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d),
E.1	an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),
F.	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,
G.	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

H.	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

I.	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,

J.	an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $1,000,000,

If (j) is selected, please check the range of net financial assets which you beneficially own, either alone or combined with your spouse:

You alone:		You combined with a spouse:
i.	$0 to $2,000,000	v.	$ 0 to $3,000,000
ii.	$2,000,001 to $3,000,000	vi.	$3,000,001 to $4,000,000
iii.	$3,000,001 to $4,000,000	vii.	$4,000,001 to $5,000,000
iv.	>$4,000,001	viii.	>$5,000,001

[IF YOU SELECT THIS LETTER, YOU MUST COMPLETE THE RISK ACKNOWLEDGEMENT FORM FOR INDIVIDUAL ACCREDITED INVESTORS CONTAINED IN ANNEX A TO THIS EXHIBIT B.]

J.1	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5,000,000,

If (j.1) is selected, please check the range of net financial assets which you beneficially own, alone:

i.	$0 to $5,000,000

ii.	$5,000,001 to $7,000,000

iii.	$7,000,001 to $10,000,000

iv.	> $10,000,000

K.	an individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year,

If (k) is selected, please check the range of net income before taxes which you alone or in combination with your spouse have earned in each of the two most recent calendar years, alone:

i.	$0 to $100,000

ii.	$100,001 to $200,000

iii.	$200,001 to $300,000

iv.	> $300,000

Please check the range of net income which your spouse has earned in each of the two most recent calendar (only if applicable):

v.	$0 to $100,000

vii.	$200,001 to $300,000

viii.	>$300,000

[IF YOU SELECT THIS LETTER, YOU MUST COMPLETE THE RISK ACKNOWLEDGEMENT FORM FOR INDIVIDUAL ACCREDITED INVESTORS CONTAINED IN ANNEX A TO THIS EXHIBIT B.]

L.	an individual who, either alone or with a spouse, has net assets of at least $5,000,000,

If (l) is selected, please check the range of net assets you have, either alone or combined with your spouse:

i.	$0 to $5,000,000

ii.	$5,000,001 to $10,000,000

iii.	>$10,000,000

[IF YOU SELECT THIS LETTER, YOU MUST COMPLETE THE RISK ACKNOWLEDGEMENT FORM FOR INDIVIDUAL ACCREDITED INVESTORS CONTAINED IN ANNEX A TO THIS EXHIBIT B.]

M.	a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,
N.	an investment fund that distributes or has distributed its securities only to

(i)	a person that is or was an accredited investor at the time of the distribution,

(ii)	a person that acquires or acquired securities in the circumstances referred to in sections 2.10 (Minimum amount investment) or 2.19 (Additional investment in investment funds) of National Instrument 45-106, or

(iii)	a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 (Investment fund reinvestment) of National Instrument 45-106,

O.	an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,
P.	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,
Q.	a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,
R.	a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,
S.	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,

T.	a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,
U.	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,
V.	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor, or
W.	a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

All amounts are in Canadian dollars.

As used in this Certificate, the following terms have the following meanings:

“bank” means a bank named in Schedule I or II of the Bank Act (Canada);

“Canadian financial institution” means

(a)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act, or

(b)	a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

“company” means any corporation, incorporated association, incorporated syndicate or other incorporated organization;

“control person” has the same meaning as in securities legislation except in Manitoba, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island and Quebec where control person means any person that holds or is one of a combination of persons that holds

(a)	a sufficient number of any of the outstanding voting securities of an issuer so as to affect materially the control of the issuer, or

(b)	more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of the issuer;

“director” means

(a)	a member of the board of directors of a company or an individual who performs similar functions for a company, and

(b)	with respect to a person that is not a company, an individual who performs functions similar to those of a director of a company;

“eligibility adviser” means

(a)	a person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed, and

(b)	in Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a chartered professional accountant who is a member in good standing of an organization of chartered professional accountants in a jurisdiction of Canada provided that the lawyer or chartered professional accountant does not

(i)	have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders, or control persons, and

(ii)	have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

“entity” means a company, syndicate, partnership, trust or unincorporated organization;

“executive officer” means, for an issuer, an individual who is

(a)	a chair, vice-chair or president,

(b)	a vice-president in charge of a principal business unit, division or function including sales, finance or production, or

(c)	performing a policy-making function in respect of the issuer;

“financial assets” means

(a)	cash,

(b)	securities, or

(c)	a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

“founder” means, in respect of an issuer, a person who,

(a)	acting alone, in conjunction, or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

(b)	at the time of the distribution or trade is actively involved in the business of the issuer;

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“investment fund” has the same meaning as in National Instrument 81-106 Investment Fund Continuous Disclosure;

“issuer” means a person or company who has outstanding, issues or proposes to issue, a security;

“person” includes

(a)	an individual,

(b)	a corporation,

(c)	a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and

(d)	an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“related liabilities” means

(a)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or

(b)	liabilities that are secured by financial assets;

“Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

“spouse” means, an individual who,

(a)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual,

(b)	is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or

(c)	in Alberta, is an individual referred to in paragraph (a) or (b), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

For the purpose hereof, an issuer is an affiliate of another issuer if

(a)	one of them is the subsidiary of the other, or

(b)	each of them is controlled by the same person.

“voting security” means any security other than a debt security of an issuer carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

For the purpose hereof, a person (first person) is considered to control another person (second person) if

(a)	the first person beneficially owns or directly or indirectly exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation,

(b)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or

(c)	the second person is a limited partnership and the general partner of the limited partnership is the first person. For the purpose hereof, for residents of Manitoba, “distribution” means a primary distribution to the public.

For the purpose hereof, for residents of Québec, “trade” refers to any of the following activities:

(a)	the activities described in the definition of “dealer” in section 5 of the Securities Act (Québec), including the following activities:

(i)	the sale or disposition of a security by onerous title, whether the terms of payment be on margin, installment or otherwise, but does not include a transfer or the giving in guarantee of securities in connection with a debt or the purchase of a security, except as providing in paragraph (b);

(ii)	participation as a trader in any transaction in a security through the facilities of an exchange or a quotation and trade reporting system;

(iii)	the receipt by a registrant of an order to buy or sell a security;

(b)	a transfer or the giving in guarantee of securities of an issuer from the holdings of a control person in connection with a debt.

In NI 45-106 a trust company or trust corporation described in paragraph (p) above of the definition of “accredited investor” (other than in respect of a trust company or trust corporation registered under the laws of Prince Edward Island that is not registered or authorized under the Trust and Loan Companies Act (Canada) or under comparable legislation in another jurisdiction of Canada) is deemed to be purchasing as principal.

In NI 45-106 a person described in paragraph (q) above of the definition of “accredited investor” is deemed to be purchasing as principal.

The foregoing representation and warranty is true and accurate as of the date of this certificate and will be true and accurate at the time of the purchase and sale of the Securities. If any representation or warranty shall not be true and accurate at the time of the purchase and sale of the Securities, and/or at the time of issuance of any underlying securities to the Investor, the undersigned shall give immediate written notice of such fact to the Company.

The Investor acknowledges that the Securities are subject to restrictions on resale under applicable Canadian securities laws and that the Securities may not be sold other than pursuant to an exemption from the prospectus requirements under applicable Canadian securities laws other than pursuant to an exemption from such requirements. The Investor acknowledges and agrees not to trade the Securities other than in accordance with applicable Canadian securities laws. The Investor further acknowledges that any certificate or direct registration statement representing the Securities will bear the following legend (being, the “Canadian Legend”): “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE ("TSX"); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON TSX." and further that if such Securities are delivered by way of a direct registration or other electronic book-entry system, or if the Investor does not directly receive a certificate representing the Securities that the Investor has received notice of such legend. The Canadian Legend may be removed in connection with and subject to the terms of an available exemption from the applicable prospectus requirements under applicable Canadian securities laws, including, where applicable, under applicable outbound distribution requirements.

The Investor falls within one or more of the following categories.
OPTIONAL: If additional provision(s) apply to the Investor please enter the corresponding letter(s) in the text box.

DATED:
By:

Name:

ANNEX A TO EXHIBIT B

FORM 45-106F9

Form For Individual Accredited Investors

WARNING!
This investment is risky. Don’t invest unless you can afford to lose all the money you pay for this investment.

All dollar amounts on this form are in Canadian dollars.

SECTION 1 TO BE COMPLETED BY THE ISSUER OR SELLING SECURITY HOLDER
1. About your investment
Type of securities:	Issuer:
Purchased from: [Instruction: Indicate whether securities are purchased from the issuer.]
SECTIONS 2 TO 4 TO BE COMPLETED BY THE PURCHASER
2. Risk acknowledgement
This investment is risky. Initial that you understand that:	Your initials
Risk of loss – You could lose your entire investment of $ . [Instruction: Insert the total dollar amount of the investment.]
Liquidity risk – You may not be able to sell your investment quickly – or at all.
Lack of information – You may receive little or no information about your investment.
Lack of advice – You will not receive advice from the salesperson about whether this investment is suitable for you unless the salesperson is registered. The salesperson is the person who meets with, or provides information to, you about making this investment. To check whether the salesperson is registered, go to www.aretheyregistered.ca.
3. Accredited investor status
You must meet at least one of the following criteria to be able to make this investment. Initial the statement that applies to you. (You may initial more than one statement.) The person identified in section 6 is responsible for ensuring that you meet the definition of accredited investor. That person, or the salesperson identified in section 5, can help you if you have questions about whether you meet these criteria.	Your initials
● Your net income before taxes was more than $200,000 in each of the 2 most recent calendar years, and you expect it to be more than $200,000 in the current calendar year. (You can find your net income before taxes on your personal income tax return.)
● Your net income before taxes combined with your spouse’s was more than $300,000 in each of the 2 most recent calendar years, and you expect your combined net income before taxes to be more than $300,000 in the current calendar year.
● Either alone or with your spouse, you own more than $1 million in cash and securities, after subtracting any debt related to the cash and securities.
● Either alone or with your spouse, you have net assets worth more than $5 million. (Your net assets are your total assets (including real estate) minus your total debt.)

4. Your name and signature
By signing this form, you confirm that you have read this form and you understand the risks of making this investment as identified in this form.
First and last name (please print):
Signature:	Date:
SECTION 5 TO BE COMPLETED BY THE SALESPERSON
5. Salesperson information
[Instruction: The salesperson is the person who meets with, or provides information to, the purchaser with respect to making this investment. That could include a representative of the issuer or selling security holder, a registrant or a person who is exempt from the registration requirement.]
First and last name of salesperson (please print):
Telephone:	Email:
Name of firm (if registered):
SECTION 6 TO BE COMPLETED BY THE ISSUER OR SELLING SECURITY HOLDER
6. For more information about this investment

Name of issuer:

Address of issuer:

Attention (if applicable):

Telephone:

Email:

Website (if applicable):

For more information about prospectus exemptions, contact your local securities regulator. You can find contact information at www.securities-administrators.ca.

Form instructions:

1.	This form does not mandate the use of a specific font size or style but the font must be legible.

2.	The information in sections 1, 5 and 6 must be completed before the purchaser completes and signs the form.

3.	The purchaser must sign this form. Each of the purchaser and the issuer or selling security holder must receive a copy of this form signed by the purchaser. The issuer or selling security holder is required to keep a copy of this form for 8 years after the distribution.

EXHIBIT C

CANADIAN SECURITIES REGULATORY AUTHORITIES AND REGULATORS

Alberta Securities Commission
Suite 600, 250 – 5th Street SW
Calgary, Alberta T2P 0R4
Telephone: (403) 297-6454
Toll free in Canada: 1-877-355-0585
Facsimile: (403) 297-6156
Public official contact regarding indirect collection of information: FOIP Coordinator

British Columbia Securities Commission
P.O. Box 10142, Pacific Centre
701 West Georgia Street
Vancouver, British Columbia V7Y 1L2
Inquiries: (604) 899-6854
Toll free in Canada: 1-800-373-6393
Facsimile: (604) 899-6506
Email: inquiries@bcsc.bc.ca
Public official contact regarding indirect collection of information: FOI Inquiries

The Manitoba Securities Commission
500 – 400 St. Mary Avenue
Winnipeg, Manitoba R3C 4K5
Telephone: (204) 945-2548
Toll free in Manitoba 1-800-655-5244
Facsimile: (204) 945-0330
Public official contact regarding indirect collection of information: Director

Financial and Consumer Services Commission (New Brunswick)
85 Charlotte Street, Suite 300
Saint John, New Brunswick E2L 2J2
Telephone: (506) 658-3060
Toll free in Canada: 1-866-933-2222
Facsimile: (506) 658-3059
Email: info@fcnb.ca
Public official contact regarding indirect collection of information: Chief Executive Officer and Privacy Officer

Office of the Superintendent of Securities Service Newfoundland and Labrador
100 Prince Philip Drive
P.O. Box 8700
St. John’s, Newfoundland and Labrador A1B 4J6
Attention: Director of Securities
Telephone: (709) 729-4834
Facsimile: (709) 729-6187
Public official contact regarding indirect collection of information: Superintendent of Securities

Ontario Securities Commission
20 Queen Street West, 20th Floor
Toronto, Ontario M5H 3S8
Telephone: (416) 593-8314
Toll free in Canada: 1-877-785-1555
Facsimile: (416) 593-8122
Email: inquiries@osc.gov.on.ca
Public official contact regarding indirect collection of information: Inquiries Officer

Financial and Consumer Services Division (Prince Edward Island)

95 Rochford Street, 4th Floor Shaw Building
P.O. Box 2000
Charlottetown, Prince Edward Island C1A 7N8
Telephone: (902) 620-3870
Facsimile: (902) 368-5283
Public official contact regarding indirect collection of information: Superintendent of Securities

Autorité des marchés financiers 800, rue du Square-Victoria Bureau 2200
Montréal, Québec H3C 0B4
Telephone: (514) 395-0337 or 1-877-525-0337
Facsimile: (514) 873-6155 (For filing purposes only) Facsimile: (514) 864-6381 (For privacy requests only)
Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers); fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers)
Public official contact regarding indirect collection of information: Corporate Secretary

Financial and Consumer Affairs Authority of Saskatchewan
4th Floor, 2365 Albert Street
Regina, Saskatchewan S4P 4K1
Telephone: (306) 787- 5645
Facsimile: (306) 787-5899
Public official contact regarding indirect collection of information: Director

Nova Scotia Securities Commission
Suite 400, 5251 Duke Street Duke Tower
P.O. Box 458
Halifax, Nova Scotia B3J 1P3
Telephone: (902) 424-7768
Facsimile: (902) 424-4625
Public official contact regarding indirect collection of information: Executive Director

EXHIBIT D

Canadian Rights of Action for Recission or Damages

Securities legislation in certain of the Canadian provinces provides purchasers of securities pursuant to an offering memorandum (such as the Newco Documents (defined below)) with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum and any amendment to it contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario Purchasers

Section 130.1 of the Securities Act (Ontario) (the “OSA”) provides that every purchaser of securities pursuant to an offering memorandum shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser that purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder; provided that:

a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

b)	the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

c)	the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the OSA provides that no action shall be commenced to enforce these rights more than:

a)	in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

b)	in the case of an action for damages, the earlier of:

c)	180 days after the date that the purchaser first had knowledge of the facts giving rise to the cause of action; or

d)	three years after the date of the transaction that gave rise to the cause of action.

The Investor Presentation and this Subscription Agreement (collective, the “Newco Documents”) is being delivered in reliance on the exemption from the prospectus requirements contained under section 2.3 of NI 45-106 or section 73.3 of the OSA, as applicable (the “accredited investor exemption”). The rights referred to in section 130.1 of the OSA do not apply in respect of an offering memorandum (such as the Newco Documents) delivered to a prospective purchaser in connection with a distribution made in reliance on the accredited investor exemption if the prospective purchaser is:

a)	a Canadian financial institution (as defined in National Instrument 14-101 Definitions) or a Schedule III bank (as defined in NI 45-106);

b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

c)	a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Nova Scotia Purchasers

The right of action for damages or rescission described herein is conferred by section 138 of the Securities Act (Nova Scotia). Section 138 of the Securities Act (Nova Scotia) provides, in relevant part, that in the event that an offering memorandum (such as the Newco Documents), together with any amendment thereto, or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a Misrepresentation, the purchaser will be deemed to have relied upon such Misrepresentation if it was a Misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the issuer and, subject to certain additional defences, every director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum or, alternatively, while still the owner of the securities purchased by the purchaser, may elect instead to exercise a statutory right of rescission against the issuer, in which case the purchaser shall have no right of action for damages against the issuer, directors of the issuer or persons who have signed the offering memorandum, provided that, among other limitations:

a)	no action shall be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date on which the initial payment was made for the securities;

b)	no person will be liable if it proves that the purchaser purchased the securities with knowledge of the Misrepresentation;

c)	in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

d)	in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

In addition, a person or company, other than the issuer, will not be liable if that person or company proves that:

a)	the offering memorandum or amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent;

b)	after delivery of the offering memorandum or amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any Misrepresentation in the offering memorandum or amendment to the offering memorandum the person or company withdrew the person’s or company’s consent to the offering memorandum or amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it; or

c)	with respect to any part of the offering memorandum or amendment to the offering memorandum purporting (i) to be made on the authority of an expert, or (ii) to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that (A) there had been a Misrepresentation, or (B) the relevant part of the offering memorandum or amendment to offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Furthermore, no person or company, other than the issuer, will be liable with respect to any part of the offering memorandum or amendment to the offering memorandum not purporting (a) to be made on the authority of an expert or (b) to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company (i) failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no Misrepresentation or (ii) believed that there had been a Misrepresentation.

If a Misrepresentation is contained in a record incorporated by reference into, or deemed incorporated by reference into, the offering memorandum or amendment to the offering memorandum, the Misrepresentation is deemed to be contained in the offering memorandum or an amendment to the offering memorandum.

New Brunswick Purchasers

Section 2.1 of Rule 45-802 of the Financial and Consumer Services Commission of New Brunswick provides that the statutory rights of action in rescission or damages referred to in Section 150 of the Securities Act (New Brunswick) apply to information relating to an offering memorandum (such as the Newco Documents), that is provided to a purchaser of securities in connection with a distribution made in reliance on the “accredited investor” prospectus exemption in Section 2.3 of NI 45-106. Section 150 of the Securities Act (New Brunswick) provides that where an offering memorandum (such as the Newco Documents) contains a Misrepresentation, a purchaser that purchases securities shall be deemed to have relied on the Misrepresentation if it was a Misrepresentation at the time of purchase and:

a)	the purchaser has a right of action for damages against (i) the issuer, (ii) any selling security holder(s) on whose behalf the distribution is made, (iii) every person who was a director of the issuer at the date of the offering memorandum and (iv) every person who signed the offering memorandum, or

b)	where the purchaser purchased the securities from a person referred to in subparagraph (a)(i) or (ii), the purchaser may elect to exercise a right of rescission against the person, in which case the purchaser shall have no right of action for damages against the person.

This statutory right of action is available to New Brunswick purchasers whether or not such purchaser relied on the Misrepresentation. However, there are various defences available to the issuer and the selling security holder(s). In particular, no person will be liable for a Misrepresentation if such person proves that the purchaser purchased the securities with knowledge of the Misrepresentation when the purchaser purchased the securities. Moreover, in an action for damages, the amount recoverable will not exceed the price at which the securities were offered under the offering memorandum and any defendant will not be liable for all or any part of the damages that the defendant proves do not represent the depreciation in value of the security as a result of the Misrepresentation.

If the purchaser intends to rely on the rights described in (a) or (b) above, such purchaser must do so within strict time limitations. The purchaser must commence its action to cancel the agreement within 180 days after the date of the transaction that gave rise to the cause of action. The purchaser must commence its action for damages within the earlier of:

a)	one year after the purchaser first had knowledge of the facts giving rise to the cause of action; or

b)	six years after the date of the transaction that gave rise to the cause of action.

Saskatchewan Purchasers

Section 138 of The Securities Act, 1988 (Saskatchewan), as amended (the “Saskatchewan Act”) provides that where an offering memorandum (such as the Newco Documents) or any amendment to it is sent or delivered to a purchaser and it contains a Misrepresentation, a purchaser that purchases a security covered by the offering memorandum or any amendment to it is deemed to have relied upon that Misrepresentation, if it was a Misrepresentation at the time of purchase, and has a right of action for rescission against the issuer or a selling security holder on whose behalf the distribution is made or has a right of action for damages against:

a)	the issuer or a selling security holder on whose behalf the distribution is made;

b)	every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment to it was sent or delivered;

c)	every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them;

d)	every person who or company that, in addition to the persons or companies mentioned in (a) to (c) above, signed the offering memorandum or the amendment to the offering memorandum; and

e)	every person who or company that sells securities on behalf of the issuer or selling security holder under the offering memorandum or amendment to the offering memorandum.

Such rights of rescission and damages are subject to certain limitations including the following:

a)	if the purchaser elects to exercise its right of rescission against the issuer or selling security holder, it shall have no right of action for damages against that party;

b)	in an action for damages, a defendant will not be liable for all or any portion of the damages that he, she or it proves do not represent the depreciation in value of the securities resulting from the Misrepresentation relied on;

c)	no person or company, other than the issuer or a selling security holder, will be liable for any part of the offering memorandum or any amendment to it not purporting to be made on the authority of an expert and not purporting to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company failed to conduct a reasonable investigation sufficient to provide reasonable grounds for a belief that there had been no Misrepresentation or believed that there had been a Misrepresentation;

d)	in no case shall the amount recoverable exceed the price at which the securities were offered; and

e)	no person or company is liable in an action for rescission or damages if that person or company proves that the purchaser purchased the securities with knowledge of the Misrepresentation.

In addition, no person or company, other than the issuer or selling security holder, will be liable if the person or company proves that:

a)	the offering memorandum or any amendment to it was sent or delivered without the person’s or company’s knowledge or consent and that, on becoming aware of it being sent or delivered, that person or company gave reasonable general notice that it was so sent or delivered; or

b)	with respect to any part of the offering memorandum or any amendment to it purporting to be made on the authority of an expert, or purporting to be a copy of, or an extract from, a report, an opinion or a statement of an expert, that person or company had no reasonable grounds to believe and did not believe that there had been a Misrepresentation, the part of the offering memorandum or any amendment to it did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Not all defences upon which we or others may rely are described herein. Please refer to the full text of the Saskatchewan Act for a complete listing.

Similar rights of action for damages and rescission are provided in section 138.1 of the Saskatchewan Act in respect of a Misrepresentation in advertising and sales literature disseminated in connection with an offering of securities.

Section 138.2 of the Saskatchewan Act also provides that where an individual makes a verbal statement to a prospective purchaser that contains a Misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the Misrepresentation, if it was a Misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement.

Section 141(1) of the Saskatchewan Act provides a purchaser with the right to void the purchase agreement and to recover all money and other consideration paid by the purchaser for the securities if the securities are sold in contravention of the Saskatchewan Act, the regulations to the Saskatchewan Act or a decision of the Saskatchewan Financial Services Commission.

Section 141(2) of the Saskatchewan Act also provides a right of action for rescission or damages to a purchaser of securities to whom an offering memorandum or any amendment to it was not sent or delivered prior to or at the same time as the purchaser enters into an agreement to purchase the securities, as required by Section 80.1 of the Saskatchewan Act.

The rights of action for damages or rescission under the Saskatchewan Act are in addition to and do not derogate from any other right which a purchaser may have at law.

Section 147 of the Saskatchewan Act provides that no action shall be commenced to enforce any of the foregoing rights more than:

a)	in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

b)	in the case of any other action, other than an action for rescission, the earlier of: (i) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action; or (ii) six years after the date of the transaction that gave rise to the cause of action.

The Saskatchewan Act also provides a purchaser that has received an amended offering memorandum delivered in accordance with subsection 80.1(3) of the Saskatchewan Act has a right to withdraw from the agreement to purchase the securities by delivering a notice to the person who or company that is selling the securities, indicating the purchaser’s intention not to be bound by the purchase agreement, provided such notice is delivered by the purchaser within two business days of receiving the amended offering memorandum.

Newfoundland and Labrador Purchasers

Purchasers of the Shares resident in Newfoundland and Labrador will be entitled to a contractual right of action for damages or rescission in circumstances where the Newco Documents or any amendment hereto contains a Misrepresentation in the same manner and to the same extent as the statutory rights provided to purchasers resident in Ontario (described above).

Manitoba and Prince Edward Island Purchasers

In Manitoba, the Securities Act (Manitoba) and in Prince Edward Island, the Securities Act (Prince Edward Island) provides a statutory right of action for damages or rescission to purchasers resident in Manitoba and Prince Edward Island, respectively, in circumstances where the Newco Documents or an amendment hereto contains a Misrepresentation, which rights are similar, but not identical, to the rights available to Ontario purchasers.

The foregoing summary is subject to the express provisions of the OSA, the Securities Act (Nova Scotia), the Securities Act (New Brunswick), the Securities Act, 1988 (Saskatchewan), the Securities Act (Manitoba) and the Securities Act (Prince Edward Island), respectively, and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions. Such provisions may contain limitations and statutory defences on which the Issuer and others, if any, may rely.

The rights of action for damages or rescission discussed above are in addition to, and without derogation from, any other right or remedy which purchasers may have at law.

FORM OF SUBSCRIPTION AGREEMENT

November 3, 2025

Xanadu Quantum Technologies Limited
777 Bay Street, Suite 2902

Toronto, Ontario M5G 2C8

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) among Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”), Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (“Newco” or the “Company”), and Xanadu Quantum Technologies, Inc., a corporation continued under the Business Corporations Act (Ontario) (the “Target”), in connection with that certain Business Combination Agreement by and among Crane Harbor, Newco and the Target, dated as of November 3, 2025 (as it may be amended, restated and/or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), Newco is seeking commitments to purchase subordinate voting shares of Newco (the “Subordinate Voting Shares”), for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by Newco prior to or concurrently with the closing of the Transaction (the “Offering”) in accordance with the terms of the Transaction Agreement. In connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Transaction Closing”), in accordance with the Transaction Agreement, among other matters, (i) Crane Harbor will be continued to the Province of Ontario, Canada and domesticate as an Ontario company existing under the Business Corporations Act (Ontario); (ii) Newco will acquire all of the outstanding shares of Crane Harbor and the Target and, as a result, each issued and outstanding share of Crane Harbor and the Target shall be exchanged for shares of Newco, resulting in Crane Harbor and the Target becoming wholly-owned subsidiaries of Newco; and (iii) the Subordinate Voting Shares of Newco will be listed for trading on each of the Nasdaq Global Market (“Nasdaq”) and the Toronto Stock Exchange. In connection with the Transaction, and in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned subscriber (“Subscriber”), and Newco agree in this subscription agreement (this “Subscription Agreement”) as follows:

1.	Subscription.

(a)	Subscriber hereby irrevocably subscribes for and agrees to purchase from Newco, and Newco agrees to issue and sell to Subscriber upon payment of the Purchase Price, such number of Subordinate Voting Shares as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms and subject to the conditions provided for herein. Subscriber acknowledges and agrees that Newco reserves the right to accept or reject the Subscriber’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by Newco, and the same shall be deemed to be accepted by Newco only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Newco. If this Subscription Agreement is rejected in whole, the Subscriber and each beneficial purchaser, if any, for whom the Subscriber is acting as agent or trustee, understands that any funds, certified cheques, or bank drafts delivered by the Subscriber representing the Purchase Price for the Shares will be promptly returned to the Subscriber without deduction. If this Subscription Agreement is accepted only in part, the Subscriber understands that a cheque representing the portion of the Purchase Price for that portion of its subscription for Shares that is not accepted will be promptly delivered to the Subscriber without deduction.

2.	Closing; Delivery of Shares.

(a)	The closing of the issuance and sale of the Shares contemplated hereby (the “Closing”, and the date on which the Closing actually occurs, the “Closing Date”) is contingent upon the consummation of the Transaction Closing. The Closing shall occur on the date of the Transaction Closing, at the time set forth in the plan of arrangement for the Transaction included as Exhibit B in the Transaction Agreement.

(b) Newco shall provide written notice (via email) to Subscriber (the “Closing Notice”) that Newco reasonably expects the Transaction Closing to occur on a date specified in the Closing Notice (the “Scheduled Closing Date”) that is not less than seven business days after the date of the Closing Notice, which Closing Notice shall contain Newco’s wire instructions for an escrow account (the “Escrow Account”) established by Newco with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. At least two business days prior to the Scheduled Closing Date (unless otherwise agreed to in writing by Newco), Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed (the “Aggregate Purchase Price”) by wire transfer of United States dollars in immediately available funds. The wire transfer shall identify Subscriber, and unless otherwise agreed by Newco and the Escrow Agent, the funds shall be wired from an account in Subscriber’s name. Upon the Closing, Newco shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to Newco against the issuance of and delivery to Subscriber of the Shares or as Subscriber may direct, free and clear of any liens or other restrictions whatsoever (other than those arising under (i) state or federal securities laws, (ii) the applicable securities laws in each of the provinces and territories of Canada, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket rulings and orders, instruments, rulings and notices of the regulatory authorities in such provinces and territories (“Canadian securities laws”), or (iii) those incurred by Subscriber), in book-entry form as set forth in Section 2(c) below.

(c) Promptly after the Closing, Newco shall deliver (or cause the delivery of) the Shares in book-entry form to Subscriber or as Subscriber may direct with applicable restrictive legends for the number of Shares as set forth on the signature page to Subscriber as indicated on the signature page or to a custodian designated by Subscriber, as applicable, as indicated below.

(d) The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder, and any such termination will occur solely pursuant to Section 8 below. If (i) this Subscription Agreement is terminated prior to the Closing or (ii) the Closing Date does not occur within five business days after the Scheduled Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by Newco and Subscriber, and in either case, and any funds have already been sent by Subscriber to the Escrow Account, Newco shall or shall instruct the Escrow Agent to promptly (but not later than, in the case of the preceding clause (i), two business days of such termination or, in the case of the preceding clause (ii), seven business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by Subscriber for payment of the Shares by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Closing Date to occur within such five business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Closing Date determined by Newco in good faith).

(e) Newco shall add to the stated capital account maintained for the Subordinate Voting Shares in the capital of Newco, in accordance with the provisions of subsection 24(3) of the Business Corporations Act (Ontario), an amount equal to the full amount of any consideration received by Newco for the Shares (which amount shall not be greater than that permitted to be added pursuant to such Act).

3. Closing Conditions. In addition to the condition set forth in Section 2(a) above:

(a) The Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition;

(ii) no governmental authority of competent jurisdiction with respect to the sale of the Shares shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(iii) all material conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied (as determined in good faith by the parties to the Transaction Agreement) or waived by the parties thereto in accordance with the requirements of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing) and the Transaction Closing shall be scheduled to occur substantially concurrently with or immediately following the Closing (subject to the terms and conditions of Section 2.7 of the Transaction Agreement).

(b) The obligations of Newco to consummate the Closing are also subject to the satisfaction or valid waiver by Newco of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date;

(ii) Subscriber shall have delivered the Purchase Price to the Escrow Agent in compliance with the terms of this Subscription Agreement; and

(iii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligations of Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Newco contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Newco of each of the representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date;

(ii) no amendment, modification or waiver of the Transaction Agreement from and after the date hereof shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under this Subscription Agreement without having received the Subscriber’s prior written consent;

(iii) Newco shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iv) except where the failure to so obtain or make would not prevent Newco from consummating the transactions contemplated hereby, including the issuance and sale of the Shares to the Subscriber, all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq and the Toronto Stock Exchange and any stockholder approval required by applicable rules and regulations of Nasdaq and the Toronto Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares) required to be made in connection with the issuance and sale of the Shares shall have been obtained or made, except for (i) the filing of a report with the applicable Canadian securities regulators on Form 45- 106F1, prepared and executed in accordance with NI 45-106 (defined below) within 10 days from the date of the distribution of the Shares, accompanied by any applicable prescribed fees; (ii) the filing of a report with the Ontario Securities Commission on Form 72-503F prepared and executed in accordance with OSC Rule 72-503 – Distributions Outside of Canada within 10 days from the date of the distribution of the Shares outside of Canada; and (iii) the delivery of a copy of the investor presentation of Newco (the “Investor Presentation”) and a form of this Agreement to the Ontario Securities Commission within 10 days from the date of distribution of the Shares in the Province of Ontario;

(v) there has not occurred any Material Adverse Effect (as defined in the Transaction Agreement) since the date of this Subscription Agreement that is continuing, which the parties to the Transaction Agreement have not waived; and

(vi) the Subordinate Voting Shares shall have been approved for listing on Nasdaq.

4. Newco Representations and Warranties. Newco represents and warrants to each of Subscriber and the Placement Agents (as defined below) that:

(a) Newco is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Business Corporations Act (Ontario). Newco has the requisite corporate power and authority to own, lease and operate its properties, if any, and carry on its businesses as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement and the Transaction Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Newco.

(b) All corporate action required to be taken by Newco’s board of directors and shareholder(s) in order to authorize Newco to enter into this Subscription Agreement and the Transaction Agreement, and to issue the Shares at the Closing, and as of the Closing, will have been taken by Newco’s board of directors and shareholders. Each of this Subscription Agreement and the Transaction Agreement has been duly authorized, executed and delivered by Newco and is enforceable against Newco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, (ii) principles of equity, whether considered at law or equity and (iii) except as rights to indemnity and contribution may be limited by applicable law.

(c) Upon Closing, the Shares will have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions created by Subscriber or imposed by applicable securities laws) in accordance with the terms of this Subscription Agreement, and will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Newco’s organizational documents, applicable law or any contract or agreement to which Newco is a party.

(d) As of the date hereof, Newco’s authorized share capital is an unlimited number of common shares, of which, there is one common share outstanding. Prior to the Closing Date, Newco’s authorized capital will consist of an unlimited number of multiple voting shares, an unlimited number of Subordinate Voting Shares and an unlimited number of preferred shares, issuable in series, of which, prior to consummation of the transactions contemplated by this Subscription Agreement and the Transaction, one multiple voting share will be outstanding. All of Newco’s outstanding shares will, as of the Closing Date, be, duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporations Act (Ontario), the articles of incorporation, any by-laws, each as may be amended, of Newco or any contract or agreement to which Newco is a party. None of the outstanding Newco shares have been issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Newco any equity interests in Newco or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, there are no shareholders’ agreements, voting trusts or other agreements or understandings to which Newco is a party or by which it is bound relating to the voting of any securities of Newco other than as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which Newco, Target or their affiliates is a party containing anti- dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of the Subscribed Shares.

(e) Assuming the accuracy of Subscriber’s representations and warranties in Section 6, the execution, delivery and performance of this Subscription Agreement and the Transaction Agreement and the consummation by Newco of the transactions that are the subject of this Subscription Agreement (including the issuance and sale of the Shares) and the Transaction Agreement in compliance herewith will be done in accordance with the rules of Nasdaq and the Toronto Stock Exchange and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco is subject, which would have a Material Adverse Effect on Newco or materially affect the validity of the Shares or the legal authority or ability of Newco to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement; (ii) any material violation of the provisions of the organizational documents of Newco; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its properties that would have a Material Adverse Effect on Newco. For purposes of this Subscription Agreement, a “Material Adverse Effect” with respect to any person means any fact, event, occurrence, change or effect that would reasonably be expected to have material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of such person.

(f) Other than with the Placement Agents, Newco has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement, including for which Subscriber would be reasonably expected to become liable (it being understood that Subscriber will effectively bear its pro rata share of any such expense indirectly as a result of its investment in Newco).

(g) Newco is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(h) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 6, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws, or, if applicable, any Canadian securities laws.

(i) At the time of issuance, the Shares will not derive more than 50% of their respective fair market value directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Income Tax Act (Canada)) (the “ITA”), (iii) timber resource properties as defined in the ITA, or (iv) options in respect of, or interests in, or for civil law rights in, property described in any of preceding clauses (i) to (iii), whether or not the property exists.

(j) On or after the date hereof, Newco, Target or their affiliates may enter into other subscription agreements or similar agreements (collectively, “Other Subscription Agreements”) with any other subscribers (collectively, “Other Subscribers”) for Subordinate Voting Shares (or other securities). Other than the Other Subscription Agreements and the Transaction Agreement, Newco has not entered into any similar agreement with any Other Subscriber in connection with the Offering. The Other Subscription Agreements reflect the same Purchase Price and no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than Subscriber hereunder, unless Subscriber has been offered the substantially similar benefits, and such Other Subscription Agreements have not been amended, modified or waived in any material respect following the date of this Subscription Agreement unless Subscriber has been offered a substantially similar amendment; however, such provision shall not apply with respect to any sale of securities of Newco or securities exchangeable for securities of Newco to a governmental entity in connection with government funding.

(k) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Newco or materially affect the validity of the Shares or the legal authority or ability of Newco to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over Newco, pending, or, to the knowledge of Newco, threatened in writing against Newco, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Newco.

(l) Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement, including the issuance of the Shares (other than (i) filings required by the Securities Act or the rules of the SEC, (ii) filings required by applicable state securities laws or applicable Canadian securities laws, (iii) the filings required in accordance with Section 7, (iv) consents required for the consummation of the Transaction as contemplated by the Transaction Agreement, (v) those required by Nasdaq and the Toronto Stock Exchange, (vi) compliance with and filings pursuant to applicable antitrust or other competition laws, and (vii) pursuant to funding agreements with governmental entities, and (viii) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Subscription Agreement that Newco reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Newco.

(m) Newco understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Subscriber.

(n) Except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect on Newco, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator with competent jurisdiction pending, or, to the knowledge of Newco, threatened in writing against Newco, or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator with competent jurisdiction outstanding against Newco.

(o) Neither Newco nor any person acting on their behalf has, directly or indirectly, at any time within the past thirty (30) calendar days, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by Newco as contemplated hereby or the other securities as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Shares pursuant to this Subscription Agreement or the other securities pursuant to the Other Subscription Agreements to be integrated with any prior offerings by Newco for purposes of the Securities Act or, any applicable stockholder approval provisions. Neither Newco nor any person acting on its behalf (other than the Placement Agents (as defined below) and their respective persons acting on their behalf in such capacity, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Shares or the other securities, as contemplated pursuant to this Subscription Agreement to the registration provisions of the Securities Act.

(p) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Newco.

(q) Newco is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a Material Adverse Effect on Newco. Newco has not received any written communication from a governmental authority that alleges that Newco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Newco.

(r) Upon consummation of the Transaction, the Subordinate Voting Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on Nasdaq and the Toronto Stock Exchange. The Subordinate Voting Shares will be eligible for clearing through The Depository Trust Company, through its Deposit/Withdrawal At Custodian (DWAC) system, and Newco will be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Subordinate Voting Shares. Newco’s transfer agent will be a participant in DTC’s Fast Automated Securities Transfer Program.

(s) Newco is not, and immediately after receipt of payment for the Securities and the other securities and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Neither Newco nor any of its controlled affiliates (i) is, or will be at or immediately after the Closing, a person of a country of concern, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”), (ii) directly or indirectly hold, or will hold at or immediately after the Closing, a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any Covered Person, or (iii) is engaged, or has plans to engage, or will be engaged at or immediately after the Closing, directly or indirectly, in a “covered activity,” as such term is defined in 31 C.F.R. § 850.208.

5. [Reserved].

6. Subscriber Representations, Warranties and Covenants. Subscriber represents and warrants to each of Newco and the Placement Agents as follows, and makes the following covenants:

(a) Subscriber is either a U.S. investor, a Canadian investor or non-U.S. investor (including a Canadian investor) as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i), (ii) or (iii) below:

(i) Applicable to U.S. investors: At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is (x) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (9) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto, and (y) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Shares. Subscriber understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). Subscriber acknowledges that it is an institutional account as defined in FINRA Rule 4512(c). Accordingly, Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(ii) Applicable to investors resident in or located in a province of Canada or subject to such securities laws (each, a “Canadian investor”): At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is and as of the Closing Date, will be (v) an “accredited investor” as defined for the purposes of Section 2.3 of National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) or Section 73.3 of the Securities Act (Ontario), as applicable as indicated in the questionnaire attached as Exhibit B hereto, or alternatively, purchasing the Shares in reliance on the “minimum amount exemption” contained in Section 2.10 of NI 45-106 (the “Minimum Amount Exemption”), (w) purchasing (or deemed to be purchasing) the Shares as principal, (x) not created, nor used, solely to purchase or hold securities as an accredited investor described in paragraph (m) of the definition of “accredited investor” in Section 1.1 of NI 45-106 or in order to rely on the Minimum Amount Exemption, as applicable, (y) not an individual, and (z) is a “permitted client” as defined in Section 1.1 of National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations. Each Canadian investor purchasing Shares in reliance on the Minimum Amount Exemption is deemed to have received notice of the legend in Exhibit B hereto.

(iii) Applicable to non-U.S. investors (including Canadian investors): Subscriber acknowledges and agrees that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). Subscriber is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. Subscriber is not relying on any statements or representations made in connection with the transactions contemplated hereby other than the representations contained in this Subscription Agreement. Subscriber acknowledges and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

(b) Subscriber acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act or applicable Canadian securities laws and that the Shares delivered at the Closing will not have been registered under the Securities Act or qualified by prospectus under applicable Canadian securities laws. Subscriber acknowledges and agrees that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. Subscriber acknowledges that the Shares will not immediately be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber acknowledges and agrees that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber in Canada or to a Canadian investor absent the qualification of such Shares by prospectus or an exemption from, or not being subject to, the prospectus requirements of applicable Canadian securities laws. Subscriber acknowledges and agrees that the Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares. If certificates representing the Shares or direct registration statements are issued to Canadian investors, such certificates or statements will bear the following legend, and if the Shares are issued in book-entry form, the Subscriber acknowledges that: “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]”.

(c) Subscriber acknowledges and agrees that Subscriber is purchasing Shares directly from Newco. Subscriber further acknowledges that, other than those representations, warranties, covenants and agreements of Newco included in this Subscription Agreement, there have been no representations, warranties, covenants and agreements made to Subscriber by Newco, Crane Harbor, the Target, the Placement Agents, or any of their respective officers or directors or other Representatives, or any other party to the Transaction, person or entity, expressly or by implication. Except for the representations, warranties and agreements of Newco expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of Newco, Crane Harbor and the Target, including all business, legal, regulatory, accounting, credit and tax matters; provided, that neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of Newco’s representations and warranties contained herein.

(d) Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that, it has received and reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of Crane Harbor, dated as of April 24, 2025 (File No. 333-284852) (the “IPO Prospectus”), (ii) each SEC Report filed by Crane Harbor with the SEC following the filing of the IPO Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the Investor Presentation. Subscriber understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask Newco’s management questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber has conducted its own investigation of Newco, Crane Harbor, the Target and the Shares and Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of Newco, Crane Harbor, the Target, the Placement Agents or their respective affiliates or advisors have provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement. Subscriber acknowledges that it has reviewed the documents made available to Subscriber by Newco, Crane Harbor and the Target. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, Subscriber is not relying upon any projections contained in the Investor Presentation.

(e) Subscriber became aware of the Offering of the Shares solely by means of direct contact between Subscriber and Newco, Crane Harbor, the Target or the Placement Agents, or a representative of Newco, Crane Harbor, the Target or the Placement Agents, and the Shares were offered to Subscriber solely by direct contact between Subscriber and Newco, Crane Harbor, the Target or the Placement Agent, or a representative of the foregoing. Subscriber acknowledges that Newco represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) to Newco’s knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws, or any Canadian securities laws. Subscriber has a substantive pre- existing relationship with Newco, Crane Harbor or the Target or one or more of their respective affiliates or advisors, including the Placement Agents. Neither Subscriber, nor any of its directors, officers, employees, agents, shareholders or partners, has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

(f) Subscriber acknowledges that (i) the Placement Agents, Crane Harbor, Newco or the Target and their respective Representatives hereafter may come into possession of, information regarding Crane Harbor, Newco or the Target that is material non-public information, including material facts and material changes which have not been generally disclosed, and is not known to Subscriber (“Excluded Information”), (ii) Subscriber has determined to enter into this Subscription Agreement to purchase the Shares notwithstanding Subscriber’s lack of knowledge of the Excluded Information, and (iii) none of the Placement Agents, Crane Harbor, Newco nor the Target shall have liability to Subscriber, and Subscriber hereby waives and releases any claims Subscriber may have against Placement Agents, Crane Harbor, Newco and/or the Target, to the maximum extent permitted by law, with respect to the nondisclosure of the Excluded Information.

(g) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Investor Presentation. Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under Subscriber’s organizational or constituent documents or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound and (v) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Subscriber will not look to Morgan Stanley & Co. LLC, CIBC World Markets Corp., Cohen & Company Capital Markets and JonesTrading Institutional Services LLC or any of their respective affiliates, in their capacity as placement agents (each, a “Placement Agent” and collectively, the “Placement Agents”), for all or part of any such loss or losses the Subscriber may suffer. The Subscriber represents that: (i) it is able to sustain a complete loss on its investment in the Shares; (ii) has no need for liquidity with respect to its investment in the Shares; and (iii) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

(h) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Newco. Subscriber acknowledges specifically that the possibility of total loss of the Aggregate Purchase Price exists. Subscriber further acknowledges that it has not relied (and disclaims reliance) on any statements or other information provided by or on behalf of any Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Newco, Crane Harbor, the Target, the Transaction Agreement, this Subscription Agreement or the transactions contemplated under this Subscription Agreement or the Transaction Agreement, the Shares or the offer and sale of the Shares.

(i) In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of Newco expressly set forth in Section 4 hereof. Subscriber acknowledges and agrees that Subscriber has (i) received, reviewed and understood the offering materials made available to Subscriber in connection with the Offering, (ii) had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, (iii) had the opportunity to ask questions of and receive answers from Newco, and (iv) conducted and completed Subscriber’s own independent due diligence with respect to the Transaction.

(j) Subscriber understands and agrees that no federal, state, provincial or other agency has passed upon or endorsed the merits of the Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Disclosure Documents. Subscriber acknowledges that none of the Placement Agents has prepared any of the Disclosure Documents.

(k) If an entity, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation. Subscriber has the power and authority to enter into, deliver and perform Subscriber’s obligations under this Subscription Agreement.

(l) The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any law, statute, rule or regulation applicable to Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound, and, if Subscriber is not an individual, will not violate any provisions of Subscriber’s organizational documents. The signature on this Subscription Agreement is genuine, and the signatory, if Subscriber is an individual, has legal competence and capacity to execute the same or, if Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

(m) (1) Subscriber is not, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers are not, a "covered person" as described in Rule 506(d)(1) under the Securities Act, or (2) if Subscriber, and to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers, are a covered person, none of them are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Subscriber has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of Shares by Subscriber will not subject Newco to any Disqualification Event.

(n) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to Newco.

(o) If a Canadian investor:

(i) Subscriber acknowledges that the securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the Disclosure Documents contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. Subscriber should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(ii) The funds representing the aggregate subscription price for the Shares which will be advanced by Subscriber hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (for the purposes of this paragraph, the “PCMLTFA”); or equivalent legislation in any other jurisdictions and the Subscriber acknowledges that Newco may in the future be required by law to disclose the name of the Subscriber and other information relating to this Subscription Agreement and the subscription hereunder, on a confidential basis pursuant to the PCMLTFA, or other laws or regulations. To the best of Subscriber’s knowledge (a) none of the subscription funds provided by the Subscriber (i) have been or will be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction, or (ii) are being tendered on behalf of a person (A) with whom Newco would be prohibited from dealing with under applicable money laundering, terrorist financing, economic sanctions, criminal or other similar laws or regulations, or (B) who has not been identified to Subscriber. Subscriber hereby covenants that it shall promptly notify Newco if the Subscriber discovers that any of the foregoing representations ceases to be true, and to provide Newco with appropriate information in connection therewith.

(iii) Subscriber acknowledges and represents that neither it nor its affiliates or their respective officers and directors are: (a) a person or entity identified on a list established under section 83.05 of the Criminal Code or in any regulations or orders made under (i) the United Nations Act (Canada), (ii) the Special Economic Measures Act (Canada), (iii) the Freezing Assets of Corrupt Foreign Officials Act (Canada), (iv) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), or other similar legislation or regulations enacting any economic or financial sanctions, laws, regulations, embargoes, or restrictive measures imposed, administered or enforced by Canada (collectively, “Canadian Sanctions Regulations”); or (b) beneficially owned (25% or greater), held, or controlled by or on behalf of a person or entity identified on a list made under Canadian Sanctions Regulations.

(iv) Subscriber acknowledges and consents to the fact that Newco is collecting the Subscriber’s personal information (as that term is defined under applicable privacy legislation, including, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing this Subscription Agreement and the transactions contemplated hereby. Subscriber acknowledges and consents to Newco retaining such personal information for as long as permitted or required by law or business practices. The Subscriber further acknowledges and consents to the fact that Newco or its representatives may be required by securities laws, the rules and policies of any stock exchange or the rules of the Canadian Investment Regulatory Organization or otherwise by applicable law to provide regulatory authorities with any personal information provided under this Subscription Agreement. In addition to the foregoing, the Subscriber agrees and acknowledges that Newco may use and disclose the Subscriber’s personal information as follows: (A) for internal use with respect to managing the relationships between and contractual obligations of Newco and Subscriber; (B) for use and disclosure for income tax related purposes, including, without limitation, where required by law, disclosure to the Canada Revenue Agency (C) for disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trades and similar regulatory filings; (D) for disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure; (E) for disclosure to professional advisers of Newco in connection with the performance of their professional services; (F) for disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with the Subscriber’s prior written consent; (G) for disclosure to a court determining the rights of the parties under this Subscription Agreement; or (H) for use and disclosure as otherwise required or permitted by law.

(v) Subscriber authorizes the indirect collection of certain personal information by the applicable securities regularity authority or regulator of the local Canadian jurisdiction and confirms that Subscriber has been notified by Newco: (A) that Newco will be delivering such personal information to the applicable securities regulatory authority or regulator of the local Canadian jurisdiction, including Subscriber’s full name, residential address, telephone number, email address, the number of Shares subscribed for by the Subscriber, the aggregate subscription price for such Shares, the prospectus exemption relied on, whether the Subscriber is an “insider” of Newco or a “registrant”, each as defined under Canadian securities laws, and the date of distribution of the Shares; (B) that such personal information is being collected indirectly by the applicable securities regulatory authority or regulator under the authority granted to it under Canadian securities laws; (C) that such personal information is being collected for the purpose of the administration and enforcement of Canadian securities laws; and (D) the Subscriber may contact public officials of the provincial regulatory authorities with respect to questions about the security regulatory authority’s or regulator’s indirect collection of such information. The contact information is set out in Exhibit C hereto.

(p) Subscriber has, and on each date any portion of the Aggregate Purchase Price would be required to be funded to Newco pursuant to this Subscription Agreement will have, sufficient immediately available funds to pay the Aggregate Purchase Price.

(q) Other than with respect to its affiliates, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of Newco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(r) If, solely for purposes of clause (i) below, Subscriber is an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) neither Newco, nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of Newco or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares and (ii) the acquisition and holding of the Shares by Subscriber or any affiliate thereof will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or any applicable similar law.

(s) Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Newco.

(t) Subscriber acknowledges that each of Morgan Stanley & Co. LLC and Cohen & Company Capital Markets is acting as financial advisor to the Target in connection with the Transaction. Subscriber further acknowledges that no Placement Agent is acting as an underwriter or will otherwise be construed as a fiduciary for Subscriber in connection with the Transaction.

(u) Subscriber acknowledges that it has no present plan or intention, and is not under any binding obligation, either on the date hereof or on the Closing, to sell, exchange or otherwise dispose of the Shares acquired pursuant to this Subscription Agreement, other than binding commitments it may have to transfer and/or pledge such Shares to a prime broker under and in accordance with its prime brokerage agreement with such broker.

7. Registration Rights.

(a) Newco agrees that, within 30 calendar days after the Transaction Closing (the “Filing Deadline”), it will file or confidentially submit with the SEC a registration statement registering the resale of the Shares (the “Registration Statement”), and shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, and, in any event, no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Newco that it will “review” the Registration Statement) following the Filing Deadline and (ii) within 5 calendar days of receiving a notice from the SEC (orally or in writing, whichever is earlier) that such Registration Statement will not be "reviewed" or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or day on which banks are closed for business in Toronto, Ontario, or New York City, New York, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business. Newco will use its commercially reasonable efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective and free of any material misstatement or omission with respect to the Shares until the earliest of (i) the date on which Subscriber ceases to hold the Shares covered by such Registration Statement, or (ii) on the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for Newco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, Newco shall use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to Newco), as applicable, qualify the Shares for listing on the applicable stock exchange on which the Subordinate Voting Shares are then listed, and update or amend the Registration Statement as necessary to include the Shares. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of the Shares to Newco (or its successor) upon reasonable request to assist Newco in making the determination described above. Newco’s obligations to include the Shares in the Registration Statement are contingent upon Subscriber furnishing in writing such information regarding Subscriber, the securities of Newco held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by Newco to effect the registration of the Shares, and shall execute such documents in connection with such registration as Newco may reasonably request that are customary of a selling shareholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. If the SEC prevents Newco from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of Newco securities by the applicable shareholders or otherwise, (x) such Registration Statement shall register for resale such number of Newco securities which is equal to the maximum number of securities as is permitted by the SEC and (y) the number of Newco securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, Newco shall amend the Registration Statement or file a new Registration Statement (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by Newco to file the Registration Statement by the Filing Deadline shall not otherwise relieve Newco of its obligations to cause Newco to file the Registration Statement or effect the registration of the Shares set forth in this Section 7. For as long as Subscriber holds the Shares issued pursuant to this Subscription Agreement, Newco will use commercially reasonable efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as Newco remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable Subscriber to resell the Shares pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to Subscriber), as applicable.

(b) Newco shall file with the Ontario Securities Commission preliminary and final non- offering prospectuses of Newco, and obtain receipts from the Ontario Securities Commission therefor, such that Newco shall become a “reporting issuer” (within the meaning of applicable Canadian securities laws) in the Province of Ontario before the Transaction Closing.

(c) Newco shall, at its sole expense, advise Subscriber as promptly as practicable, and in any event, within two business days: (i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Newco of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Newco shall not be required to disclose the details of such event. Upon the occurrence of any event contemplated in the foregoing clause (iv), except for such times as Newco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Newco agrees that it shall, as soon as practicable, use its commercially reasonable efforts to prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Newco may delay filing or suspend the use of any such registration statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Newco or would require premature disclosure of information that could materially adversely affect Newco (each such circumstance, a “Suspension Event”); provided, that Newco agrees that it may not delay or suspend the Registration Statement on more than two occasions or for more than 45 consecutive calendar days, or more than 90 total calendar days, in each case during any consecutive 12-month period and Newco shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from Newco of the happening of any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than two business days from the date of such Suspension Event, or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives (A) (x) copies of a supplemental or amended prospectus (which Newco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from Newco that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by Newco except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as otherwise required by applicable law or subpoena. If so directed by Newco, Subscriber will deliver to Newco or destroy all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

(e) Subscriber may deliver written notice (an “Opt-Out Notice”) to Newco requesting that Subscriber not receive notices from Newco otherwise required by Section 7; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) Newco shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, Subscriber will notify Newco in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(e)) and the related suspension period remains in effect, Newco will so notify Subscriber, within one (1) business day of Subscriber’s notification to Newco, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(f) From and after the Closing, Newco agrees to indemnify and hold Subscriber, each person, if any, who controls Subscriber within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Subscriber effects or executes the resale of any Shares (collectively, the “Subscriber Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any reasonable out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Subscriber Indemnified Parties directly that are (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or (ii) caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except, in the cases of both (i) and (ii), to the extent insofar as the same are (A) caused by or contained in any information or affidavit so furnished in writing to Newco by Subscriber for use therein, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405 under the Securities Act) that was not authorized in writing by Newco, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Subscription Agreement. Notwithstanding the forgoing, Newco’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Newco (which consent shall not be unreasonably withheld, delayed or conditioned). Newco shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Newco is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party.

(g) To the extent the Subscriber is identified as a selling stockholder in the Registration Statement or any other registration statement which covers the Shares, Subscriber agrees to, severally and not jointly with any Other Subscriber in the Offering contemplated hereby or any other selling shareholders using the applicable registration statement, indemnify and hold Newco, and the officers, employees, directors, partners, members, attorneys and agents of Newco, each person, if any, who controls Newco within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Newco within the meaning of Rule 405 under the Securities Act (collectively, the “Newco Indemnified Parties”), harmless against any and all Losses incurred by Newco Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Newco by Subscriber expressly for use therein. In no event shall the liability of Subscriber under this Section 7(g) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; (c) if any of the conditions to Closing set forth in Section 3 are not satisfied or waived as of the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated as of the date of the Transaction Closing; or (d) written notice by either (x) Newco to Subscriber or (y) Subscriber to Newco if the transactions contemplated by this Subscription Agreement are not consummated on or prior to August 3, 2026; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of Sections 8 through 12 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. Newco shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by Subscriber to Newco for the Aggregate Purchase Price hereunder shall be promptly (and in any event within three business days) returned to Subscriber, without any deduction for or on account of any tax withholding except as required by law, charges or set-off.

9. Trust Account Waiver. Subscriber hereby represents and warrants that it has read the IPO Prospectus and understands that Crane Harbor has established a trust account (the “Trust Account”) containing the proceeds of its IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Crane Harbor’s public shareholders (including overallotment shares acquired by Crane Harbor’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, Crane Harbor may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of Crane Harbor’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if Crane Harbor fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by amendment to Crane Harbor’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to Crane Harbor after or concurrently with the consummation of a Business Combination. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) except for redemption and liquidation rights, if any, the Subscriber and its affiliates may have in respect of any Crane Harbor Class A Shares (as defined in the Transaction Agreement) held by it or the release of proceeds from the Trust Account upon consummation of the Transaction, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, and Subscriber further waives its right to any distributions from the Trust Account with respect to the Shares in the event of Crane Harbor’s liquidation (collectively, the “Released Claims”). Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with Crane Harbor or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by Newco and Crane Harbor to induce Newco to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Newco, Crane Harbor, the Target or any of their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against Newco, Crane Harbor, the Target or any of their respective Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its affiliates commences any action or proceeding, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Newco, Crane Harbor, the Target or their respective Representatives, as applicable, shall be entitled to recover from Subscriber and its affiliates the associated legal fees and costs in connection with any such action in the event Newco, Crane Harbor, the Target or their respective Representatives, as applicable, prevails in such action or proceeding. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 9 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

10. Miscellaneous.

(a) Newco shall use its reasonable best efforts to cause Crane Harbor, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, to file with the SEC a Current Report on Form 8-K and disseminate a press release (collectively, the “Announcement Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the Other Subscription Agreements and by Transaction Agreement. Following the filing and dissemination of the Announcement Disclosure Document, no Subscriber shall be in possession of any material non-public information concerning Newco disclosed to Subscribers by Newco or any of their subsidiaries, or any of its officers, directors, employees, affiliates or agents, including, without limitation, the Placement Agents, in connection with the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements or the Transaction Agreement. In addition, effective upon the issuance of such Announcement Disclosure Document, except as may otherwise be agreed with Subscriber, without Subscriber’s prior written consent (email being sufficient), Newco acknowledges and agrees not to provide material, non-public information to Subscriber and that any and all confidentiality or similar obligations under any agreement, whether written or oral, between Newco any of its subsidiaries or any of its officers, directors, agents, employees or affiliates on the one hand, and the Subscriber or any of its affiliates on the other hand, shall terminate and be of no further force or effect. Notwithstanding anything in this Subscription Agreement to the contrary, each of Newco, Crane Harbor or Target (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the U.S. Securities and Exchange Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and Canadian securities laws, including in connection with the filing of a Registration Statement pursuant to Section 7(a), and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the U.S. Securities and Exchange Commission or regulatory agency or under the regulations of the Nasdaq or Toronto Stock Exchange. Newco understands and confirms that Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of Newco. If Newco provides material, non-public information or confidential information or proprietary information to Subscriber without Subscriber’s written consent, Newco shall promptly file such information with the SEC pursuant to a Current Report on Form 8-K and the Subscriber shall not be subject to any duty of confidentiality contained herein with respect to such information.

(b) Neither this Subscription Agreement nor any rights or obligations that may accrue to Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by Subscriber without the prior written consent of Newco (which shall not be unreasonably withheld, conditioned or delayed), and any purported transfer or assignment without such consent shall be null and void ab initio; except, that Subscriber may assign, upon providing written notice to Newco, solely to an entity that is affiliated with Subscriber, the right to acquire the Shares hereunder; provided that any such assignment shall not relieve Subscriber from any of its obligations (or its representations and warranties) under this Subscription Agreement and upon the making of such assignment such assignee (i) shall be deemed to have made to Newco all of the representations and warranties of Subscriber contained herein (all of which shall be true and complete as of the date of such assignment and at the Closing) and (ii) shall have agreed to be bound by all of the agreements and other obligations of Subscriber hereunder pursuant to a binding agreement reasonably satisfactory to Newco (without relieving Subscriber from any such agreement or obligation).

(c) Newco may request from Subscriber such additional information as Newco may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information to Newco promptly upon such request, it being understood by Subscriber that Newco may without any liability hereunder reject Subscriber’s subscription prior to the Closing Date in the event Subscriber fails to provide such additional information requested by Newco to evaluate Subscriber’s eligibility or Newco determines that Subscriber is not eligible. On or prior to the Closing Date, Newco and Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

(d) Subscriber acknowledges that Newco, Crane Harbor, the Target, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement as if they were made directly to them. Prior to the Closing, Subscriber agrees to promptly notify Newco if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate such that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) would not be satisfied as of the Closing. Subscriber agrees that the purchase by Subscriber of Shares from Newco will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. Each of Newco and the Subscriber acknowledges and agrees that the Target, Crane Harbor and each Placement Agent are third-party beneficiaries of the representations, warranties and covenants of Newco contained in Section 4 and the Subscriber contained in Section 6 of this Subscription Agreement, and that Crane Harbor and the Target are otherwise express third party beneficiaries of this Subscription Agreement, entitled to enforce the terms hereof against Subscriber as if they were an original party hereto. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns. Prior to the Closing, Newco agrees to promptly notify the Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in a manner that would have or would reasonably be expected to have a Material Adverse Effect on Newco.

(e) Each of Newco, Crane Harbor, the Target, and each Placement Agent is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of Newco (such consent not to be unreasonably withheld or delayed).

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, however, that no modification or waiver by Newco of the provisions of this Subscription Agreement prior to the Transaction Closing shall be effective without the prior written consent of Newco (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any right, power or privilege hereunder.

(h) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by Newco and Subscriber in connection with the Offering).

(i) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) This Subscription Agreement may be executed in two or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Newco shall be entitled to specifically enforce Subscriber’s obligations to fund the subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(l) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(m) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(n) Except where required to comply with applicable securities laws, without Subscriber’s prior written consent (which may be given via email), Newco will not use or disclose the name of Subscriber or its affiliates or advisors or any information relating to Subscriber or this Subscription Agreement, other than to Newco’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, Newco shall not use the name of Subscriber or any of its affiliates or advisors in any press release issued by Newco or Current Report on Form 8-K filed by Crane Harbor with the SEC in connection with the Transaction Agreement or the execution and delivery of this Subscription Agreement and the filing of any related documentation by Newco or Crane Harbor with the SEC and the Canadian Securities Administrators, except to the extent required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC, the Canadian Securities Administrators or regulatory agency or under Nasdaq or Toronto Stock Exchange regulations.

(o) This Subscription Agreement, and all actions or matters based hereon, or arising out of, under or in connection herewith, or any transaction contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 10(p). Nothing in this Section 10(o) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(p) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Newco:

Xanadu Quantum Technologies Limited

c/o Xanadu Quantum Technologies Inc.

777 Bay Street, Suite 2902

Toronto, Ontario M5G 2C8

Attn: Christian Weedbrook

Email: christian@xanadu.ai

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

100 King Street West

Suite 6200

Toronto, Ontario M5X 1B8

Attn: Chad Bayne; James R. Brown;

Email: cbayne@osler.com; jbrown@osler.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center 20th Floor

San Francisco, CA 94111-4004

Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne

Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com;

pbyrne@cooley.com

Notice to Subscriber shall be given to the address underneath Subscriber’s name on the signature page hereto.

(q) From and after the date hereof, Newco shall not, and shall cause each of its affiliates, representatives and agents to not, provide Subscriber or any of its affiliates, representatives or agents, with any material nonpublic information regarding Newco, any of its affiliates or any other person (“MNPI”) without the express prior written consent of such Subscriber. Newco hereby acknowledges and agrees that neither Subscriber nor any of its affiliates shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any MNPI (i) provided by, or on behalf of, Newco, any of its affiliates or any of their respective officers, directors, employees, attorneys, agents or representatives or (ii) otherwise possessed (or continued to be possessed) by Subscriber (or any affiliate, agent or representative thereof) as a result of any breach or violation of any of the covenants set forth in this Agreement. Notwithstanding anything to the contrary herein, in the event that Newco believes that a notice or communication to Subscriber or any of its affiliates, attorneys, agents or representatives contains MNPI, Newco shall, prior to the delivery of such notice or communication, so indicate to Subscriber, and such indication shall provide Subscriber the means to refuse to receive such notice or communication, and in the absence of any such indication, such Subscriber, the other holders of the Shares and their respective affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute MNPI.

(r) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement (except Exhibit D hereto), the term: (w) “trading day” shall mean any day on which the Nasdaq and Toronto Stock Exchange are open for trading; (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and Toronto, Ontario are required or are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of Crane Harbor prior to the closing of a Business Combination will include Crane Harbor’s sponsor, Crane Harbor Sponsor, LLC, a Delaware limited liability company.

(s) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(t) In connection with any sale, assignment, transfer or other disposition of Newco Subordinate Voting Shares by Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act and Canadian securities laws such that Newco Subordinate Voting Shares held by Subscriber become freely tradable and upon compliance by Subscriber with the requirements of this Subscription Agreement, if requested by Subscriber, Newco shall use commercially reasonable efforts to cause its transfer agent(s) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within three (3) trading days upon any such request therefor from Subscriber; provided, that Newco and the transfer agent(s) have timely received from Subscriber customary representations and other documentation reasonably acceptable to Newco and the transfer agent(s) in connection therewith. Subject to receipt from Subscriber by Newco and the transfer agent(s) of customary representations and other documentation reasonably acceptable in connection therewith, Subscriber may request that Newco remove any legend from the book-entry position evidencing its Shares following the earliest of such time as such Shares (i) have been or are about to be sold or transferred pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144; however, the legend required by applicable Canadian securities law shall remain for the entirety of the applicable period. If restrictive legends are no longer required for such Shares pursuant to the foregoing, Newco shall, in accordance with the provisions of this section and as soon as reasonably practicable and in any case within three trading days of any request therefor from Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent(s) irrevocable instructions that the transfer agent(s) shall make a new, unlegended entry for such book entry Shares. If the Shares are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for Newco to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares, or pursuant to an effective registration statement, Newco will cause its transfer agent to promptly remove all restrictive legends, provided that Newco and the transfer agent(s) have timely received from Subscriber customary representations and other documentation reasonably acceptable to Newco and the transfer agent(s) in connection therewith. To the extent required by the transfer agent(s), Newco shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion as soon as reasonably practicable and in any case within three trading days of the delivery of all reasonably necessary representations and other documentation from Subscriber as reasonably requested by the transfer agent. Newco shall be responsible for the fees of its transfer agent(s), the costs of any opinions of its counsel, and all DTC fees associated with such transactions.

11. Independent Nature of Investment. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Newco, Crane Harbor, the Target or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent, employee or other representative of any Other Subscriber, and neither Subscriber nor any of its agents, employees or other representatives shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights under this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

XANADU QUANTUM TECHNOLOGIES LIMITED

By:
Name:
Title:

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:

Signature of Authorized Signatory of Subscriber:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Subscriber:

Attention:

Email:

Telephone:

Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount:

Number of Shares:

Subscriber status (mark one):	☐ U.S. investor	☐ Non-U.S. investor

EIN Number:

[Subscriber Signature Page to Subscription Agreement]

EXHIBIT A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an institutional “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a)(1), (2), (3), (7), (8) or (9) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

_______	(i)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______	(ii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

_______	(iii)	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

_______	(iv)	An insurance company as defined in Section 2(13) of the Exchange Act;

_______	(v)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

_______	(vi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

_______	(vii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

_______	(viii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______	(ix)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______	(x)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_______	(xi)	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

_______	(xii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in Newco;

_______	(xiii)	A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

_______	(xiv)	A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

_______	(xv)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

_______	(xvi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

_______	(xvii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

_______	(xviii)	Subscriber does not qualify under any of the investor categories set forth in (i) through (xxi) above.

Type of Subscriber. Indicate the form of entity of Subscriber:

☐	Corporation	☐ Limited Partnership
☐	Revocable Trust	☐ General Partnership
☐	Other Type of Trust (indicate type):	☐ Limited Liability Company
☐	Other (indicate form of organization):

Indicate the approximate date Subscriber entity was formed:                                                             .

Initial the line below which correctly describes the application of the following statement to Subscriber’s situation: Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Shares and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in Subscriber.

                             True

                             False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

SUBSCRIBER

[NAME OF SUBSCRIBER]

By:
Name:
Title:

Date:

[Signature Page to Accredited Investor Questionnaire]

EXHIBIT B

CANADIAN ACCREDITED INVESTOR CERTIFICATE

The undersigned (the “Investor”) (or, as the case may be, the disclosed principal on behalf of whom the Investor is contracting for) is a resident of or otherwise subject to the securities legislation of any province of Canada and is an “accredited investor”, as such term is defined in National Instrument 45-106 or subsection 73.3 of the Securities Act (Ontario), because, at the time of the purchase and sale of securities of Xanadu Quantum Technologies Limited (the “Securities”) as set forth in the agreement to which this certificate is attached, the Investor falls within one or more of the following categories:

Please select at least one of the provisions listed below by selecting the corresponding letter and including it on the signature page below.

*	see relevant definitions below*

A.	a Canadian financial institution, or a Schedule III bank (or in Ontario, (1) a bank listed in Schedule I, II or III to the Bank Act (Canada), (2) an association to which the Cooperative Credit Associations Act (Canada) applies or a central cooperative credit society for which an order has been made under subsection 473(1) of that Act, or (3) loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, financial services cooperative or credit union central or federation that is authorized by a statute of Canada or Ontario to carry on business in Canada or Ontario, as the case may be),

B.	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

C.	a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

D.	a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer,

E.	[Reserved]

E.1	[Reserved]

F.	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,

G.	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

H.	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

I.	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,

J.	[Reserved]

J.1	[Reserved]

K.	[Reserved]

L.	[Reserved]

M.	a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,

N.	an investment fund that distributes or has distributed its securities only to

(i)	a person that is or was an accredited investor at the time of the distribution,

(ii)	a person that acquires or acquired securities in the circumstances referred to in sections 2.10 (Minimum amount investment) or 2.19 (Additional investment in investment funds) of National Instrument 45-106, or

(iii)	a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 (Investment fund reinvestment) of National Instrument 45-106,

O.	an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

P.	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

Q.	a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

R.	a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

S.	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,

T.	a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

U.	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

V.	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor, or

W.	a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

All amounts are in Canadian dollars.

As used in this Certificate, the following terms have the following meanings:

“bank” means a bank named in Schedule I or II of the Bank Act (Canada);

“Canadian financial institution” means

(a)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act, or

(b)	a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

“company” means any corporation, incorporated association, incorporated syndicate or other incorporated organization;

“control person” has the same meaning as in securities legislation except in Manitoba, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island and Quebec where control person means any person that holds or is one of a combination of persons that holds

(a)	a sufficient number of any of the outstanding voting securities of an issuer so as to affect materially the control of the issuer, or

(b)	more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of the issuer;

“director” means

(a)	a member of the board of directors of a company or an individual who performs similar functions for a company, and

(b)	with respect to a person that is not a company, an individual who performs functions similar to those of a director of a company;

“eligibility adviser” means

(a)	a person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed, and

(b)	in Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a chartered professional accountant who is a member in good standing of an organization of chartered professional accountants in a jurisdiction of Canada provided that the lawyer or chartered professional accountant does not

(i)	have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders, or control persons, and

(ii)	have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

“entity” means a company, syndicate, partnership, trust or unincorporated organization;

“executive officer” means, for an issuer, an individual who is

(a)	a chair, vice-chair or president,

(b)	a vice-president in charge of a principal business unit, division or function including sales, finance or production, or

(c)	performing a policy-making function in respect of the issuer;

“financial assets” means

(a)	cash,

(b)	securities, or

(c)	a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

“founder” means, in respect of an issuer, a person who,

(a)	acting alone, in conjunction, or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

(b)	at the time of the distribution or trade is actively involved in the business of the issuer;

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“investment fund” has the same meaning as in National Instrument 81-106 Investment Fund Continuous Disclosure;

“issuer” means a person or company who has outstanding, issues or proposes to issue, a security;

“person” includes

(a)	an individual,

(b)	a corporation,

(c)	a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and

(d)	an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“related liabilities” means

(a)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or

(b)	liabilities that are secured by financial assets;

“Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

“spouse” means, an individual who,

(a)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual,

(b)	is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or

(c)	in Alberta, is an individual referred to in paragraph (a) or (b), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

For the purpose hereof, an issuer is an affiliate of another issuer if

(a)	one of them is the subsidiary of the other, or

(b)	each of them is controlled by the same person.

“voting security” means any security other than a debt security of an issuer carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

For the purpose hereof, a person (first person) is considered to control another person (second person) if

(a)	the first person beneficially owns or directly or indirectly exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation,

(b)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or

(c)	the second person is a limited partnership and the general partner of the limited partnership is the first person. For the purpose hereof, for residents of Manitoba, “distribution” means a primary distribution to the public.

For the purpose hereof, for residents of Québec, “trade” refers to any of the following activities:

(a)	the activities described in the definition of “dealer” in section 5 of the Securities Act (Québec), including the following activities:

(i)	the sale or disposition of a security by onerous title, whether the terms of payment be on margin, installment or otherwise, but does not include a transfer or the giving in guarantee of securities in connection with a debt or the purchase of a security, except as providing in paragraph (b);

(ii)	participation as a trader in any transaction in a security through the facilities of an exchange or a quotation and trade reporting system;

(iii)	the receipt by a registrant of an order to buy or sell a security;

(b)	a transfer or the giving in guarantee of securities of an issuer from the holdings of a control person in connection with a debt.

In NI 45-106 a trust company or trust corporation described in paragraph (p) above of the definition of “accredited investor” (other than in respect of a trust company or trust corporation registered under the laws of Prince Edward Island that is not registered or authorized under the Trust and Loan Companies Act (Canada) or under comparable legislation in another jurisdiction of Canada) is deemed to be purchasing as principal.

In NI 45-106 a person described in paragraph (q) above of the definition of “accredited investor” is deemed to be purchasing as principal.

The foregoing representation and warranty is true and accurate as of the date of this certificate and will be true and accurate at the time of the purchase and sale of the Securities. If any representation or warranty shall not be true and accurate at the time of the purchase and sale of the Securities, and/or at the time of issuance of any underlying securities to the Investor, the undersigned shall give immediate written notice of such fact to the Company.

The Investor acknowledges that the Securities are subject to restrictions on resale under applicable Canadian securities laws and that the Securities may not be sold other than pursuant to an exemption from the prospectus requirements under applicable Canadian securities laws other than pursuant to an exemption from such requirements. The Investor acknowledges and agrees not to trade the Securities other than in accordance with applicable Canadian securities laws. The Investor further acknowledges that any certificate or direct registration statement representing the Securities will bear the following legend (being, the “Canadian Legend”): “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.” and further that if such Securities are delivered by way of a direct registration or other electronic book-entry system, or if the Investor does not directly receive a certificate representing the Securities that the Investor has received notice of such legend. The Canadian Legend may be removed in connection with and subject to the terms of an available exemption from the applicable prospectus requirements under applicable Canadian securities laws, including, where applicable, under applicable outbound distribution requirements.

The Investor falls within one or more of the following categories.
OPTIONAL: If additional provision(s) apply to the Investor please enter the corresponding letter(s) in the text box.

DATED:

By:

Name:

EXHIBIT C

CANADIAN SECURITIES REGULATORY AUTHORITIES AND REGULATORS

Alberta Securities Commission
Suite 600, 250 – 5th Street SW
Calgary, Alberta T2P 0R4
Telephone: (403) 297-6454
Toll free in Canada: 1-877-355-0585
Facsimile: (403) 297-6156
Public official contact regarding indirect collection of information: FOIP Coordinator

British Columbia Securities Commission
P.O. Box 10142, Pacific Centre
701 West Georgia Street
Vancouver, British Columbia V7Y 1L2
Inquiries: (604) 899-6854
Toll free in Canada: 1-800-373-6393
Facsimile: (604) 899-6506
Email: inquiries@bcsc.bc.ca
Public official contact regarding indirect collection of information: FOI Inquiries

The Manitoba Securities Commission
500 – 400 St. Mary Avenue
Winnipeg, Manitoba R3C 4K5
Telephone: (204) 945-2548
Toll free in Manitoba 1-800-655-5244
Facsimile: (204) 945-0330
Public official contact regarding indirect collection of information: Director

Financial and Consumer Services Commission (New Brunswick)
85 Charlotte Street, Suite 300
Saint John, New Brunswick E2L 2J2
Telephone: (506) 658-3060
Toll free in Canada: 1-866-933-2222
Facsimile: (506) 658-3059
Email: info@fcnb.ca
Public official contact regarding indirect collection of information: Chief Executive Officer and Privacy Officer

Office of the Superintendent of Securities Service Newfoundland and Labrador
100 Prince Philip Drive
P.O. Box 8700
St. John’s, Newfoundland and Labrador A1B 4J6
Attention: Director of Securities
Telephone: (709) 729-4834
Facsimile: (709) 729-6187
Public official contact regarding indirect collection of information: Superintendent of Securities

Ontario Securities Commission
20 Queen Street West, 20th Floor
Toronto, Ontario M5H 3S8
Telephone: (416) 593-8314
Toll free in Canada: 1-877-785-1555
Facsimile: (416) 593-8122
Email: inquiries@osc.gov.on.ca
Public official contact regarding indirect collection of information: Inquiries Officer

Financial and Consumer Services Division (Prince Edward Island)

95 Rochford Street, 4th Floor Shaw Building
P.O. Box 2000
Charlottetown, Prince Edward Island C1A 7N8
Telephone: (902) 620-3870
Facsimile: (902) 368-5283
Public official contact regarding indirect collection of information: Superintendent of Securities

Autorité des marchés financiers 800, rue du Square-Victoria Bureau 2200
Montréal, Québec H3C 0B4
Telephone: (514) 395-0337 or 1-877-525-0337
Facsimile: (514) 873-6155 (For filing purposes only) Facsimile: (514) 864-6381 (For privacy requests only)
Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers); fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers)
Public official contact regarding indirect collection of information: Corporate Secretary

Financial and Consumer Affairs Authority of Saskatchewan
4th Floor, 2365 Albert Street
Regina, Saskatchewan S4P 4K1
Telephone: (306) 787- 5645
Facsimile: (306) 787-5899
Public official contact regarding indirect collection of information: Director

Nova Scotia Securities Commission
Suite 400, 5251 Duke Street Duke Tower
P.O. Box 458
Halifax, Nova Scotia B3J 1P3
Telephone: (902) 424-7768
Facsimile: (902) 424-4625
Public official contact regarding indirect collection of information: Executive Director

EXHIBIT D

Canadian Rights of Action for Recission or Damages

Securities legislation in certain of the Canadian provinces provides purchasers of securities pursuant to an offering memorandum (such as the Newco Documents (defined below)) with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum and any amendment to it contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario Purchasers

Section 130.1 of the Securities Act (Ontario) (the “OSA”) provides that every purchaser of securities pursuant to an offering memorandum shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser that purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder; provided that:

a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

b)	the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

c)	the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the OSA provides that no action shall be commenced to enforce these rights more than:

a)	in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

b)	in the case of an action for damages, the earlier of:

c)	180 days after the date that the purchaser first had knowledge of the facts giving rise to the cause of action; or

d)	three years after the date of the transaction that gave rise to the cause of action.

The Investor Presentation and this Subscription Agreement (collective, the “Newco Documents”) is being delivered in reliance on the exemption from the prospectus requirements contained under section 2.3 of NI 45-106 or section 73.3 of the OSA, as applicable (the “accredited investor exemption”). The rights referred to in section 130.1 of the OSA do not apply in respect of an offering memorandum (such as the Newco Documents) delivered to a prospective purchaser in connection with a distribution made in reliance on the accredited investor exemption if the prospective purchaser is:

a)	a Canadian financial institution (as defined in National Instrument 14-101 Definitions) or a Schedule III bank (as defined in NI 45-106);

b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

c)	a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Nova Scotia Purchasers

The right of action for damages or rescission described herein is conferred by section 138 of the Securities Act (Nova Scotia). Section 138 of the Securities Act (Nova Scotia) provides, in relevant part, that in the event that an offering memorandum (such as the Newco Documents), together with any amendment thereto, or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a Misrepresentation, the purchaser will be deemed to have relied upon such Misrepresentation if it was a Misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the issuer and, subject to certain additional defences, every director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum or, alternatively, while still the owner of the securities purchased by the purchaser, may elect instead to exercise a statutory right of rescission against the issuer, in which case the purchaser shall have no right of action for damages against the issuer, directors of the issuer or persons who have signed the offering memorandum, provided that, among other limitations:

a)	no action shall be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date on which the initial payment was made for the securities;

b)	no person will be liable if it proves that the purchaser purchased the securities with knowledge of the Misrepresentation;

c)	in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

d)	in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

In addition, a person or company, other than the issuer, will not be liable if that person or company proves that:

a)	the offering memorandum or amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent;

b)	after delivery of the offering memorandum or amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any Misrepresentation in the offering memorandum or amendment to the offering memorandum the person or company withdrew the person’s or company’s consent to the offering memorandum or amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it; or

c)	with respect to any part of the offering memorandum or amendment to the offering memorandum purporting (i) to be made on the authority of an expert, or (ii) to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that (A) there had been a Misrepresentation, or (B) the relevant part of the offering memorandum or amendment to offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Furthermore, no person or company, other than the issuer, will be liable with respect to any part of the offering memorandum or amendment to the offering memorandum not purporting (a) to be made on the authority of an expert or (b) to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company (i) failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no Misrepresentation or (ii) believed that there had been a Misrepresentation.

If a Misrepresentation is contained in a record incorporated by reference into, or deemed incorporated by reference into, the offering memorandum or amendment to the offering memorandum, the Misrepresentation is deemed to be contained in the offering memorandum or an amendment to the offering memorandum.

New Brunswick Purchasers

Section 2.1 of Rule 45-802 of the Financial and Consumer Services Commission of New Brunswick provides that the statutory rights of action in rescission or damages referred to in Section 150 of the Securities Act (New Brunswick) apply to information relating to an offering memorandum (such as the Newco Documents), that is provided to a purchaser of securities in connection with a distribution made in reliance on the “accredited investor” prospectus exemption in Section 2.3 of NI 45-106. Section 150 of the Securities Act (New Brunswick) provides that where an offering memorandum (such as the Newco Documents) contains a Misrepresentation, a purchaser that purchases securities shall be deemed to have relied on the Misrepresentation if it was a Misrepresentation at the time of purchase and:

a)	the purchaser has a right of action for damages against (i) the issuer, (ii) any selling security holder(s) on whose behalf the distribution is made, (iii) every person who was a director of the issuer at the date of the offering memorandum and (iv) every person who signed the offering memorandum, or

b)	where the purchaser purchased the securities from a person referred to in subparagraph (a)(i) or (ii), the purchaser may elect to exercise a right of rescission against the person, in which case the purchaser shall have no right of action for damages against the person.

This statutory right of action is available to New Brunswick purchasers whether or not such purchaser relied on the Misrepresentation. However, there are various defences available to the issuer and the selling security holder(s). In particular, no person will be liable for a Misrepresentation if such person proves that the purchaser purchased the securities with knowledge of the Misrepresentation when the purchaser purchased the securities. Moreover, in an action for damages, the amount recoverable will not exceed the price at which the securities were offered under the offering memorandum and any defendant will not be liable for all or any part of the damages that the defendant proves do not represent the depreciation in value of the security as a result of the Misrepresentation.

If the purchaser intends to rely on the rights described in (a) or (b) above, such purchaser must do so within strict time limitations. The purchaser must commence its action to cancel the agreement within 180 days after the date of the transaction that gave rise to the cause of action. The purchaser must commence its action for damages within the earlier of:

a)	one year after the purchaser first had knowledge of the facts giving rise to the cause of action; or

b)	six years after the date of the transaction that gave rise to the cause of action.

Saskatchewan Purchasers

Section 138 of The Securities Act, 1988 (Saskatchewan), as amended (the “Saskatchewan Act”) provides that where an offering memorandum (such as the Newco Documents) or any amendment to it is sent or delivered to a purchaser and it contains a Misrepresentation, a purchaser that purchases a security covered by the offering memorandum or any amendment to it is deemed to have relied upon that Misrepresentation, if it was a Misrepresentation at the time of purchase, and has a right of action for rescission against the issuer or a selling security holder on whose behalf the distribution is made or has a right of action for damages against:

a)	the issuer or a selling security holder on whose behalf the distribution is made;

b)	every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment to it was sent or delivered;

c)	every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them;

d)	every person who or company that, in addition to the persons or companies mentioned in (a) to (c) above, signed the offering memorandum or the amendment to the offering memorandum; and

e)	every person who or company that sells securities on behalf of the issuer or selling security holder under the offering memorandum or amendment to the offering memorandum.

Such rights of rescission and damages are subject to certain limitations including the following:

a)	if the purchaser elects to exercise its right of rescission against the issuer or selling security holder, it shall have no right of action for damages against that party;

b)	in an action for damages, a defendant will not be liable for all or any portion of the damages that he, she or it proves do not represent the depreciation in value of the securities resulting from the Misrepresentation relied on;

c)	no person or company, other than the issuer or a selling security holder, will be liable for any part of the offering memorandum or any amendment to it not purporting to be made on the authority of an expert and not purporting to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company failed to conduct a reasonable investigation sufficient to provide reasonable grounds for a belief that there had been no Misrepresentation or believed that there had been a Misrepresentation;

d)	in no case shall the amount recoverable exceed the price at which the securities were offered; and

e)	no person or company is liable in an action for rescission or damages if that person or company proves that the purchaser purchased the securities with knowledge of the Misrepresentation.

In addition, no person or company, other than the issuer or selling security holder, will be liable if the person or company proves that:

a)	the offering memorandum or any amendment to it was sent or delivered without the person’s or company’s knowledge or consent and that, on becoming aware of it being sent or delivered, that person or company gave reasonable general notice that it was so sent or delivered; or

b)	with respect to any part of the offering memorandum or any amendment to it purporting to be made on the authority of an expert, or purporting to be a copy of, or an extract from, a report, an opinion or a statement of an expert, that person or company had no reasonable grounds to believe and did not believe that there had been a Misrepresentation, the part of the offering memorandum or any amendment to it did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Not all defences upon which we or others may rely are described herein. Please refer to the full text of the Saskatchewan Act for a complete listing.

Similar rights of action for damages and rescission are provided in section 138.1 of the Saskatchewan Act in respect of a Misrepresentation in advertising and sales literature disseminated in connection with an offering of securities.

Section 138.2 of the Saskatchewan Act also provides that where an individual makes a verbal statement to a prospective purchaser that contains a Misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the Misrepresentation, if it was a Misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement.

Section 141(1) of the Saskatchewan Act provides a purchaser with the right to void the purchase agreement and to recover all money and other consideration paid by the purchaser for the securities if the securities are sold in contravention of the Saskatchewan Act, the regulations to the Saskatchewan Act or a decision of the Saskatchewan Financial Services Commission.

Section 141(2) of the Saskatchewan Act also provides a right of action for rescission or damages to a purchaser of securities to whom an offering memorandum or any amendment to it was not sent or delivered prior to or at the same time as the purchaser enters into an agreement to purchase the securities, as required by Section 80.1 of the Saskatchewan Act.

The rights of action for damages or rescission under the Saskatchewan Act are in addition to and do not derogate from any other right which a purchaser may have at law.

Section 147 of the Saskatchewan Act provides that no action shall be commenced to enforce any of the foregoing rights more than:

a)	in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

b)	in the case of any other action, other than an action for rescission, the earlier of: (i) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action; or (ii) six years after the date of the transaction that gave rise to the cause of action.

The Saskatchewan Act also provides a purchaser that has received an amended offering memorandum delivered in accordance with subsection 80.1(3) of the Saskatchewan Act has a right to withdraw from the agreement to purchase the securities by delivering a notice to the person who or company that is selling the securities, indicating the purchaser’s intention not to be bound by the purchase agreement, provided such notice is delivered by the purchaser within two business days of receiving the amended offering memorandum.

Newfoundland and Labrador Purchasers

Purchasers of the Shares resident in Newfoundland and Labrador will be entitled to a contractual right of action for damages or rescission in circumstances where the Newco Documents or any amendment hereto contains a Misrepresentation in the same manner and to the same extent as the statutory rights provided to purchasers resident in Ontario (described above).

Manitoba and Prince Edward Island Purchasers

In Manitoba, the Securities Act (Manitoba) and in Prince Edward Island, the Securities Act (Prince Edward Island) provides a statutory right of action for damages or rescission to purchasers resident in Manitoba and Prince Edward Island, respectively, in circumstances where the Newco Documents or an amendment hereto contains a Misrepresentation, which rights are similar, but not identical, to the rights available to Ontario purchasers.

The foregoing summary is subject to the express provisions of the OSA, the Securities Act (Nova Scotia), the Securities Act (New Brunswick), the Securities Act, 1988 (Saskatchewan), the Securities Act (Manitoba) and the Securities Act (Prince Edward Island), respectively, and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions. Such provisions may contain limitations and statutory defences on which Newco and others, if any, may rely.

The rights of action for damages or rescission discussed above are in addition to, and without derogation from, any other right or remedy which purchasers may have at law.

EXHIBIT D

XANADU QUANTUM TECHNOLOGIES LIMITED

INVESTOR AND REGISTRATION RIGHTS AGREEMENT [●], 2026

INVESTOR AND REGISTRATION RIGHTS AGREEMENT

This Investor and Registration Rights Agreement dated as of [•], 2026 (the “Effective Date”) is among Xanadu Quantum Technologies Limited, a corporation incorporated under Business Corporations Act (Ontario) (the “Company”), Crane Harbor Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Christian Weedbrook, a resident of Toronto, Ontario (the “Founder”) and the parties listed on Schedule A .

WHEREAS, on November 3, 2025, the Company Xanadu Quantum Technologies Inc., a corporation continued under the Business Corporations Act (Ontario), (“Xanadu”), Crane Harbor Acquisition Corp., a corporation continued under the Business Corporations Act (Ontario) (“Crane Harbor”) entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, Crane Harbor was continued from the Companies Act (Cayman Islands) to the Business Corporations Act (Ontario) (the “OBCA”), and, pursuant to the Plan of Arrangement, the Company acquired all of the issued and outstanding shares in the capital of each of Xanadu and Crane Harbor in exchange for Subordinate Voting Shares and Multiple Voting Shares (the “Share Exchange”, and together with the other transactions consummated pursuant to the Business Combination Agreement, the “Transactions”);

WHEREAS, as a result of the Transactions, each of the Holders designated as (i) “Former Xanadu Holders” on Schedule A (together with any Permitted Transferees, the “Company Former Xanadu Holders”), and (ii) “Former Crane Harbor Holders” on Schedule A (together with any Permitted Transferees, the “Former Crane Harbor Holders”) received Subordinate Voting Shares and/or Multiple Voting Shares pursuant to the Share Exchange.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms.

“Additional Holder” has the meaning ascribed to it in Section 11.4.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this investor and registration rights agreement and all schedules and exhibits attached to it, as it may be amended, restated, replaced or supplemented from time to time in accordance with this Agreement.

“Articles of the Company” means the articles of incorporation of the Company dated October 2, 2025, as such articles and certificate of incorporation or equivalent constating documents may from time to time be amended, restated, replaced or superseded.

“Board” means the board of directors of the Company.

“Bought Deal” means an Underwritten Offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of the Company in a “bought deal” letter prior to the filing of a Canadian Preliminary Prospectus or Canadian Prospectus (as applicable) or Prospectus.

“Business Day” means any day of the year, other than a Saturday, Sunday or day on which banks are closed for business in Toronto, Ontario, or New York City, New York.

“Canadian Preliminary Prospectus” means a preliminary prospectus of the Company in respect of Subordinate Voting Shares which has been filed with and a receipt issued therefor by the applicable Canadian Securities Authorities, including all amendments thereto and all material incorporated by reference therein.

“Canadian Prospectus” means a final prospectus of the Company in respect of Subordinate Voting Shares which has been filed with and a receipt issued therefor by the applicable Canadian Securities Authorities, including all amendments thereto and all material incorporated by reference therein.

“Canadian Qualifying Jurisdictions” means, at the relevant time, Ontario and any other provinces or territories in which the Company has determined to become a reporting issuer under applicable Canadian Securities Laws.

“Canadian Securities Authorities” means the securities commissions or other securities regulatory authorities in each of the Canadian Qualifying Jurisdictions.

“Canadian Securities Laws” means the securities legislation of each of the Canadian Qualifying Jurisdictions including all rules, regulations, instruments, policies, published policy statements, rulings and blanket orders thereunder or issued by one or more of the securities regulatory authorities in each of the Canadian Qualifying Jurisdictions.

“Canadian Shelf Prospectus” has the meaning ascribed to it in Section 2.2.

“Canadian Shelf Supplement” has the meaning ascribed to it in Section 2.2.

“Companies Group” means, collectively, the Company and the Subsidiaries of the Company.

“Company Shareholders” means the holders of the Company Shares.

“Company Shares” means collectively, the Subordinate Voting Shares and Multiple Voting Shares.

“Control” means (i) in relation to a Person that is a body corporate, (a) the beneficial ownership, directly or indirectly, of voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) carrying more than 50% of the voting rights attaching to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) or (b) the right to elect or appoint a majority of the board of directors (or equivalent) of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and (ii) in relation to a Person that is a partnership, limited partnership, business trust or other similar entity, (a) the beneficial ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), or (b) the beneficial ownership, directly or indirectly, of other interests or the holding of a position (such as trustee) entitling the holder thereof to exercise control and direction over the activities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and “Controls” and “Controlled” shall have corresponding meanings.

“Covered Person” has the meaning ascribed to it in Section 9.1.

“Demand Canadian Prospectus” has the meaning ascribed to it in Section 2.2.

“Demand Notice” has the meaning ascribed to it in Section 2.3.

“Demand Registration” has the meaning ascribed to it in Section 2.1.

“Demand Registration Statement” has the meaning ascribed to it in Section 2.2.

“Director” means a member of the Board.

“Director Election Meeting” means any meeting of Company Shareholders at which Directors are to be elected to the Board.

“Equity Plan” means any equity or equity-based compensation plan of the Company or any Subsidiary of the Company, including any stock option plan or any restricted stock unit.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Former Crane Harbor Holders Lock-Up End Date” means, with respect to the Subordinate Voting Shares issued in exchange for the Crane Harbor Class B ordinary shares received by the Sponsor in accordance with the terms of the Plan of Arrangement, the earlier of (i) the one year anniversary date of the Effective Date, (ii) the date on which the closing price on the Nasdaq Stock Market (“Nasdaq”) for the Subordinate Voting Shares has equaled or exceeded US$12.00 per Subordinate Voting Shares for 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the date hereof, and (iii) the date on which the Company completes a subsequent liquidation, merger, arrangement, share exchange, reorganization or other similar transaction that results in all of the Company’s Shareholders having the right to exchange their Subordinate Voting Shares for cash, securities or other property.

“Former Crane Harbor Holder Lock-Up Period” has the meaning ascribed to it in Section 11.1.

“Founder Director” has the meaning ascribed to it in Section 12.1.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Entity” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Holder” means any Person party to this Agreement owning Registrable Securities or any Permitted Transferee owning Registrable Securities in accordance with Article 8.

“Indemnified Party” has the meaning ascribed to it in Section 9.3.

“Indemnifying Party” has the meaning ascribed to it in Section 9.3.

“Initial Board” has the meaning ascribed to it in Section 12.1.

“Initiating Holder” means the Holder requesting a Demand Registration by written notice delivered as contemplated by Section 2.1.

“Laws” means (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal bylaws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity, and (iii) policies, practices and guidelines of, or contracts with, any Governmental Entity, which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used.

“Loss” and collectively “Losses” have the meanings ascribed to them in Section 9.1.

“Multiple Voting Shares” means the multiple voting shares of the Company (for greater clarity, excluding any multiple voting shares that a Holder converts into Subordinate Voting Shares) as described in the Articles of the Company, and where the context permits, includes (i) any securities into which such multiple voting shares are converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of the Company or of any other Person received by the holders of such multiple voting shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Company, (iii) any securities of the Company received by any one or more Persons as a stock dividend or distribution on or in respect of such multiple voting shares, and (iv) any securities, other instruments or rights that are exercisable, exchangeable or convertible into, or evidence the right to acquire, any multiple voting shares or any of the other above securities, provided that options under an Equity Plan are not included until they are exercised for multiple voting shares in accordance with such Equity Plan.

“New Registration Statement” has the meaning ascribed to it in Section 5.3.

“Nominee” means, with respect to a Director Election Meeting, a nominee proposed for election as Director by the Company and included as a nominee for election as Director in the management information circular of the Company relating to such Director Election Meeting.

“Notice” has the meaning ascribed to it in Section 13.2.

“Parties” means the Company, Sponsor, Founder, each Holder and any Permitted Transferee in accordance with Article 8.

“Permitted Transferee” means in respect of a Holder that is an individual, the members of a Party’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any individual, any of the following: such individual's spouse or domestic partner, the siblings of such individual and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such individual and his or her spouses or domestic partners and siblings) and any Person Controlled, directly or indirectly, by such Holder; and in respect of a Holder that is not an individual, an Affiliate of that Holder. A Permitted Transferee shall include a member of the Sponsor.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Plan of Arrangement” means the plan of arrangement substantially in the form attached as Exhibit B to the Business Combination Agreement, subject to any amendments or variations to such plan made in accordance with the terms thereof and the terms of the Business Combination Agreement.

“Proportionate Interest” means, with respect to each Holder requesting that its Company Shares be registered or sold in an Underwritten Offering, a number of such Company Shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means the prospectus included in a Registration Statement as amended or supplemented by any prospectus amendment or supplement, including post-effective amendments and all material incorporated by reference in such Prospectus.

“Public Offering” means a public offering and sale of Subordinate Voting Shares for cash pursuant to (i) a Canadian Preliminary Prospectus and/or a Canadian Prospectus (as applicable), and/or (ii) an effective Registration Statement under the Securities Act and includes a Bought Deal.

“Receiving Holder” has the meaning ascribed to it in Section 2.3.

“Register,” “Registered,” “register” and “registration” means (i) a prospectus-qualified distribution in any province or territory of Canada pursuant to a Canadian Preliminary Prospectus and a Canadian Prospectus of the Company filed with one or more Canadian Securities Authorities under Canadian Securities Law with respect to which a receipt is issued by the applicable Canadian Securities Authorities, and/or (ii) a registration effected by preparing and filing a Registration Statement (including a Prospectus therein) or similar document in compliance with the Securities Act and the automatic effectiveness or the declaration or ordering of effectiveness of such Registration Statement or similar document.

“Registrable Securities” means (a) any outstanding Subordinate Voting Shares held by a Holder following the closing of the Transactions that are issued in connection with the Transactions contemplated by the Business Combination Agreement, (b) any Subordinate Voting Shares that may be acquired by a Holder upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Subordinate Voting Shares held by a Holder following the closing of the Transactions that are issued or distributable in connection with the Business Combination Agreement, including, for the avoidance of doubt, the Subordinate Voting Shares issuable upon the conversion of any Multiple Voting Shares, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) and (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction. Except in respect to Article 11, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earlier of: (A) any of the following conditions having been satisfied: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold under Rule 144 (or other similar exemption under the Securities Act then in force); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction and (B) the date on which Rule 144 (or other similar exemption under the Securities Act then in force) is available for the sale of all of such Holder’s Subordinate Voting Shares without regard to volume limitations, manner of sale requirements or filing requirement.

“Registration Expenses” means any and all fees and expenses incidental to the Company’s performance of, or compliance with, the terms of a registration hereunder, including: (i) fees payable to Securities Regulators and stock exchange registration, listing and filing fees, (ii) fees and expenses of compliance with Canadian Securities Laws, the Securities Act, the Exchange Act or with state securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities under the Laws of such jurisdictions as the managing underwriters may designate), (iii) printing, copying and translation expenses, (iv) expenses incurred in connection with any “road show” and marketing activities, (v) reasonable fees, expenses and disbursements of legal counsel to the Company and of all independent certified public accountants and chartered accountants of the Company (including the expenses of any special opinions, audits and “cold comfort” letters required by or incident to such performance), (vi) all transfer agents’, depositaries’ and registrars’ fees, and (vii) in connection with any Underwritten Offering, the reasonable fees and disbursements of one Selling Holders Counsel, not to exceed $50,000.

“Registration Statement” means a registration statement filed by the Company with the SEC for a public offering under the Securities Act (other than a registration statement on Form S-8, Form S-4 or Form F-4, or their successors, or any other form for a similar limited purpose).

“Resale Shelf Registration Statement” has the meaning ascribed to it in Section 5.1.

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” has the meaning ascribed to it in Section 5.3.

“Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Securities Regulators” means, as applicable, the Canadian Securities Authorities, the SEC and any of their successors.

“Selling Expenses” means all underwriting discounts, selling commissions and securities transfer taxes applicable to the sale of Registrable Securities (except in connection with any Underwritten Offering, the reasonable fees and disbursements of one Selling Holders Counsel, not exceeding $50,000 which shall be borne and paid by the Company).

“Selling Holder” means any Holder on whose behalf Registrable Securities are registered pursuant to Article 2, Article 3 or Section 5.4.

“Selling Holders Counsel” means one counsel for all the Selling Holders.

“Shelf Registration Statement” has the meaning ascribed to it in Section 2.2.

“Short-Form Registration” means (i) a qualification of Subordinate Voting Shares effected under the procedures for the distribution of securities by way of a short form Canadian Prospectus available under Canadian Securities Laws, including National Instrument 44-101 – Short Form Prospectus Distributions, as it may be amended or replaced from time to time, or (ii) a registration effected on Form S-3, Form F-3 or Form F-10 (or any successor form), at the discretion of the Company and subject to eligibility.

“Sponsor Director” has the meaning ascribed to it in Section 12.1.

“Subordinate Voting Shares” means the subordinate voting shares of the Company (including any subordinate voting shares into which a Holder converts its Multiple Voting Shares) as described in the Articles of the Company, and where the context permits, includes (i) any securities into which such shares are converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of the Company or of any other Person received by the holders of such subordinate voting shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Company, (iii) any securities of the Company received by any one or more Persons as a stock dividend or distribution on or in respect of such subordinate voting shares, and (iv) any securities, other instruments or rights that are exercisable, exchangeable or convertible into, or evidence the right to acquire, any subordinate voting shares or any of the other above securities, provided that options under an Equity Plan are not included until they are exercised for subordinate voting shares in accordance with such Equity Plan.

“Subsidiary” means, with respect to any Person, any other Person Controlled by such Person.

“Takedown Requesting Holder” has the meaning ascribed to it in Section 5.4.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a Person.

“Underwritten Offering” means a sale of securities of the Company to an underwriter for reoffering to the public pursuant to (i) a Canadian Preliminary Prospectus and Canadian Prospectus, or (ii) an effective Registration Statement.

“Underwritten Shelf Takedown” has the meaning ascribed to it in Section 5.4.

“Xanadu Investor Rights Agreement” means the Fourth Amended and Restated Investors’ Rights Agreement, by and among Xanadu, the Founder and the Investors (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time.

“Xanadu Right of First Refusal and Co-Sale Agreement” means the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among Xanadu and the Shareholders (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time.

1.2 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3 Headings, etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

1.4 Currency.

All references in this Agreement to dollars or to “$” are expressed in lawful currency of the United States of America unless otherwise specifically indicated.

1.5 Certain Phrases, etc.

In this Agreement, (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of” and (iii) the words “hereof”, “herein”, “hereunder”, “hereto” and similar expressions to this Agreement as a whole and the words “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article of, Section of, Exhibit to or Schedule to, this Agreement, unless specified otherwise. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.6 Accounting and Financial Terms.

Except as otherwise provided in this Agreement, all accounting and financial terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP, provided that if any change in GAAP after the date hereof affects the interpretation or application of any such accounting or financial terms, including the computation of any financial or accounting metrics, the Company will, based on good faith consultation, make such equitable adjustments to the affected provisions hereof to preserve the original intent thereof.

1.7 Statutory References.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or replaced.

ARTICLE 2

DEMAND REGISTRATION RIGHTS

2.1 Demand Registration.

Subject to Section 2.4, at any time and from time, a Holder or group of Holders of Registrable Securities may, by written notice to the Company, request that the Company effect a Public Offering of Registrable Securities expected to result in gross sale proceeds of at least $50,000,000 (a “Demand Registration”). All requests made pursuant to this Section 2.1 will specify the aggregate number or amount of Registrable Securities to be registered at such Initiating Holder’s request, the intended methods of disposition thereof, and, subject to Section 2.4, the jurisdiction in which such registration is requested (being the United States and/or any Canadian Qualifying Jurisdiction). Subject to Section 2.4, the Company will use its commercially reasonable efforts to effect such registration of the Registrable Securities in the jurisdiction in which the Company has been so requested to register. The Company may include in any such Demand Registration other securities of the Company for sale for its own account or for the account of any holder of its securities other than pursuant to this Article 2, subject to Section 4.3.

Any Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 2.1 (including any Initiating Holder) may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the execution of the underwriting agreement related to such Demand Registration. Upon receipt of a notice to such effect from an Initiating Holder (or if there is more than one Initiating Holder, from all such Initiating Holders) with respect to all of the Registrable Securities included by such Initiating Holder(s) in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement.

2.2 Form of Demand Registration.

Each Demand Registration may, to the extent available, be effected through the filing of a Canadian Prospectus (a “Demand Canadian Prospectus”) or Registration Statement (a “Demand Registration Statement”) on an applicable Short-Form Registration document (or any other form which includes substantially the same information as would be required to be included in a Canadian Prospectus or Registration Statement on such form as currently constituted) and, if there is at the time of a request for Demand Registration an effective shelf prospectus filed with the Canadian Securities Authorities with respect to which a receipt has been issued (a “Canadian Shelf Prospectus”) or an effective shelf registration pursuant to Rule 415 under the Securities Act on file with the SEC (a “Shelf Registration Statement”), a Holder may request that such Demand Registration be effected pursuant to such Canadian Shelf Prospectus in accordance with National Instrument 44-102 – Shelf Distributions or Shelf Registration Statement in accordance with Rule 415 under the Securities Act, in which case references to the “Canadian Prospectus” in this Article 2 and in Article 6 shall include, where relevant, collectively the applicable Canadian Shelf Prospectus and applicable prospectus supplement to the Canadian Shelf Prospectus (a “Canadian Shelf Supplement”). Once the Company becomes eligible to effect a Demand Registration by way of a Short-Form Registration (or any other form which includes substantially the same information as would be required to be included in a Canadian Prospectus or Registration Statement on such form as currently constituted), the Company will use its commercially reasonable efforts to remain at all relevant times so eligible.

2.3 Notice to Other Holders.

Promptly upon receipt of any request pursuant to Section 2.1 (but in no event more than 5 Business Days thereafter) which will or is expected to involve a roadshow and other than in connection with a Bought Deal, the Company will give written notice (the “Demand Notice”) of such registration request to each Holder of Registrable Securities (which Demand Notice shall specify the intended method of disposition of such Registrable Securities), and the Company will, subject to Section 4.3, include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 5 Business Days after the Demand Notice has been given to the applicable Parties. Subject to Section 4.3, the Company and other Holders may include Registrable Securities in such registration, and such other Holders shall be given notice of the registration as set forth above. In the event that a Demand Registration is made in connection with a Bought Deal, or another Public Offering which is not expected to include a road show, the notice periods set forth in this Section 2.3 shall not be applicable and the Initiating Holder shall give the other Holders (each a “Receiving Holder”) such notice as is practicable under the circumstances given the speed and urgency with which Bought Deals (or such other Public Offerings) are currently carried out in common market practice of its rights to participate thereunder and the Receiving Holders shall have only such time as is practicable under the circumstances to notify the Company and the Initiating Holder that they will participate in the Bought Deal or such other Public Offering, failing which, such Initiating Holder shall be free to pursue the Bought Deal or such other Public Offering without the participation of the Receiving Holders.

2.4 Limitations.

Subject to Section 2.5 and Section 6.3, the Company will not be required to effect any Demand Registration within 120 days after (i) the date of the receipt issued by the applicable Canadian Securities Authorities for any Canadian Prospectus (other than a Canadian Shelf Prospectus) or the effective date of any Registration Statement that was requested pursuant to Section 2.1, or (ii) the date of the receipt issued by the applicable Canadian Securities Authorities for any Canadian Prospectus (other than a Canadian Shelf Prospectus), the date of the Company’s most recent prospectus supplement filed under Canadian Securities Laws or the effective date of any Registration Statement relating to an Underwritten Offering of securities of the Company for its own account or for the account of any holder of its securities other than pursuant to Section 2.1, provided that the Holders were provided with the opportunity to participate by way of incidental registration in accordance with Article 3 of this Agreement in connection with such Underwritten Offering. In no event shall the Company be required to effect more than one Demand Registration hereunder within any ninety-day period and two or more Demand Registrations in any period of twelve consecutive months.

2.5 Delay of Registration.

Notwithstanding the obligations of the Company pursuant to this Article 2, if the Company is requested to effect a Demand Registration and the Board determines in good faith that such Demand Registration would (i) require the premature disclosure of information the disclosure of which at such time could reasonably have a material adverse effect on the Companies Group, or (ii) materially adversely affect the Companies Group, including in connection with any proposed transaction, offering of securities of the Company currently commenced or other material initiative of the Companies Group at such time, then the Company shall have the right to defer taking action with respect to such Demand Registration, provided that (y) the Company shall not exercise such right for more than 120 days after the request of the Initiating Holder is given and shall not exercise such right more than two times in any 365 day period; and (z) the Company shall act in good faith and use its commercially reasonable efforts to take action with respect to such Demand Registration as soon as reasonably practicable.

In addition, the Company may delay filing or suspend the use of any Registration Statement if it determines in good faith that in order for such Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that the Company agrees that it may not delay or suspend any Registration Statement on more than two occasions or for more than 45 consecutive calendar days, or more than 90 total calendar days, in each case during any consecutive 12-month period and the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Holders of such securities as soon as practicable thereafter. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three business days from the date of such Suspension Event, or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the each Holder agrees that it will (i) immediately discontinue offers and sales of the Subordinate Voting Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Holder receives (A) (x) copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post- effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as otherwise required by applicable law or subpoena. If so directed by the Company, each Holder will deliver to the Company or destroy all copies of the prospectus covering the Subordinate Voting Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subordinate Voting Shares shall not apply to (i) the extent such Holder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre- existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

ARTICLE 3

INCIDENTAL QUALIFICATION

3.1 Registration by the Company.

At any time and from time to time, if the Company proposes to register any of its securities under Canadian Securities Laws or the Securities Act, for its own account or for the account of any holder of its securities other than pursuant to Article 2, on a form or in a manner that would permit registration of Registrable Securities for sale to the public under Canadian Securities Laws or the Securities Act, then prior to the initial filing of the Canadian Preliminary Prospectus, Canadian Shelf Supplement or Registration Statement, as the case may be, the Company will give prompt written notice to all Holders of its intention to do so. Upon the written request of one or more Holders given within 10 Business Days after the Company provides such notice (which request will state (i) the number of Registrable Securities that is proposed to be included in such Canadian Preliminary Prospectus or Registration Statement, as the case may be, and (ii) the intended method of disposition), the Company will use its commercially reasonable efforts to cause all Registrable Securities that the Company has been requested to register to be registered under Canadian Securities Laws or the Securities Act, as applicable, to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder(s); provided that the Company will have the right to postpone or withdraw any registration initiated by the Company prior to a receipt being issued by the applicable Canadian Securities Authorities for the Canadian Prospectus or the effectiveness of the Registration Statement, as the case may be, pursuant to this Article 3 without obligation to any Holder. In the event that the Company proposes to register any of its securities under Canadian Securities Laws or the Securities Act, for its own account or for the account of any holder of its securities other than pursuant to Article 2 and such registration is to be effected as a Bought Deal, or another Public Offering which is not expected to include a road show, the notice periods set forth in this Section 3.1 shall not be applicable and the Company shall give the Holders of Registrable Securities such notice as is practicable under the circumstances given the speed and urgency with which Bought Deals (or such other Public Offerings) are currently carried out in common market practice of its rights to participate thereunder and the Holders of Registrable Securities shall have only such time as is practicable under the circumstances to notify the Company that they will participate in the Bought Deal or such other Public Offering, failing which, the Company shall be free to pursue the Bought Deal or such other Public Offering without the participation of the Holders.

3.2 Excluded Transactions.

The Company will not be obligated to effect any registration of Registrable Securities under this Article 3 incidental to the registration of any of its securities in connection with: (i) any registration relating to employee benefit plans or dividend reinvestment plans; or (ii) any registration relating to the acquisition or merger after the date hereof by the Company or any of its Subsidiaries of or with any other businesses.

ARTICLE 4

UNDERWRITTEN REGISTRATION

4.1 Selection of Underwriters.

If the Initiating Holder requesting a Demand Registration intends to distribute the Registrable Securities in an Underwritten Offering, it will so advise the Company in its request. If requested by the underwriters of such Underwritten Offering, the Company together with the Selling Holders will enter into an underwriting agreement with such underwriters for such Underwritten Offering containing such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary indemnity and contribution provisions. In respect of any Underwritten Offering that is not a Bought Deal or is expected to include a road show, the Initiating Holder shall have the right, subject to the consultation and consent of the Company (which consent shall not be unreasonably withheld), to select the managing underwriter or underwriters to administer the Underwritten Offering, and in the case of a Bought Deal or another Underwritten Offering that is not expected to include a road show, the Initiating Holder shall have the right, subject to consultation of the Company, to select the underwriter, and in each case the underwriters shall be one or more firms of recognized standing in the jurisdiction or jurisdictions in which such registration is sought.

4.2 Underwritten Registration.

No Holder may participate in any Underwritten Offering hereunder unless such Holder (i) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements applicable to such Underwritten Offering, and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

4.3 Underwriter’s Cutback.

Notwithstanding any other provision of this Agreement, if a registration involves an Underwritten Offering, including pursuant to an Underwritten Shelf Takedown, and the managing underwriter or underwriters of such proposed Underwritten Offering advises in good faith the Company and Holders that have requested inclusion in such Underwritten Offering that in its opinion the number of securities requested to be included in such registration would adversely affect the price, timing or distribution of the securities offered, then the Company may limit the number of Registrable Securities to be included in the Canadian Prospectus or Registration Statement, as applicable, for such Underwritten Offering. The number of securities that are entitled to be included in the registration and underwriting will be allocated in the following manner:

(1)	if the Underwritten Offering is the result of a Demand Registration, (i) first, securities of the Company, other than Registrable Securities, requested to be included in such registration by shareholders will be excluded, (ii) second, securities which the Company is proposing to issue from treasury will be excluded, and (iii) third, Registrable Securities requested to be included in such registration by the Holders will be excluded, allocated among such Holders in inverse proportion to their respective Proportionate Interest;

(2)	otherwise, the number of securities that are entitled to be included in the registration and underwriting will be allocated in the following manner: (i) first, securities of the Company, other than Registrable Securities, requested to be included in such registration by shareholders will be excluded, (ii) second, Registrable Securities requested to be included in such registration by the Holders will be excluded, allocated among such Holders in inverse proportion to their respective Proportionate Interest and (iii) third, securities which the Company is proposing to issue from treasury will be excluded.

ARTICLE 5

RESALE SHELF REGISTRATION

5.1 Registration Statement Covering Resale of Registrable Securities.

Notwithstanding the right of a Holder to request a Shelf Registration Statement pursuant to Article 2, the Company shall prepare and file or confidentially submit, or cause to be prepared and filed or submitted with the SEC as soon as practicable (but in any case no later than 30 calendar days after the Effective Date) a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing, but no later than the earlier of (i) 60 calendar days after the Effective Date (or 90 calendar days after the Effective Date if the SEC notifies the Company that it will “review” the Registration Statement) and (ii) 5 Business Days after the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. The Resale Shelf Registration Statement shall be filed on any then applicable form. If the Resale Shelf Registration Statement is initially filed on Form F-1 and thereafter the Company becomes eligible to use Form F-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form F-3. If any Resale Shelf Registration Statement filed pursuant to Section 5.1 is filed on Form F-3 and thereafter the Company becomes ineligible to use Form F-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its commercially reasonable efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form F-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form F-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form F-3. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement that is required to be filed pursuant to this Section 5.1 and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available at all times until, as to any particular Holder, the date on which the Holder ceases to hold any Registrable Securities. The Registration Statement filed with the SEC pursuant to this Section 5.1 shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in this Agreement, the Xanadu Investor Rights Agreement and the Xanadu Right of First Refusal and Co- Sale Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders. To the extent the Company is not a foreign private issuer, the references to Form F-1 and F-3 above shall be, instead, Form S-1 and S-3, respectively. The Resale Shelf Registration Statement filed hereunder may also register Subordinate Voting Shares other than Registrable Securities, including shares sold by the Company in one or more private placement transactions.

5.2 Notification and Distribution of Materials.

The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within 3 Business Days after the Resale Shelf Registration Statement becomes effective (which may be accomplished by the issuance of a press release with such information), and shall furnish to any Holder, without charge, at its request, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement (to the extent any of such documents are not available on the Electronic Data Gathering, Analysis and Retrieval System).

5.3 SEC Cutback.

Notwithstanding the registration obligations set forth in this Article 5, in the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the SEC and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form F-3 (or Form S-3, as applicable), or if Form F-3 (or Form S-3, as applicable) is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of SEC staff (the “SEC Guidance”). In no event shall a Holder be identified as a statutory underwriter in the Resale Shelf Registration Statement unless requested by the SEC; provided, that if the SEC requests that a Holder be identified as a statutory underwriter in the Resale Shelf Registration Statement, such Holder will have an opportunity to withdraw from the Resale Shelf Registration Statement. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the SEC that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 (or Form S-3, as applicable) or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

5.4 Underwritten Shelf Takedown.

At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the SEC, to the extent such Resale Shelf Registration may be used for an underwritten offering, any of the Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement, including an underwritten registered offering not involving a “roadshow”, an offer commonly known as a “block trade” (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Within 5 Business Days of receipt of this notice, the Company must notify all of the Holders of Registrable Securities of the Underwritten Shelf Takedown. Within 5 Business Days of delivery of this notice, Holders of Registrable Securities must notify the Company if they wish to participate in the Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder within such specified timeframe (each a “Takedown Requesting Holder”). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this Section 5.4 shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such Underwritten Offering by the Takedown Requesting Holder (who must be reasonably acceptable to the Company).

5.5 Maximum Number of Shelf Takedowns.

Under no circumstances shall the Company be obligated to effect more than three Underwritten Shelf Takedowns for the Holders acting by a majority in interest; takedowns initiated solely by the Company shall not count toward this cap.

ARTICLE 6

REGISTRATION PROCEDURES

If and whenever the Company is required by the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of any of the Registrable Securities under Canadian Securities Laws or the Securities Act, the Company and, where applicable, the Selling Holders will take the actions described below in this Article 6.

6.1 Preparation and Filing of Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement.

The Company will promptly prepare (in the case of a Demand Registration (and subject to Section 2.4), after the end of the period within which requests for registration may be delivered to the Company, to the extent applicable) and file with, as the case may be, (i) the Canadian Securities Authorities a Canadian Preliminary Prospectus and Canadian Prospectus as applicable, in the English language and, if the Company is at such time a “reporting issuer” under applicable Canadian Securities Laws in the Province of Québec, to the extent required by Law, in the French language, and use its reasonable efforts to cause such Canadian Preliminary Prospectus and Canadian Prospectus to be receipted, (ii) the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective, or (iii) both, in each case as specified by the requesting Holders in the notice requesting such registration.

6.2 Amendments and Supplements.

The Company will prepare and file with the Securities Regulators such Exchange Act reports and amendments to the Canadian Preliminary Prospectus or Canadian Prospectus (or such amendments and post–effective amendments to the Registration Statement, as applicable) as may be necessary (i) to keep the applicable Registrable Securities qualified for distribution in Canada for a period of not less than 120 days after the issuance of a receipt for the Canadian Prospectus (or such shorter period which will terminate when all securities have been sold or distribution is otherwise terminated), and/or (ii) to keep the Registration Statement effective for a period of not less than 120 days (or such shorter period which will terminate when all securities covered by such Registration Statement have been sold or such Registration Statement has been withdrawn) or, if such Canadian Preliminary Prospectus and Canadian Prospectus (or Registration Statement, as applicable) relates to an Underwritten Offering, such longer period as in the opinion of counsel for the underwriters the Canadian Prospectus and/or a Prospectus is required by Law to be delivered in connection with sales of securities by an underwriter or dealer. The Company will cause the Canadian Prospectus and/or the Prospectus to be supplemented by any required supplement, and as so supplemented, to be filed pursuant to Canadian Securities Laws or Rule 424 under the Securities Act.

6.3 Receipt/Effectiveness.

The Company shall be deemed to have effected a Demand Registration if (i) a receipt is obtained for the Canadian Prospectus from all jurisdictions in Canada where the Subordinate Voting Shares subject to such Demand Registration are intended to be registered and such Canadian Prospectus continues to remain in full force and effect pursuant to that receipt for a period of 120 days (or such shorter period ending when all Subordinate Voting Shares covered by such Canadian Prospectus have been sold), (ii) the Registration Statement relating to such Demand Registration is declared effective by the SEC and remains effective for 120 days thereafter (or such shorter period ending when all Subordinate Voting Shares covered by such Registration Statement have been sold), or (iii) at any time after the Initiating Holder requests a Demand Registration and prior to the issuance of a receipt for a Canadian Prospectus or the effectiveness of the Registration Statement, as the case may be, the registration is discontinued or such Canadian Prospectus or Registration Statement is withdrawn or abandoned, in each case after the filing of the Canadian Prospectus with applicable Canadian Securities Authorities or the filing of the Registration Statement with the SEC, as the case may be, at the request of the Initiating Holder, except where the Initiating Holder learns information (other than information already known to it at the time it made a request for a Demand Registration) that, in the good faith judgment of the Initiating Holder, is reasonably likely to have a material adverse effect on the Company.

6.4 Cooperation.

The Company will use its commercially reasonable efforts to cooperate with its auditors, the Selling Holders, the underwriters and their respective counsel and other representatives in the disposition of the Subordinate Voting Shares covered by such Canadian Preliminary Prospectus and Canadian Prospectus or such Registration Statement, as applicable.

6.5 Notice of Certain Events.

The Company will notify the Selling Holders and the managing underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company (i) when (a) the Canadian Preliminary Prospectus or Canadian Prospectus or any amendment or supplement thereto has been filed or a receipt issued therefor by the applicable Canadian Securities Authorities and, in each case, to furnish such Selling Holders and managing underwriters with copies thereof, and/or (b) the Registration Statement or any amendment thereto has been filed or becomes effective or the Prospectus or any amendment or supplement to the Prospectus has been filed, (ii) of any request by the Securities Regulators for amendments or supplements to the Canadian Preliminary Prospectus, the Canadian Prospectus or the Registration Statement (or the related Prospectus), or for additional information, (iii) of the issuance by the Securities Regulators of any stop order or cease trade order suspending the effectiveness of the Canadian Prospectus or Registration Statement or any order preventing or suspending the use of any Canadian Preliminary Prospectus or Canadian Prospectus, preliminary Prospectus, Prospectus, or the initiation or threatening of any proceedings for such purposes, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

6.6 Executed Copies of Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement.

The Company will furnish to each Selling Holder and each managing underwriter, without charge, one executed copy and as many conformed copies as they may reasonably request, of the Canadian Preliminary Prospectus, the Canadian Prospectus or the Registration Statement, as the case may be, and any post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including without limitation those incorporated by reference).

6.7 Copies of Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement.

The Company will deliver to each Selling Holder and the underwriters, if any, without charge, as many copies of the Canadian Preliminary Prospectus, the Canadian Prospectus and the Registration Statement (and the related Prospectus), including without limitation each preliminary Prospectus), as the case may be, and any amendment or supplement thereto, as such Persons may reasonably request (it being understood that the Company consents to the use of the Canadian Preliminary Prospectus, the Canadian Prospectus and the Registration Statement (and the related Prospectus) as the case may be, or any amendment or supplement thereto, by each of the Selling Holders and the underwriters, if any, in connection with the offering and sale of the securities covered by the Canadian Preliminary Prospectus, the Canadian Prospectus and the Registration Statement (and the related Prospectus), as the case may be, or any amendment or supplement thereto) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the securities by such Selling Holder.

6.8 Copies of Documents Incorporated By Reference.

The Company will as promptly as practicable after filing with the Securities Regulators of any document which is incorporated by reference into the Canadian Preliminary Prospectus, the Canadian Prospectus, the Registration Statement or the Prospectus (including without limitation each preliminary prospectus), provide copies of such document to counsel for the Selling Holders and to the managing underwriters, if any, if requested. Notwithstanding the foregoing, such documents shall be deemed supplied to the Selling Holders and underwriters pursuant to this Section 6.8 if such documents have been filed by the Company with the Securities Regulators and made publicly available on the System for Electronic Data Analysis and Retrieval + (SEDAR+) or the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) and any successor system, as the case may be.

6.9 Blue Sky Registration.

The Company will on or prior to the date on which a Registration Statement is declared effective use its commercially reasonable efforts to register or qualify, and cooperate with the Selling Holders, the managing underwriter or agent, if any, and their respective counsel in connection with the registration or qualification of such Subordinate Voting Shares for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as any such Selling Holders, underwriter or agent reasonably requests in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of sales therein for as long as may be necessary to complete the registration of the Registrable Securities covered by the Registration Statement, provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject.

6.10 Stop Orders, Etc.

The Company will use commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of any stop order, cease trade order or other order suspending the use of any Canadian Preliminary Prospectus or Canadian Prospectus, preliminary Prospectus or Prospectus or suspending any qualification of the Registrable Securities covered by the Canadian Preliminary Prospectus, the Canadian Prospectus or the Registration Statement, as the case may be.

6.11 Opinion of Counsel; Comfort Letter.

The Company will use its commercially reasonable efforts to obtain all legal opinions, auditors’ consents and comfort letters and experts’ cooperation as may be required, including without limitation furnishing to each Selling Holder of such Registrable Securities and/or underwriter(s) a signed counterpart, addressed or confirmed to such Selling Holder and/or underwriter(s), of (i) an opinion of counsel for the Company and (ii) a “cold comfort” letter signed by the independent public accountants who have audited the Company’s financial statements included in such Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement, as the case may be, covering substantially the same matters as are customarily covered in opinions of issuer’s and the seller’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities.

6.12 Listing and Transfer Agent.

The Company will cause all Registrable Securities covered by the Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement, as the case may be, to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed (or if no similar securities are so listed on any securities exchange or automated quotation system, then on such securities exchange or automated quotation system as the Selling Holders shall reasonably request). The Company will provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement, as the case may be, not later than the date a receipt is issued for the Canadian Prospectus by the applicable Canadian Securities Authorities or the effective date of the Registration Statement, as the case may be.

6.13 General Compliance with Securities Laws.

The Company will use its commercially reasonable efforts to comply with all applicable rules and regulations of the Securities Regulators and each securities exchange or automated quotation system on which securities issued by the Company are listed.

6.14 Notice of Prospectus Defects.

The Company will promptly notify the Selling Holders and the managing underwriters, if any, at any time during the period of qualification for distribution or effectiveness set forth in Section 6.3 above, when the Company becomes aware of the happening of any event as a result of which the Canadian Preliminary Prospectus, the Canadian Prospectus or the Prospectus included in such Registration Statement (as then in effect), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or fails to constitute full, true and plain disclosure of all material facts regarding the Registrable Securities, when such Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus was delivered or if for any other reason it shall be necessary during such time period to amend or supplement the Canadian Preliminary Prospectus, the Canadian Prospectus or the Prospectus in order to comply with the Canadian Securities Laws or the Securities Act and, in either case as promptly as practicable thereafter, prepare and file with the Securities Regulators, and furnish without charge to the Selling Holders and the managing underwriters, if any, a supplement or amendment to such Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus which will correct such statement or omission or effect such compliance; provided, that in all cases the Company shall consult in good faith with the Initiating Holder (or, in a Company-initiated registration, with the Selling Holders’ Counsel) in resolving such event. The Company will extend the period during which the Registrable Securities must be kept in distribution or the Registration Statement must be kept effective, as applicable, pursuant to this Agreement by the number of days during the period from and including the date of giving such notice to and including the date when the Selling Holders shall have received copies of the revised Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus, as applicable. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in this Section 6.14, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus contemplated by this Section 6.14, or until it is advised in writing by the Company that the use of the Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Canadian Preliminary Prospectus, Canadian Prospectus or the Prospectus, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Selling Holder’s possession, of the Canadian Preliminary Prospectus, the Canadian Prospectus or the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.15 Standstill.

In connection with any Demand Registration involving an Underwritten Offering, the Company, if requested by the underwriters(s) in such Underwritten Offering, agrees to become bound by lockup restrictions (which must apply in like manner to all of the Selling Holders) that are substantially similar to the lockup restrictions agreed to in connection with the closing of the Transactions except that such restrictions shall be for a customary period specified by the underwriter(s) not to exceed (i) in the case of the first Underwritten Offering following the closing of the Transactions, 90 days following the date of the underwriting agreement entered into in connection with such Underwritten Offering and (ii) thereafter, 60 days following the date of the underwriting agreement entered into in connection with such Underwritten Offering or, in each case, such shorter period that may be agreed to with the underwriters; provided that any such lockup restriction shall contain a customary carve-out for issuances of securities by the Company in connection with an acquisition or other business combination transaction on similar terms to the carve-out granted to the Company in connection with the Company’s closing of the Transactions. The Company shall use its commercially reasonable efforts to cause its executive officers and directors and shall use commercially reasonable efforts to cause other holders of Subordinate Voting Shares participating in such offering who beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) Subordinate Voting Shares, to enter into lockup agreements that contain restrictions that are no less restrictive than the restrictions contained in the lockup agreements executed by the Selling Holders.

6.16 Lock-Up.

In connection with each Demand Registration involving an Underwritten Offering, each Holder participating in such Demand Registration, if requested by the underwriter(s) of such Underwritten Offering, agrees to become bound by and to execute and deliver such lock-up agreement restricting such Holder’s rights that is substantially similar to the lockup restrictions agreed to in connection with the closing of the Transactions except that such restrictions shall be for a customary period specified by the managing underwriters or underwriters not to exceed (i) in the case of the first Underwritten Offering following the closing of the Transactions, 90 days following the date of the underwriting agreement entered into in connection with such underwritten offering and (ii) thereafter, 60 days following the date of the underwriting agreement entered into in connection with such Underwritten Offering or, in each case, such shorter period that may be agreed to with the underwriters.

6.17 Participation by Selling Holders.

In connection with the preparation and filing of any Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement in connection with a registration made pursuant to Article 2 or Article 3, the Company will give the Selling Holders, the underwriter or underwriters of such distribution and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material furnished to the Company in writing, which in the reasonable judgment of the Company and its counsel should be included, and will, subject to the prior execution and delivery to the Company of reasonable confidentiality agreements, give each of them such reasonable and customary access to the Company’s books and records and such reasonable and customary opportunity to discuss the business of the Company with its officers and auditors, and to conduct all reasonable and customary due diligence which the Selling Holders and the underwriter or underwriters and their respective counsel may reasonably require in order to (i) conduct a reasonable investigation in order to enable such underwriters or Selling Holders to execute any applicable certificate required to be executed by them in Canada for inclusion in such documents, or (ii) to conduct a reasonable investigation within the meaning of the Securities Act, as applicable.

6.18 Information by Selling Holders.

Each Selling Holder included in any registration shall furnish to the Company necessary information regarding such Selling Holder and the proposed registration as may be required by law and as reasonably requested by the Company in writing in connection with any qualification or compliance referred to in this Agreement.

ARTICLE 7

EXPENSES AND LIMITATION ON OTHER AGREEMENTS

7.1 Expenses.

(1)	In connection with any registration made pursuant to this Agreement, all Registration Expenses shall be paid by the Company and the Selling Holders shall pay (i) all Selling Expenses in proportion to the gross proceeds received by each Selling Holder in connection with such registration and (ii) fees and disbursements of counsel for such Selling Holder (except in connection with any Underwritten Offering, the reasonable fees and disbursements of one Selling Holders Counsel, not exceeding $50,000 which shall be borne and paid by the Company).

(2)	For greater certainty, in connection with any registration made pursuant to this Agreement, the Company shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties).

7.2 Restriction on Other Agreements.

The Company will not, without the prior written consent of Sponsor, enter into any agreement with any holder or prospective holder of securities of the Company that grants such holder or prospective holder rights to include securities of the Company in any Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement unless such rights are subordinated to the rights granted to the Holders under this Agreement on terms reasonably satisfactory to Sponsor.

ARTICLE 8

TRANSFER OF RIGHTS

8.1 Transfer of Rights.

The rights under this Agreement, including the right to cause the Company to register Registrable Securities pursuant to Article 2 and Article 3, may be assigned in whole or in part by any Holder to a Permitted Transferee, and by such Permitted Transferee to a subsequent Permitted Transferee. Any Permitted Transferee to whom rights under this Agreement are transferred will (i) as a condition to such transfer, deliver to the Company a written instrument by which such Permitted Transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such Permitted Transferee were a Holder under this Agreement and (ii) be deemed to be a Holder hereunder.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by the Company.

Subject to the other provisions of this Article 9, in connection with a registration made pursuant to Article 2 or Article 3, the Company will, to the full extent permitted by applicable Law, indemnify and hold harmless each Selling Holder, any Person who is or might be deemed to be a controlling Person of the Company or any of its Subsidiaries within the meaning of Canadian Securities Laws, the Securities Act or the Exchange Act, their respective direct and indirect partners, advisory board members, directors, officers, trustees, members and shareholders, and each other Person, if any, who controls any such Selling Holder or any such holder within the meaning of Canadian Securities Laws, the Securities Act or the Exchange Act (each such Person being a “Covered Person”) against any losses (excluding loss of profits), claims, penalties, judgments, suits, costs, damages, expenses or liabilities, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters) (each, a “Loss” and, collectively, “Losses”), to which such Covered Person may become subject under Canadian Securities Laws, the Securities Act, the Exchange Act, state securities laws or any other securities or other Law of any jurisdiction, the common law or otherwise, insofar as such Losses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in (a) any Canadian Preliminary Prospectus, Canadian Prospectus or any amendment or supplement thereto or any document incorporated by reference therein, or any other such disclosure document or other document or report, or (b) any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary or final Prospectus, or any related summary Prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, (ii) any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading in light of the circumstances in which they were made in (a) any Canadian Preliminary Prospectus, Canadian Prospectus or any amendment or supplement thereto or any document incorporated by reference therein, or any other such disclosure document or other document or report, or (b) any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary or final Prospectus, or any related summary Prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report; or (iii) any violation or alleged violation by the Company of any Law applicable to the Company and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and the Company will reimburse such Covered Person for any legal or any other expenses reasonably incurred by such Covered Person in connection with investigating, responding to or defending any such actual or alleged Loss or action; provided, however, that the Company will not be liable to any Covered Person in any such case (x) to the extent that any such Loss arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such (i) Canadian Preliminary Prospectus or Canadian Prospectus, or any amendment or supplement thereto, incorporated document or other such disclosure document or other document or report, or (ii) Registration Statement, preliminary, final or summary Prospectus, or any amendment or supplement thereto, incorporated document or other such disclosure document or other document or report, in each case in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Covered Person specifically for use in the preparation thereof or (y) in the case of a sale directly by a Selling Holder (including without limitation a sale of such Registrable Securities through any underwriter retained by such Selling Holder engaging in a distribution solely on behalf of such Selling Holder), such untrue statement or omission was contained in a preliminary prospectus and corrected in a final, supplemented or amended prospectus, and such Selling Holder failed to deliver a copy of the final, supplemented or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by Canadian Securities Laws or the Securities Act or, as applicable, after the Company had furnished such Selling Holder with a sufficient number of copies of the same. The indemnities of the Company contained in this Section 9.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of securities. Any amounts advanced by the Company to an Indemnified Party pursuant to this Section 9.1 as a result of such Losses will be returned to the Company if it is finally determined by such a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the Company.

9.2 Indemnification by the Selling Holders.

In connection with a registration made pursuant to Article 2 or Article 3, each Selling Holder will, to the full extent permitted by applicable Law, indemnify and hold harmless the Company, each of its directors and officers and each Person (other than such Selling Holder), if any, who controls the Company within the meaning of Canadian Securities Laws, the Securities Act or the Exchange Act, each other Selling Holder, against any Losses (excluding loss of profits) to which the Company, such directors and officers, such controlling Person or such other Selling Holder, may become subject under Canadian Securities Laws, the Securities Act, Exchange Act state securities laws or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement of a material fact contained in (a) any Canadian Preliminary Prospectus, Canadian Prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document or other document or report, or (b) any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary or final Prospectus, or any related summary Prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including without limitation reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, or (ii) the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, in each case, to the extent, but only to the extent that such statement or omission described in the foregoing clauses (i) or (ii) was made in reliance upon information contained in information furnished in writing to the Company by or on behalf of such Selling Holder, specifically for use in such (x) Canadian Preliminary Prospectus or Canadian Prospectus, or amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document or other document or report, or (y) Registration Statement, preliminary, final or summary Prospectus, or any amendment or supplement thereto, incorporated document or other such disclosure document or other document; provided, however, that in no event will the obligations of such Selling Holder hereunder exceed an amount equal to the net proceeds to such Selling Holder (after deducting all underwriter’s discounts and commissions and all other expenses paid by such Holder in connection with the registration in question) from the disposition of Registrable Securities pursuant to such registration. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive any transfer of securities. Any amounts advanced by the Selling Holders to an Indemnified Party pursuant to this Section 9.2 as a result of such losses will be returned to the Selling Holders if it is finally determined by such a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the Selling Holders.

9.3 Notification of Claims, etc.

Promptly after receipt by a Party entitled to indemnification under this Article 9 (an “Indemnified Party”) of notice of the commencement of any action or proceeding involving a claim of the type referred to in the foregoing provisions of this Article 9, such Indemnified Party will, if a claim in respect thereof is to be made against any Indemnifying Party, give written notice to each such party which may be required to provide indemnification (an “Indemnifying Party”) of the commencement of such action; provided, however, that the failure of any Indemnified Party to give such notice will not relieve such Indemnifying Party of its obligations under this Article 9, except to the extent that such Indemnifying Party is materially prejudiced by such failure. In case any such action is brought against an Indemnified Party, each Indemnifying Party will be entitled to participate in and to assume the defense thereof, jointly with any other Indemnifying Party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and (subject to the following sentence) after notice from an Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, such Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party will pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflict of interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided, further, that in no event will the Indemnifying Party be required to pay the expenses of more than one law firm as counsel for all Indemnified Parties pursuant to this sentence. If, within 30 days after receipt of the notice, such Indemnifying Party has not elected to assume the defense of the action, such Indemnifying Party will be responsible for any legal or other expenses reasonably incurred by such Indemnified Party in connection with the defense of the action, suit, investigation, inquiry or proceeding. If an Indemnifying Party assumes the defense, the Indemnifying Party shall not have the right to settle such action without the consent of the Indemnified Party, unless the entry of a judgment or settlement contains an unconditional release of the Indemnified Party in respect of all liability in respect of such claims or litigation. An Indemnified Party may, in the defense of any such claim or litigation, consent to the entry of a judgment or enter into a settlement without the consent of the Indemnifying Party only if such judgment or settlement contains a general release of the Indemnifying Party in respect of such claims or litigation and does not involve injunctive or similar remedy likely to establish a custom or practice adverse to the continuing business interests of the Indemnifying Party.

9.4 Contribution.

If the indemnification provided for in Section 9.1 or Section 9.2 is unavailable to a party that would have been an Indemnified Party under any such Section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an Indemnifying Party thereunder will, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party on the one hand and such Indemnified Party on the other in connection with the statements or omissions which resulted in such Losses (or actions or proceedings in respect thereof). The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or such Indemnified Party and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to in this Section 9.4 will include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the foregoing, no Person guilty of (i) misrepresentation (as defined in Canadian Securities Laws), or (ii) fraudulent misrepresentation (as defined in the Securities Act), will be entitled to contribution from any Person who was not guilty of such misrepresentation or fraudulent misrepresentation, as the case may be.

ARTICLE 10

REPORTING

10.1 Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees, at its expense, to use all commercially reasonable efforts to:

(1)	at all times make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(2)	file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(3)	so long as any Holder owns any Registrable Securities, furnish to the Holders forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

10.2 Canadian Securities Law Requirements.

With a view to making available the benefits of certain rules and regulations of any Canadian Securities Laws that may at any time permit the sale of the Registrable Securities to the public without the filing of a Canadian Prospectus, once a public market exists for the Subordinate Voting Shares, the Company agrees to use all commercially reasonable efforts to:

(1)	at all times make and keep public information available, as those terms are understood under the Canadian Securities Laws;

(2)	file with the appropriate Canadian Securities Authorities in a timely manner all reports and other documents required of the Company under Canadian Securities Laws; and

(3)	so long as any Holder owns any Registrable Securities, furnish to the Holders forthwith upon request a written statement by the Company stating that the Company is a reporting issuer and is not in default of any requirement of Canadian Securities Laws.

10.3 Restrictive Legend Removal

In connection with any sale, assignment, transfer or other disposition of Subordinate Voting Shares by a Holder pursuant to Rule 144 or pursuant to any other exemption under the Securities Act and Canadian Securities Laws such that Subordinate Voting Shares held by such Holder become freely tradable and upon compliance by such Holder with the requirements of this Agreement, if requested by such Holder, the Company shall use commercially reasonable efforts to cause its transfer agent(s) to remove any restrictive legends related to the book entry account holding such Subordinate Voting Shares and make a new, unlegended entry for such book entry Subordinate Voting Shares sold or disposed of without restrictive legends within three trading days upon any such request therefor from such Holder; provided, that the Company and the transfer agent(s) have timely received from such Holder customary representations and other documentation reasonably acceptable to the Company and the transfer agent(s) in connection therewith. Subject to receipt from such Holder by the Company and the transfer agent(s) of customary representations and other documentation reasonably acceptable in connection therewith, such Holder may request that the Company remove any legend from the book-entry position evidencing its Subordinate Voting Shares following the earliest of such time as such Subordinate Voting Shares (i) have been or are about to be sold or transferred pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144; however, the legend required by applicable Canadian Securities Laws shall remain for the entirety of the applicable period. If restrictive legends are no longer required for such Subordinate Voting Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and as soon as reasonably practicable and in any case within three trading days of any request therefor from such Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent(s) irrevocable instructions that the transfer agent(s) shall make a new, unlegended entry for such book entry Subordinate Voting Shares. If the Subordinate Voting Shares are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Subordinate Voting Shares, or pursuant to an effective registration statement, the Company will cause its transfer agent to promptly remove all restrictive legends, provided that the Company and the transfer agent(s) have timely received from a Holder customary representations and other documentation reasonably acceptable to the Company and the transfer agent(s) in connection therewith. To the extent required by the transfer agent(s), the Company shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion as soon as reasonably practicable and in any case within three trading days of the delivery of all reasonably necessary representations and other documentation from a Holder as reasonably requested by the transfer agent. The Company shall be responsible for the fees of its transfer agent(s), the costs of any opinions of its counsel, and all DTC fees associated with such transactions.

ARTICLE 11

CRANE HARBOR LOCK-UP

11.1 Lock-Up.

Except as provided in this Article 11, each Former Crane Harbor Holder agrees that during the period beginning on the Effective Date and ending on the Former Crane Harbor Holder Lock- Up End Date (the “Former Crane Harbor Holder Lock-Up Period”), such Former Crane Harbor Holder shall not (i) Transfer any securities of the Company; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Subordinate Voting Shares, Multiple Voting Shares or other securities, in cash or otherwise.

11.2 Term.

Section 11.1 shall not apply to the Transfer of any or all of the securities of the Company to any Permitted Transferee, so long as any such Transfer is made to a Permitted Transferee in accordance with Section 11.4.

11.3 Legend.

During the Former Crane Harbor Holder Lock-Up Period, each certificate, direct registration statement or other written instrument evidencing any Registrable Security held by a Former Crane Harbor Holder shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF [●], 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH INVESTOR AND REGISTRATION RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

11.4 Additional Holders; Joinder.

In addition to Persons who may become Holders pursuant to Section 11.2, subject to the prior written consent of each of the Sponsor and the Company, Holders may make any Permitted Transferee after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder. Such joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a joinder by such Additional Holder, Subordinate Voting Shares and Multiple Voting Shares held by such Additional Holder shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Subordinate Voting Shares and Multiple Voting Shares.

ARTICLE 12

GOVERNANCE

12.1 Initial Board Designees.

At or prior to the Effective Date, the Company will take all action as may be necessary or appropriate such that, effective immediately after the Effective Date, the initial Board (the “Initial Board”) shall be appointed or elected such that (a) the Initial Board complies with the applicable Law and the rules and regulations of each securities exchange or automated quotation system on which securities issued by the Company are listed, including with respect to independence; (b) one member of the Initial Board shall be designated by the Sponsor prior to Effective Date, subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned) (any such director, a “Sponsor Director”), (c) the remaining members of the Initial Board shall be designated by the Company prior to Effective Date, subject to Crane Harbor’s consent (such consent not to be unreasonably withheld, delayed or conditioned), which shall Initial Board include the Chief Executive Officer of the Company and an individual designated by the Founder (the “Founder Director”).

12.2 Designation of Nominees.

Pursuant to the terms and subject to the conditions set forth in this Section 12.2 and applicable Law, in respect of any Director Election Meeting, the Company, the Founder and the Sponsor shall take all necessary action to nominate a Board that complies with the applicable Law and the rules and regulations of each securities exchange or automated quotation system on which securities issued by the Company are listed, including with respect to independence. In addition, in respect of any Director Election Meeting as long as Founder owns, controls or directs, directly or indirectly, in the aggregate, 5% or more of the voting rights attached to all then-outstanding Company Shares (on a non-diluted basis) at the time such nomination is delivered in accordance with Section 12.3, (i) the Company’s Chief Executive Officer shall be a Nominee, and (ii) Founder shall be entitled to nominate one Nominee. Sponsor’s right to designate a Nominee shall terminate immediately prior to the first Director Election Meeting after the Effective Date.

12.3 Nomination Procedures.

(a) For so long as a Party has the right to designate a Nominee under Section 12.2: (i) the Company will notify such Party of any Director Election Meeting called or proposed to be called by the Company at least 75 calendar days prior to the date of such Director Election Meeting; (ii) such Party may notify the Company of its designated Nominee at any time following receipt of the notice provided by the Company in accordance with Section 12.3(a)(i) but no less than 60 calendar days prior to the date of any Director Election Meeting. If, prior to the Director Election Meeting, a Nominee designated under Section 12.2 is unable or unwilling to serve as a Director, then then the Party who nominated such Nominee will be entitled to designate a replacement provided that such designation is provided in advance of the issuance of any management information circular / proxy statement or form of proxy relating to any Director Election Meeting or any written consent submitted to Company Shareholders for the purpose of electing Directors and except where such Party would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 12.2; (iii) if a Party fails to deliver notice to the Company of its designated Nominee at least 60 calendar days prior to the date of any Director Election Meeting, such Party shall be deemed to have designated the same Nominee previously designated by it; (iv) subject to the Company’s consent of a Nominee, the Company will: (w) nominate for election and include in any management information circular / proxy statement and form of proxy relating to any Director Election Meeting (or submit to Company Shareholders by written consent, if applicable) a person designated as a Nominee under Section 12.2, (y) recommend (and reflect such recommendation in any management information circular, proxy statement and form of proxy relating to any Director Election Meeting or in any written consent submitted to Company Shareholders of the Company for the purpose of electing Directors) that Company Shareholders vote to elect such Nominee as a Director for a term of office expiring at the subsequent annual meeting of Company Shareholders, (x) use reasonable commercial efforts to solicit, obtain proxies in favor of and otherwise support the election of such Nominee at the applicable Director Election Meeting, each in a manner no less favourable than the manner in which the Company supports its own Nominees for election at the applicable Directors Election Meeting, and (z) take all other reasonable steps which it considers in its sole discretion may be necessary or appropriate to recognize, enforce and comply with the rights of the Sponsor and the Founder, as applicable, under this Article 12.

(b) The selection of Nominees, other than the Nominees designated pursuant to Section 12.2 (including when any designation right of the Sponsor or the Founder has not been exercised pursuant thereto), shall rest with the Board, or any committee determined by the Board.

12.4 Vacancies

If the Sponsor Director or the Founder Director resigns, is removed or is unable to serve for any reason prior to the expiration of his or her term as a Director, then the Sponsor or the Founder, as applicable, shall, subject to Section 12.2, be entitled to designate a replacement Director, subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned), to be appointed by the Board as soon as reasonably practicable, except where the Sponsor or the Founder, as applicable, would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 12.2.

12.5 Compensation; Indemnification.

Any Sponsor Director or Founder Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Sponsor Director is a member, if any, in each case to the same extent as the other members of the Board or any committee of the Board, as applicable. Any Sponsor Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the other non-employee directors of the Company for their services as a director, including any service on any committee of the Board.

ARTICLE 13
MISCELLANEOUS

13.1	Term.

This Agreement will be effective as of the Effective Date and shall terminate with respect to any individual Holder (i) on the date when such Holder cease to beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) any Registrable Securities, or (ii) by written notice at any time by such Holder to the Company; provided that in the event of any termination pursuant to this clause (ii), any such Holder shall not sell any Subordinate Voting Shares during any delay of registration pursuant to Section 2.5 of this Agreement pending at the time of such termination. Article 9 shall survive any termination.

13.2	Notices.

Any notice, direction, certificate, consent, determination or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or email and addressed:

(a)	to the Company at:

Xanadu Quantum Technologies Limited.

777 Bay Street, Suite 2902

Toronto, Ontario M5G 2C8

Attn: Christian Weedbrook

Email: christian@xanadu.ai

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

100 King Street West

Suite 6200

Toronto, Ontario M5X 1B8

Attn: Chad Bayne; James R. Brown;

Email: cbayne@osler.com; jbrown@osler.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111-4004

Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne

Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com;

pbyrne@cooley.com

(b)	to the Founder at:

Christian Weedbrook

c/o Xanadu Quantum Technologies Limited

777 Bay Street, Suite 2902

Toronto, Ontario M5G 2C8

Email: christian@xanadu.ai

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

100 King Street West

Suite 6200

Toronto, Ontario M5X 1B8

Attn: Chad Bayne; James R. Brown;

Email: cbayne@osler.com; jbrown@osler.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111-4004

Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne

Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com;

pbyrne@cooley.com

(c)	to the Sponsor at:

Crane Harbor Sponsor LLC

1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Attention: William Fradin, President and CEO

Email: fradin@hepcollc.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Attention: Michael J. Blankenship

Email: mblankenship@winston.com

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

4500 Bankers Hall East, 855 2nd Street SW

Calgary, AB

Canada T2P 4K7

Attn: Harinder Basra

Email: basrah@bennettjones.com

If to a Holder, to the address or email address set forth for such Holder on the signature page hereof.

Notice is deemed to be given and received if sent by personal delivery, courier or email, on the date of delivery or transmission (as the case may be) if it is a Business Day and the delivery or transmission (as the case may be) was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

13.3	Further Assurances.

Each Party shall provide such further documents or instruments required by any other Party as may be necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

13.4	Amendments and Waiver.

This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by (i) the Company, (ii) Company Former Crane Harbor Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities held by all Company Former Crane Harbor Holders at such time and (iii) Company Former Xanadu Holders holding at least a majority in interest of the then- outstanding number of Registrable Securities held by all Company Former Xanadu Holders at such time. In addition, each Party hereto may waive any right hereunder by an instrument in writing signed by such Party. Each such amendment, modification, extension, termination and waiver shall be binding upon each Holder.

13.5	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the matters contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties related to such matters. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

13.6	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

13.7	Governing Law.

(1)	This Agreement is governed by, and will be interpreted and construed in accordance with, the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

(2)	Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

13.8	Remedies.

The Parties hereto shall have all remedies available at law, in equity or otherwise in the event of any breach or threatened breach or violation of this Agreement or any default hereunder by a Party. The Parties acknowledge and agree that any breach of this Agreement shall cause the other non-breaching Parties irreparable harm, and that in addition to any other remedies which may be available, each of the Parties hereto will be entitled, without the posting of bond, to specific performance of the obligations of the other Parties hereto and, in addition, to such other equitable or injunctive remedies (including preliminary or temporary relief or injunctions) as may be appropriate in the circumstances.

13.9	Counterparts.

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement.

XANADU QUANTUM TECHNOLOGIES LIMITED

By:
Name: [●]
Title: [●]

CRANE HARBOR SPONSOR, LLC

By:
Name: [●]
Title: [●]

Christian Weedbrook

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF the Parties have executed this Agreement.

HOLDER:

[●]

By:
Name:
Title:

Address:

Email:

[Signature Page to Registration Rights Agreement]

Schedule A1

Company Former Xanadu Holders

Name of Holder	Number of Multiple Voting Shares	Number of Subordinate Voting Shares
[●]	[●]	[●]
[●]	[●]	[●]
[●]	[●]	[●]

Former Crane Harbor Holders

Name of Holder	Number of Multiple Voting Shares	Number of Subordinate Voting Shares
Crane Harbor Sponsor, LLC	[●]	[●]
Cohen & Company Capital Markets, a Division of J.V.B. Financial Group, LLC	[●]	[●]
JonesTrading Institutional Services LLC	[●]	[●]

[1]	Schedule A to be completed immediately before closing of the Transactions.

EXHIBIT E

FORM OF

TRANSACTION SUPPORT AGREEMENT

THIS AGREEMENT is made as of November 3, 2025

BETWEEN:

The person executing this Agreement as “Shareholder” on the signature page hereof (the “Shareholder”)

- and -

Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”).

RECITALS:

WHEREAS, on November 3, 2025, Crane Harbor, Xanadu Quantum Technologies Limited (“Newco”), a corporation incorporated under the Business Corporations Act (Ontario) (the “OBCA”), and Xanadu Quantum Technologies Inc. (the “Company”), a corporation continued under the OBCA, entered into a business combination agreement (the “Business Combination Agreement”), a copy of which has been provided to the Shareholder, pursuant to which, among other things, Crane Harbor will be continued from the Cayman Islands to the Province of Ontario, Canada and domesticate as a company existing under the OBCA, and Newco will acquire all of the issued and outstanding shares in the capital of each of the Company and Crane Harbor in exchange solely for shares of Newco (the “Share Exchange”);

WHEREAS, the Shareholder is the holder of record and beneficial owner of the Company Common Shares and/or the Company Preferred Shares and/or the Company Options (the “Subject Options”) and/or the Company Warrants (the “Subject Warrants”) listed in Schedule A hereto;

WHEREAS, the Shareholder is a party to (a) the Fourth Amended and Restated Investors’ Rights Agreement, by and among the Company, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022, (b) the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022 and (c) the Fourth Amended and Restated Voting Agreement, by and among the Company and Shareholders (as defined therein), dated as of April 20, 2022 as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Voting Agreement” and collectively, the “Company Shareholders Agreements”);

WHEREAS, the Shareholder approves and supports the transactions contemplated by the Business Combination Agreement and agrees to exercise its voting rights in accordance with this transaction support agreement (this “Agreement”);

WHEREAS, Section 5.2 of the Voting Agreement provides, among other things, that if (i) the board of directors of the Company (the “Board”), (ii) the holders of a majority of the then outstanding Voting Common Shares (as defined therein) (excluding any Voting Common Shares issued or issuable upon the conversion of the Preferred Shares (as defined therein)) held by those Persons who then are Providing Services to the Company (as defined therein), and (iii) one or more Investors (as defined therein) holding in the aggregate a majority of the votes attached to the outstanding Preferred Shares ((ii) and (iii) collectively, the “Requisite Vote”), approves a proposed transaction or series of related transactions resulting in the transfer of more than 50% of the outstanding voting power of the Company, then each Investor and Common Holder (as defined therein) (the “Minority Shareholders”) shall transfer the same proportion of shares and on the same terms as the majority holders of the Company (the “Drag Shareholders”);

WHEREAS, concurrently with the execution of this Agreement and the Business Combination Agreement, the Board and shareholders representing at the Requisite Vote have executed and delivered an agreement on substantially the same terms as this Agreement, representing together, the required majority to constitute the Drag Shareholders;

WHEREAS, the transfer of Company Shares and the other transactions contemplated by the Business Combination Agreement are on arm’s length terms; and

WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Subject Securities (as defined herein) and the other restrictions and covenants set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used, and not otherwise defined, herein have the meanings ascribed thereto in the Business Combination Agreement. In this Agreement:

“Affiliate” has the meaning ascribed thereto in the Fourth Amended and Restated Voting Agreement, by and among the Company and the shareholders party thereto, dated as of April 20, 2022.

“Parties” means the Shareholder and Crane Harbor, and “Party” means any one of them;

“Preferred Majority” has the meaning ascribed thereto in the Fourth Amended and Restated Voting Agreement, by and among the Company and the shareholders party thereto, dated as of April 20, 2022.

“Subject Securities” means the Subject Shares, the Subject Options and the Subject Warrants; and

“Subject Shares” means the Company Shares listed on Schedule A and any Company Shares acquired beneficially or of record by the Shareholder subsequent to the date hereof, and includes all securities which such Subject Shares may be converted into, exchanged for or otherwise changed into, including any Company Common Shares issuable upon the exercise of any Subject Options or Subject Warrants.

1.2	Incorporation of Schedule

Schedule A forms an integral part of this Agreement for all purposes of it.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Shareholder

The Shareholder represents and warrants to and in favor of Crane Harbor as follows and acknowledges that Crane Harbor is relying upon such representations and warranties in entering into this Agreement and the Business Combination Agreement:

(a)	The Shareholder, if not an individual, is a corporation or other entity validly existing under the Laws of the jurisdiction of its existence. The Shareholder, if a natural Person, has the legal capacity to enter into and perform his or her obligations under this Agreement.

(b)	The Shareholder, if not an individual, has the requisite corporate or other organizational power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder (assuming that this Agreement has been duly authorized, executed and delivered by Crane Harbor) enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)	The Shareholder is the sole holder of record and beneficial owner of, or exercises control or direction over, all the Subject Securities set forth in Schedule A, with good and marketable title thereto, free and clear of all Liens (other than transfer restrictions under this Agreement, applicable Securities Laws, the Company Articles of Incorporation and under the Company Shareholders Agreements, respectively). Other than the Subject Securities set forth in Schedule A, the Shareholder does not own, beneficially or of record, and is not a party to or bound by any agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder of, any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company.

(d)	Except for the Company Shareholders Agreements and except as contemplated by the Business Combination Agreement, no Person has any contractual right or privilege for the purchase or acquisition from the Shareholder of any of the Subject Securities or for the right to vote any of the Subject Securities.

(e)	There are no legal proceedings against the Shareholder in progress or pending before any Governmental Entity and, to the knowledge of the Shareholder, no such proceedings are threatened against the Shareholder, in each case that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder in any material respect.

(f)	No consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder with respect to the execution and delivery of this Agreement by the Shareholder, the performance by the Shareholder of its obligations under this Agreement and the completion of the transactions contemplated by this Agreement, other than those which are contemplated by the Business Combination Agreement, except for any consents, approvals, orders, authorizations, declarations or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Shareholder’s entry into this Agreement.

(g)	None of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or pursuant to the Business Combination Agreement, or the compliance by the Shareholder with its obligations hereunder, will cause a breach or violation of the terms of any agreement, Law or judgment, order or decree of any Governmental Entity by which the Shareholder is subject or bound, except in each case as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

2.2	Representations and Warranties of Crane Harbor

Crane Harbor represents and warrants to and in favor of the Shareholder as follows and acknowledges that the Shareholder is relying upon such representations and warranties in entering into this Agreement:

(a)	Crane Harbor is an exempted company, duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation.

(b)	Crane Harbor has the requisite corporate power and authority to execute and deliver each of this Agreement and the Business Combination Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Business Combination Agreement has been duly authorized by all necessary corporate action on the part of Crane Harbor. Each of this Agreement and the Business Combination Agreement has been duly executed and delivered by Crane Harbor and constitutes a legal, valid and binding obligation of Crane Harbor (assuming that this Agreement or the Business Combination Agreement, as applicable, has been duly authorized, executed and delivered by the other parties thereto) enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)	None of the execution and delivery by Crane Harbor of this Agreement or the Business Combination Agreement or the compliance by Crane Harbor with its obligations hereunder or thereunder will cause a breach or violation of the terms of any Contract, Law or judgment, order or decree of any court or Governmental Entity by which Crane Harbor is subject or bound, except in each case as would not adversely affect the ability of Crane Harbor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder or thereunder in any material respect.

ARTICLE 3

SHAREHOLDER ACKNOWLEDGMENT AND CONSENT

3.1	Acknowledgment and Consent of the Shareholder

Until the termination of this Agreement in accordance with its terms, the Shareholder:

(a)	consents to and approves the entering into and execution by the Company of the Business Combination Agreement and all Ancillary Documents to which the Company is or will be a party and the consummation of the Arrangement and the transactions contemplated by the Business Combination Agreement; and

(b)	consents to the details of this Agreement being set out in the Company Meeting Materials to be prepared in connection with the Company Shareholders Meeting, if applicable.

ARTICLE 4

COVENANTS

4.1	Covenants of the Shareholder

(a)	The Shareholder hereby covenants, undertakes and agrees from time to time, until the termination of this Agreement in accordance with its terms:

(i)	to cause to be counted as present for purposes of establishing quorum all the Subject Shares and, if applicable, Subject Options and/or Subject Warrants at any meeting of any of the securityholders of the Company at which the Shareholder is entitled to vote, including the Company Shareholders Meeting, or in any action by written consent of the securityholders of the Company, in favour of the approval, consent, ratification and adoption of the Company Arrangement Resolution and the transactions contemplated by the Business Combination Agreement;

(ii)	to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable or as otherwise may be required under the Company Shareholders Agreements or the Company Articles of Incorporation) all the Subject Shares and, if applicable, the Subject Options and/or Subject Warrants, in favour of the Company Arrangement Resolution and the transactions contemplated by the Business Combination Agreement;

(iii)	to vote (in person, by proxy or by action by written consent, as applicable) all the Subject Shares and, if applicable, Subject Options and/or Subject Warrants in opposition to (A) any Company Acquisition Proposal; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of the Company under the Business Combination Agreement if such breach requires securityholder approval and is communicated as being such a breach in a notice in writing delivered by Crane Harbor to the Shareholder;

(iv)	except pursuant to the Plan of Arrangement or otherwise as contemplated by the Business Combination Agreement, not to option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein, to any Person or group or agree to do any of the foregoing; provided that, notwithstanding the foregoing, the Shareholder may transfer Subject Shares to any of its Affiliates or make ordinary course pledges with prior written notice to, but without the consent of, Crane Harbor subject to such Affiliate transferee or pledgee signing a joinder to this Agreement pursuant to which, such Affiliate transferee or pledgee (a) agrees to be bound by all provisions hereof to the same extent as the Shareholder, and (b) confirms the accuracy of the Shareholder’s representations and warranties provided herein as if it was the Shareholder hereunder;

(v)	not to exercise any dissent rights in respect of any transaction contemplated by the Business Combination Agreement;

(vi)	to execute and deliver all related documentation and take such other actions in support of the Arrangement and the transactions contemplated by the Business Combination Agreement as shall reasonably be requested by the Company or Crane Harbor to consummate the Transactions;

(vii)	that the Shareholder hereby revokes, any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement;

(viii)	except as expressly contemplated by this Agreement or the Company Shareholders Agreements, not to deposit any Subject Shares or, if applicable, Subject Options or Subject Warrants, in a voting trust or subject any such Subject Shares or, if applicable, Subject Options or Subject Warrants to any arrangement or agreement with respect to the voting of such Subject Shares or, if applicable, Subject Options or Subject Warrants; and

(ix)	that the Shareholder shall be bound by and subject to Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement to the same extent that Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement applies to the Company, mutatis, mutandis, as if the Shareholder is directly party thereto (it being understood that such obligations under Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement shall apply to the Shareholder solely with respect to the Group Companies and shall not restrict the Shareholder’s actions or investment decisions to the extent unrelated to the Group Companies); provided that, notwithstanding anything in this Agreement to the contrary, any breach by the Company of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 4.1(a)(ix).

(b)	If the Shareholder acquires any additional Company Shares, Company Options or Company Warrants following the date hereof, the Shareholder acknowledges that such additional Company Shares, Company Options and/or Company Warrants, as applicable shall be deemed to be Subject Securities for the purposes of this Agreement.

(c)	Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof) or any officers, directors (in their capacity as such), employees or professional advisors of any of the foregoing (the “Company Parties”), including with respect to any of the matters contemplated by Section 4.1(a)(ix), and (ii) the Shareholder is not making any representations or warranties with respect to the actions of any of the Company Parties.

4.2	Drag-along

(a)	The Shareholder hereby covenants, undertakes and agrees that, in the event that a Final Order approving the Arrangement as contemplated by the terms of the Business Combination Agreement is not obtained (for any reason or no reason other than (i) as a result of (A) Crane Harbor having not performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Crane Harbor under the Business Combination Agreement or (B) the Sponsor having not performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Sponsor under the Sponsor Letter Agreement, or (ii) the Crane Harbor Shareholder Approval having not been obtained), the Shareholder shall:

(i)	upon receipt by the Shareholder of a written notice (the “Alternative Transaction Notice”) from Crane Harbor to the effect that it wishes to complete the Transactions upon and subject to the terms and conditions of the fully executed documentation (the “Alternative Transaction Documentation”) contemplated by Section 8.1(a) of the Business Combination Agreement (which Alternative Transaction Notice shall include complete copies of such Alternative Transaction Documentation), then the Drag Shareholders, upon and subject to the terms and conditions of the Alternative Transaction Documentation, shall execute and deliver all related documentation and take such other actions in connection therewith as shall reasonably be requested by the Company and/or Crane Harbor as it relates to the transactions set forth in the Alternative Transaction Documentation (the “Drag Transactions”); provided, that, the Shareholder shall have been given a reasonable opportunity of no less than two (2) Business Days to review the Alternative Transaction Documentation prior to its execution; and provided further, that, notwithstanding anything contained herein or in the Business Combination Agreement or in the Alternative Transaction Notice, the obligations of the Shareholder under this Section 4.2 shall be subject to the following conditions: (A) the Shareholder receiving pursuant to the Drag Transactions the same consideration as set out in the Business Combination Agreement, (B) the Drag Transactions not resulting in any material adverse Tax treatment to the Shareholder as compared to what is expected to result from the Transactions contemplated in the Business Combination Agreement (other than under Section 8.1(a) thereof), (C) the Minority Shareholders receiving the same consideration as the Drag Shareholders, and (D) the other terms and conditions of the Business Combination Agreement remaining applicable, mutatis, mutandis.

4.3	Terminating Agreements

The Shareholder hereby agrees and consents to the termination of all related party Contracts to which the Shareholder is party, effective as of and contingent upon the occurrence of the Closing without any further liability or obligation to the Company, Newco, its Subsidiaries or Crane Harbor, including those certain agreements set forth on Schedule A hereto, as applicable.

4.4	Investor and Registration Rights Agreement

The Shareholder agrees that it will deliver, concurrently herewith (or, in any event, prior to the Closing) a duly executed copy of the Investor and Registration Rights Agreement substantially in the form attached as Exhibit D to the Business Combination Agreement.

ARTICLE 5

GENERAL

5.1	Termination

This Agreement shall automatically terminate upon the earliest to occur of the following:

(a)	the Closing;

(b)	the date upon which the Parties agree in writing to terminate this Agreement;

(c)	the date of earlier termination of the Business Combination Agreement in accordance with its terms; and

(d)	the date of any amendment or modification of the Business Combination Agreement in a manner that is materially adverse to the Shareholder without the Shareholder’s written consent, unless such amendment or modification shall have received the affirmative vote of (i) the holders of not less than two-thirds of the Company Shares, voting together as a single class, and (ii) the Preferred Majority.

5.2	Fiduciary Duties

Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of the Subject Securities, and, without limiting the generality of the foregoing, the Shareholder makes no agreement or understanding herein in the Shareholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder in its capacity as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

5.3	Effect of Termination

If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder; provided that neither the termination of this Agreement nor anything contained in Section 5.1 will relieve any Party from any liability for any intentional breach by it of this Agreement, including any intentional making of a misrepresentation in this Agreement prior to such termination.

5.4	Injunctive Relief

The Parties agree that irreparable harm would occur in the event that either Party does not perform its respective obligations under any of the provisions of this Agreement in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that each Party will be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived, this being in addition to any other remedy to which either Party may be entitled at law or in equity.

5.5	Waiver and Modifications

Any Party may: (a) extend the time for the performance of any of the obligations or other acts of the other Party set forth herein, (b) waive any inaccuracies in the representations and warranties of the other Party set forth herein, or (c) waive compliance by the other Party with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

5.6	Amendment

This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 5.6 shall be void, ab initio.

5.7	Entire Agreement

This Agreement, together with the Business Combination Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Business Combination Agreement.

5.8	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	if to Crane Harbor:

c/o Crane Harbor Acquisition Corp.

1845 Walnut Street, Suite 1111, Philadelphia, PA 19103

Attention: William Fradin

Email: fradin@hepcollc.com

with a copy (which will not constitute notice) to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400, Houston, TX 77002

Attention: Michael J. Blankenship

Email: mblankenship@winston.com

with a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.

620 Freedom Business Center, Suite 200, Suite 200, King of Prussia, PA 19406

Attention: Mark Rosenstein

Email: mrosenstein@stevenslee.com

(b)	if to the Shareholder, at the address set forth in Schedule A,

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

5.9	Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.10	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party.

5.11	Benefit of Agreement

This Agreement will inure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

5.12	Non-Recourse

This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Group Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

5.13	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.14	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.15	Counterparts

This Agreement may be executed and delivered in two or more counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS OF WHICH the Parties have executed this Agreement.

CRANE HARBOR ACQUISITION CORP.

By:
Name:
Title:

Accepted and agreed to with effect from the_____ day of __________, 2025.

Name:

OR

Entity Name:

By:
Name:
Title:

[Signature Page – Transaction Support Agreement]

SCHEDULE A

Name of Registered Shareholder/Securityholder:

_________________________________________________________________________________

Subject Securities:

[indicate the number of applicable Subject Securities held]

_______________Company Common Shares

_______________Company Preferred Shares

_______________Company Options

_______________Company Warrants

Address for Notice:

Address:

_________________________________________________________________________________

_________________________________________________________________________________

_________________________________________________________________________________

Telephone:

Email:

Facsimile:

EXHIBIT F

See attached.

Ministry of Public and Business Service Delivery	Articles of Amendment Business Corporations Act

Instructions

For questions or more information to complete this form, please refer to the instruction page.

Fields marked with an asterisk (*) are mandatory.

1. Corporation Information

Corporation Name *

XANADU QUANTUM TECHNOLOGIES LIMITED

Ontario Corporation Number (OCN) *	Company Key *
1001374268	910213586

Official Email Address *
TorCSfilings@osler.com

2. Contact Information

Please provide the following information for the person we should contact regarding this filing. This person will receive official documents or notices and correspondence related to this filing. By proceeding with this filing, you are confirming that you have been duly authorized to do so.

First Name*	Middle Name	Last Name*
Robin		O’Bonsawin

Telephone Country Code	Telephone Number*	Extension
1	613-315-7496

Email Address *
robonsawin@osler.com

3. Proposed New Corporation Name (if applicable)

Complete this section only if you are changing the corporation name

If you are changing the corporation name, you can either propose a new name or request a number name. If you propose a new name for the corporation, you need a Nuans report for the proposed name. If your corporation has a number name, you must not select the option for a number name, unless you are changing only the legal element.

Will this corporation have a number name ?           ☐ Yes           D No

4. Number of Director(s) (if applicable)

Complete this section only if you are changing the number of directors

Please specify the number of directors for your Corporation

D Fixed Number           D Minimum/Maximum

5. Shares and Provisions (if applicable) (Maximum is 900,000 characters per text box. To activate the toolbar press “Ctrl + E”)

Complete this section only if you are amending the Shares and Provisions

Description of Changes to Classes of Shares

© King's Printer for Ontario, 2024	Disponible en fram;:ais	Page 1 of 9

The corporation amends the Description of Classes of Shares as follows (please be specific):

Enter the Text

(a)	to create an unlimited number of Subordinate Voting Shares;

(b)	to create an unlimited number of Multiple Voting Shares;

(c)	to create an unlimited number of Preferred Shares;

(d)	to change each issued and outstanding Common Share into one issued and outstanding Multiple Voting Share; and

(e)	to delete the authorized and unissued Common Shares;

with the result that upon the issuance of a Certificate of Amendment effecting the foregoing, the authorized capital of the Corporation shall consist of: (i) an unlimited number of Subordinate Voting Shares; (ii) an unlimited number of Multiple Voting Shares; and (iii) an unlimited number of Preferred Shares.

Description of Changes to Rights, Privileges, Restrictions and Conditions

The corporation amends the Rights, Privileges, Restrictions and Conditions as follows (please be specific):

Enter the Text

(i)	To provide that the Subordinate Voting Shares, the Multiple Voting Shares and the Preferred Shares, shall have the rights, privileges, restrictions and conditions set out in these Articles of Amendment;

The rights, privileges, restrictions and conditions attached to the Subordinate Voting Shares, the Multiple Voting Shares and the Preferred Shares are as follows:

1.	Subordinate Voting Shares and Multiple Voting Shares

The rights, privileges, restrictions and conditions attaching to the Subordinate Voting Shares and the Multiple Voting Shares are:

1.1.	Dividends; Rights on Liquidation, Dissolution, or Winding-Up. The Subordinate Voting Shares and the Multiple Voting Shares shall be subject to and subordinate to the rights, privileges, restrictions and conditions attaching to the Preferred Shares and the shares of any other class ranking senior to the Subordinate Voting Shares and the Multiple Voting Shares and shall rank pari passu, share for share, as to the right to receive dividends and to receive the remaining property and assets of the Corporation on the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs. For the avoidance of doubt, holders of Subordinate Voting Shares and Multiple Voting Shares shall, subject always to the rights of the holders of Preferred Shares and the shares of any other class ranking senior to the Subordinate Voting Shares and the Multiple Voting Shares, be entitled to receive (i) such dividends as the Board of Directors of the Corporation may declare, and (ii) in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs, the remaining property and assets of the Corporation, in the case of (i) and (ii) in an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if the Subordinate Voting Shares and Multiple Voting Shares were of one class only, provided, however, that in the event of a payment of a dividend in the form of shares of the Corporation, holders of Subordinate Voting Shares shall receive Subordinate Voting Shares and holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the Board of Directors of the Corporation.

1.2.	Meetings and Voting Rights.

1.2.1.	Each holder of Multiple Voting Shares and each holder of Subordinate Voting Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only holders of another particular class or series shall have the right to vote. At each such meeting, each Multiple Voting Share shall entitle the holder thereof to ten (10) votes and each Subordinate Voting Share shall entitle the holder thereof to one (1) vote, voting together as a single class, except as otherwise expressly provided herein or as provided by law.

1.2.2.	Neither the holders of the Multiple Voting Shares nor the holders of the Subordinate Voting Shares shall be entitled to vote separately as a class upon a proposal to amend the articles of the Corporation in the case of an amendment referred to in paragraphs (a) or (e) of subsection 170(1) of the Business Corporations Act (Ontario) (the “Act”). Neither the holders of the Multiple Voting Shares nor the holders of the Subordinate Voting Shares shall be entitled to vote separately as a class upon a proposal to amend the articles of the Corporation in the case of an amendment referred to in paragraph (b) of subsection 170(1) of the Act unless such exchange, reclassification or cancellation: (a) affects only the holders of that class; or (b) affects the holders of Subordinate Voting Shares and Multiple Voting Shares differently, on a per share basis, and such holders are not otherwise entitled to vote separately as a class under any applicable law or subsection 1.2.3 in respect of such exchange, reclassification or cancellation.

1.2.3.	In connection with any Change of Control Transaction (as defined below) requiring approval of the holders of Subordinate Voting Shares and Multiple Voting Shares under the Act, holders of Subordinate Voting Shares and Multiple Voting Shares shall be treated equally and identically in such Change of Control Transaction, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Subordinate Voting Shares who voted in respect of that resolution and by a majority of the votes cast by the holders of outstanding Multiple Voting Shares who voted in respect of that resolution, each voting separately as a class at a meeting of the holders of that class called and held for such purpose.

1.2.4.	For purposes of subsection 1.2.3, “Change of Control Transaction” means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Corporation, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in (A) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the continuing or successor entity or its parent) (i) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation, the continuing or successor entity or its parent, and (ii) more than fifty percent (50%) of the total number of outstanding shares of the Corporation, the continuing or successor entity or its parent, in each case as outstanding immediately after such transaction, and (B) the shareholders of the Corporation immediately prior to the transaction owning voting securities of the Corporation, the continuing or successor entity or its parent immediately following the transaction in substantially the same proportions (vis-a-vis each other) of the voting securities of the Corporation as such shareholders owned immediately prior to the transaction.

1.3.	Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares or the Multiple Voting Shares shall be carried out unless, at the same time, the Multiple Voting Shares or the Subordinate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

1.4.	Voluntary Conversion. The Subordinate Voting Shares cannot be converted into any other class of shares. Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one fully paid and non-assessable Subordinate Voting Share, in the following manner:

1.4.1.	The conversion privilege for which provision is made in this subsection 1.4 shall be exercised by notice in writing given to the transfer agent of the Corporation, if one exists, and if not, to the Corporation at its registered office, accompanied by a certificate or certificates representing the Multiple Voting Shares in respect of which the holder desires to exercise such conversion privilege, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. Such notice shall be signed by the holder of the Multiple Voting Shares in respect of which such conversion privilege is being exercised, or by the duly authorized representative thereof, and shall specify the number of Multiple Voting Shares which such holder desires to have converted. On any conversion of Multiple Voting Shares, the Subordinate Voting Shares resulting therefrom shall be registered in the name of the registered holder of the Multiple Voting Shares so converted or, subject to payment by the registered holder of any stock transfer or other applicable taxes and compliance with any other reasonable requirements of the Corporation in respect of such transfer, in such name or names as such registered holder may direct in writing. Upon receipt of such notice and certificate or certificates and, as applicable, compliance with such other requirements, the Corporation shall, at its expense, effective as of the date of such receipt and, as applicable, compliance, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares for which the conversion privilege is being exercised, add or cause the addition of the holder (or any Person (as defined herein) or Persons in whose name or names such converting holder shall have directed the resulting Subordinate Voting Shares to be registered) to the register of holders in respect of the resulting Subordinate Voting Shares, cancel or cause the cancellation of the certificate or certificates representing such Multiple Voting Shares and issue or cause the issuance of a certificate or certificates representing the Subordinate Voting Shares issued upon the conversion of such Multiple Voting Shares, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. If less than all of the Multiple Voting Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which are not converted.

For purposes of these share terms, “Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

1.5.	Automatic Conversion.

1.5.1.	Upon the first date that a Multiple Voting Share is Transferred by a holder of Multiple Voting Shares, other than to a Permitted Holder or from any such Permitted Holder back to such holder of Multiple Voting Shares and/or any other Permitted Holder of such holder of Multiple Voting Shares, the holder thereof, without any further action, shall automatically be deemed to have exercised his, her or its rights under subsection 1.4 to convert such Multiple Voting Share into one fully paid and non-assessable Subordinate Voting Share, effective immediately upon such Transfer, and the Corporation shall, at its expense, effective as of such date, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares subject to such automatic conversion, add or cause the addition of such holder to the register of holders in respect of the resulting Subordinate Voting Shares, cancel or cause the cancellation of the certificate or certificates representing the Multiple Voting Shares so deemed to have been converted for Subordinate Voting Shares, and issue or cause the issuance of certificate representing the Subordinate Voting Shares issued to the holder upon the foregoing automatic conversion of such Multiple Voting Shares registered in the name of such holder, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation and, against receipt from such holder of the certificate or certificates representing the Multiple Voting Shares in respect of which such conversion has been deemed to have been exercised, as applicable, deliver to such holder the certificate representing such Subordinate Voting Shares, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. If less than all of the Multiple Voting Shares represented by any certificate are automatically converted into Subordinate Voting Shares, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which have not been converted against delivery of such original certificate.

1.5.2.	In addition, all Multiple Voting Shares, regardless of the holder thereof, will convert automatically into Subordinate Voting Shares in the manner set forth in subsection 1.5.1 at the close of business on the date on which the outstanding Multiple Voting Shares represent less than five percent (5%) of the aggregate number of outstanding Subordinate Voting Shares and Multiple Voting Shares, and upon such occurrence and without any further action, the authorized and unissued Multiple Voting Shares as a class shall be deleted entirely from the authorized capital of the Corporation, together with the rights, privileges, restrictions and conditions attaching thereto and all references to the Multiple Voting Shares, without prejudice to the rights of the former holders of Multiple Voting Shares to receive, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, a certificate or certificates, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation, for the number of Subordinate Voting Shares issued on conversion thereof.

1.5.3.	The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Multiple Voting Shares to Subordinate Voting Shares and the general administration of this dual class share structure as it may deem necessary or advisable, and may from time to time request that holders of Multiple Voting Shares furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Multiple Voting Shares and to confirm that a conversion to Subordinate Voting Shares has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Subordinate Voting Shares shall be conclusive and binding.

1.5.4.	For purposes of this subsection 1.5:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person;

“Members of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse, child or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada), as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

“Permitted Holders” means, in respect of a holder of Multiple Voting Shares that is an individual, the Members of the Immediate Family of such individual and any Person controlled, directly or indirectly, by any such holder, and in respect of a holder of Multiple Voting Shares that is not an individual, an Affiliate of that holder;

“Transfer” of a Multiple Voting Share shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (1) a transfer of a Multiple Voting Share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (2) the transfer of, or entering into a binding agreement with respect to, Voting Control over a Multiple Voting Share by proxy or otherwise, provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to the Corporation’s officers or directors at the request of Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of shareholders; or (b) the pledge of a Multiple Voting Share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction so long as the holder of the Multiple Voting Share continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such Multiple Voting Share or other similar action by the pledgee shall constitute a “Transfer”; and

“Voting Control” with respect to a Multiple Voting Share shall mean the exclusive power (whether directly or indirectly) to vote or direct the voting of such Multiple Voting Share by proxy, voting agreement or otherwise.

A Person is “controlled” by another Person or other Persons if: (1) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly. by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (2) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

1.6.	Single Class. Except as otherwise provided above, Subordinate Voting Shares and Multiple Voting Shares are equal in all respects and shall be treated as shares of a single class for all purposes under the Act.

2.	Preferred Shares

The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, are as follows:

2.1.	Directors’ Right to Issue One or More Series. The Preferred Shares may at any time and from time to time be issued in one or more series. Prior to the issue of Preferred Shares of any series, the Board of Directors of the Corporation shall, subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares as a class, the articles of the Corporation and the provisions of the Act, by resolution amend the articles of the Corporation to fix the number of Preferred Shares in such series and determine the designation of, and the rights, restrictions, privileges and conditions attached to, the Preferred Shares of such series including, without limitation:

(a)	the rate, amount or method of calculation of any dividends and whether any dividends are subject to adjustment;

(b)	whether any dividends are cumulative, partly cumulative or non-cumulative;

(c)	the dates, manner and currency of payments of any dividends and the date from which any dividends accrue or become payable;

(d)	voting rights, if any;

(e)	if redeemable, retractable or purchasable (whether at the option of the Corporation or the holder or otherwise), the redemption, retraction or purchase prices and currency or currencies thereof and the terms and conditions of redemption or purchase, with or without any provision for sinking or similar funds;

(f)	any conversion, exchange or reclassification rights and the terms and conditions of any such rights; and

(g)	any other terms not inconsistent with these provisions;

the whole subject to receipt by the Director appointed under the Act of articles of amendment designating and fixing the number of Preferred Shares in such series and setting forth the rights, privileges, restrictions and conditions attached thereto and the issue by the Director of a certificate of amendment with respect thereto.

2.2.	Ranking of Preferred Shares of Each Series. The Preferred Shares of each series shall with respect to the payment of dividends and the distribution of the assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation for the purpose of winding up its affairs, rank (a) on parity with the Preferred Shares of every other series and (b) senior to the Multiple Voting Shares, the Subordinate Voting Shares and the shares of any other class ranking junior to the Preferred Shares. The Preferred Shares of any series shall also be entitled to such other preferences, not inconsistent with these provisions, over the Multiple Voting Shares, the Subordinate Voting Shares and the shares of any other class ranking junior to the Preferred Shares as may be fixed in accordance with subsection 2.1 above.

2.3.	Voting Rights. Except as hereinafter specifically provided, as required by the Act, by law or as may be required by an order of a court of competent jurisdiction or in accordance with any voting rights which may be attached to any series of Preferred Shares, the holders of Preferred Shares shall not be entitled as such to receive notice of, or attend, any meeting of shareholders of the Corporation and shall not be entitled to vote at any meeting. The holders of Preferred Shares or any series thereof shall not, unless the rights, privileges, restrictions and conditions attached to any particular series thereof provide to the contrary, be entitled to vote separately as a class or series on any proposal to amend the articles of the Corporation referred to in paragraph (a), (b) or (e) of subsection 170 (1) of the Act. In the event of any meeting of the holders of Preferred Shares, or any series thereof, each holder of Preferred Shares shall be entitled to one vote in respect of each Preferred Share held. Any approval required to be given by the holders of Preferred Shares shall be deemed to have been sufficiently given if it shall have been given by a resolution signed by all the holders of the then outstanding Preferred Shares or by a resolution passed by the affirmative vote of not less than sixty-six and two-thirds percent (66213%) of the votes cast by holders of Preferred Shares who voted in respect of that resolution at a meeting of the holders of Preferred Shares called and held for such purpose in accordance with the by-laws of the Corporation at which holders of not less than twenty-five percent (25%) of the then outstanding Preferred Shares are present in person or represented by proxy; provided that, if at any such meeting a quorum is not present within one-half hour after the time appointed for such meeting, the meeting shall be adjourned to the same day in the next week at the same time and to such place as the chairperson. of the meeting may determine and, subject to the provisions of the Act it shall not be necessary to give notice of such adjourned meeting. At such adjourned meeting the holders of Preferred Shares present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than sixty-six and two-thirds percent (66213%) of the votes cast by the holders of Preferred Shares at such meeting shall constitute the approval of the holders of Preferred Shares. Subject to the foregoing, the formalities to be observed with respect to proxies, the giving or waiving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed in the Act and the by-laws of the Corporation with respect to meetings of shareholders.

Description of Changes to Restrictions on Share Transfers

The corporation amends the Restrictions on Share Transfers as follows (please be specific):

Enter the Text

to remove in its entirety the provisions as set out in Article 8 of the Articles of the Corporation and substitute the following:

“None”;

Description of Changes to Restrictions on Business or Powers

The corporation amends the Restrictions on Business or Powers as follows (please be specific):

Enter the Text

Description of Changes to Other Provisions

The corporation amends the Other Provisions as follows (please be specific):

Enter the Text

to remove paragraph (a) set out in Article 9 of the Articles of Corporation.

6. Shareholders/Directors Authorization and Effective Date

The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on *

Requested Date for Amendment *

Authorization

D * I, Robin O’Bonsawin

confirm that:

●	This form has been signed by the required person.

●	This amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.

Caution:

The Act sets out penalties, including fines, for submitting false or misleading information.

Required Signature

Name	Position	Signature

Christian Weedbrook	Chief Executive Officer

EXHIBIT G

GENERAL BY-LAWS OF

XANADU QUANTUM TECHNOLOGIES LIMITED

(the “Corporation”)

1- DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	2
1.3	Execution in Counterpart and by Electronic Signature	2
2 - GENERAL BUSINESS		2
2.1	Registered Office	2
2.2	Seal	2
2.3	Fiscal Year	2
2.4	Execution of Instruments	2
2.5	Banking Arrangements	3
2.6	Voting Rights in Other Bodies Corporate	3
3 - DIRECTORS		3
3.1	Duties of Directors	3
3.2	Qualifications of Directors	3
3.3	Number of Directors	3
3.4	Quorum	4
3.5	Election and Term	4
3.6	Advance Notice for Nomination of Directors	4
3.7	Removal of Directors	9
3.8	Cessation of Office	9
3.9	Resignation	9
3.10	Vacancies	9
3.11	Borrowings	10
3.12	Action by the Board	10
3.13	Delegation	10
3.14	Resolution in Writing	10
3.15	Meetings by Telephone or Electronic Means	10
3.16	Place of Meetings	11
3.17	Calling of Meetings	11
3.18	Notice of Meetings	11
3.19	First Meeting of New Board	11
3.20	Adjourned Meeting	11
3.21	Votes to Govern	11
3.22	Chairperson and Secretary	12
3.23	Remuneration and Expenses	12
3.24	Conflict of Interest	12
3.25	Dissent	12
4 - COMMITTEES		13
4.1	Committees of the Board	13
4.2	Procedure	13

i

5 - OFFICERS		13
5.1	Appointment of Officers	13
5.2	Agents and Attorneys	14
5.3	Disclosure of Interest	14
5.4	Mandate	14
5.5	Employment Conditions and Remuneration	14
6 - PROTECTION OF DIRECTORS AND OFFICERS		14
6.1	Indemnity of Directors and Officers	14
6.2	Insurance	15
7 - MEETINGS OF SHAREHOLDERS		15
7.1	Annual Meetings	15
7.2	Special Meetings	15
7.3	Place of Meetings	16
7.4	Participation in Meetings by Electronic or Telephonic Means	16
7.5	Notice of Meetings	16
7.6	Waiver of Notice	16
7.7	Record Date for Notice	17
7.8	Chair, Secretary and Scrutineers	17
7.9	Persons Entitled to be Present	17
7.10	Quorum	17
7.11	Persons Entitled to Vote	17
7.12	Proxies and Representatives	18
7.13	Time for Deposit of Proxies	18
7.14	Joint Shareholders	19
7.15	Votes to Govern	19
7.16	Casting Vote	19
7.17	Show of Hands	19
7.18	Ballots	19
7.19	Advance Notice for Proposals	19
7.20	Adjournment and Termination	20
7.21	Storage of Ballots and Proxies	20
8 - SECURITIES AND CERTIFICATES		20
8.1	Issuance of Securities	20
8.2	Payment of Shares	20
8.3	Securities Register	21
8.4	Register of Transfer	21
8.5	Registration of Transfer	21
8.6	Registered Ownership	22
8.7	Security Certificates	22
8.8	Certificated Securities	22
8.9	Electronic, Book-Based or Other Non-Certificated Registered Positions	23
8.10	Replacement of Securities Certificates	23
8.11	Joint Shareholders	23
8.12	Deceased Securityholders	23

ii

9 - DIVIDENDS AND RIGHTS		23
9.1	Dividends	23
9.2	Dividend Cheques	24
9.3	Non-receipt or Loss of Cheques	24
9.4	Record Date for Dividends and Rights	24
9.5	Unclaimed Dividends	24
10 - NOTICES		25
10.1	Notice to Shareholders	25
10.2	Notice to Joint Shareholders	25
10.3	Computation of Time	25
10.4	Undelivered Notices	25
10.5	Omissions and Errors	26
10.6	Persons Entitled by Death or Operation of Law	26
10.7	Waiver of Notice	26
10.8	Applicable Forum	26

iii

1 - DEFINITIONS

1.1	Definitions

In this By-law, and all other By-laws of the Corporation, unless the context indicates otherwise:

a)	“Act” means the Business Corporations Act (Ontario), or any statute which may be substituted therefor, including the regulations made thereunder as amended from time to time;

b)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each relevant province of Canada;

c)	“Articles” shall mean the articles of the Corporation and includes any amendments thereto;

d)	“Board” means the board of directors of the Corporation;

e)	“By-laws” means this By-law and all other by-laws of the Corporation in force and effect from time to time, and any amendments which may be made to such by-laws from time to time;

f)	“Director” means a director of the Corporation as defined in the Act;

g)	“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Ontario);

h)	“Offering Corporation” means an offering corporation as defined in the Act;

i)	“Officer” means an officer of the Corporation as defined in the Act;

j)	“Person” includes an individual, a sole proprietorship, a partnership, an association, a labour organization, an organization, a trust, a body corporate and all individuals acting as a trustee, executor, curator or as any other legal representative;

k)	“Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Data Analysis and Retrieval + at www.sedarplus.ca; and

l)	“Shareholders Meeting” means an annual meeting of shareholders of the Corporation or a special meeting of shareholders of the Corporation.

1.2	Interpretation

a)	words importing the singular number also include the plural and vice-versa; words importing the masculine gender include the feminine and vice-versa;

b)	all words used in this By-law and defined in the Act shall have the meanings given to such words in the Act or in the related parts thereof;

c)	the headings used in this By-law are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions; and

d)	this By-law is adopted pursuant to the Act, and is subject to, and must be read in conjunction with the Act. In the event of an inconsistency between a provision of this By-law and a provision of the Act, the latter shall prevail.

1.3	Execution in Counterpart and by Electronic Signature

Subject to the Act, any notice, resolution, requisition, statement or other document required or permitted to be executed for the purposes of the Act, may be executed and delivered by electronic means, and all such deliveries may be made by way of signing several documents of like form by one or more Persons, and those documents, when duly signed by all Persons required or permitted to sign, as appropriate, shall constitute a single document for the purposes of the Act.

2 - GENERAL BUSINESS

2.1	Registered Office

The registered office of the Corporation shall be in the municipality or geographical township within Ontario specified in the Articles or in a special resolution and at such location therein as the Board may from time to time determine.

2.2	Seal

The Corporation may have a seal, which shall be adopted and may be changed by the Board. The absence of a seal on a document of the Corporation does not render the document invalid.

2.3	Fiscal Year

Until changed by resolution of the Board, the financial year of the Corporation shall end on the 31st day of December in each year.

2.4	Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments shall be signed on behalf of the Corporation by any Director or Officer. In addition, the Board may from time to time pass a resolution that directs the manner in which, and the individual or individuals by whom, any particular instrument or class of instruments may or shall be signed.

Notwithstanding the foregoing, the secretary or any other Officer or any Director may sign certificates and similar instruments (other than share certificates) on the Corporation’s behalf with respect to any factual matters relating to the Corporation’s business and affairs, including certificates verifying copies of the Articles, By-laws, resolutions and minutes of meetings of the Corporation.

2.5	Banking Arrangements

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust company or other firm or body corporate as the Board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more Officers or other individuals as the Board may designate, direct or authorize from time to time and to the extent thereby provided.

2.6	Voting Rights in Other Bodies Corporate

Any Officer or Director may execute and deliver proxies and take any other steps as in the Officer’s or Director’s opinion may be necessary or desirable to permit the exercise on behalf of the Corporation of voting rights attaching to any securities held by the Corporation. In addition, the Board may from time to time direct the manner in which and the individuals by whom any particular voting rights or class of voting rights may or shall be exercised.

3 - DIRECTORS

3.1	Duties of Directors

The Board shall manage, or supervise the management of the business and affairs of the Corporation.

3.2	Qualifications of Directors

No Person shall be a Director if he or she: (a) is less than 18 years of age; (b) has been found under the Substitute Decisions Act, 1992, S.O. 1992, c. 30, as from time to time amended or under the Mental Health Act R.S.O. 1990, c. M. 7, as from time to time amended, to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere; (c) is not an individual; or (d) has the status of a bankrupt. A Director is not required to hold shares of the Corporation. If the Corporation is an Offering Corporation then at least one-third of the Directors shall not be Officers or employees of the Corporation or any of its affiliates.

3.3	Number of Directors

The Board shall consist of such number of Directors as shall be set out in the Articles or, where a minimum and maximum number of Directors is provided for in the Articles, the number of Directors shall be the number of Directors determined from time to time by special resolution or, if a special resolution empowers the Directors to determine the number, the number of Directors determined by resolution of the Board. If the Board is empowered by special resolution to determine the number of Directors within a range set out in the Articles:

a)	the Board may appoint additional Directors provided that after such appointment the total number of Directors would not be greater than one and one-third times the number of Directors required to have been elected at the last annual meeting nor greater than the maximum number set out above; and

b)	the number of Directors to be elected at the annual meeting shall be the number of Directors last determined by the Board.

3.4	Quorum

A majority of the Directors in office constitutes a quorum at any meeting of the Board. If the Corporation has fewer than three Directors, all Directors must be present at any meeting of the Board to constitute a quorum. In the absence of a quorum, the Directors may only deliberate on the meeting’s adjournment. A quorum of Directors may exercise all the powers of the Board despite any vacancy on the Board.

3.5	Election and Term

Directors shall be elected to hold office for a term respectively expiring at the close of the next annual Shareholders Meeting following their election or when their successors are duly elected or appointed. The election need not be by ballot unless a ballot is demanded by any shareholder or required by the chairperson in accordance with section 7.18. If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, such number of Directors shall be elected by the holders of such class or series of shares.

3.6	Advance Notice for Nomination of Directors

a)	Subject only to the Act and the Articles, only individuals who are nominated in accordance with the procedures set out in this section 3.6 and who, at the discretion of the Board, satisfy the qualifications of a Director as set out in the Articles and By-laws shall be eligible for election as Directors. Nominations of individuals for election to the Board may be made at any annual Shareholders Meeting or at any special Shareholders Meeting if one of the purposes for which the special Shareholders Meeting was called was the election of Directors. Such nominations may only be made in the following manner:

i)	by or at the direction of the Board, including pursuant to a notice of meeting;

ii)	by or at the direction or request of one or more shareholders of the Corporation pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of meeting of the shareholders of the Corporation made in accordance with the provisions of the Act; or

iii)	by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided below in this section 3.6 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this section 3.6.

b)	A Nominating Shareholder may only nominate a proposed nominee(s) if the Nominating Shareholder holds shares, either directly or beneficially, which are entitled to vote for such nominee(s) pursuant to the Articles at the close of business on the date of the giving of the notice provided below in this section 3.6.

c)	In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the registered office of the Corporation.

d)	To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

i)	in the case of an annual Shareholders Meeting, not less than 30 days (or where notice and access is used for the delivery of applicable proxy related materials, 40 days) prior to the date of the annual Shareholders Meeting; provided, however, that in the event that the annual Shareholders Meeting is to be held on a date that is less than 50 days after the date on which the first Public Announcement (the “Notice Date”) of the date of the annual Shareholders Meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date;

ii)	in the case of a special Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first Public Announcement (the “Special Meeting Notice Date”) of the date of the special Shareholders Meeting was made;

iii)	in the event of any adjournment or postponement of a Shareholders Meeting, or an announcement thereof, the required time periods for the giving of a Nominating Shareholder’s notice as described above shall apply using the date of the adjourned or postponed meeting, or the date of announcement thereof, as the case may be. This means that a Nominating Shareholder who failed to deliver a timely Nominating Shareholder’s notice in proper written form to the directors for purposes of the originally scheduled Shareholders Meeting shall nonetheless be entitled to provide a Nominating Shareholder’s notice for purposes of any adjourned or postponed Shareholders Meeting as the determination as to whether a Nominating Shareholder’s notice is timely is to be determined based off of the adjourned or postponed Shareholders Meeting date and not the original Shareholders Meeting date; and

iv)	in the case of an annual Shareholders Meeting or a Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes) where notice- and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is available and used for delivery of proxy-related materials, not later than the close of business on the 40th day prior to the date of the Shareholders Meeting (unless the Shareholders Meeting is to be held on a date that is less than 50 days after the Notice Date or the Special Meeting Notice Date, as applicable, in which case the Nominating Shareholder must provide the Corporation notice not later than the close of business on the 10th day following the Notice Date in the case of a meeting described in Section 3.6(d)(i), and not later than the close of business on the 15th day following the Special Meeting Notice Date in the case of a meeting described in Section 3.6(d)(ii).

e)	To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

i)	the identity of the Nominating Shareholder and the number of voting securities held by the Nominating Shareholder;

ii)	if the Nominating Shareholder is not the beneficial owner of all of those voting securities, the identity of the beneficial owner and the number of voting securities beneficially owned by that beneficial owner;

iii)	with respect to the Nominating Shareholder and, if applicable, any beneficial owner referred to in section 3.6(e)(ii), the following:

(1)	the class or series and number of any securities in the capital of the Corporation which are controlled, or over which control or direction is exercised, directly or indirectly, by the Nominating Shareholder or beneficial owner, and each person acting jointly or in concert with any of them (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions and borrowing or lending arrangements relating to such shares) as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(2)	any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Nominating Shareholder or beneficial owner has a right to vote any shares in the capital of the Corporation on the election of Directors;

(3)	in the case of a special Shareholders Meeting called for the purpose of electing Directors, a statement as to whether the Nominating Shareholder or beneficial owner intends to send an information circular and form of proxy to any shareholders of the Corporation in connection with the individual’s nomination; and

(4)	any other information relating to the Nominating Shareholder or beneficial owner that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws; and

iv)	as to each individual whom the Nominating Shareholder proposes to nominate for election as a Director:

(1)	the name, age, business address and residential address of the individual;

(2)	the principal occupation or employment of the individual;

(3)	the class or series and number of securities in the capital of the Corporation which are beneficially owned, or over which control or direction is exercised, directly or indirectly, by such individual as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(4)	any other information relating to the individual that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws.

f)	A Nominating Shareholders’ notice to the Corporate Secretary of the Corporation must also state:

i)	whether, in the opinion of the Nominating Shareholder and the proposed nominee, the proposed nominee would qualify to be an independent Director under sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators (“NI 52-110”), sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges; and

ii)	whether, with respect to the Corporation, the proposed nominee has one or more of the relationships described in sections 1.4(3), 1.4(8) or 1.5 of NI 52- 110, sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges.

g)	In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder must satisfy and comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

h)	Except as otherwise provided by the special rights or restrictions attached to the shares of any class or series of the Corporation, no individual shall be eligible for election as a Director unless nominated in accordance with the provisions of the By-laws; provided, however, that nothing in this section 3.6 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of Directors) at a Shareholders Meeting of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded. A duly appointed proxyholder of a Nominating Shareholder shall be entitled to nominate nominees for the Board at a Shareholders Meeting, provided that all of the requirements of this section 3.6 have been satisfied.

i)	In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder shall also comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

j)	Notwithstanding any other provision of this section 3.6, notice given to the Corporate Secretary of the Corporation may only be given by personal delivery or by email (at such email address set out in the Corporation’s issuer profile on the System for Electronic Data Analysis and Retrieval + at www.sedarplus.ca), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Corporate Secretary of the Corporation at the address of the registered office of the Corporation, or sent by email to such email address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this section 3.6. For greater certainty, nothing in this section 3.6 shall limit the right of the Directors to fill a vacancy among the Directors in accordance with section 3.10.

3.7	Removal of Directors

Subject to the Act, the shareholders may, by ordinary resolution passed by a majority of votes cast at a Shareholders Meeting, remove any Director or Directors and may at that meeting elect a qualified individual for the remainder of such term.

If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, a Director so elected may only be removed by ordinary resolution passed at a meeting of the shareholders holding such class or series of shares.

A Director whose removal is to be proposed at a Shareholders Meeting must be informed of the time and place of the meeting within the same delays as those prescribed for the calling of such meeting. Such Director may attend the meeting and be heard or, if not in attendance, may explain, in a written statement read by the individual presiding over the meeting or made available to the shareholders before or at the meeting, why he or she opposes the resolution proposing his or her removal. In addition, any vacancy created by the removal of a Director may be filled by a resolution of the shareholders at the Shareholders Meeting at which the Director is removed or, if it is not, at a subsequent meeting of the Board.

3.8	Cessation of Office

A Director ceases to hold office when the Director dies, resigns, is removed or becomes disqualified from holding office.

3.9	Resignation

A Director may resign from office by delivering or sending a written notice to the Corporation and such resignation becomes effective at the time the Director’s written resignation is received by the Corporation or at the time specified in the notice, whichever is later. A Director will immediately cease to hold office when such Director no longer meets the requirements to hold office as specified by the Act.

3.10	Vacancies

Subject to the Act and to the Articles, a quorum of Directors may fill a vacancy on the Board, except a vacancy resulting from:

a)	an increase in the number of Directors otherwise than pursuant to a special resolution empowering the Board to fix the number of Directors within a range set out in the Articles;

b)	an increase in the maximum number of Directors set out in the Articles; or

c)	a failure to elect the number of Directors required to be elected at any Shareholder Meeting.

If there is no quorum of Directors, or if there has been a failure to elect the number or minimum number of Directors required by the Articles, the Directors then in office shall forthwith call a special Shareholders Meeting to fill the vacancies on the Board. If the Directors refuse or fail to call a meeting or if there are no Directors then in office, the meeting may be called by any shareholder.

A Director appointed or elected to fill a vacancy holds office for the unexpired term of his or her predecessor.

3.11	Borrowings

The Board may, on behalf of the Corporation:

a)	borrow money upon the credit of the Corporation;

b)	issue, reissue, sell or pledge debt obligations of the Corporation;

c)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any Person; and

d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

3.12	Action by the Board

Subject to the Act, the Board shall exercise its powers by or pursuant to a resolution passed at a meeting of the Board at which a quorum is present or approved in writing by all Directors in office.

3.13	Delegation

Subject to the Act, the Articles and any By-laws, the Board may from time to time delegate to a Director, a committee of the Board or an Officer all or any of the powers conferred on the Board by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.

3.14	Resolution in Writing

A resolution in writing, signed by all the Directors entitled to vote thereon is as valid as if it had been passed at a meeting of the Board or, as the case may be, of a committee of the Board. A copy of the resolution must be kept with the minutes of the meetings and the resolutions of the Board and its committees. Any such resolution may be signed in counterparts and if signed as of any date, shall be deemed to have been passed on such date.

3.15	Meetings by Telephone or Electronic Means

A meeting of Directors may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A meeting of Directors held in such a manner must provide that all persons attending the meeting are able to communicate with each other simultaneously and instantaneously. A Director who participates in such meeting by such telephonic or electronic means is deemed to be present at that meeting.

3.16	Place of Meetings

Meetings of the Board are held at the registered office of the Corporation or at any other place within or outside of Ontario, and in any financial year of the Corporation a majority of the meetings of the Board shall be held in Canada. A meeting held entirely by one or more telephonic or electronic means shall be deemed to be held at the registered office of the Corporation.

3.17	Calling of Meetings

Meetings of the Board shall be held from time to time at such place, on such day and at such time as the Board, the chairperson of the Board, the president, the secretary or any two Directors may determine. Meetings are called by the chairperson of the Board, the president or two Directors or by the secretary upon being asked to call such a meeting by the chairperson of the Board, the president or two Directors for the transaction of any business, the general nature of which is specified in the notice calling the meeting.

3.18	Notice of Meetings

The notice stating the time and place of the meeting and specifying any matter to be dealt with relating to powers which the Board may not delegate, shall be given to each Director at least 48 hours before the meeting is to occur. This notice does not have to be given in writing.

If the meeting is to be held entirely by one or more telephonic or electronic means, the notice of the meeting must include instructions for attending and participating in the meeting by the telephonic or electronic means that will be made available for the meeting, including, if applicable, instructions for voting by such means at the meeting.

Any Director may waive a notice of a meeting of the Board. Attendance of a Director at a meeting of the Board constitutes a waiver of notice of such meeting unless the Director attends such meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called.

3.19	First Meeting of New Board

Provided a quorum of Directors is present, each newly elected Board may without notice hold its first meeting following the Shareholders Meeting at which such Board is elected.

3.20	Adjourned Meeting

Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

3.21	Votes to Govern

Subject to the Act, at all meetings of the Board, any question shall be decided by a majority of the votes cast on the question and, in the case of an equality of votes, the chairperson of the meeting shall not be entitled to a second or casting vote. Any question at a meeting of the Board shall be decided by a show of hands unless a ballot is required or demanded.

3.22	Chairperson and Secretary

The chairperson of the Board or, in the chairperson’s absence, the president shall be chairperson of any meeting of the Board. If none of these Officers are present, the Directors present shall choose one of their number to be chairperson. The secretary of the Corporation shall act as secretary at any meeting of the Board and, if the secretary of the Corporation is absent, the chairperson of the meeting shall appoint an individual, who need not be a Director, to act as secretary of the meeting.

3.23	Remuneration and Expenses

The Directors shall be paid such remuneration for their services as Directors as the Board may from time to time authorize. In addition, the Board may authorize, by resolution, a special remuneration to a Director who executes specific or additional duties on behalf of the Corporation. The Directors shall also be entitled to be reimbursed in respect of travelling and other expenses properly incurred by them in attending meetings of shareholders or of the Board or any committee thereof or in otherwise serving the Corporation. Nothing herein contained shall preclude any Director from serving the Corporation in any other capacity and receiving remuneration therefor.

3.24	Conflict of Interest

Subject to and in accordance with the provisions of the Act, a Director or Officer who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or is a director or an officer of, or has a material interest in, any Person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing to the Corporation or request to have entered in the minutes of meetings of Directors the nature and extent of such interest, and any such Director shall not attend any part of a meeting of Directors during which the contract or transaction is discussed and shall refrain from voting in respect thereof unless otherwise permitted by the Act. If no quorum exists for the purpose of voting on such a resolution only because a Director is not permitted to be present at the meeting due to a conflict of interest, the remaining Directors shall be deemed to constitute a quorum for the purposes of voting on the resolution.

3.25	Dissent

A Director who is present at a meeting of the Board or a committee of the Board is deemed to have consented to any resolution passed or action taken thereat unless:

a)	the Director requests that his or her dissent is entered in the minutes of the meeting;

b)	the Director sends a written dissent to the secretary of the meeting before the meeting is terminated; or

c)	the Director sends a dissent by registered mail or delivers it to the registered office of the Corporation immediately after the meeting is terminated.

A Director is not entitled to dissent after voting for or consenting to a resolution.

A Director who was not present at a meeting at which a resolution was passed is deemed to have consented thereto unless within seven days after becoming aware of the resolution of the Director,

a)	causes his or her dissent to be placed within the minutes of the meeting; or

b)	sends his or her dissent by registered mail or delivers it to the registered office of the Corporation.

4 - COMMITTEES

4.1	Committees of the Board

The Board shall establish an audit committee and may, by resolution, create one or more additional committees comprised of Directors and, subject to the limitations prescribed by the Act, may delegate to any such committee any of the powers of the Board. The Board may appoint and remove the members of each committee subject to the requirements of the Act.

4.2	Procedure

Unless otherwise determined by the Board, each committee may fix its quorum, elect its chairperson and adopt rules to regulate its procedure. Subject to the foregoing, the procedure of each committee shall be governed by the provisions of this By-law which govern proceedings of the Board so far as the same can apply except that a meeting of a committee may be called by any member thereof (or by any member or the auditor, in the case of the audit committee), notice of any such meeting shall be given to each member of the committee (or each member and the auditor, in the case of the audit committee) and the meeting shall be chaired by the chairperson of the committee or, in his/her absence, some other member of the committee.

The Corporate Secretary shall be the secretary of each committee (or such other person designated by the committee).

Each committee shall keep records of its proceedings and transactions and shall report all such proceedings and transactions to the Board in a timely manner.

5 - OFFICERS

5.1	Appointment of Officers

The Board may from time to time appoint a president, chief executive officer, chief operating officer, chief financial officer or secretary of the Corporation, or an individual holding a similar position, or any other individual designated as an Officer by a resolution of the Board. The Board may specify the duties of and, in accordance with this By-law and subject to the Act, delegate to such Officers powers to manage, or supervise the management of, the business and affairs of the Corporation other than any of the powers that may not be delegated as prescribed by the Act. An Officer may but need not be a Director and any individual may hold more than one office.

5.2	Agents and Attorneys

The Board shall have the power from time to time to appoint agents or attorneys for the Corporation in or out of the Province of Ontario with such powers of management or otherwise (including the power to sub-delegate) as the Board may determine.

5.3	Disclosure of Interest

An Officer must disclose the nature and extent of any interest he or she has in a contract or transaction to which the Corporation is a party, in the same way that a Director must disclose such an interest pursuant to section 3.24. In the case of an Officer who is not a Director, disclosure must be made:

a)	forthwith after the Officer becomes aware that the contract or transaction or proposed contract or transaction is to be considered or has been considered at a meeting of Directors;

b)	if the Officer becomes interested after a contract is made or a transaction is entered into, forthwith after he or she becomes so interested; or

c)	if an individual who is interested in a contract or transaction later becomes an Officer, forthwith after he or she becomes an Officer.

5.4	Mandate

The Board may, at its own discretion, remove any Officer. Each Officer appointed by the Board will remain in office until his resignation, replacement, removal or death.

5.5	Employment Conditions and Remuneration

The Board shall fix, from time to time, by resolution, the terms of employment and the remuneration of the Officers it appoints.

6 - PROTECTION OF DIRECTORS AND OFFICERS

6.1	Indemnity of Directors and Officers

a)	The Corporation shall indemnify a Director or Officer, a former Director or Officer or another individual who acts or acted at the Corporation’s request as a Director or Officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

b)	The Corporation shall advance monies to such individual for the costs, charges and expenses of a proceeding referred to in paragraph (a) provided such individual agrees in advance, in writing, to repay the monies if the individual does not fulfill the conditions of paragraph (c).

c)	The Corporation may not indemnify an individual under paragraph (a) unless the individual:

i)	acted honestly and in good faith with a view to the best interests of the Corporation or other entity for which the individual acted as a Director or Officer or in a similar capacity at the Corporation’s request, as the case may be; and

ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

d)	The Corporation shall also seek the approval of a court to indemnify an individual referred to in paragraph (a), or advance monies under paragraph (b) in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (c).

6.2	Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 6.1(a) against any liability incurred by the individual:

a)	in the individual’s capacity as a Director or Officer; or

b)	in the individual’s capacity as a Director or Officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Corporation’s request.

7 - MEETINGS OF SHAREHOLDERS

7.1	Annual Meetings

The annual Shareholders Meeting shall be held at such time in each year as the Board may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual Shareholders Meeting, electing Directors, appointing an auditor and for the transaction of such other business as may properly be brought before the meeting.

7.2	Special Meetings

The Board shall have the power to call a special Shareholders Meeting at any time, such meeting to be held on such day and at such time as the Board may determine. Any special Shareholders Meeting may be combined with an annual Shareholders Meeting.

7.3	Place of Meetings

Shareholders Meetings shall be held at such place as the Board may determine from time to time, provided that the Board may in its sole discretion determine that a meeting shall not be held at any place, but may instead be held entirely by means of a telephonic, electronic or other communication facility pursuant to section 7.4.

7.4	Participation in Meetings by Electronic or Telephonic Means

A meeting may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A Shareholders Meeting held in such a manner must enable all Persons entitled to attend the meeting to reasonably participate. A Person who, through telephonic or electronic means, votes at or attends a Shareholders Meeting is deemed for the purposes of this Act to be present in person at the meeting.

7.5	Notice of Meetings

Any notice of a Shareholders Meeting specifying the time and place of the meeting must be sent, in writing and by any means providing proof of the date of receipt, to each Person entitled to vote at the meeting, each Director, and the auditor of the Corporation not less than 21 days and not more than 50 days before the meeting. A notice of a Shareholders Meeting is not required to specify a place of the meeting if the meeting is to be held entirely by one or more telephonic or electronic means, provided that the notice of the meeting includes any such information required by the Act.

Notice of a Shareholders Meeting at which special business is to be transacted shall state or be accompanied by a statement of the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and the text of any special resolution or By-law to be submitted to the meeting. All business transacted at a special meeting of the shareholders and all business transacted at an annual Shareholders Meeting, except consideration of the financial statements and auditor’s report, the appointment of the auditor and the election of Directors, is deemed to be special business.

Any previously scheduled annual Shareholders Meeting may be postponed, and any Shareholders Meeting other than an annual Shareholders Meeting may be postponed or cancelled, by the Corporation by Public Announcement prior to the time previously scheduled for such Shareholders Meeting.

7.6	Waiver of Notice

A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

7.7	Record Date for Notice

The Board may fix, in conformity with Applicable Securities Law requirements, in advance, not less than 30 days and not more than 60 days before the meeting, a record date for the purpose of determining the shareholders entitled to receive a notice of the meeting or entitled to vote at the meeting. Where no such record date for notice is fixed by the Board, the record date for notice shall be the close of business on the day immediately preceding the day on which notice is given.

Notice of any such record date fixed by the Board shall be given in the manner required by the Act.

7.8	Chair, Secretary and Scrutineers

The chairperson of the Board or, if the chairperson is not present or if he or she declines or is unable to act, the president or, if the president is not present or if he or she declines or is unable to act, an individual designated by the Board shall preside as chair at any Shareholders Meeting, but, if no such individual is present within fifteen minutes after the time appointed for the holding of the meeting, the shareholders present shall choose an individual from their number to be the chair. The secretary of the Corporation shall act as secretary at any Shareholders Meeting or, if the secretary of the Corporation is not present or if he or she declines or is unable to act, the chair of the meeting shall appoint some individual, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by the chair of any Shareholders Meeting.

7.9	Persons Entitled to be Present

The only Persons entitled to be present at a Shareholders Meeting shall be those entitled to vote thereat, the Directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or By-laws to be present at the meeting. Any other Person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

7.10	Quorum

A quorum of shareholders is present at a Shareholders Meeting, provided that a quorum shall not be less than two Persons, if the holders of at least twenty-five percent (25%) of the shares of the Corporation entitled to vote at the meeting are present in person or represented by proxy. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting. If a quorum is not present at the time appointed for a Shareholder Meeting, or within such reasonable time thereafter as the shareholders present may determine, the chairperson of the Board or the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

7.11	Persons Entitled to Vote

The Persons entitled to vote at any Shareholders Meeting shall be the Persons entitled to vote in accordance with the Act. The Board or chair of any Shareholders Meeting may, but need not, at any time (including prior to, at or subsequent to the meeting), ask questions of, and request the production of evidence from, a shareholder (including a beneficial owner), the transfer agent or such other person as they, he or she considers appropriate for the purposes of determining a person’s share ownership position as at the relevant record date and authority to vote. For greater certainty, the Board or the chair of any Shareholders Meeting may, but need not, at any time, inquire into the legal or beneficial share ownership of any person as at the relevant record date and the authority of any person to vote at the meeting and may, but need not, at any time, request from that person production of evidence as to such share ownership position and the existence of the authority to vote.

7.12	Proxies and Representatives

Every shareholder entitled to vote at a Shareholders Meeting may, by means of a proxy, appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent authorized and with the authority conferred by the proxy. A proxy shall be (a) signed in writing or by electronic signature by the shareholder or an attorney who is authorized by a document that is signed in writing or by electronic signature; or (b) if the shareholder is a body corporate, by an officer or attorney of the body corporate duly authorized. The chair of any Shareholders Meeting may, but need not, at his or her sole discretion, make determinations as to the acceptability of proxies deposited for use at the Shareholders Meeting, including the acceptability of proxies which may not strictly comply with the requirements of this By-law or otherwise, and any such determination made in good faith shall be final and conclusive.

Unless otherwise indicated, a proxy lapses one year after the date it is given. It may be revoked at any time in accordance with the Act.

A proxyholder or an alternate proxyholder has the same rights as the shareholder who appointed him or her to speak at a Shareholders Meeting in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of a show of hands.

7.13	Time for Deposit of Proxies

The Board may by resolution fix a time not exceeding 48 hours, excluding non-business days, preceding any meeting or adjourned Shareholder Meeting before which time proxies to be used at that meeting must be deposited with the Corporation or an agent thereof, and any period of time so fixed shall be specified in the notice calling the meeting. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it shall have been received prior to the time of voting by the secretary of the Corporation or by the chair of the meeting or any adjournment thereof. Notwithstanding any specified time limits for the deposit of proxies by shareholders, the chair of any Shareholders Meeting or the chairperson of the Board may, but need not, at his, her or their sole discretion, waive the time limits for the deposit of proxies by shareholders, including any deadline set out in the notice calling the Shareholders Meeting or in any proxy circular and any such waiver made in good faith shall be final and conclusive. A proxy is valid only in respect of the meeting in respect of which it is given, including any adjournment or postponement thereof.

7.14	Joint Shareholders

If two or more Persons hold shares jointly, one of those holders present at a Shareholders Meeting may in the absence of the others vote the shares, but if two or more of those Persons are present, in person or by proxy, they shall vote as one on the shares jointly held by them.

7.15	Votes to Govern

Except as otherwise required by the Act and the Articles, all questions proposed for the consideration of shareholders at a Shareholders Meeting shall be determined by a majority of the votes cast on the question by all who are entitled to vote.

7.16	Casting Vote

In case of an equality of votes at any meeting of shareholders, regardless of the manner of voting, the chair of the meeting shall not be entitled to a second or casting vote.

7.17	Show of Hands

Any question at a Shareholders Meeting shall be decided by a show of hands, unless a ballot is required or demanded as hereinafter provided. Upon a show of hands, every Person who is present and entitled to vote thereon shall have one vote. Whenever a vote by any means other than by ballot is taken, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

7.18	Ballots

On any question proposed for consideration at a Shareholders Meeting, and whether or not a show of hands has been taken thereon, the chair may require, or any shareholder or proxyholder may demand, a ballot. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each Person present shall be entitled, in respect of the shares which the Person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

7.19	Advance Notice for Proposals

a)	No business may be transacted at an annual Shareholders Meeting, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual Shareholder Meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in this section 7.19. For business to be properly brought before an annual Shareholder Meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management proxy circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of Directors shall be submitted to the Corporation in accordance with the requirements set forth in section 3.6. The Corporation shall set out the proposal in the management proxy circular or attach the proposal thereto, subject to the exemptions and bases for refusal set forth in the Act.

b)	At a special Shareholders Meeting, only such business shall be conducted as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board may be made at a special Shareholders Meeting at which Directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to and in compliance with section 3.6.

7.20	Adjournment and Termination

The chair of the Shareholders Meeting or the chairperson of the Board may adjourn the meeting from time to time and from place to place and may terminate the Shareholders Meeting on completion of the business for which it was called as set out in the notice of meeting. If a Shareholders Meeting is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. If a Shareholders Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

7.21	Storage of Ballots and Proxies

The Corporation must, for at least three months after a Shareholders Meeting, keep at its head office the ballots cast and the proxies presented at the meeting. Any shareholder or proxyholder who was entitled to vote at the meeting may, without charge, inspect the ballots and proxies kept by the Corporation. Unless otherwise determined by the Board in its sole discretion, no shareholder will be provided with access to any proxy materials relating to a meeting of shareholders prior to such meeting taking place.

8 - SECURITIES AND CERTIFICATES

8.1	Issuance of Securities

Subject to the Articles, the Act and any pre-emptive right granted to shareholders, the Board may from time to time issue or grant options to purchase or rights to acquire unissued shares of the Corporation at such times and to such Persons and for such consideration as the Board shall determine. The Board may, by resolution, accept subscriptions, issue and allot unissued shares from the Corporation’s share capital and grant exchange rights, options or acquisition rights with respect to those shares.

8.2	Payment of Shares

A share shall not be issued until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the share had been issued for money. Shares may only be considered paid if consideration equal to the issue price determined by the Board has been paid to the Corporation.

A promissory note or a promise to pay made by a Person to whom shares are issued, or a Person who does not deal at arm’s length, within the meaning of that expression in the Income Tax Act (Canada), with a Person to whom shares are issued does not constitute consideration for the shares.

8.3	Securities Register

The Corporation or its transfer agent shall prepare and maintain at its registered office, or at any other place in Ontario designated by the Board, a securities register of the Corporation in which it records the securities issued by it in registered form, showing with respect to each class or series of securities:

a)	the names, alphabetically arranged, of Persons who,

i)	are or have been within six years registered as shareholders of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the number and class of shares registered in the name of such holder;

ii)	are or have been within six years registered as holders of debt obligations of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the class or series and principal amount of the debt obligations registered in the name of such holder; or

iii)	are or have been within six years registered as holders of warrants of the Corporation, other than warrants exercisable within one year from the date of issue, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a registered holder, and the class or series and number of warrants registered in the name of such holder; and

b)	the date and particulars of the issue of each security and warrant.

8.4	Register of Transfer

The Corporation shall cause to be kept a register of transfers in which all transfers of securities issued by the Corporation in registered form and the date and other particulars of each transfer shall be set out.

Subject to the Act, the transfer of securities is governed by the Securities Transfer Act, 2006 (Ontario).

8.5	Registration of Transfer

Subject to the Act, no transfer of a share shall be registered in a securities register of the Corporation except: (a) upon presentation of the certificates (or, where applicable, other evidence of electronic, book-based, direct registration service or other non-certificated entry of position on the applicable register of securityholders) representing such share with an endorsement or completed transfer power of attorney which complies with the Act made thereon or delivered therewith duly executed by an appropriate Person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the Board or the Corporation’s transfer agent may from time to time prescribe; (b) upon payment of all applicable taxes and reasonable fees prescribed by the Board, if any; (c) upon compliance with such restrictions on transfer as are authorized by the Articles, if any; (d) upon satisfaction of any lien on such shares; and (e) upon compliance with and satisfaction of such other requirements as the Corporation or its transfer agent may reasonably impose.

8.6	Registered Ownership

Subject to the Act, the Corporation may treat the registered holder of a security as the Person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of a holder of the security. The Corporation may, however, treat as the registered holder any executor, administrator, heir, legal representative, guardian, committee, trustee, curator, tutor, liquidator or trustee in bankruptcy who furnishes appropriate evidence to the Corporation establishing his, her or its authority to exercise the rights relating to a security of the Corporation.

8.7	Security Certificates

A security issued by the Corporation may be represented by a security certificate or may be an uncertificated security. A certificated security is represented by a paper certificate in registered form, and an uncertificated security is represented by an entry in the securities register in the name of the securityholder.

Unless otherwise provided in the Articles, the Directors may provide by resolution that any or all classes and series of its shares or other securities shall be uncertificated securities, provided that such resolution shall not apply to securities represented by a certificate until such certificate is surrendered to the Corporation.

8.8	Certificated Securities

In the case of certificated securities, the Corporation shall issue to the securityholder, without charge, a certificate in registered form.

Security certificates shall be in such form as the Board may from time to time approve in accordance with the requirements of the Act.

Subject to any resolution of the Board providing otherwise, the security certificates of the Corporation shall be signed by at least one of the following persons: (a) a Director or Officer; (b) a registrar, transfer agent or branch transfer agent of the Corporation, or an individual on their behalf; or (c) a trustee who certifies it in accordance with a trust indenture. The signature may be printed or otherwise mechanically reproduced on the security certificate.

In the absence of any evidence to the contrary, the certificate is proof of the securityholder’s title to the security represented by the certificate.

Share certificates need not be under corporate seal.

8.9	Electronic, Book-Based or Other Non-Certificated Registered Positions

A registered securityholder may have such securityholder’s holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other noncertificated entry or position on the applicable register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation in conjunction with its applicable agent. The Corporation and its applicable agent may adopt such policies and procedures, appoint such other persons and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a securities registration system by electronic, book-based, direct registration system or other non-certificated means.

8.10	Replacement of Securities Certificates

Subject to the provisions of the Act, the Board or any Officer or agent designated by the Board may in the discretion of the Board or that Person direct the issue of a new security certificate in lieu of and upon cancellation of a security certificate for a certificated security claimed to have been lost, apparently destroyed or wrongfully taken on payment of such fee, prescribed by or in accordance with the Act, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

8.11	Joint Shareholders

If two or more Persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such Persons shall be sufficient delivery to all of them. Any one of such Persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.12	Deceased Securityholders

In the event of the death of a holder, or of one of the joint holders, of any security, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by the Act and upon compliance with the reasonable requirements of the Corporation or it transfer agent.

9 - DIVIDENDS AND RIGHTS

9.1	Dividends

Subject to the provisions of the Act and the Articles, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid, in whole or in part, in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of the Corporation.

If shares of the Corporation are issued in payment of a dividend, the Corporation may add all or part of the value of those shares to the stated capital account of the Corporation maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

The Corporation may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that (a) the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the Corporation’s assets would thereby be less than the aggregate of (i) its liabilities; and (ii) its stated capital of all classes.

The Corporation may deduct from the dividends payable to a shareholder any amount due to the Corporation by the shareholder, on account of calls for payment or otherwise.

9.2	Dividend Cheques

A dividend payable in cash may be paid by cheque drawn on the Corporation’s banks or by electronic means to the order of each registered holder of shares of the class or series in respect of which it has been declared. Cheques may be sent by prepaid ordinary mail to such registered holder at such holder’s address recorded in the Corporation’s securities register, unless in each case such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and, if more than one address is recorded in the Corporation’s securities register in respect of such joint holding, the cheque shall be mailed to the first address so appearing. The mailing of such cheque, in such manner, unless the cheque is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.3	Non-receipt or Loss of Cheques

In the event of non-receipt or loss of any dividend cheque by the Person to whom it is sent, the Corporation shall issue to such Person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

9.4	Record Date for Dividends and Rights

The Board may fix, in advance, in accordance with the Act, a record date for the determination of the shareholders entitled to receive dividends.

9.5	Unclaimed Dividends

Any dividend unclaimed after a period of two years from the date on which the dividend has been declared to be payable shall be forfeited and shall revert to the Corporation.

10 - NOTICES

10.1	Notice to Shareholders

Unless the Act or the By-laws provide otherwise, any notice, document or other information required or permitted by the Act, the Articles or the By-laws to be sent to a shareholder, may be sent by any one of the following methods: (i) by hand delivery, through the mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of fax, e-mail, or other form of electronic transmission, (iii) by providing or posting the notice, document or other information on or making it available through a generally accessible electronic source and providing notice of the availability and location of the notice, document or other information to the shareholder via any of the methods specified in (i) and (ii) above, including by mail, delivery, fax, e-mail or other form of electronic transmission, or (iv) by any other method permitted by applicable law. A notice to a shareholder shall be deemed to be received as follows: (A) if given by hand delivery, when actually received by the shareholder; (B) if sent through the mail addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, at the time it would be delivered in the ordinary course of mail; (C) if sent for next day delivery by a nationally recognized overnight delivery service addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, when delivered to such service; (D) if faxed, when sent to a number at which the shareholder has consented to receive notice and evidence of delivery confirmation is received by sender’s facsimile device; (E) if by e- mail, when sent to an e-mail address at which the shareholder has consented to receive notice; (F) if sent by any other form of electronic transmission, when sent to the shareholder; (G) if sent by posting it on or making it available through a generally accessible electronic source referred to in subsection 10.1(iii), on the day such Person is sent notice of the availability and location of such notice, document or other information is deemed to have been sent in accordance with (A) through (F) above; or (H) if sent by any other method permitted by applicable law, at the time that such Person is deemed to have received such notice pursuant to applicable law. If a shareholder has consented to a method for delivery of a notice, document or other information, the shareholder may revoke such shareholder’s consent to receiving any notice, document or information by fax or e-mail by giving written notice of such revocation to the Corporation.

10.2	Notice to Joint Shareholders

If two or more Persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such Persons shall be sufficient notice to all of them.

10.3	Computation of Time

In computing the date when notice must be sent under any provision requiring a specified period of days’ notice of any meeting or other event, the period of days shall commence on the day following the sending of such notice and shall terminate on the day preceding the date of the meeting or other event provided that the last day of the period shall not be a non-business day.

10.4	Undelivered Notices

If any notice given to a shareholder pursuant to section 10.1 is returned on three consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notice to such shareholder until such shareholder informs the Corporation in writing of the shareholder’s new address.

10.5	Omissions and Errors

The accidental omission to give or send any notice to any shareholder, Director, Officer or auditor, or the non-receipt of any notice by any such Person or any error in any notice not affecting the substance thereof, shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

10.6	Persons Entitled by Death or Operation of Law

Every Person who, by operation of law, transfer, death of a securityholder or any other means whatsoever, shall become entitled to any share or other security, shall be bound by every notice in respect of such security which shall have been duly given or sent to the securityholder from whom the Person derives title to such share prior to that Person’s name and address being entered on the securities register (whether such notice was given or sent before or after the happening of the event upon which that Person becomes so entitled) and prior to that Person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

10.7	Waiver of Notice

Any shareholder (or shareholder’s duly appointed proxyholder), Director, Officer or auditor may at any time waive the giving or sending of any notice, or waive or abridge the time for any notice, required to be given to that Person under any provision of the Act, the Articles, the By-laws or otherwise and such waiver or abridgement shall cure any default in the giving or sending or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing or given by electronic signature and may be sent by electronic means in accordance with the Electronic Commerce Act, 2000, except a waiver of notice of a Shareholders Meeting or meeting of the Board which may be given in any manner. A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.8	Applicable Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the courts of the Province of Ontario and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any Director, Officer or other employee of the Corporation to the Corporation; (c) any action or proceeding asserting a claim arising out of any provision of the Act or the Articles or the By- laws (as either may be amended from time to time); or (d) any action or proceeding asserting a claim or otherwise related to the affairs of the Corporation. Unless the Corporation consents in writing to the selection of an alternative forum, and without limiting the generality of the foregoing sentence, the federal district courts of the United States of America shall be the sole and the exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act of 1933, as amended. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (x) the personal jurisdiction of the court in connection with any action or proceeding brought in any such court to enforce the preceding sentence, and (y) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity purchasing or otherwise acquiring any interest in the share capital of the Corporation shall be deemed to have notice of and consented to the provisions of this section 10.8.

The foregoing By-law was adopted by the Board of Directors of the Corporation pursuant to the provisions of the Business Corporations Act (Ontario), on ●, ● and ratified by the shareholders on ●, ●.

EXHIBIT H

See attached.

Ministry of Public and Business Service Delivery	Articles of Continuance Business Corporations Act

For questions or more information to complete this form, please refer to the instruction page.

Fields marked with an asterisk are mandatory.

1. Corporation Information

Corporation Name *

Crane Harbor Acquisition Corp.

Has the corporation been assigned an Ontario Corporation Number (OCN)? * D Yes      ☑ No

Please confirm the statement below *

☑ I confirm that the corporation has never been assigned an Ontario Corporation Number

2. Contact Information

Please provide the following information for the person we should contact regarding this filing. This person will receive official documents or notices and correspondence related to this filing. By proceeding with this filing, you are confirming that you have been duly authorized to do so.

First Name*	Middle Name	Last Name*
Craig		Andrus
Telephone Country Code 1	Telephone Number* 416-777-6537	Extension

Email Address *

AndrusC@bennettjones.com

3. Jurisdiction

Please provide the name of the jurisdiction where the corporation is currently incorporated or continued and the original date of incorporation or amalgamation of the corporation.

Current Corporation Name *

Crane Harbor Acquisition Corp.

Governing Jurisdiction *

Cayman Islands

Original Date of Incorporation/Amalgamation*

January 2, 2025

The following supporting documents are required. Please attach these documents with your application:

☑	Incorporating documents and all amendments, and a copy of continuation documents and amendments if applicable, certified by an officer of the appropriate jurisdiction *

☑	Letter of Satisfaction/Authorization to Continue issued by the proper officer of the jurisdiction the corporation is leaving *

☑	Legal Opinion *

4. Corporation Name

Every corporation must have a name. You can either propose a name for the corporation or request a number name. If you propose a name for the corporation, you need a Nuans report for the proposed name.

Will this corporation have a number name? *      ☐ Yes      ☑ No

The corporation will have: *

☑ an English name (example: “Green Institute Inc.”)

D a French name (example: “lnstitut Green Inc.”)

D a combination of English and French name (example: “lnstitut Green Institute Inc.”)’

D an English and French name that are equivalent but used separately (example: "Green Institute lnc./lnstitut Green Inc.")

Nuans Report

New Corporation Name (Pro___ed) *

Crane Harbor Acquisition __rp.

Nuans Report Reference Number*	Nuans Report Date *
122685834	October 24, 2025

D Select this if you have a Legal Opinion for an identical name

5. General Details

Requested Date for Continuance *	Primary Activity Code *

Official Email Address *

TorCorp-OBR@bennettjones.com

An official email address is required for administrative purposes and must be kept current. All official documents or notices and correspondence to the corporation will be sent to this email address.

6. Address

Every corporation is required to have a registered office address in Ontario. This address must be set out in full. A post office box alone is not an acceptable address.

Registered Office Address *

☑ Standard Address        D Lot/Concession Address

Street Number*	Street Name*	Unit Number
City/Town*	Province Ontario	Postal Code *

Country

Canada

7. Director(s)

Please specify the number of directors for your Corporation *

D Fixed Number     ☑ Minimum/Maximum

Minimum Number of Directors *	Maximum Number of Directors *
1	10

Director 1
First Name*	Middle Name	Last Name*
1		1

Email Address

Is this director a Resident Canadian? *      D Yes      D No

Address for Service*     D Canada     D U.S.A.     D International

Address line 1 *

Address line 2

City/Town*	Region*	Postal Code *

Country*

8. Shares and Provisions (Maximum is 900,000 characters per text box. To activate the toolbar press "Ctrl + E")

Every corporation must be authorized to issue at least one class of shares. You must describe the classes of shares of the corporation and the maximum number of shares the corporation is authorized to issue for each class. If the corporation has more than one class of shares, you must specify the rights, privileges and conditions for each class.

Description of Classes of Shares

The classes and any maximum number of shares that the corporation is authorized to issue:

Enter the Text*

The Corporation is authorized to issue:

500,000,000 Class A ordinary shares ("Class A Shares");

50,000,000 Class B ordinary shares ("Class B Shares"); and

5,000,000 preference shares ("Preferred Shares")

Rights, Privileges, Restrictions and Conditions

Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors' authority with respect to any class of shares which may be issued in series. If there is only one class of shares, enter "Not Applicable":

Enter the Text *

A.	Class A Shares and Class B Shares

Except as set forth below, the rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)	Voting Rights

The holders of Class A Shares and Class B Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to one (I) vote in respect of each Class A Share or Class B Share, as applicable, held at all such meetings (except meetings at which only holders of another specified class or series of shares are entitled to vote, pursuant to the provisions of the Business Corporations Act (Ontario) (the "Act")); provided that, prior to the consummation of a Business Combination and for so long as there are Class B Shares outstanding, only holders of Class B Shares shall be entitled to vote to elect or remove directors of the Corporation. For the avoidance of doubt, prior to the consummation of a Business Combination, if there are any Class B Shares outstanding, holders of Class A Shares shall have no right to vote to elect or remove any director of the Corporation. Except as required by the Act or as set forth in these Articles, holders of Class A Shares and Class B Shares shall vote together as a single class.

The holders of Class A Shares and Class B Shares, and the holders of each series of Class A Shares and Class B Shares, if applicable, are not entitled to vote separately as a class or series upon, and agree (to the extent permitted by law) that they are not entitled to exercise dissent rights relating to, any proposal to amend the articles of the Corporation to (i) increase or decrease any maximum number of authorized Class A Shares or Class B Shares, as applicable, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to Class A Shares or Class B Shares, as applicable; (ii) create a new class or series of shares equal or superior to the Class A Shares or Class B Shares, as applicable; or (iii) effect an exchange, reclassification or cancellation of the shares of such class or series Class A Shares or Class B Shares, as applicable.

For the purposes of these Articles, “Business Combination” means a merger, arrangement, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation with one or more businesses or entities (the “Target Business”), which Business Combination: (a) as long as the securities of the Corporation are listed on The NASDAQ Global Market, must occur with one or more Target Businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account of the Corporation established in connection with the Corporation’s initial public offering of the securities (the “IPO”) (excluding the deferred underwriting commissions and taxes payable on the income earned on the such trust account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

(b)	Dividends

Subject to the prior rights of the holders of the Preferred Shares and any other class of shares ranking senior to the Class A Shares and Class B Shares, the holders of the Class A Shares and Class B Shares shall be entitled to receive dividends, if, as and when declared by the board of directors of the Corporation (the “Board”) out of assets of the Corporation in such amounts and payable in such manner as the Board may determine.

(c)	Class B Share Conversion

(i)	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”):

(A)	at any time and from time to time at the option of the holders thereof; or

(B)	on the day of closing of a Business Combination.

(ii)	Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt (“Equity-linked Securities”) are issued, or deemed to be issued, by the Corporation in excess of the amounts offered in the IPO and in connection with the consummation of a Business Combination, all outstanding Class B Shares shall automatically convert into Class A Shares in connection with the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as- converted basis, in the aggregate, 25% of the sum of all outstanding Class A Shares and Class B Shares then issued upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination (including any Class A Shares to be issued pursuant to agreement that provides for the sale of equity securities in a private placement that will close substantially concurrently with the consummation of a Business Combination, but excluding any rights to purchase such Class A Shares), excluding any Class A Shares, Class B Shares, Preferred Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement share rights issued to Crane Harbor Sponsor, LLC or its Affiliates upon conversion of working capital loans made to the Corporation.

(iii)	For the purposes of these Articles, “Affiliate” means a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

(iv)	Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the then outstanding Class B Shares voting as a separate class.

(v)	The Initial Conversion Ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the then outstanding Class A Shares in issue into a greater or lesser number of shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the then outstanding Class B Shares.

(vi)	Each Class B Share shall convert into its pro rata number of Class A Shares. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

(vii)	The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such holder or in such name as the holder thereof may direct.

(d)	Liquidation, Dissolution or Winding Up

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Preferred Shares and any other class of shares ranking senior to the Class A Shares and Class B Shares, the holders of the Class A Shares and Class B Shares shall be entitled to receive, equally on a share for share basis and without preference or distinction, the remaining property of the Corporation.

B.	Preferred Shares

The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)	Issuable in Series

The Preferred Shares may be issued at any time and from time to time in one or more series which may be composed of such number of shares and with such designations, rights, privileges, restrictions and conditions to be attached to the shares of such series which may be fixed by the Board. The Board shall send to the Director (as defined in the Act), before the first issue of shares of a series, articles of amendment containing a description of the attributes of such series including the designation, rights, privileges, restrictions and conditions determined by the Board, including:

(i)	the rate, amount or method of calculation of any dividends;

(ii)	any right of redemption, retraction and/or purchase and the redemption, retraction or purchase prices and terms and conditions of any such right;

(iii)	any rights upon dissolution, liquidation or winding up of the Corporation;

(iv)	any voting rights; and

(v)	any other provisions attaching to any such series of Preferred Shares.

Restrictions on Share Transfers

The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows. If none, enter “None”:

Enter the Text *

None.

Restrictions on Business or Powers

Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. If none, enter “None”:

Enter the Text*

None.

Other Provisions, if any

Enter other provisions, or if no other provisions enter “None”:

Enter the Text*

None.

9. Required Statements

Required Statements

☑	The corporation is to be continued under the Business Corporations Act to the same extent as if it had been incorporated under this Act. *

☑	The corporation has complied with subsection 180(3) of the Business Corporations Act. *

Authorization Date

☑	The continuation of the corporation under the laws of the Province of Ontario has been properly authorized under the laws of the jurisdiction currently governing the corporation, on the following date: *

Authorization Date *

10. Authorization

☑	* I, Craig Andrus

confirm that this form has been signed by the required person.

Caution - The Act sets out penalties, including fines, for submitting false or misleading information.

Required Signature

Name	Position	Signature

EXHIBIT I

GENERAL BY-LAWS OF

CRANE HARBOR ACQUISITION CORP.

(the “Corporation”)

1 - DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	2
1.3	Execution in Counterpart and by Electronic Signature	2

2 - GENERAL BUSINESS		2
2.1	Registered Office	2
2.2	Seal	2
2.3	Fiscal Year	2
2.4	Execution of Instruments	2
2.5	Banking Arrangements	3
2.6	Voting Rights in Other Bodies Corporate	3

3 - DIRECTORS		3
3.1	Duties of Directors	3
3.2	Qualifications of Directors	3
3.3	Number of Directors	3
3.4	Quorum	4
3.5	Election and Term	4
3.6	Advance Notice for Nomination of Directors	4
3.7	Removal of Directors	8
3.8	Cessation of Office	9
3.9	Resignation	9
3.10	Vacancies	9
3.11	Borrowings	10
3.12	Action by the Board	10
3.13	Delegation	10
3.14	Resolution in Writing	10
3.15	Meetings by Telephone or Electronic Means	10
3.16	Place of Meetings	10
3.17	Calling of Meetings	11
3.18	Notice of Meetings	11
3.19	First Meeting of New Board	11
3.20	Adjourned Meeting	11
3.21	Votes to Govern	11
3.22	Chairperson and Secretary	11
3.23	Remuneration and Expenses	12
3.24	Conflict of Interest	12
3.25	Dissent	12

4 - COMMITTEES		13
4.1	Committees of the Board	13
4.2	Procedure	13

i

5 - OFFICERS		13
5.1	Appointment of Officers	13
5.2	Agents and Attorneys	13
5.3	Disclosure of Interest	14
5.4	Mandate	14
5.5	Employment Conditions and Remuneration	14

6 - PROTECTION OF DIRECTORS AND OFFICERS		14
6.1	Indemnity of Directors and Officers	14
6.2	Insurance	15

7 - MEETINGS OF SHAREHOLDERS		15
7.1	Annual Meetings	15
7.2	Special Meetings	15
7.3	Place of Meetings	15
7.4	Participation in Meetings by Electronic or Telephonic Means	16
7.5	Notice of Meetings	16
7.6	Waiver of Notice	16
7.7	Record Date for Notice	16
7.8	Chair, Secretary and Scrutineers	17
7.9	Persons Entitled to be Present	17
7.10	Quorum	17
7.11	Persons Entitled to Vote	17
7.12	Proxies and Representatives	18
7.13	Time for Deposit of Proxies	18
7.14	Joint Shareholders	18
7.15	Votes to Govern	19
7.16	Casting Vote	19
7.17	Show of Hands	19
7.18	Ballots	19
7.19	Advance Notice for Proposals	19
7.20	Adjournment and Termination	20
7.21	Storage of Ballots and Proxies	20

8 - SECURITIES AND CERTIFICATES		20
8.1	Issuance of Securities	20
8.2	Payment of Shares	20
8.3	Securities Register	21
8.4	Register of Transfer	21
8.5	Registration of Transfer	21
8.6	Registered Ownership	22
8.7	Security Certificates	22
8.8	Certificated Securities	22
8.9	Electronic, Book-Based or Other Non-Certificated Registered Positions	22
8.10	Replacement of Securities Certificates	23

ii

8.11	Joint Shareholders	23
8.12	Deceased Securityholders	23

9 - DIVIDENDS AND RIGHTS		23
9.1	Dividends	23
9.2	Dividend Cheques	24
9.3	Non-receipt or Loss of Cheques	24
9.4	Record Date for Dividends and Rights	24
9.5	Unclaimed Dividends	24

10 - NOTICES		24
10.1	Notice to Shareholders	24
10.2	Notice to Joint Shareholders	25
10.3	Computation of Time	25
10.4	Undelivered Notices	25
10.5	Omissions and Errors	25
10.6	Persons Entitled by Death or Operation of Law	25
10.7	Waiver of Notice	25

iii

1 - DEFINITIONS

1.1	Definitions

In this By-law, and all other By-laws of the Corporation, unless the context indicates otherwise:

a)	“Act” means the Business Corporations Act (Ontario), or any statute which may be substituted therefor, including the regulations made thereunder as amended from time to time;

b)	“Applicable Securities Laws” means the applicable statutes concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes, all as amended from time to time, and the blanket rulings and orders, as amended from time to time, issued by the securities commissions or similar regulatory authorities appointed under or pursuant to those statutes;

c)	“Articles” shall mean the articles of the Corporation and includes any amendments thereto;

d)	“Board” means the board of directors of the Corporation;

e)	“By-laws” means this By-law and all other by-laws of the Corporation in force and effect from time to time, and any amendments which may be made to such by-laws from time to time;

f)	“Director” means a director of the Corporation as defined in the Act;

g)	“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Ontario);

h)	“Offering Corporation” means an offering corporation as defined in the Act;

i)	“Officer” means an officer of the Corporation as defined in the Act;

j)	“Person” includes an individual, a sole proprietorship, a partnership, an association, a labour organization, an organization, a trust, a body corporate and all individuals acting as a trustee, executor, curator or as any other legal representative;

k)	“Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the Electronic Data Gathering, Analysis and Retrieval at www.sec.gov; and

l)	“Shareholders Meeting” means an annual meeting of shareholders of the Corporation or a special meeting of shareholders of the Corporation.

1.2	Interpretation

a)	words importing the singular number also include the plural and vice-versa; words importing the masculine gender include the feminine and vice-versa;

b)	all words used in this By-law and defined in the Act shall have the meanings given to such words in the Act or in the related parts thereof;

c)	the headings used in this By-law are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions; and

d)	this By-law is adopted pursuant to the Act, and is subject to, and must be read in conjunction with the Act. In the event of an inconsistency between a provision of this By-law and a provision of the Act, the latter shall prevail.

1.3	Execution in Counterpart and by Electronic Signature

Subject to the Act, any notice, resolution, requisition, statement or other document required or permitted to be executed for the purposes of the Act, may be executed and delivered by electronic means, and all such deliveries may be made by way of signing several documents of like form by one or more Persons, and those documents, when duly signed by all Persons required or permitted to sign, as appropriate, shall constitute a single document for the purposes of the Act.

2 - GENERAL BUSINESS

2.1	Registered Office

The registered office of the Corporation shall be in the municipality or geographical township within Ontario specified in the Articles or in a special resolution and at such location therein as the Board may from time to time determine.

2.2	Seal

The Corporation may have a seal, which shall be adopted and may be changed by the Board. The absence of a seal on a document of the Corporation does not render the document invalid.

2.3	Fiscal Year

Until changed by resolution of the Board, the financial year of the Corporation shall end on the 31st day of December in each year.

2.4	Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments shall be signed on behalf of the Corporation by any Director or Officer. In addition, the Board may from time to time pass a resolution that directs the manner in which, and the individual or individuals by whom, any particular instrument or class of instruments may or shall be signed.

Notwithstanding the foregoing, the secretary or any other Officer or any Director may sign certificates and similar instruments (other than share certificates) on the Corporation’s behalf with respect to any factual matters relating to the Corporation’s business and affairs, including certificates verifying copies of the Articles, By-laws, resolutions and minutes of meetings of the Corporation.

2.5	Banking Arrangements

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust company or other firm or body corporate as the Board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more Officers or other individuals as the Board may designate, direct or authorize from time to time and to the extent thereby provided.

2.6	Voting Rights in Other Bodies Corporate

Any Officer or Director may execute and deliver proxies and take any other steps as in the Officer’s or Director’s opinion may be necessary or desirable to permit the exercise on behalf of the Corporation of voting rights attaching to any securities held by the Corporation. In addition, the Board may from time to time direct the manner in which and the individuals by whom any particular voting rights or class of voting rights may or shall be exercised.

3 - DIRECTORS

3.1	Duties of Directors

The Board shall manage, or supervise the management of the business and affairs of the Corporation.

3.2	Qualifications of Directors

No Person shall be a Director if he or she: (a) is less than 18 years of age; (b) has been found under the Substitute Decisions Act, 1992, S.O. 1992, c. 30, as from time to time amended or under the Mental Health Act R.S.O. 1990, c. M. 7, as from time to time amended, to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere; (c) is not an individual; or (d) has the status of a bankrupt. A Director is not required to hold shares of the Corporation. If the Corporation is an Offering Corporation then at least one-third of the Directors shall not be Officers or employees of the Corporation or any of its affiliates.

3.3	Number of Directors

The Board shall consist of such number of Directors as shall be set out in the Articles or, where a minimum and maximum number of Directors is provided for in the Articles, the number of Directors shall be the number of Directors determined from time to time by special resolution or, if a special resolution empowers the Directors to determine the number, the number of Directors determined by resolution of the Board. If the Board is empowered by special resolution to determine the number of Directors within a range set out in the Articles:

a)	the Board may appoint additional Directors provided that after such appointment the total number of Directors would not be greater than one and one-third times the number of Directors required to have been elected at the last annual meeting nor greater than the maximum number set out above; and

b)	the number of Directors to be elected at the annual meeting shall be the number of Directors last determined by the Board.

3.4	Quorum

A majority of the Directors in office constitutes a quorum at any meeting of the Board. If the Corporation has fewer than three Directors, all Directors must be present at any meeting of the Board to constitute a quorum. In the absence of a quorum, the Directors may only deliberate on the meeting’s adjournment. A quorum of Directors may exercise all the powers of the Board despite any vacancy on the Board.

3.5	Election and Term

Directors shall be elected to hold office for a term respectively expiring at the close of the next annual Shareholders Meeting following their election or when their successors are duly elected or appointed. The election need not be by ballot unless a ballot is demanded by any shareholder or required by the chairperson in accordance with section 7.18. If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, such number of Directors shall be elected by the holders of such class or series of shares.

3.6	Advance Notice for Nomination of Directors

a)	Subject only to the Act and the Articles, only individuals who are nominated in accordance with the procedures set out in this section 3.6 and who, at the discretion of the Board, satisfy the qualifications of a Director as set out in the Articles and By-laws shall be eligible for election as Directors. Nominations of individuals for election to the Board may be made at any annual Shareholders Meeting or at any special Shareholders Meeting if one of the purposes for which the special Shareholders Meeting was called was the election of Directors. Such nominations may only be made in the following manner:

i)	by or at the direction of the Board, including pursuant to a notice of meeting;

ii)	by or at the direction or request of one or more shareholders of the Corporation pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of meeting of the shareholders of the Corporation made in accordance with the provisions of the Act; or

iii)	by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided below in this section 3.6 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this section 3.6.

b)	A Nominating Shareholder may only nominate a proposed nominee(s) if the Nominating Shareholder holds shares, either directly or beneficially, which are entitled to vote for such nominee(s) pursuant to the Articles at the close of business on the date of the giving of the notice provided below in this section 3.6.

c)	In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the registered office of the Corporation.

d)	To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

i)	in the case of an annual Shareholders Meeting, not less than 30 days (or where notice and access is used for the delivery of applicable proxy related materials, 40 days) prior to the date of the annual Shareholders Meeting; provided, however, that in the event that the annual Shareholders Meeting is to be held on a date that is less than 50 days after the date on which the first Public Announcement (the “Notice Date”) of the date of the annual Shareholders Meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date;

ii)	in the case of a special Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first Public Announcement (the “Special Meeting Notice Date”) of the date of the special Shareholders Meeting was made;

iii)	in the event of any adjournment or postponement of a Shareholders Meeting, or an announcement thereof, the required time periods for the giving of a Nominating Shareholder’s notice as described above shall apply using the date of the adjourned or postponed meeting, or the date of announcement thereof, as the case may be. This means that a Nominating Shareholder who failed to deliver a timely Nominating Shareholder’s notice in proper written form to the directors for purposes of the originally scheduled Shareholders Meeting shall nonetheless be entitled to provide a Nominating Shareholder’s notice for purposes of any adjourned or postponed Shareholders Meeting as the determination as to whether a Nominating Shareholder’s notice is timely is to be determined based off of the adjourned or postponed Shareholders Meeting date and not the original Shareholders Meeting date; and

iv)	in the case of an annual Shareholders Meeting or a Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes) where notice- and-access (as defined in Applicable Securities Laws) is available and used for delivery of proxy-related materials, not later than the close of business on the 40th day prior to the date of the Shareholders Meeting (unless the Shareholders Meeting is to be held on a date that is less than 50 days after the Notice Date or the Special Meeting Notice Date, as applicable, in which case the Nominating Shareholder must provide the Corporation notice not later than the close of business on the 10th day following the Notice Date in the case of a meeting described in Section 3.6(d)(i), and not later than the close of business on the 15th day following the Special Meeting Notice Date in the case of a meeting described in Section 3.6(d)(ii).

e)	To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

i)	the identity of the Nominating Shareholder and the number of voting securities held by the Nominating Shareholder;

ii)	if the Nominating Shareholder is not the beneficial owner of all of those voting securities, the identity of the beneficial owner and the number of voting securities beneficially owned by that beneficial owner;

iii)	with respect to the Nominating Shareholder and, if applicable, any beneficial owner referred to in section 3.6(e)(ii), the following:

(1)	the class or series and number of any securities in the capital of the Corporation which are controlled, or over which control or direction is exercised, directly or indirectly, by the Nominating Shareholder or beneficial owner, and each person acting jointly or in concert with any of them (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions and borrowing or lending arrangements relating to such shares) as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(2)	any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Nominating Shareholder or beneficial owner has a right to vote any shares in the capital of the Corporation on the election of Directors;

(3)	in the case of a special Shareholders Meeting called for the purpose of electing Directors, a statement as to whether the Nominating Shareholder or beneficial owner intends to send an information circular and form of proxy to any shareholders of the Corporation in connection with the individual’s nomination; and

(4)	any other information relating to the Nominating Shareholder or beneficial owner that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws; and

iv)	as to each individual whom the Nominating Shareholder proposes to nominate for election as a Director:

(1)	the name, age, business address and residential address of the individual;

(2)	the principal occupation or employment of the individual;

(3)	the class or series and number of securities in the capital of the Corporation which are beneficially owned, or over which control or direction is exercised, directly or indirectly, by such individual as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(4)	any other information relating to the individual that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws.

f)	A Nominating Shareholders’ notice to the Corporate Secretary of the Corporation must also state:

i)	whether, in the opinion of the Nominating Shareholder and the proposed nominee, the proposed nominee would qualify to be an independent Director under sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges; and

ii)	whether, with respect to the Corporation, the proposed nominee has one or more of the relationships described in sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A- 3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges.

g)	In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder must satisfy and comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

h)	Except as otherwise provided by the special rights or restrictions attached to the shares of any class or series of the Corporation, no individual shall be eligible for election as a Director unless nominated in accordance with the provisions of the By-laws; provided, however, that nothing in this section 3.6 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of Directors) at a Shareholders Meeting of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded. A duly appointed proxyholder of a Nominating Shareholder shall be entitled to nominate nominees for the Board at a Shareholders Meeting, provided that all of the requirements of this section 3.6 have been satisfied.

i)	In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder shall also comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

j)	Notwithstanding any other provision of this section 3.6, notice given to the Corporate Secretary of the Corporation may only be given by personal delivery or by email (at ●), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Corporate Secretary of the Corporation at the address of the registered office of the Corporation, or sent by email to such email address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this section 3.6. For greater certainty, nothing in this section 3.6 shall limit the right of the Directors to fill a vacancy among the Directors in accordance with section 3.10.

3.7	Removal of Directors

Subject to the Act, the shareholders may, by ordinary resolution passed by a majority of votes cast at a Shareholders Meeting, remove any Director or Directors and may at that meeting elect a qualified individual for the remainder of such term.

If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, a Director so elected may only be removed by ordinary resolution passed at a meeting of the shareholders holding such class or series of shares.

A Director whose removal is to be proposed at a Shareholders Meeting must be informed of the time and place of the meeting within the same delays as those prescribed for the calling of such meeting. Such Director may attend the meeting and be heard or, if not in attendance, may explain, in a written statement read by the individual presiding over the meeting or made available to the shareholders before or at the meeting, why he or she opposes the resolution proposing his or her removal. In addition, any vacancy created by the removal of a Director may be filled by a resolution of the shareholders at the Shareholders Meeting at which the Director is removed or, if it is not, at a subsequent meeting of the Board.

3.8	Cessation of Office

A Director ceases to hold office when the Director dies, resigns, is removed or becomes disqualified from holding office.

3.9	Resignation

A Director may resign from office by delivering or sending a written notice to the Corporation and such resignation becomes effective at the time the Director’s written resignation is received by the Corporation or at the time specified in the notice, whichever is later. A Director will immediately cease to hold office when such Director no longer meets the requirements to hold office as specified by the Act.

3.10	Vacancies

Subject to the Act and to the Articles, a quorum of Directors may fill a vacancy on the Board, except a vacancy resulting from:

a)	an increase in the number of Directors otherwise than pursuant to a special resolution empowering the Board to fix the number of Directors within a range set out in the Articles;

b)	an increase in the maximum number of Directors set out in the Articles; or

c)	a failure to elect the number of Directors required to be elected at any Shareholder Meeting.

If there is no quorum of Directors, or if there has been a failure to elect the number or minimum number of Directors required by the Articles, the Directors then in office shall forthwith call a special Shareholders Meeting to fill the vacancies on the Board. If the Directors refuse or fail to call a meeting or if there are no Directors then in office, the meeting may be called by any shareholder.

A Director appointed or elected to fill a vacancy holds office for the unexpired term of his or her predecessor.

3.11	Borrowings

The Board may, on behalf of the Corporation:

a)	borrow money upon the credit of the Corporation;

b)	issue, reissue, sell or pledge debt obligations of the Corporation;

c)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any Person; and

d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

3.12	Action by the Board

Subject to the Act, the Board shall exercise its powers by or pursuant to a resolution passed at a meeting of the Board at which a quorum is present or approved in writing by all Directors in office.

3.13	Delegation

Subject to the Act, the Articles and any By-laws, the Board may from time to time delegate to a Director, a committee of the Board or an Officer all or any of the powers conferred on the Board by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.

3.14	Resolution in Writing

A resolution in writing, signed by all the Directors entitled to vote thereon is as valid as if it had been passed at a meeting of the Board or, as the case may be, of a committee of the Board. A copy of the resolution must be kept with the minutes of the meetings and the resolutions of the Board and its committees. Any such resolution may be signed in counterparts and if signed as of any date, shall be deemed to have been passed on such date.

3.15	Meetings by Telephone or Electronic Means

A meeting of Directors may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A meeting of Directors held in such a manner must provide that all persons attending the meeting are able to communicate with each other simultaneously and instantaneously. A Director who participates in such meeting by such telephonic or electronic means is deemed to be present at that meeting.

3.16	Place of Meetings

Meetings of the Board are held at the registered office of the Corporation or at any other place within or outside of Ontario, and in any financial year of the Corporation a majority of the meetings of the Board shall be held in Canada. A meeting held entirely by one or more telephonic or electronic means shall be deemed to be held at the registered office of the Corporation.

3.17	Calling of Meetings

Meetings of the Board shall be held from time to time at such place, on such day and at such time as the Board, the chairperson of the Board, the president, the secretary or any two Directors may determine. Meetings are called by the chairperson of the Board, the president or two Directors or by the secretary upon being asked to call such a meeting by the chairperson of the Board, the president or two Directors for the transaction of any business, the general nature of which is specified in the notice calling the meeting.

3.18	Notice of Meetings

The notice stating the time and place of the meeting and specifying any matter to be dealt with relating to powers which the Board may not delegate, shall be given to each Director at least 48 hours before the meeting is to occur. This notice does not have to be given in writing.

If the meeting is to be held entirely by one or more telephonic or electronic means, the notice of the meeting must include instructions for attending and participating in the meeting by the telephonic or electronic means that will be made available for the meeting, including, if applicable, instructions for voting by such means at the meeting.

Any Director may waive a notice of a meeting of the Board. Attendance of a Director at a meeting of the Board constitutes a waiver of notice of such meeting unless the Director attends such meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called.

3.19	First Meeting of New Board

Provided a quorum of Directors is present, each newly elected Board may without notice hold its first meeting following the Shareholders Meeting at which such Board is elected.

3.20	Adjourned Meeting

Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

3.21	Votes to Govern

Subject to the Act, at all meetings of the Board, any question shall be decided by a majority of the votes cast on the question and, in the case of an equality of votes, the chairperson of the meeting shall not be entitled to a second or casting vote. Any question at a meeting of the Board shall be decided by a show of hands unless a ballot is required or demanded.

3.22	Chairperson and Secretary

The chairperson of the Board or, in the chairperson’s absence, the president shall be chairperson of any meeting of the Board. If none of these Officers are present, the Directors present shall choose one of their number to be chairperson. The secretary of the Corporation shall act as secretary at any meeting of the Board and, if the secretary of the Corporation is absent, the chairperson of the meeting shall appoint an individual, who need not be a Director, to act as secretary of the meeting.

3.23	Remuneration and Expenses

The Directors shall be paid such remuneration for their services as Directors as the Board may from time to time authorize. In addition, the Board may authorize, by resolution, a special remuneration to a Director who executes specific or additional duties on behalf of the Corporation. The Directors shall also be entitled to be reimbursed in respect of travelling and other expenses properly incurred by them in attending meetings of shareholders or of the Board or any committee thereof or in otherwise serving the Corporation. Nothing herein contained shall preclude any Director from serving the Corporation in any other capacity and receiving remuneration therefor.

3.24	Conflict of Interest

Subject to and in accordance with the provisions of the Act, a Director or Officer who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or is a director or an officer of, or has a material interest in, any Person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing to the Corporation or request to have entered in the minutes of meetings of Directors the nature and extent of such interest, and any such Director shall not attend any part of a meeting of Directors during which the contract or transaction is discussed and shall refrain from voting in respect thereof unless otherwise permitted by the Act. If no quorum exists for the purpose of voting on such a resolution only because a Director is not permitted to be present at the meeting due to a conflict of interest, the remaining Directors shall be deemed to constitute a quorum for the purposes of voting on the resolution.

3.25	Dissent

A Director who is present at a meeting of the Board or a committee of the Board is deemed to have consented to any resolution passed or action taken thereat unless:

a)	the Director requests that his or her dissent is entered in the minutes of the meeting;

b)	the Director sends a written dissent to the secretary of the meeting before the meeting is terminated; or

c)	the Director sends a dissent by registered mail or delivers it to the registered office of the Corporation immediately after the meeting is terminated.

A Director is not entitled to dissent after voting for or consenting to a resolution.

A Director who was not present at a meeting at which a resolution was passed is deemed to have consented thereto unless within seven days after becoming aware of the resolution of the Director,

a)	causes his or her dissent to be placed within the minutes of the meeting; or

b)	sends his or her dissent by registered mail or delivers it to the registered office of the Corporation.

4 - COMMITTEES

4.1	Committees of the Board

The Board shall establish an audit committee and may, by resolution, create one or more additional committees comprised of Directors and, subject to the limitations prescribed by the Act, may delegate to any such committee any of the powers of the Board. The Board may appoint and remove the members of each committee subject to the requirements of the Act.

4.2	Procedure

Unless otherwise determined by the Board, each committee may fix its quorum, elect its chairperson and adopt rules to regulate its procedure. Subject to the foregoing, the procedure of each committee shall be governed by the provisions of this By-law which govern proceedings of the Board so far as the same can apply except that a meeting of a committee may be called by any member thereof (or by any member or the auditor, in the case of the audit committee), notice of any such meeting shall be given to each member of the committee (or each member and the auditor, in the case of the audit committee) and the meeting shall be chaired by the chairperson of the committee or, in his/her absence, some other member of the committee.

The Corporate Secretary shall be the secretary of each committee (or such other person designated by the committee).

Each committee shall keep records of its proceedings and transactions and shall report all such proceedings and transactions to the Board in a timely manner.

5 - OFFICERS

5.1	Appointment of Officers

The Board may from time to time appoint a president, chief executive officer, chief operating officer, chief financial officer or secretary of the Corporation, or an individual holding a similar position, or any other individual designated as an Officer by a resolution of the Board. The Board may specify the duties of and, in accordance with this By-law and subject to the Act, delegate to such Officers powers to manage, or supervise the management of, the business and affairs of the Corporation other than any of the powers that may not be delegated as prescribed by the Act. An Officer may but need not be a Director and any individual may hold more than one office.

5.2	Agents and Attorneys

The Board shall have the power from time to time to appoint agents or attorneys for the Corporation in or out of the Province of Ontario with such powers of management or otherwise (including the power to sub-delegate) as the Board may determine.

5.3	Disclosure of Interest

An Officer must disclose the nature and extent of any interest he or she has in a contract or transaction to which the Corporation is a party, in the same way that a Director must disclose such an interest pursuant to section 3.24. In the case of an Officer who is not a Director, disclosure must be made:

a)	forthwith after the Officer becomes aware that the contract or transaction or proposed contract or transaction is to be considered or has been considered at a meeting of Directors;

b)	if the Officer becomes interested after a contract is made or a transaction is entered into, forthwith after he or she becomes so interested; or

c)	if an individual who is interested in a contract or transaction later becomes an Officer, forthwith after he or she becomes an Officer.

5.4	Mandate

The Board may, at its own discretion, remove any Officer. Each Officer appointed by the Board will remain in office until his resignation, replacement, removal or death.

5.5	Employment Conditions and Remuneration

The Board shall fix, from time to time, by resolution, the terms of employment and the remuneration of the Officers it appoints.

6 - PROTECTION OF DIRECTORS AND OFFICERS

6.1	Indemnity of Directors and Officers

a)	The Corporation shall indemnify a Director or Officer, a former Director or Officer or another individual who acts or acted at the Corporation’s request as a Director or Officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

b)	The Corporation shall advance monies to such individual for the costs, charges and expenses of a proceeding referred to in paragraph (a) provided such individual agrees in advance, in writing, to repay the monies if the individual does not fulfill the conditions of paragraph (c).

c)	The Corporation may not indemnify an individual under paragraph (a) unless the individual:

i)	acted honestly and in good faith with a view to the best interests of the Corporation or other entity for which the individual acted as a Director or Officer or in a similar capacity at the Corporation’s request, as the case may be; and

ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

d)	The Corporation shall also seek the approval of a court to indemnify an individual referred to in paragraph (a), or advance monies under paragraph (b) in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (c).

6.2	Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 6.1(a) against any liability incurred by the individual:

a)	in the individual’s capacity as a Director or Officer; or

b)	in the individual’s capacity as a Director or Officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Corporation’s request.

7 - MEETINGS OF SHAREHOLDERS

7.1	Annual Meetings

The annual Shareholders Meeting shall be held at such time in each year as the Board may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual Shareholders Meeting, electing Directors, appointing an auditor and for the transaction of such other business as may properly be brought before the meeting.

7.2	Special Meetings

The Board shall have the power to call a special Shareholders Meeting at any time, such meeting to be held on such day and at such time as the Board may determine. Any special Shareholders Meeting may be combined with an annual Shareholders Meeting.

7.3	Place of Meetings

Shareholders Meetings shall be held at such place as the Board may determine from time to time, provided that the Board may in its sole discretion determine that a meeting shall not be held at any place, but may instead be held entirely by means of a telephonic, electronic or other communication facility pursuant to section 7.4.

7.4	Participation in Meetings by Electronic or Telephonic Means

A meeting may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A Shareholders Meeting held in such a manner must enable all Persons entitled to attend the meeting to reasonably participate. A Person who, through telephonic or electronic means, votes at or attends a Shareholders Meeting is deemed for the purposes of this Act to be present in person at the meeting.

7.5	Notice of Meetings

Any notice of a Shareholders Meeting specifying the time and place of the meeting must be sent, in writing and by any means providing proof of the date of receipt, to each Person entitled to vote at the meeting, each Director, and the auditor of the Corporation not less than 21 days and not more than 50 days before the meeting. A notice of a Shareholders Meeting is not required to specify a place of the meeting if the meeting is to be held entirely by one or more telephonic or electronic means, provided that the notice of the meeting includes any such information required by the Act.

Notice of a Shareholders Meeting at which special business is to be transacted shall state or be accompanied by a statement of the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and the text of any special resolution or By-law to be submitted to the meeting. All business transacted at a special meeting of the shareholders and all business transacted at an annual Shareholders Meeting, except consideration of the financial statements and auditor’s report, the appointment of the auditor and the election of Directors, is deemed to be special business.

Any previously scheduled annual Shareholders Meeting may be postponed, and any Shareholders Meeting other than an annual Shareholders Meeting may be postponed or cancelled, by the Corporation by Public Announcement prior to the time previously scheduled for such Shareholders Meeting.

7.6	Waiver of Notice

A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

7.7	Record Date for Notice

The Board may fix, in conformity with Applicable Securities Law requirements, in advance, not less than 30 days and not more than 60 days before the meeting, a record date for the purpose of determining the shareholders entitled to receive a notice of the meeting or entitled to vote at the meeting. Where no such record date for notice is fixed by the Board, the record date for notice shall be the close of business on the day immediately preceding the day on which notice is given.

Notice of any such record date fixed by the Board shall be given in the manner required by the Act.

7.8	Chair, Secretary and Scrutineers

The chairperson of the Board or, if the chairperson is not present or if he or she declines or is unable to act, the president or, if the president is not present or if he or she declines or is unable to act, an individual designated by the Board shall preside as chair at any Shareholders Meeting, but, if no such individual is present within fifteen minutes after the time appointed for the holding of the meeting, the shareholders present shall choose an individual from their number to be the chair. The secretary of the Corporation shall act as secretary at any Shareholders Meeting or, if the secretary of the Corporation is not present or if he or she declines or is unable to act, the chair of the meeting shall appoint some individual, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by the chair of any Shareholders Meeting.

7.9	Persons Entitled to be Present

The only Persons entitled to be present at a Shareholders Meeting shall be those entitled to vote thereat, the Directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or By-laws to be present at the meeting. Any other Person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

7.10	Quorum

A quorum of shareholders is present at a Shareholders Meeting, provided that a quorum shall not be less than two Persons, if the holders of at least twenty-five percent (25%) of the shares of the Corporation entitled to vote at the meeting are present in person or represented by proxy. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting. If a quorum is not present at the time appointed for a Shareholder Meeting, or within such reasonable time thereafter as the shareholders present may determine, the chairperson of the Board or the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

7.11	Persons Entitled to Vote

The Persons entitled to vote at any Shareholders Meeting shall be the Persons entitled to vote in accordance with the Act. The Board or chair of any Shareholders Meeting may, but need not, at any time (including prior to, at or subsequent to the meeting), ask questions of, and request the production of evidence from, a shareholder (including a beneficial owner), the transfer agent or such other person as they, he or she considers appropriate for the purposes of determining a person’s share ownership position as at the relevant record date and authority to vote. For greater certainty, the Board or the chair of any Shareholders Meeting may, but need not, at any time, inquire into the legal or beneficial share ownership of any person as at the relevant record date and the authority of any person to vote at the meeting and may, but need not, at any time, request from that person production of evidence as to such share ownership position and the existence of the authority to vote.

7.12	Proxies and Representatives

Every shareholder entitled to vote at a Shareholders Meeting may, by means of a proxy, appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent authorized and with the authority conferred by the proxy. A proxy shall be (a) signed in writing or by electronic signature by the shareholder or an attorney who is authorized by a document that is signed in writing or by electronic signature; or (b) if the shareholder is a body corporate, by an officer or attorney of the body corporate duly authorized. The chair of any Shareholders Meeting may, but need not, at his or her sole discretion, make determinations as to the acceptability of proxies deposited for use at the Shareholders Meeting, including the acceptability of proxies which may not strictly comply with the requirements of this By-law or otherwise, and any such determination made in good faith shall be final and conclusive.

Unless otherwise indicated, a proxy lapses one year after the date it is given. It may be revoked at any time in accordance with the Act.

A proxyholder or an alternate proxyholder has the same rights as the shareholder who appointed him or her to speak at a Shareholders Meeting in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of a show of hands.

7.13	Time for Deposit of Proxies

The Board may by resolution fix a time not exceeding 48 hours, excluding non-business days, preceding any meeting or adjourned Shareholder Meeting before which time proxies to be used at that meeting must be deposited with the Corporation or an agent thereof, and any period of time so fixed shall be specified in the notice calling the meeting. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it shall have been received prior to the time of voting by the secretary of the Corporation or by the chair of the meeting or any adjournment thereof. Notwithstanding any specified time limits for the deposit of proxies by shareholders, the chair of any Shareholders Meeting or the chairperson of the Board may, but need not, at his, her or their sole discretion, waive the time limits for the deposit of proxies by shareholders, including any deadline set out in the notice calling the Shareholders Meeting or in any proxy circular and any such waiver made in good faith shall be final and conclusive. A proxy is valid only in respect of the meeting in respect of which it is given, including any adjournment or postponement thereof.

7.14	Joint Shareholders

If two or more Persons hold shares jointly, one of those holders present at a Shareholders Meeting may in the absence of the others vote the shares, but if two or more of those Persons are present, in person or by proxy, they shall vote as one on the shares jointly held by them.

7.15	Votes to Govern

Except as otherwise required by the Act and the Articles, all questions proposed for the consideration of shareholders at a Shareholders Meeting shall be determined by a majority of the votes cast on the question by all who are entitled to vote.

7.16	Casting Vote

In case of an equality of votes at any meeting of shareholders, regardless of the manner of voting, the chair of the meeting shall not be entitled to a second or casting vote.

7.17	Show of Hands

Any question at a Shareholders Meeting shall be decided by a show of hands, unless a ballot is required or demanded as hereinafter provided. Upon a show of hands, every Person who is present and entitled to vote thereon shall have one vote. Whenever a vote by any means other than by ballot is taken, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

7.18	Ballots

On any question proposed for consideration at a Shareholders Meeting, and whether or not a show of hands has been taken thereon, the chair may require, or any shareholder or proxyholder may demand, a ballot. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each Person present shall be entitled, in respect of the shares which the Person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

7.19	Advance Notice for Proposals

a)	No business may be transacted at an annual Shareholders Meeting, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual Shareholder Meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in this section 7.19. For business to be properly brought before an annual Shareholder Meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management proxy circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of Directors shall be submitted to the Corporation in accordance with the requirements set forth in section 3.6. The Corporation shall set out the proposal in the management proxy circular or attach the proposal thereto, subject to the exemptions and bases for refusal set forth in the Act.

b)	At a special Shareholders Meeting, only such business shall be conducted as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board may be made at a special Shareholders Meeting at which Directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to and in compliance with section 3.6.

7.20	Adjournment and Termination

The chair of the Shareholders Meeting or the chairperson of the Board may adjourn the meeting from time to time and from place to place and may terminate the Shareholders Meeting on completion of the business for which it was called as set out in the notice of meeting. If a Shareholders Meeting is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. If a Shareholders Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

7.21	Storage of Ballots and Proxies

The Corporation must, for at least three months after a Shareholders Meeting, keep at its head office the ballots cast and the proxies presented at the meeting. Any shareholder or proxyholder who was entitled to vote at the meeting may, without charge, inspect the ballots and proxies kept by the Corporation. Unless otherwise determined by the Board in its sole discretion, no shareholder will be provided with access to any proxy materials relating to a meeting of shareholders prior to such meeting taking place.

8 - SECURITIES AND CERTIFICATES

8.1	Issuance of Securities

Subject to the Articles, the Act and any pre-emptive right granted to shareholders, the Board may from time to time issue or grant options to purchase or rights to acquire unissued shares of the Corporation at such times and to such Persons and for such consideration as the Board shall determine. The Board may, by resolution, accept subscriptions, issue and allot unissued shares from the Corporation’s share capital and grant exchange rights, options or acquisition rights with respect to those shares.

8.2	Payment of Shares

A share shall not be issued until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the share had been issued for money. Shares may only be considered paid if consideration equal to the issue price determined by the Board has been paid to the Corporation.

A promissory note or a promise to pay made by a Person to whom shares are issued, or a Person who does not deal at arm's length, within the meaning of that expression in the Income Tax Act (Canada), with a Person to whom shares are issued does not constitute consideration for the shares.

8.3	Securities Register

The Corporation or its transfer agent shall prepare and maintain at its registered office, or at any other place in Ontario designated by the Board, a securities register of the Corporation in which it records the securities issued by it in registered form, showing with respect to each class or series of securities:

a)	the names, alphabetically arranged, of Persons who,

i)	are or have been within six years registered as shareholders of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the number and class of shares registered in the name of such holder;

ii)	are or have been within six years registered as holders of debt obligations of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the class or series and principal amount of the debt obligations registered in the name of such holder; or

iii)	are or have been within six years registered as holders of warrants of the Corporation, other than warrants exercisable within one year from the date of issue, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a registered holder, and the class or series and number of warrants registered in the name of such holder; and

b)	the date and particulars of the issue of each security and warrant.

8.4	Register of Transfer

The Corporation shall cause to be kept a register of transfers in which all transfers of securities issued by the Corporation in registered form and the date and other particulars of each transfer shall be set out.

Subject to the Act, the transfer of securities is governed by the Securities Transfer Act, 2006 (Ontario).

8.5	Registration of Transfer

Subject to the Act, no transfer of a share shall be registered in a securities register of the Corporation except: (a) upon presentation of the certificates (or, where applicable, other evidence of electronic, book-based, direct registration service or other non-certificated entry of position on the applicable register of securityholders) representing such share with an endorsement or completed transfer power of attorney which complies with the Act made thereon or delivered therewith duly executed by an appropriate Person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the Board or the Corporation’s transfer agent may from time to time prescribe; (b) upon payment of all applicable taxes and reasonable fees prescribed by the Board, if any; (c) upon compliance with such restrictions on transfer as are authorized by the Articles, if any; (d) upon satisfaction of any lien on such shares; and (e) upon compliance with and satisfaction of such other requirements as the Corporation or its transfer agent may reasonably impose.

8.6	Registered Ownership

Subject to the Act, the Corporation may treat the registered holder of a security as the Person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of a holder of the security. The Corporation may, however, treat as the registered holder any executor, administrator, heir, legal representative, guardian, committee, trustee, curator, tutor, liquidator or trustee in bankruptcy who furnishes appropriate evidence to the Corporation establishing his, her or its authority to exercise the rights relating to a security of the Corporation.

8.7	Security Certificates

A security issued by the Corporation may be represented by a security certificate or may be an uncertificated security. A certificated security is represented by a paper certificate in registered form, and an uncertificated security is represented by an entry in the securities register in the name of the securityholder.

Unless otherwise provided in the Articles, the Directors may provide by resolution that any or all classes and series of its shares or other securities shall be uncertificated securities, provided that such resolution shall not apply to securities represented by a certificate until such certificate is surrendered to the Corporation.

8.8	Certificated Securities

In the case of certificated securities, the Corporation shall issue to the securityholder, without charge, a certificate in registered form.

Security certificates shall be in such form as the Board may from time to time approve in accordance with the requirements of the Act.

Subject to any resolution of the Board providing otherwise, the security certificates of the Corporation shall be signed by at least one of the following persons: (a) a Director or Officer; (b) a registrar, transfer agent or branch transfer agent of the Corporation, or an individual on their behalf; or (c) a trustee who certifies it in accordance with a trust indenture. The signature may be printed or otherwise mechanically reproduced on the security certificate.

In the absence of any evidence to the contrary, the certificate is proof of the securityholder's title to the security represented by the certificate.

Share certificates need not be under corporate seal.

8.9	Electronic, Book-Based or Other Non-Certificated Registered Positions

A registered securityholder may have such securityholder’s holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other noncertificated entry or position on the applicable register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation in conjunction with its applicable agent. The Corporation and its applicable agent may adopt such policies and procedures, appoint such other persons and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a securities registration system by electronic, book-based, direct registration system or other non-certificated means.

8.10	Replacement of Securities Certificates

Subject to the provisions of the Act, the Board or any Officer or agent designated by the Board may in the discretion of the Board or that Person direct the issue of a new security certificate in lieu of and upon cancellation of a security certificate for a certificated security claimed to have been lost, apparently destroyed or wrongfully taken on payment of such fee, prescribed by or in accordance with the Act, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

8.11	Joint Shareholders

If two or more Persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such Persons shall be sufficient delivery to all of them. Any one of such Persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.12	Deceased Securityholders

In the event of the death of a holder, or of one of the joint holders, of any security, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by the Act and upon compliance with the reasonable requirements of the Corporation or it transfer agent.

9 - DIVIDENDS AND RIGHTS

9.1	Dividends

Subject to the provisions of the Act and the Articles, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid, in whole or in part, in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of the Corporation.

If shares of the Corporation are issued in payment of a dividend, the Corporation may add all or part of the value of those shares to the stated capital account of the Corporation maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

The Corporation may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that (a) the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the Corporation’s assets would thereby be less than the aggregate of (i) its liabilities; and (ii) its stated capital of all classes.

The Corporation may deduct from the dividends payable to a shareholder any amount due to the Corporation by the shareholder, on account of calls for payment or otherwise.

9.2	Dividend Cheques

A dividend payable in cash may be paid by cheque drawn on the Corporation’s banks or by electronic means to the order of each registered holder of shares of the class or series in respect of which it has been declared. Cheques may be sent by prepaid ordinary mail to such registered holder at such holder’s address recorded in the Corporation’s securities register, unless in each case such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and, if more than one address is recorded in the Corporation’s securities register in respect of such joint holding, the cheque shall be mailed to the first address so appearing. The mailing of such cheque, in such manner, unless the cheque is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.3	Non-receipt or Loss of Cheques

In the event of non-receipt or loss of any dividend cheque by the Person to whom it is sent, the Corporation shall issue to such Person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

9.4	Record Date for Dividends and Rights

The Board may fix, in advance, in accordance with the Act, a record date for the determination of the shareholders entitled to receive dividends.

9.5	Unclaimed Dividends

Any dividend unclaimed after a period of two years from the date on which the dividend has been declared to be payable shall be forfeited and shall revert to the Corporation.

10 - NOTICES

10.1	Notice to Shareholders

Unless the Act or the By-laws provide otherwise, any notice, document or other information required or permitted by the Act, the Articles or the By-laws to be sent to a shareholder, may be sent by any one of the following methods: (i) by hand delivery, through the mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of fax, e-mail, or other form of electronic transmission, (iii) by providing or posting the notice, document or other information on or making it available through a generally accessible electronic source and providing notice of the availability and location of the notice, document or other information to the shareholder via any of the methods specified in (i) and (ii) above, including by mail, delivery, fax, e-mail or other form of electronic transmission, or (iv) by any other method permitted by applicable law. A notice to a shareholder shall be deemed to be received as follows: (A) if given by hand delivery, when actually received by the shareholder; (B) if sent through the mail addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, at the time it would be delivered in the ordinary course of mail; (C) if sent for next day delivery by a nationally recognized overnight delivery service addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, when delivered to such service; (D) if faxed, when sent to a number at which the shareholder has consented to receive notice and evidence of delivery confirmation is received by sender’s facsimile device; (E) if by e- mail, when sent to an e-mail address at which the shareholder has consented to receive notice; (F) if sent by any other form of electronic transmission, when sent to the shareholder; (G) if sent by posting it on or making it available through a generally accessible electronic source referred to in subsection 10.1 (iii), on the day such Person is sent notice of the availability and location of such notice, document or other information is deemed to have been sent in accordance with (A) through (F) above; or (H) if sent by any other method permitted by applicable law, at the time that such Person is deemed to have received such notice pursuant to applicable law. If a shareholder has consented to a method for delivery of a notice, document or other information, the shareholder may revoke such shareholder’s consent to receiving any notice, document or information by fax or e-mail by giving written notice of such revocation to the Corporation.

10.2	Notice to Joint Shareholders

If two or more Persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such Persons shall be sufficient notice to all of them.

10.3	Computation of Time

In computing the date when notice must be sent under any provision requiring a specified period of days’ notice of any meeting or other event, the period of days shall commence on the day following the sending of such notice and shall terminate on the day preceding the date of the meeting or other event provided that the last day of the period shall not be a non-business day.

10.4	Undelivered Notices

If any notice given to a shareholder pursuant to section 10.1 is returned on three consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notice to such shareholder until such shareholder informs the Corporation in writing of the shareholder’s new address.

10.5	Omissions and Errors

The accidental omission to give or send any notice to any shareholder, Director, Officer or auditor, or the non-receipt of any notice by any such Person or any error in any notice not affecting the substance thereof, shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

10.6	Persons Entitled by Death or Operation of Law

Every Person who, by operation of law, transfer, death of a securityholder or any other means whatsoever, shall become entitled to any share or other security, shall be bound by every notice in respect of such security which shall have been duly given or sent to the securityholder from whom the Person derives title to such share prior to that Person’s name and address being entered on the securities register (whether such notice was given or sent before or after the happening of the event upon which that Person becomes so entitled) and prior to that Person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

10.7	Waiver of Notice

Any shareholder (or shareholder’s duly appointed proxyholder), Director, Officer or auditor may at any time waive the giving or sending of any notice, or waive or abridge the time for any notice, required to be given to that Person under any provision of the Act, the Articles, the By-laws or otherwise and such waiver or abridgement shall cure any default in the giving or sending or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing or given by electronic signature and may be sent by electronic means in accordance with the Electronic Commerce Act, 2000, except a waiver of notice of a Shareholders Meeting or meeting of the Board which may be given in any manner. A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

The foregoing By-law was adopted by the Board of Directors of the Corporation pursuant to the provisions of the Business Corporations Act (Ontario), on ●, ● and ratified by the shareholders on ●, ●.

Schedule A

Pre-Closing Reorganization

1.	Subject to receiving all required shareholder approvals, the Company will resolve to alter its share capital and to create several new classes and series of shares that are each legally and economically similar to the existing classes of shares and will file a Notice of Alteration with the Ontario Business Registry. Each new class and series of shares is referred to as a “Matching Class and Series”.

A Matching Class and Series of shares should be created for each class and series of shares some of which are held by shareholders that opt in to participate in the pre-closing reorganization (“Participating Shareholders”). Shareholders that have not opted in to participate in the pre-closing reorganization are referred to as “Non-Participating Shareholders”.

2.	The Non-Participating Shareholders will exchange their shares in the capital of the Company for new shares of the Matching Class and Series.

3.	The Company will enter into an asset purchase agreement with its wholly-owned subsidiary, Xanadu Quantum Technologies Holdings ULC (“Xanadu ULC”), whereby the Company will transfer one or more of the following assets (the "Transferred Assets") in the following order of priority (as needed to create a gain sufficient to utilize the relevant tax attributes), in exchange for common shares in the capital of Xanadu ULC:

●	Software

●	Patents

●	Other Intellectual Property

The transaction will occur on a partially tax deferred basis pursuant to subsection 85(1) of the Canadian Tax Act with an aggregate agreed amount in the election form that will equal, but not exceed, the amount required to create income sufficient to utilize certain tax attributes of the Company including non-capital losses and scientific research and experimental development pools. The agreed amount in the election with respect to each Transferred Asset will under no circumstances exceed the fair market value of such Transferred Asset.

4.	Xanadu ULC and the Company will enter into license and/or other arrangements, as needed, to allow the Company to continue to use the Transferred Assets, in exchange for fair market value consideration.

5.	The Company will increase the legal stated capital of the classes and series of shares held by Participating Shareholders by a total amount equal to the amount of the Company’s "capital dividend account" (within the meaning of subsection 89(1) of the Canadian Tax Act) immediately before that time.

The stated capital increase will result in dividends being deemed to have been paid by the Company to the Participating Shareholders under subsection 84(1) of the Canadian Tax Act in an aggregate amount equal to the amount of the stated capital increase (the "Deemed Dividends"). The Company will prepare and file a T2054 election form with the Canada Revenue Agency so that subsection 83(2) of the Canadian Tax Act applies to the Deemed Dividends, and pay the appropriate late-filing penalty if needed.

Schedule A to the Business Combination Agreement